As filed with the Securities and Exchange Commission on November 7, 2005

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HAWAIIAN HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	4512	No. 71-0879698
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

3375 Koapaka Street, Suite G-350
Honolulu, HI 96819
(808) 835-3700

(Address, including ZIP Code, and telephone number, including area code, of registrant’s principal executive offices)

Mark B. Dunkerley
Chief Executive Officer
Hawaiian Holdings, Inc.
3375 Koapaka Street, Suite G-350
Honolulu, HI 96819
(808) 835-3700

(Name, address, including ZIP Code, and telephone number, including area code, of agent for service)

Copies to:

David Z. Arakawa	Charles I. Weissman, Esq.
Secretary	Dechert LLP
Hawaiian Holdings, Inc.	30 Rockefeller Plaza
3375 Koapaka Street, Suite G-350	New York, NY 10112
Honolulu, HI 96819	(212) 698-3500
(808) 835-3700

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.   ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.   ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common stock, par value $0.01 per share	19,444,170	$2.69	$52,304,817.30	$6,156.28

(1)          Estimated in accordance with Rule 457(c) under the Securities Act of 1933 for the purpose of calculating the registration fee based on the average of the high and low prices of the common stock of Hawaiian Holdings, Inc. as reported on the American Stock Exchange on November 1, 2005.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 7, 2005

PRELIMINARY PROSPECTUS

19,444,170 Shares

Hawaiian Holdings, Inc.

Common Stock

This prospectus relates to the resale of up to 19,444,170 shares of our common stock by the selling stockholders listed in this prospectus under the section ”Selling Stockholders.”  These shares include: (i) 10,000,000 shares of common stock currently owned directly by RC Aviation, LLC, a principal stockholder of our company, (ii) 2,159,403 shares of common stock owned directly by AIP, LLC, a former controlling stockholder of our company, (iii) 6,283,705 shares of common stock currently issuable upon exercise of a warrant held by RC Aviation, LLC, (iv) 650,000 shares of common stock issued to three institutional investors in December 2004, and (v) 351,062 shares of common stock issued to Donald J. Carty, one of our directors, in July 2004.  As described in this prospectus under the heading “Plan of Distribution,” RC Aviation, LLC intends to distribute to its members, as soon as practicable following the effective date of the registration statement of which this prospectus is a part, the aforementioned shares of common stock and warrant.

The prices at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

Our common stock is quoted on the American Stock Exchange (Ticker: HA) and the Pacific Exchange (Ticker: HA).  On November 1, 2005, the last reported sale price of our common stock was $2.65 per share.

THE SHARES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS COMMENCING ON PAGE 7 IN DETERMINING WHETHER TO PURCHASE THE SHARES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is           , 2005

TABLE OF CONTENTS

PROSPECTUS SUMMARY

RISK FACTORS

FORWARD-LOOKING STATEMENTS

USE OF PROCEEDS

PRICE RANGE OF COMMON STOCK, DIVIDEND POLICY AND RELATED SHAREHOLDER MATTERS

SELECTED FINANCIAL DATA - HOLDINGS

SELECTED FINANCIAL DATA - HAWAIIAN

SELECTED COMBINED FINANCIAL AND OTHER DATA

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

BUSINESS

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SELLING STOCKHOLDERS

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

PLAN OF DISTRIBUTION

DESCRIPTION OF CAPITAL STOCK

LEGAL MATTERS

EXPERTS

WHERE YOU CAN FIND MORE INFORMATION

INDEX TO FINANCIAL STATEMENTS

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

SIGNATURES

i

PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus. It does not contain all the information that may be important to you. You should read this entire prospectus carefully, particularly the “Risk Factors” section and the financial statements and related notes to those financial statements contained in this prospectus. Reference to the term “Holdings” refers only to Hawaiian Holdings, Inc., and reference to the term “Hawaiian” refers only to Hawaiian Airlines, Inc., Holdings’ sole operating subsidiary. Unless the context otherwise requires, references in this prospectus to the terms “Company”, “we”, “our”, and “us” refer to: (i) Hawaiian  only, with respect to periods prior to August 29, 2002 (the date of the corporate restructuring that resulted in the creation of Holdings as the holding company for Hawaiian); (ii) Holdings and its subsidiaries, including Hawaiian, with respect to the period from August 29, 2002 through and including March 31, 2003 (the date that Holdings deconsolidated Hawaiian for accounting purposes); (iii) Holdings only, with respect to the period from April 1, 2003 and through June 1, 2005; and (iv) Holdings and its subsidiaries, including Hawaiian, from and after June 2, 2005 (the effective date of Hawaiian’s joint plan of reorganization).

Our Company

We are a holding company whose primary asset is the sole ownership of all issued and outstanding shares of common stock of Hawaiian.  Based on the number of scheduled miles flown by revenue passengers in 2004, Hawaiian is the largest airline headquartered in Hawaii and the sixteenth largest domestic airline in the U.S.  Hawaiian offers daily service on transpacific routes between Hawaii and Los Angeles, Sacramento, San Diego, San Francisco, San Jose, Las Vegas, Phoenix, Portland, and Seattle, as well as approximately 100 daily jet flights among the Hawaiian Islands, and additional service to Australia, American Samoa and Tahiti.

Hawaiian was originally incorporated in January 1929 under the laws of the Territory of Hawaii and became our indirect wholly-owned subsidiary pursuant to a corporate restructuring that was consummated in August 2002.  Hawaiian became a Delaware corporation and our direct wholly-owned subsidiary in June 2005 pursuant to a short-form merger described in greater detail below under “Consummation of Hawaiian’s Joint Plan of Reorganization.”

Consummation of Hawaiian’s Joint Plan of Reorganization

On March 21, 2003, Hawaiian filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Hawaii.  Holdings did not file for relief under Chapter 11 of the Bankruptcy Code.  On May 30, 2003, a bankruptcy trustee was selected to serve in connection with the Chapter 11 filing and operate Hawaiian, which thereafter operated its business under the jurisdiction of the bankruptcy court and in accordance with the applicable provisions of the bankruptcy code and orders of the bankruptcy court until June 2, 2005, the effective date of Hawaiian’s joint plan of reorganization. The appointment of the bankruptcy trustee effectively served to divest operational and financial control of Hawaiian from our officers and directors, and severed the availability of funds needed to support our efforts to meet our ongoing obligations, including our reporting requirements under the Securities Exchange Act of 1934, as amended. Effective April 1, 2003, we deconsolidated Hawaiian and prospectively accounted for our ownership interest in Hawaiian using the cost method of accounting.  Our results of operations, therefore, do not include Hawaiian’s operating results during the period from April 1, 2003 through June 1, 2005. During this period, we generated no revenue and our operating expenses consisted almost entirely of legal and professional fees related to Hawaiian’s Chapter 11 case, consulting fees, legal fees for general corporate matters and insurance expenses.

On March 11, 2005, we sponsored, together with the bankruptcy trustee, the Official Committee of Unsecured Creditors of Hawaiian, a wholly-owned subsidiary of Holdings formerly known as HHIC, Inc., a Delaware corporation, and RC Aviation, LLC (which is currently our largest shareholder) the Third Amended Joint Plan of Reorganization (the “Joint Plan”) to provide for Hawaiian to emerge from bankruptcy. The Joint Plan provided for payment in full of all allowed claims, including unsecured claims. The Joint Plan also provided for the merger of Hawaiian with and into HHIC, with HHIC as the surviving entity, and to immediately change its name to Hawaiian Airlines, Inc., a Delaware corporation. We retained our equity interest in Hawaiian; however, in connection with the Joint Plan, we issued shares of its common stock to creditors of Hawaiian to help fund the Joint Plan, resulting in a dilution of the ownership interest of our common shareholders.

The Joint Plan was consummated on June 2, 2005.  Except as otherwise provided in the Joint Plan, on such date, all property of the estate of Hawaiian as an entity in bankruptcy vested in Hawaiian. We accounted for Hawaiian’s emergence from bankruptcy as a business combination, with the assets and liabilities of Hawaiian recorded in our consolidated financial statements at their fair values as of June 2, 2005 and the results of Hawaiian’s operations included in our results of operations from that date.

Exit Financing Transactions

The Joint Plan was consummated with the financing transactions set forth below.   It is our current intention to redeem the subordinated convertible notes described below using the net proceeds of various financing alternatives currently being explored.

•                                           Common Stock.  On June 2, 2005, we issued approximately 14.1 million shares of our common stock to holders of lease-related claims in Hawaiian’s bankruptcy case pursuant to the Joint Plan.

•                                           Senior Credit Facility.  On June 2, 2005, Hawaiian became a borrower under a $50 million senior secured credit facility, comprised of a revolving line of credit in the maximum amount of $25 million and a $25 million term loan, that is secured by substantially all of our assets, is guaranteed by us and matures in three years.

•                                          Term B Credit Facility.  On June 2, 2005, Hawaiian became a borrower under an additional $25 million term loan that is secured by substantially all of our assets, subject to the prior liens we granted to the senior lenders under the senior credit facility, is guaranteed by us and matures in three years.

•                                           Subordinated Convertible Notes.  On June 1, 2005, we entered into a Note Purchase Agreement with RC Aviation, LLC (“RC Aviation”) pursuant to which RC Aviation and its members purchased from Holdings Series A Subordinated Convertible Notes due June 1, 2010 and Series B Subordinated Convertible Notes due June 1, 2010 (collectively, the “Notes”), in the aggregate principal amount of $60 million. The Notes are convertible into shares of our Common Stock at a conversion price of $4.35 per share at any time after the first anniversary of issuance.  We have the right, and we have covenanted to use our best efforts, to redeem the Notes, at 105% of the aggregate principal amount, plus all accrued and unpaid interest due and payable thereunder, at any time prior to the first anniversary of issuance.  It is our current intention to redeem the Notes using the net proceeds of various financing alternatives currently being explored.  In addition, on June 2, 2005, RC Aviation received a warrant to purchase shares of our newly designated Series E Preferred Stock.  On July 8, 2005, such warrant was automatically exchanged for a warrant to purchase up to 10% of the diluted shares of our Common Stock (6,855,685 shares) at an exercise price of $7.20 per share, of which warrant half had been previously earned by RC Aviation for its funding commitment with respect to the Joint Plan, and the other half of which was earned by RC Aviation in connection with its purchase of the Notes (the “Common Stock Warrant”).   On October 19, 2005 and October 21, 2005, we repurchased an aggregate of approximately $3.9 million and $1.1 million, respectively, in principal amount of the Notes at their face amount, plus accrued interest, and a corresponding portion of the Common Stock Warrant.  After giving effect to the warrant repurchases in connection with the Note repurchases, RC Aviation now holds a warrant to purchase 6,283,705 shares of Common Stock.

Summary of the Offering

The following material is qualified in its entirety by the information appearing elsewhere in this prospectus.

Issuer	Hawaiian Holdings, Inc.

Common stock to be offered by selling stockholders	19,444,170 shares

Common stock outstanding as of October 21, 2005	45,125,100 shares

Use of proceeds

We will not receive any proceeds from the sale of the shares of common stock covered by this prospectus. The proceeds from the sale of the common stock offered pursuant to this prospectus are solely for the account of the selling stockholders. Accordingly, we will not receive any proceeds from the sale of the shares from the selling stockholders. However, we would receive the proceeds of the exercise of the warrants to purchase common stock expected to be held by the members of RC Aviation to the extent that such warrants are exercised for cash. In the event that such warrants are exercised for cash, the aggregate proceeds received by us would be approximately $45,242,676. There can be no assurance concerning the number or the timing of the exercise of such warrants at this date. In addition, because the warrants contain provisions allowing for a cashless exercise under certain circumstances, there can be no assurance that we would receive all such proceeds even if the warrants are exercised. It is expected that any proceeds realized from the exercise of such warrants will be used by us for general working capital.

Risk Factors

Shares offered in this prospectus involve a high degree of risk.  You should carefully consider the risk factors commencing on page 7 in determining whether to purchase the shares.

Our principal executive office is located at 3375 Koapaka Street, Suite G-350, Honolulu, HI 96819 and our telephone number is (808) 835-3700.

Selected Consolidated Financial Data

The following table presents our selected consolidated financial data for the periods presented.  We derived our selected consolidated financial data for the years ended December 31, 2000, 2001, 2002, 2003 and 2004 from our audited consolidated financial statements. We derived the selected consolidated financial data for the six months ended June 30, 2004 and June 30, 2005 from our unaudited consolidated financial statements. Effective April 1, 2003, we deconsolidated Hawaiian and prospectively accounted for our ownership of Hawaiian using the cost method of accounting.  Our results of operations, therefore, do not include Hawaiian’s operating results during the period from April 1, 2003 through June 1, 2005, the day prior to the effective date of Hawaiian’s joint plan of reorganization. During this period, we generated no revenue and our operating expenses consisted almost entirely of legal and professional fees related to Hawaiian’s Chapter 11 case, consulting fees, legal fees for general corporate matters and insurance expenses.  On June 2, 2005, the effective date of Hawaiian’s joint plan of reorganization, we reconsolidated Hawaiian as of such date for financial reporting purposes and began including Hawaiian’s results of operations in our consolidated results of operations. The balance sheets as of December 31, 2003 and 2004 include the deconsolidated balances of Holdings only, whereas the balance sheet as of June 30, 2005 includes the consolidated balances of Holdings and Hawaiian. The unaudited consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and, in the opinion of our management, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of this data. The results for any interim period are not necessarily indicative of the results that may be expected for a full year. You should read this data in conjunction with the information set forth under “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our financial statements and the related notes, Hawaiian’s financial statements and the related notes and the other financial information in this prospectus.

	Year ended December 31,					Six months ended June 30,
	2000	2001	2002	2003	2004	2004	2005
	(in thousands, except per share amounts)
Statement of Operations Data:
Operating revenue	$607,220	$611,582	$632,038	$157,064	$—	$—	$69,922
Operating expenses	621,022	594,921	688,117	172,157	7,266	3,854	75,558
Operating income (loss)	(13,802)	16,661	(56,079)	(15,093)	(7,266)	(3,854)	(5,636)
Net income (loss)	(18,615)	5,069	(58,275)	(16,998)	(7,262)	(3,851)	(696)
Net income (loss) per common share:
Basic	(0.48)	0.15	(1.88)	(0.60)	(0.24)	(0.13)	(0.02)
Diluted	(0.48)	0.15	(1.88)	(0.60)	(0.24)	(0.13)	(0.02)

Balance Sheet Data (end of period):
Total assets	$256,968	$305,294	$256,166	$862	$2,844	$2,734	$692,475
Property and equipment, net	83,743	45,256	45,685	—	—	—	50,677
Long-term debt	10,763	1,673	883	—	—	—	76,076
Capital lease obligations	2,067	3,308	2,358	—	—	—	834
Shareholders’ equity (deficiency)	18,259	(21,210)	(142,610)	(63,731)	(61,292)	(63,462)	71,058

Summary Combined and Pro Forma Financial Data

The following table presents summary combined and pro forma financial data for the periods presented. Effective April 1, 2003, we deconsolidated Hawaiian and prospectively accounted for our ownership interest in Hawaiian using the cost method of accounting. Our historical results of operations include the operating results of Hawaiian through March 31, 2003 and from and after June 2, 2005, as described below.  Hawaiian’s emergence from bankruptcy has been accounted for as a business combination (the acquisition of Hawaiian by Holdings), with the assets and liabilities of Hawaiian recorded in our consolidated financial statements at their fair value as of June 2, 2005, and Hawaiian’s results of operations have been included in our consolidated results of operations from June 2, 2005. However, given the significance of Hawaiian’s results of operations to our future results of operations and financial condition, as well as the limited nature of our operations subsequent to the deconsolidation of Hawaiian, the historical results of operations of Holdings and Hawaiian subsequent to the deconsolidation have been combined below in order to provide a more informative comparison of results.  The unaudited pro forma financial data has been prepared based on the historical financial statements of Holdings and Hawaiian, adjusted to give pro forma effect to Hawaiian’s emergence from bankruptcy.  The unaudited pro forma consolidated statements of operations data for the six months ended June 30, 2005 and the year ended December 31, 2004 is presented as if the acquisition had occurred on January 1, 2004.  The unaudited pro forma consolidated financial statements are presented for informational purposes only and are not intended to represent or be indicative of the results of operations or financial condition that we would have reported had the acquisition occurred as of the date presented, and should not be taken as representative of our future consolidated results of operations or financial condition.

We derived the summary combined and pro forma financial data for the years ended December 31, 2003 and 2004 from the audited financial statements of Holdings and Hawaiian. We derived the summary combined and pro forma financial data for the six months ended June 30, 2004 and June 30, 2005 from the unaudited financial statements of Holdings and Hawaiian. The unaudited financial statements have been prepared on the same basis as the audited financial statements of Holdings and Hawaiian and, in the opinion of management, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of this data. The results for any interim period are not necessarily indicative of the results that may be expected for a full year.  You should read the following summary combined and pro forma financial data in conjunction with the information set forth under “Capitalization,” “Unaudited Pro Forma Consolidated Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our financial statements and the related notes, Hawaiian’s financial statements and the related notes and the other financial information in this prospectus.

	Combined year ended December 31,		Pro forma year ended December 31,	Combined six months ended June 30,		Pro forma six months ended June 30,
	2003	2004	2004	2004	2005	2005
	(in thousands)
Statement of Operations Data:
Operating revenue	$706,145	$763,965	$750,381	$369,009	$391,430	$390,254
Operating expenses	630,266	700,148	712,595	338,902	386,859	391,574
Operating income (loss)	75,879	63,817	37,786	30,107	4,571	(1,320)
Net income (loss)	(49,691)	(82,702)	(117,357)	12,563	(6,211)	(16,041)

Balance Sheet Data (end of period):
Total assets	$329,233	$337,049	$611,592	$408,856	$692,475	$692,475
Property and equipment, net	45,991	51,539	40,367	46,478	50,677	50,677
Long-term debt	—	—	70,248	39	96,258	96,258
Capital lease obligations	—	—	1,110	—	1,071	1,071
Shareholders’ equity (deficiency)	(210,239)	(291,677)	37,079	(193,111)	71,058	71,058

Operating Statistics of Hawaiian Airlines, Inc.

	Year ended December 31,										Six months ended June 30,
	2000		2001		2002		2003		2004		2004		2005
	(in thousands, unless otherwise stated)
Scheduled Operations:
Revenue passengers	5,886		5,478		5,587		5,597		5,580		2,812		2,775
Revenue passenger miles	4,492,395		4,295,479		4,804,498		5,550,136		6,134,248		2,941,364		3,090,337
Available seat miles (ASM)	5,967,810		5,587,566		6,246,127		6,915,283		7,150,651		3,495,967		3,625,073
Passenger load factor	75.3%		76.9%		76.9%		80.3%		85.8%		84.1%		85.3%
Passenger revenue per passenger mile	10.58	¢	11.37	¢	11.02	¢	11.29	¢	11.40	¢	11.54	¢	11.46	¢

Charter Operations:
Revenue passengers	382		367		296		88		35		16		34
Revenue passenger miles	1,165,436		1,097,069		815,273		236,161		92,229		43,181		94,873
Available seat miles	1,279,749		1,218,734		862,096		293,773		114,159		49,604		115,677

Total Operations:
Revenue passengers	6,268		5,845		5,883		5,685		5,615		2,828		2,809
Revenue passenger miles	5,657,831		5,392,548		5,619,771		5,786,297		6,226,477		2,984,545		3,185,210
Available seat miles	7,247,559		6,806,300		7,108,223		7,209,056		7,264,810		3,545,571		3,740,750
Passenger load factor	78.1%		79.2%		79.1%		80.3%		85.7%		84.2%		85.2%
Operating revenue per ASM	8.38	¢	8.99	¢	8.89	¢	9.80	¢	10.52	¢	10.41	¢	10.46	¢
Operating cost per ASM	8.57	¢	8.74	¢	9.67	¢	8.72	¢	9.54	¢	9.56	¢	10.34	¢

RISK FACTORS

You should carefully consider the risks described below and all other information contained in this prospectus before you make a decision to invest in our common stock.

Risks Relating to our Business

Our business is adversely affected by increases in fuel prices.

Aircraft fuel costs constitute a significant portion of Hawaiian’s operating expenses.  Fuel costs represented 19.6% and 22.4% of Hawaiian’s operating expenses for the year ended December 31, 2004 and the six months ended June 30, 2005, respectively.  Based on gallons expected to be consumed in 2005, for every one cent change in the price of jet fuel, Hawaiian’s annual fuel expense increases or decreases by approximately $1.1 million.  Fuel prices and supplies are influenced significantly by international political and economic circumstances, such as the war and post-war unrest in Iraq, as well as OPEC production curtailments, a disruption of oil imports, other conflicts in the Middle East, increasing demand from China, India and other developing countries, environmental concerns, weather and other unpredictable events.  During the third quarter of 2005, Hurricane Katrina and Hurricane Rita caused widespread disruption to oil production, refinery operations and pipeline capacity along certain portions of the U.S. Gulf Coast.  As a result of these disruptions, the price of jet fuel increased significantly and the availability of jet fuel supplies was diminished.  Further increases in jet fuel prices or disruptions in fuel supplies, whether as a result of natural disasters or otherwise, could have a material adverse effect on our results of operations, financial position or liquidity.

From time to time, Hawaiian enters into petroleum forward contracts, jet fuel purchase commitments, or other derivative instruments to hedge our financial exposure to fluctuations in the cost of jet fuel.  See “Business–Fuel.”

Our business is highly dependent on tourism, and our financial results could suffer if there is a downturn in tourism levels.

Our principal base of operations is in Hawaii and our revenue is linked primarily to the number of travelers (mostly tourists) to, from and among the Hawaiian Islands. Hawaii tourism levels are affected by, among other things, the political and economic climate in Hawaii’s main tourism markets, promotional spending by competing destinations, the popularity of Hawaii as a tourist destination relative to other vacation options, and other global factors, including natural disasters, safety and security.  From time to time, various events and industry specific problems such as strikes have had a negative impact on tourism in Hawaii. In addition, the potential or actual occurrence of terrorist attacks, the war in Iraq, and the threat of other negative world events has had and may in the future again have a material adverse effect on Hawaii tourism. No assurance can be given that the level of passenger traffic to Hawaii will not decline in the future.  A decline in the level of Hawaii passenger traffic could have a material adverse effect on our results of operations and financial condition.

Our business is subject to substantial seasonal and cyclical volatility.

Our profitability and liquidity are sensitive to seasonal volatility primarily due to leisure and holiday travel patterns. Hawaii is a popular vacation destination. Traffic levels are typically stronger during June, July, August and December and considerably weaker at other times of the year. During weaker travel periods, we may utilize discounted fare pricing strategies to increase our traffic volume. Our results of operations generally reflect this seasonality, but are also impacted by numerous other factors that are not necessarily seasonal. These factors include the extent and nature of fare changes and competition from other airlines, changing levels of operations, national and international events, fuel prices and general economic conditions, including inflation. Because a substantial portion of both personal and business airline travel is discretionary, the industry tends to experience adverse financial results in general economic downturns. As a result, our operating results for a quarterly period are not necessarily indicative of operating results for an entire year, and historical operating results are not necessarily indicative of future operating results.  Additionally, airlines generally require substantial liquidity to sustain continued operations under most conditions.

Our business is impacted by the competitive advantages held by full service airlines in the transpacific market.

In the transpacific market, most of our competition comes from full service legacy airlines such as United, American, Continental, Delta, and Northwest. Legacy airlines have a number of competitive advantages that historically have enabled them to obtain higher fares than Hawaiian:

•                                          Legacy airlines generate passenger traffic from throughout the U.S. mainland, which has traditionally enabled them to fill their aircraft at higher average fares than Hawaiian. In contrast, Hawaiian lacks a comparable network to feed passengers to its transpacific flights.

•                                          Most legacy airlines operate from hubs, which can provide a built-in market of passengers, depending on the economic strength of the hub city and the size of the customer group that frequent the airline.  For example, United flows sufficient passenger traffic throughout the U.S. mainland to schedule 11 flights a day between San Francisco and the Hawaiian islands, which gives San Francisco residents wishing to travel to Hawaii a large number of United non-stop flight choices to Oahu, Maui, Kauai and the Big Island, while Hawaiian, without feed traffic, can offer only one flight per day. In contrast, Honolulu, the hub of our operations, does not originate much transpacific travel, nor does it have the city strength or potential customer franchise of a city such as Chicago or Dallas necessary to provide Hawaiian with a built-in market.  Tickets to Hawaii are for the most part not sold in Honolulu, but rather on the mainland, making Honolulu primarily a destination rather than origin of passenger traffic.

•                                          The amount of connecting traffic through Honolulu continues to decline.  Due to the advent of aircraft capable of long-haul flying, Honolulu is no longer a critical connecting point for passengers traveling between North America and Asia.

Our business is increasingly impacted by competition from low cost carriers.

Hawaiian has in the past been largely insulated from direct competition from low cost carriers or LCCs.  Most LCCs have lacked the fleet and infrastructure necessary to provide long-haul service over water. The Hawaii market has, however, in recent years, seen growing LCC competition from American Trans Air (ATA), which increased service to Hawaii from San Francisco and other cities in 2003. We also face the threat of more LCC competition in the future.  U.S. Airways has announced service to Hawaii commencing at the end of 2005. Furthermore, a more fundamental and immediate consequence for us of the proliferation of LCCs is the response from full service legacy airlines, who are meeting the competition from LCCs by significantly reducing costs and adjusting their route networks to divert resources to long-haul markets such as Hawaii, where LCC competition is less severe.  The result is that the legacy airlines have at the same time reduced their costs of operation and increased capacity in the Hawaii market. Additional capacity to Hawaii, whether from legacy airlines or LCCs, could result in a decrease in our share of the transpacific market, a decline in our transpacific yields, or both, which could have a material adverse effect on our results of operations and financial condition.

Additional potential competitors have announced their intentions to launch interisland air service.

In the interisland market, we face competition principally from two other airlines, Aloha Airlines and Island Air.  In addition, Mesa Airlines, a regional carrier based in Phoenix, Arizona, has announced its intention to begin flying an interisland schedule with six 50 seat regional jets in the first quarter of 2006 and possibly further increasing capacity, and Fly Hawaii has announced its intention to compete directly with us once sufficient capital has been raised and regulatory approvals have been secured.  If the additional capacity described by Mesa Airlines and Fly Hawaii is added to existing interisland capacity, it could have a significant negative impact on interisland yields and ultimately our financial condition.

Demand for interisland service is declining, and is expected to decline for the foreseeable future.

The demand for interisland service has been steadily declining, as other airlines have increased direct service from the mainland to Oahu’s neighbor islands, obviating the need for interisland transfers, and as the infrastructure, particularly the availability of goods and services, in the neighbor islands improves.  The total size of the interisland market is, therefore, expected to continue to shrink for the foreseeable future. A decline in the level of interisland passenger traffic could have a material adverse effect on our results of operations and financial condition.

Our business requires substantial financial and operating leverage.

The airline industry operates on low gross profit margins and revenue that varies substantially in relation to fixed operating costs.  Due to high fixed costs, the expenses of each flight do not vary proportionately with the number of passengers carried, but the revenue generated from a particular flight are directly related to the number of passengers carried. Accordingly, while a decrease in the number of passengers carried would cause a corresponding decrease in revenue (if not offset by higher fares), it may result in a disproportionately greater decrease in profits. An increase in the number of passengers carried would have the opposite effect.

We are dependent on satisfactory labor relations.

Labor costs are a significant component of airline expenses and can substantially impact an airline’s results.  Labor and related benefit costs represented approximately 30% of Hawaiian’s operating expenses for the year ended December 31, 2004 and the six months ended June 30, 2005.  We may experience pressure to increase wages and benefits for our employees in the future.  We may make strategic and operational decisions that require the consent of one or more of our labor unions.  We cannot assure you that these labor unions will not require additional wages or benefits in return for their consent.  In addition, we have entered into collective bargaining agreements with our pilots, mechanical group employees, clerical group employees, flight attendants, dispatchers and network engineers which are amendable in three years.  We cannot assure you that future agreements with our employees’ unions will be on terms in line with our expectations or comparable to agreements entered into by our competitors, and any future agreements may increase our labor costs or otherwise adversely affect us.  If we are unable to reach an agreement with any unionized work group, we may be subject to future work interruptions and/or stoppages, which may hamper or halt operations.

Our operations may be adversely affected if we are unable to attract and retain key executives, including our Chief Executive Officer.

We are dependent on our ability to attract and retain key executives, particularly Mark B. Dunkerley, our Chief Executive Officer, with whom we have recently entered into a three-year employment agreement.  Competition for such personnel in the airline industry is highly competitive, and we cannot be certain that we will be able to retain our Chief Executive Officer or other key executives or that we can attract other highly qualified personnel in the future. Any inability to retain our Chief Executive Officer and other key executives, or attract and retain additional qualified executives, could have a negative impact on our operations.

We are increasingly dependent on technology to operate our business.

Any substantial or repeated failures of our computer or communications systems could impact our customer service, result in the loss of important data, loss of revenue, and increased costs, and generally harm our business. Like all companies, our computer and communication systems may be vulnerable to disruptions due to events beyond our control, including natural disasters, power or equipment failures and computer viruses and hackers. We have implemented various technology security initiatives, but there can be no assurance that these measures are adequate to prevent disruptions of our systems.

We are highly reliant on third-party contractors to provide certain facilities and services for our operations, and termination of our third-party agreements could have a potentially adverse effect on our financial results.

We have agreements with Alaska Airlines, US Airways, American Airlines, Continental Airlines, Delta Air Lines, Northwest Airlines, Island Air, and certain other contractors, to provide certain facilities and services required for our operations. These facilities and services include aircraft maintenance, code sharing, reservations, computer services, frequent flyer programs, passenger processing, ground facilities, baggage and cargo handling and personnel training. Our reliance on these third parties to continue to provide these important aspects of our business impact our ability to conduct our business effectively.

•                                          Maintenance agreements. We have maintenance agreements with Delta Air Lines, Goodrich Aviation Technical Services, the Pratt & Whitney division of United Technologies Corporation, Rolls Royce, Honeywell and others to provide maintenance services for our aircraft, engines, parts and equipment.  If one or more of our maintenance providers terminate their respective agreements, we would have to seek alternative sources of maintenance service or undertake the maintenance of these aircraft or components ourselves.  We cannot assure you that we would be able to do so on a basis that is as cost-effective as our current maintenance arrangements.

•                                          Code sharing agreements.  We have code sharing agreements with Alaska Airlines, US Airways, American Airlines, American Eagle, Continental Airlines, Island Air, and Northwest Airlines. We also participate in the frequent flyer programs of Alaska Airlines, US Airways, American Airlines, Continental Airlines, Northwest Airlines and Virgin Atlantic Airways. Although these agreements increase our ability to be more competitive, they also increase our reliance on third parties.

•                                          Fuel agreements.  We have entered into a jet fuel sale and purchase contract to provide us with a substantial amount of jet fuel, which we anticipate will be sufficient to meet all of our jet fuel needs for flights originating in Honolulu during 2005.  If the fuel provider terminates its agreement with us, we would have to seek an alternative source of jet fuel.  We cannot assure you that we would be able to do so on a basis that is as cost-effective as our current arrangement.  We have agreements with vendors at all airports we serve to provide us with fuel.  Should any of these vendors cease to provide service to Hawaiian for whatever reason, our operations could be adversely affected.

•                                          Travel agency and wholesale agreements.  In 2004, passenger ticket sales from travel agencies and wholesalers constituted approximately 34% of our total operating revenue. Travel agents and wholesalers generally have a choice between one or more airlines when booking a customer’s flight. Accordingly, any effort by travel agencies or wholesalers to favor another airline or to disfavor us could adversely affect our revenue. Although we intend to maintain favorable relations with travel agencies and wholesalers, there can be no assurance that they will continue to do business with us. The loss of any one or several travel agencies and or wholesalers may have a material adverse affect on our operations.

We are subject to various risks as a result of our fleet concentration in B717s.

Over 40% of our fleet consists of B717 aircraft.  Boeing announced in January 2005 the discontinuance of the production of the aircraft in 2006.  As a result, the availability of parts and maintenance for B717 aircraft may become limited in future years.  Additionally, we may experience increased costs in later years associated with parts acquisition for and/or maintenance of this aircraft. Certain other carriers operating with a more diversified fleet may be better able to withstand such an event, if such an event occurred in the future.

Our business may be adversely impacted by the ability of one of our aircraft lessors to terminate certain aircraft leases beginning in 2007.

We currently lease seven Boeing 767-300ER aircraft from AWAS, formerly Ansett Worldwide Aviation Services, Inc. (AWAS).  AWAS can terminate those leases early, after not less than 180 days prior notice to Hawaiian, beginning on March 21, 2007.  If AWAS terminates one or more of these leases early and we are unable to obtain replacement aircraft, our operations would be adversely affected.  See “Business—Properties—Aircraft.”

Our substantial debt could adversely affect our financial condition.

As of June 30, 2005, we had substantial indebtedness, including the remaining balance of $22.9 million of the $25.0 million term loan portion of a $50.0 million senior secured credit facility which matures on June 2, 2008, a $25.0 million junior term loan which matures on June 2, 2008, and $60.0 million of subordinated convertible notes which mature on June 1, 2010 and are convertible into common stock at a conversion price of $4.35 per share commencing on June 1, 2006.  We have agreed to use our best efforts to redeem the subordinated convertible notes at 105% of the aggregate principal amount, plus all accrued and unpaid interest due and payable thereunder, at any time prior to June 1, 2006.

The requirement to repay our debt makes us more vulnerable to general adverse economic conditions, requires us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow for operations and other purposes, limits our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate, and places us at a competitive disadvantage compared to any other competitor that has less debt than we do.

Certain of our financing agreements include financial covenants that impose substantial restrictions on our financial and business operations.

The terms of our senior credit and term B financing agreements with Wells Fargo Foothill, Inc. and Canyon Capital Advisors, LLC, respectively, restrict our ability to, among other things, incur additional indebtedness, pay dividends or make other payments on investments, consummate asset sales or similar transactions, create liens, merge or consolidate with any other person, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets.  The terms of the agreements contain covenants that require us to meet certain financial tests to avoid a default that might lead to early termination of the facilities.  Moreover, the Wells Fargo agreement contains covenants that require us to meet certain financial tests in order to continue to borrow under the facility.  If we were not able to comply with these covenants, our outstanding obligations under these facilities could be accelerated and become due and payable immediately.

We regained control of Hawaiian in June 2005, and have not had an extended opportunity to adequately assess the effectiveness of Hawaiian’s internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

We are in the process of assessing the effectiveness of our internal controls over financial reporting in connection with the rules adopted by the Securities and Exchange Commission under Section 404 of the Sarbanes-Oxley Act of 2002. As reported in our Annual Report on Form 10-K for the fiscal year ending December 31, 2004, during which period we did not consolidate the assets, liabilities or operating results of Hawaiian into our financial statements, we concluded that our internal controls over financial reporting were effective.  This assessment did not encompass any of the internal controls over financial reporting of Hawaiian. As a result of our reconsolidation of Hawaiian, our assessment of internal controls over financial reporting as of December 31, 2005 must also encompass internal controls at Hawaiian, which is a substantially larger undertaking than the assessment made as of December 31, 2004.  In light of the fact that Holdings regained control of Hawaiian from Hawaiian’s bankruptcy trustee in early June 2005 and thus has not had an extended opportunity to assess the effectiveness of internal controls at Hawaiian, and considering management’s conclusion that our disclosure controls were not effective as of June 30, 2005 due to insufficient resources within our accounting and finance function, there can be no assurance that our management will be able to complete its assessment of our internal controls over financial reporting before the deadline for us to file our Form 10-K for the year ending December 31, 2005. Additionally, there can be no assurance that management or our auditors, Ernst & Young LLP, will not identify significant deficiencies that would result in one or more material weaknesses in our internal controls over financial reporting, or that Ernst & Young will be able to issue unqualified opinions in the future on management’s assessment of the effectiveness of our internal controls over financial reporting.  We cannot provide any assurance that tests of our internal controls will not uncover significant deficiencies that would result in a material weakness in our internal controls over financial reporting.

In order to complete the assessment within the prescribed period, management has formed an internal control steering committee, retained outside consultants and adopted a detailed project work plan in order to assess the adequacy of its internal control over financial reporting, remediate any control weaknesses that are identified and validate through testing that controls were functioning as documented.  Under our Section 404 implementation schedule, we are scheduled to complete all of our testing, remediation and retesting by December 31, 2005. The existing schedule provides little flexibility for us to modify our existing implementation schedule and respond to any unforeseen or unexpected results that may occur as management, the outside consultants working at management’s direction, and Ernst & Young complete the necessary procedures. As a result of this tight timetable and considering the current insufficient resources within our finance and accounting function (i) we may not be able to timely complete our assessment and remedy and test any unexpected or unknown internal control weaknesses, (ii) even if we are able to complete the procedures necessary for management’s assessment, Ernst & Young may not be able to complete their necessary work on a timely basis and complete their assessment, (iii) the reports of management or Ernst & Young, or both, may disclose the existence of a material weakness in internal controls and (iv) there may be a delay in Ernst & Young’s issuance of its audit opinion regarding our 2005 financial statements if Ernst & Young is required to expand its audit procedures and scope due to the detection of a material weakness in our internal controls.

If we fail to comply in a timely manner with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 or to remedy any material weaknesses in our internal controls that we may identify, such failure could result in material misstatements in our financial statements, cause investors to lose confidence in our reported financial information and have a negative effect on the trading price of our common stock.

In the event that a material weakness is identified, we will adopt and implement policies and procedures to remediate such material weakness.  Designing and implementing effective internal controls is a continuous process that requires us to anticipate and react to changes in our business and the economic and regulatory environments in which we operate, and to expend significant resources to maintain a system that is adequate to satisfy our reporting obligations as a public company. We cannot assure you that the measures we take will remediate any material weaknesses that we may identify, or that we will successfully implement and maintain adequate controls over our financial process and reporting in the future.

Any failure to complete our assessment of our internal controls over financial reporting, to remediate any material weaknesses that we may identify, or to implement new or improved controls, could harm our operating results, cause us to fail to meet our reporting obligations, or result in material misstatements in our financial statements. Any such failure also could adversely affect the results of the periodic management evaluations and, in the case of a failure to remediate any material weaknesses that we may identify, would adversely affect the annual auditor attestation reports regarding the effectiveness of our internal control over financial reporting that are required under Section 404.  Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock.

Our share price could be subject to extreme price fluctuations, and stockholders could have difficulty trading shares.

The market price for our common stock has been and may continue to be subject to significant price fluctuations.  Price fluctuations could be in response to operating results, increased jet fuel prices, additional bankruptcy filings among the airlines, increased government regulation and general market conditions.  Additionally, the stock market in recent years has experienced extreme price and volume fluctuations that often have been unrelated to the operating performance of individual companies.  These market fluctuations, as well as general economic conditions, may affect the price of our common stock.

In the past, securities class action litigation has often been instituted against a company following periods of volatility in the company’s stock price.  This type of litigation, if filed against us, could result in substantial costs and divert our management’s attention and resources.  In addition, the future sale of a substantial number of shares of common stock by us or by our existing stockholders, including the selling stockholders, may have an adverse impact on the market price of the shares of common stock.  There can be no assurance that the trading price of our common stock will remain at or near its current level.

Risks Relating to the Airline Industry

The continued threat of terrorist attacks may adversely impact our business.

Since the terrorist attacks of September 11, 2001, the airline industry has experienced profound changes, including substantial revenue declines and cost increases, which have resulted in industry-wide liquidity issues.  Additional terrorist attacks, even if not made directly on the airline industry, or the fear of such attacks, could further adversely impact us and the airline industry.  In addition, other world events and developments may further decrease demand for air travel, and could result in further increased costs for us and the airline industry.  We are currently unable to estimate the impact of any future terrorist attacks.  However, any future terrorist attacks could have a material adverse impact on our business, financial condition and results of operations, and on the airline industry in general.

The airline industry is highly competitive, and if we cannot successfully compete in the marketplace, our financial condition and results of operations will be adversely affected.

The airline industry is highly competitive, and many of our competitors are larger and have substantially greater financial resources than we do. The commencement of or increase in service on our routes by existing or new carriers could negatively impact our operating results.  In the past, competing airlines have reduced fares and increased capacity beyond market demand on routes served by us in order to maintain or generate additional revenue. Further fare reductions and capacity increases by competing airlines could force us to reduce fares or adjust our capacity to levels that may adversely affect our operations and profitability.  Many of our competitors have larger customer bases, greater brand recognition and significantly greater financial and marketing resources than we do. Either aggressive marketing tactics or a prolonged fare war initiated by one or more of these competitors could adversely impact our financial resources and affect our ability to compete in these markets.

Vigorous price competition exists in the airline industry, with competitors frequently offering discounted fares and other promotions to stimulate traffic during weaker travel periods, generate cash flow or increase relative market share in selected markets. Airline profit levels are highly sensitive to changes in fuel costs, fare levels and passenger demand.  Passenger demand and fare levels are influenced by, among other things, the state of the global economy, domestic and international events, airline capacity and pricing actions taken by carriers.  The September 11, 2001 terrorist attacks, the weak economy prior to 2004, turbulent international events (including the war and post-war unrest in Iraq), high fuel prices and extensive price discounting by carriers have resulted in significant losses for the airline industry. The introduction of broadly available, deeply discounted fares by a U.S. airline could result in lower yields for the entire industry and could have a material adverse effect on our operating results.

The airline industry is subject to extensive government regulation, and new regulations could have an adverse effect on our financial condition and results of operations.

Airlines are subject to extensive regulatory requirements that result in significant costs. Additional laws, regulations, taxes and airport rates and charges have been proposed from time to time that could significantly increase the cost of airline operations or reduce revenues. For example, the Aviation and Transportation Security Act, which became law in November 2001, mandates the federalization of certain airport security procedures and imposes additional security requirements on airlines. The FAA from time to time issues directives and other regulations relating to the maintenance and operation of aircraft that require significant expenditures.  Some FAA requirements cover, among other things, retirement of older aircraft, security measures, collision avoidance systems, airborne windshear avoidance systems, noise abatement and other environmental concerns, commuter aircraft safety and increased inspections and maintenance procedures to be conducted on older aircraft.  We expect to continue incurring expenses to comply with the FAA’s regulations.

Future regulatory developments in the U.S. and abroad could adversely affect operations and increase operating costs in the airline industry.  For example, potential future actions that may be taken by the U.S. government, foreign governments, or the International Civil Aviation Organization to limit the emission of greenhouse gases by the aviation sector are unknown at this time, but the cost to us and our industry is likely to be significant. In addition, the ability of U.S. carriers to operate international routes is subject to change because the applicable arrangements between the U.S. and foreign governments may be amended from time to time, or because appropriate slots or facilities are not available. We cannot provide assurance that laws or regulations enacted in the future will not adversely affect us financially.

Our operations may be adversely impacted by increased security measures mandated by regulatory authorities.

Because of significantly higher security and other costs incurred by airports since September 11, 2001, many airports significantly increased their rates and charges to air carriers, including us, and may do so again in the future.  Additionally, since September 11, 2001, the Department of Homeland Security and the Transportation Security Administration and other agencies within the Department of Homeland Security have implemented numerous security measures that affect airline operations and costs, and are likely to implement additional measures in the future.  The Department of Homeland Security has announced greater use of passenger data for evaluating security measures to be taken with respect to individual passengers, expanded use of federal air marshals on flights (thus displacing revenue passengers), investigating a requirement to install aircraft security systems (such as active devices on commercial aircraft as countermeasures against portable surface to air missiles) and expanded cargo and baggage screening. A large part of the costs of these security measures is borne by the airlines and their passengers, and we believe that these and other security measures have the effect of increasing the hassle of air transportation and thus decreasing traffic.  Security measures imposed by the U.S. and foreign governments subsequent to September 11, 2001 have increased our costs, and additional measures taken in the future may result in similar adverse effects. The Bush administration has proposed increasing the passenger security fee from $2.50 to $5.50 per enplanement, which, if implemented, would result in an estimated additional annual tax of $1.5 billion on the airline industry.  We cannot provide assurance that additional security requirements or security-related fees enacted in the future will not adversely affect us financially.

Our insurance costs have increased substantially in recent years and further increases in insurance costs or reductions in coverage could have an adverse effect on our financial results.

We carry types and amounts of insurance customary in the airline industry, including coverage for general liability, passenger liability, property damage, aircraft loss or damage, baggage and cargo liability and workers’ compensation. We are required by the DOT to carry liability insurance on each of our aircraft.  We currently maintain commercial airline insurance with a major group of independent insurers that regularly participate in world aviation insurance markets including public liability insurance and coverage for losses resulting from the physical destruction or damage to our aircraft.  However, there can be no assurance that the amount of such coverage will not be changed, or that we will not bear substantial losses from accidents.  We could incur substantial claims resulting from an accident in excess of related insurance coverage that could have a material adverse effect on our results of operations and financial condition.

After the events of September 11, 2001, aviation insurers significantly reduced the maximum amount of insurance coverage available to commercial air carriers for liability to persons other than employees or passengers for claims resulting from acts of terrorism, war or similar events (war-risk coverage).  At the same time, they significantly increased the premiums for such coverage as well as for aviation insurance in general.  We also purchased from the U.S. government third-party war-risk insurance coverage.  This coverage has been extended by the FAA under the Homeland Security Act to December 31, 2005, after which time it is anticipated that the federal policy will be extended unless insurance for war-risk coverage in necessary amounts is available from independent insurers or a group insurance program is instituted by the U.S. carriers and the DOT.  However, there can be no assurance that the federal policy will be renewed or an alternative policy can be obtained in the commercial market at a reasonable cost.

We are at risk of losses and adverse publicity in the event of an aircraft accident.

We are exposed to potential losses that may be incurred in the event of an aircraft accident.  Any such accident could involve not only the repair or replacement of a damaged aircraft and its consequential temporary or permanent loss of revenue, but also significant potential claims of injured passengers and others.  In addition, any aircraft accident or incident could cause a public perception that we are less safe or reliable than other airlines, which would harm our business.

We are at risk of losses in the event of an outbreak of diseases.

In 2003, there was an outbreak of Severe Acute Respiratory Syndrome (SARS), which primarily had an adverse impact on our Pacific operations. If there were another outbreak of a disease (such as SARS and avian influenza (Bird Flu)) that adversely affects travel behavior, it could have a material adverse impact on our operations.

FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect our current views with respect to certain current and future events and financial performance. These forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to our operations and business environments which may cause our actual results to be materially different from any future results, expressed or implied, in these forward-looking statements.

We have used the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” and similar terms and phrases, including references to assumptions, in this prospectus to identify forward-looking statements. These forward-looking statements are made based on our management’s expectations and beliefs concerning future events affecting us and are subject to uncertainties and factors, including those factors discussed under the heading “Risk Factors” and elsewhere in this prospectus, relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements.

We undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock covered by this prospectus.  The proceeds from the sale of the common stock offered pursuant to this prospectus are solely for the account of the selling stockholders.  Accordingly, we will not receive any proceeds from the sale of the shares from the selling stockholders.  However, we would receive the proceeds of the exercise of the warrants to purchase common stock expected to be held by the members of RC Aviation to the extent that such warrants are exercised for cash.  In the event that such warrants are exercised for cash, the aggregate proceeds received by us would be $45,242,676.  There can be no assurance concerning the number or the timing of the exercise of such warrants at this date.  In addition, because the warrants contain provisions allowing for a cashless exercise under certain circumstances, there can be no assurance that we would receive all such proceeds even if the warrants are exercised.  It is expected that any proceeds realized from the exercise of such warrants will be used by us for general working capital.

PRICE RANGE OF COMMON STOCK, DIVIDEND POLICY AND
RELATED SHAREHOLDER MATTERS

Market Information

Our common stock is traded on the American Stock Exchange (“Amex”) and the Pacific Exchange under the symbol “HA.”  The following table sets forth, for the quarters indicated, the range of high and low sale prices of our common stock as reported on the Amex for the periods indicated.

	High	Low
2003
First Quarter	$2.15	$1.01
Second Quarter	$1.50	$0.29
Third Quarter	$1.93	$0.65
Fourth Quarter	$3.18	$1.00
2004
First Quarter	$5.10	$2.47
Second Quarter	$7.40	$3.52
Third Quarter	$8.75	$5.28
Fourth Quarter	$7.10	$5.70
2005
First Quarter	$7.30	$5.90
Second Quarter	$6.83	$3.80
Third Quarter	$4.74	$2.23
Fourth Quarter (through November 1, 2005)	$3.10	$2.42

Holders

As of October 21, 2005, there were 964 shareholders of record of our common stock, which does not reflect those shares held beneficially or those shares held in “street” name. On November 1, 2005, the last price reported on the Amex for our common stock was $2.65 per share.

Dividends

We paid no dividends in 2003, 2004 or 2005 to date.  Restrictions contained in the Senior Credit Facility  and the Term B Credit Facility limit our ability to pay dividends on our common stock.

The Transportation Act prohibits non-U.S. citizens from owning more than 25% of the voting interest of a U.S. air carrier or controlling a U.S. air carrier. Our certificate of incorporation prohibits the ownership or control of more than 25% (to be increased or decreased from time to time, as permitted under the laws of the U.S.) of our issued and outstanding voting capital stock by persons who are not “citizens of the U.S..” As of June 30, 2005, we believe we are in compliance with the Transportation Act as it relates to voting stock held by non-U.S. citizens.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides the specified information as of December 31, 2004 with respect to compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance, aggregated by all compensation plans previously approved by our security holders, and by all compensation plans not previously approved by our security holders:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Equity compensation plans approved by security holders	1,514,000	$2.72	1,629,500
Equity compensation plans not approved by security holders	none	—	none
Total	1,514,000	$2.72	1,629,500

See Note 9 to Holdings’ December 31, 2004 financial statements for additional information regarding our equity compensation plans.

SELECTED CONSOLIDATED FINANCIAL DATA - HOLDINGS

The following table presents our selected consolidated financial data for the periods presented.  We derived our selected consolidated financial data for the years ended December 31, 2000, 2001, 2002, 2003 and 2004 from our audited consolidated financial statements. We derived the selected consolidated financial data for the six months ended June 30, 2004 and June 30, 2005 from our unaudited consolidated financial statements.  Effective April 1, 2003, we deconsolidated Hawaiian and prospectively accounted for our ownership of Hawaiian using the cost method of accounting.  Our results of operations, therefore, do not include Hawaiian’s operating results during the period from April 1, 2003 through June 1, 2005, the day prior to the effective date of Hawaiian’s joint plan of reorganization.  During this period, we generated no revenue and our operating expenses consisted almost entirely of legal and professional fees related to Hawaiian’s Chapter 11 case, consulting fees, legal fees for general corporate matters and insurance expenses.  On June 2, 2005, the effective date of Hawaiian’s joint plan of reorganization, we reconsolidated Hawaiian for financial reporting purposes and began including Hawaiian’s results of operations in our consolidated results of operations.  The balance sheets as of December 31, 2003 and 2004 include the deconsolidated balances of Holdings only, whereas the balance sheet as of June 30, 2005 includes the consolidated balances of Holdings and Hawaiian.  The unaudited consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and, in the opinion of our management, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of this data. The results for any interim period are not necessarily indicative of the results that may be expected for a full year. You should read this data in conjunction with the information set forth under “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” our financial statements and the related notes, Hawaiian’s financial statements the related notes and the other financial information in this prospectus.

	Year ended December 31,					Six months ended June 30,
	2000	2001	2002	2003	2004	2004	2005
	(in thousands, except per share amounts)
Statement of Operations Data (a)(b):
Operating revenue	$607,220	$611,582	$632,038	$157,064	$—	$—	$69,922
Operating expenses	621,022	594,921	688,117	172,157	7,266	3,854	75,558
Operating income (loss)	(13,802)	16,661	(56,079)	(15,093)	(7,266)	(3,854)	(5,636)
Net income (loss)	(18,615)	5,069	(58,275)	(16,998)	(7,262)	(3,851)	(696)
Net income (loss) per common share:
Basic	(0.48)	0.15	(1.88)	(0.60)	(0.24)	(0.13)	(0.02)
Diluted	(0.48)	0.15	(1.88)	(0.60)	(0.24)	(0.13)	(0.02)
Balance Sheet Data (end of period):
Total assets	$256,968	$305,294	$256,166	$862	$2,844	$2,734	$692,475
Property and equipment, net	83,743	45,256	45,685	—	—	—	50,677
Long-term debt, excluding current portion	10,763	1,673	883	—	—	—	76,076
Capital lease obligations, excluding current portion	2,067	3,308	2,358	—	—	—	834
Shareholders’ equity (deficiency) (c)	18,259	(21,210)	(142,610)	(63,731)	(61,292)	(63,462)	71,058

(a)                                  For the years ended December 31, 2001 and 2002, revenue and expenses were affected by the events of September 11, 2001.

(b)                                 The comparability of our financial results between the years is affected by a number of special, generally non-recurring, items. Our results include the following expense (income) items for the year ended December 31:

	2000	2001	2002	2003
Operating expenses:
Restructuring charges	$14,927	$(3,600)	$8,701	$—
Government grants	—	(30,780)	680	—
Loss on assets held for sale	7,575	—	—	—
Nonoperating expenses:
Reorganization items, net	—	—	—	1,773
	$22,502	$(34,380)	$9,381	$1,773

(c)                                  Includes other comprehensive losses, net related to minimum pension liability and derivative financial instrument adjustments of $10.1 million, $55.8 million, and $94.2 million as of December 31, 2000, 2001 and 2002, respectively.

SELECTED FINANCIAL DATA - HAWAIIAN

The following table presents selected financial data for Hawaiian for the periods presented. We derived the selected financial data for the years ended December 31, 2000, 2001, 2002, 2003 and 2004 from Hawaiian’s audited financial statements.  We derived the selected financial data for the six months ended June 30, 2004 and June 30, 2005 from Hawaiian’s unaudited financial statements. The unaudited financial statements have been prepared on the same basis as Hawaiian’s audited financial statements and, in the opinion of Hawaiian’s management, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of this data. The results for any interim period are not necessarily indicative of the results that may be expected for a full year. You should read this data in conjunction with the information set forth under “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” our financial statements and the related notes, Hawaiian’s financial statements and the related notes and the other financial information in this prospectus.

	Year ended December 31,					Six months ended June 30,
	2000	2001	2002	2003	2004	2004	2005(d)
	(in thousands)
Statement of Operations Data (a)(b):
Operating revenue	$607,220	$611,582	$632,038	$706,145	$763,965	$369,009	$321,508
Operating expenses	621,022	594,921	687,287	628,667	692,882	335,048	311,301
Operating income (loss)	(13,802)	16,661	(55,249)	77,478	71,083	33,961	10,207
Net income (loss)	(18,615)	5,069	(57,445)	(49,513)	(75,440)	16,414	(5,515)

Balance Sheet Data (end of period):
Total assets	$256,968	$305,294	$256,996	$328,371	$334,205	$406,122	$376,216
Property and equipment, net	83,743	45,256	45,685	45,991	51,539	46,478	60,035
Long-term debt, excluding current portion	10,763	1,673	883	—	—	39	25,294
Capital lease obligations, excluding current portion	2,067	3,308	2,358	—	—	—	—
Shareholders’ equity (deficiency) (c)	18,259	(21,210)	(141,780)	(209,231)	(293,108)	(192,372)	(293,392)

(a)	For the years ended December 31, 2001 and 2002, revenue and expenses were affected by the events of September 11, 2001.
(b)

The comparability of Hawaiian’s financial results between years is affected by a number of special, generally non-recurring, items. Hawaiian’s results include the following expense (income) items for each period:

	Year ended December 31,					Six months ended June 30,
	2000	2001	2002	2003	2004	2004	2005(d)
Operating expenses:
Restructuring charges	$14,927	$(3,600)	$8,701	$—	$—	$—	$—
Special credit	—	(30,780)	680	(17,497)	—	—	—
Loss on assets held for sale	7,575	—	—	—	—	—	—
Nonoperating expenses:
Reorganization items, net	—	—	—	115,063	129,520	7,038	5,349
	$22,502	$(34,380)	$9,381	$97,566	$129,520	$7,038	$5,349

(c)                                  Includes other comprehensive losses, net related to minimum pension liability and derivative financial instrument adjustments of $10.1 million, $55.8 million, $94.2 million, $112.3 million, and $122.2 million, respectively, at December 31, 2000, 2001, 2002, 2003, and 2004.

(d)                                Represents the period from January 1, 2005 through June 1, 2005 (the date of reconsolidation of Hawaiian by Holdings).

SELECTED COMBINED FINANCIAL AND OTHER DATA

The following table presents summary combined financial and other data for the periods presented. As a result of Hawaiian’s bankruptcy filing, we deconsolidated Hawaiian effective April 1, 2003, and prospectively accounted for our ownership interest in Hawaiian using the cost method of accounting.  Accordingly, our historical balance sheets and results of operations included elsewhere in this prospectus do not include the assets, liabilities, or operating results of Hawaiian during the period from March 31, 2003 to June 1, 2005, the date prior to the effective date of Hawaiian’s joint plan of reorganization.  Hawaiian’s emergence from bankruptcy on June 2, 2005 has been accounted for as a business combination (the acquisition of Hawaiian by Holdings), with the assets and liabilities of Hawaiian recorded in our consolidated financial statements at their fair value as of June 2, 2005 and the results of operations of Hawaiian included in our consolidated results of operations from and after June 2, 2005. However, given the significance of Hawaiian’s results of operations to our future results of operations and financial condition, as well as the limited nature of our operations subsequent to the deconsolidation of Hawaiian, the historical results of operations of Holdings and Hawaiian have been combined below in order to provide a more informative comparison of results.  We derived the summary combined financial and other data for the years ended December 31, 2000, 2001, 2002, 2003 and 2004 from the audited financial statements of Holdings and Hawaiian. We derived the summary combined and pro forma financial and other data for the six months ended June 30, 2004 and 2005 from the unaudited financial statements of Holdings and Hawaiian. The unaudited financial statements have been prepared on the same basis as the audited financial statements of Holdings and Hawaiian and, in the opinion of management, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of this data. The results for any interim period are not necessarily indicative of the results that may be expected for a full year.  You should read the following summary combined financial and other data in conjunction with the information set forth under “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes, Hawaiian’s financial statements and the related notes and the other financial information in this prospectus.

	Year ended December 31,					Six months ended June 30,
	2000	2001	2002	2003	2004	2004	2005
	(in thousands, unless otherwise stated)
Statement of Operations Data (a)(b):
Operating revenue	$607,220	$611,582	$632,038	$706,145	$763,965	$369,009	$391,430
Operating expenses	621,022	594,921	688,117	630,266	700,148	338,902	386,859
Operating income (loss)	(13,802)	16,661	(56,079)	75,879	63,817	30,107	4,571
Net income (loss)	(18,615)	5,069	(58,275)	(49,691)	(82,702)	12,563	(6,211)

Balance Sheet Data (end of period):
Total assets	$256,968	$305,294	$256,166	$329,233	$337,049	$408,856	$692,475
Property and equipment, net	83,743	45,256	45,685	45,991	51,539	46,478	50,677
Long-term debt, excluding current portion	10,763	1,673	883	—	—	39	76,076
Capital lease obligations, excluding current portion	2,067	3,308	2,358	—	—	—	834
Shareholders’ equity (deficiency) (c)	18,259	(21,210)	(142,610)	(210,239)	(291,677)	(193,111)	71,058

Scheduled Operations:
Revenue passengers	5,886	5,478	5,587	5,597	5,580	2,812	2,775
Revenue passenger miles (“RPM”) (d)	4,492,395	4,295,479	4,804,498	5,550,136	6,134,248	2,941,364	3,090,337
Available seat miles (“ASM”) (e)	5,967,810	5,587,566	6,246,127	6,915,283	7,150,651	3,495,967	3,625,073
Passenger load factor (f)	75.3%	76.9%	76.9%	80.3%	85.8%	84.1%	85.3%
Passenger revenue per RPM (g)	10.58 ¢	11.37 ¢	11.02 ¢	11.29 ¢	11.40 ¢	11.46 ¢	11.54 ¢

	Year ended December 31,										Six months ended June 30,
	2000		2001		2002		2003		2004		2004		2005
	(in thousands, unless otherwise stated)
Charter Operations:
Revenue passengers	382		367		296		88		35		16		34
RPM (d)	1,165,436		1,097,069		815,273		236,161		92,229		43,181		94,873
ASM (e)	1,279,749		1,218,734		862,096		293,773		114,159		49,604		115,677

Total Operations:
Revenue passengers	6,268		5,845		5,883		5,685		5,615		2,828		2,809
RPM (d)	5,657,831		5,392,548		5,619,771		5,786,297		6,226,477		2,984,545		3,185,210
ASM (e)	7,247,559		6,806,300		7,108,223		7,209,056		7,264,810		3,545,571		3,740,750
Passenger load factor (f)	78.1%		79.2%		79.1%		80.3%		85.7%		84.2%		85.2%
Operating revenue per ASM (g)	8.38	¢	8.99	¢	8.89	¢	9.80	¢	10.52	¢	10.41	¢	10.46	¢
Operating cost per ASM (h)	8.57	¢	8.74	¢	9.67	¢	8.72	¢	9.54	¢	9.56	¢	10.34	¢

(a)	For the years ended December 31, 2001 and 2002, revenue and expenses were affected by the events of September 11, 2001.
(b)

The comparability of the combined financial results between years is affected by a number of special, generally non-recurring, items. The combined results include the following expense (income) items for each period:

	Year ended December 31,					Six months ended June 30,
	2000	2001	2002	2003	2004	2004	2005
Operating expenses:
Restructuring charges	$14,927	$(3,600)	$8,701	$—	$—	$—	$—
Special credit	—	(30,780)	680	(17,497)	—	—	—
Loss on assets held for sale	7,575	—	—	—	—	—	—
Nonoperating expenses:
Reorganization items, net	—	—	—	115,063	129,520	7,038	5,349
	$22,502	$(34,380)	$9,381	$97,566	$129,520	$7,038	$5,349

(c)

Includes other comprehensive losses, net related to minimum pension liability adjustments and derivative financial instruments of $10.1 million, $55.8 million, $94.2 million, $112.3 million, and $122.2 million, respectively, as of December 31, 2000, 2001, 2002, 2003, and 2004.

(d)	The number of scheduled miles flown by revenue passengers.
(e)	The number of seats available for sale to passengers multiplied by the number of miles those seats are flown.
(f)	RPM divided by ASM.
(g)	Operating revenues divided by ASM.
(h)

Operating expenses divided by ASM. Includes the operating expenses noted in (b) above. These expenses increased (decreased) operating expense per ASM by 0.31 cents, (0.51) cents, 0.13 cents and 1.4 cents for the years ended December 31, 2000, 2001, 2002, and 2003, respectively.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma consolidated financial information has been prepared based on the historical financial statements of Holdings and Hawaiian included elsewhere in this prospectus, adjusted to give pro forma effect to Hawaiian’s emergence from bankruptcy. Prior to the bankruptcy of Hawaiian, we consolidated Hawaiian pursuant to Statement of Financial Accounting Standards No. 94, “Consolidation of All Majority-Owned Subsidiaries”, because we controlled Hawaiian through our ownership of all of the voting stock of Hawaiian.  However, as a result of Hawaiian’s bankruptcy filing and the appointment of a bankruptcy trustee to operate Hawaiian’s business, we deconsolidated Hawaiian effective April 1, 2003, and prospectively accounted for our ownership interest in Hawaiian using the cost method of accounting.  Accordingly, our historical balance sheets and results of operations included elsewhere in this prospectus do not include the assets, liabilities, or operating results of Hawaiian during the period from March 31, 2003 to June 1, 2005, the date prior to the effective date of Hawaiian’s joint plan of reorganization.  In connection with Hawaiian’s reorganization and emergence from bankruptcy, we issued debt and equity securities to holders of certain claims in Hawaiian’s bankruptcy case in order to consummate the Joint Plan. On the effective date of the Joint Plan, we regained control of Hawaiian.  As a result, our reacquisition of Hawaiian was accounted for as a business combination  (the acquisition of Hawaiian by Holdings), with the assets and liabilities of Hawaiian recorded in our consolidated financial statements at their fair values as of June 2, 2005, and the results of operations of Hawaiian included in our consolidated results of operations from and after June 2, 2005. The unaudited pro forma consolidated statements of operations for the six months ended June 30, 2005 and the year ended December 31, 2004 are presented as if the acquisition had taken place on January 1, 2004.  The unaudited pro forma consolidated financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and with the historical financial statements of Holdings and Hawaiian, together with the notes related thereto, included in this prospectus.  The unaudited pro forma consolidated financial statements are presented for informational purposes only and are not intended to represent or be indicative of the results of operations or financial condition that we would have reported had the acquisition occurred as of the dates presented, and should not be taken as representative of our future consolidated results of operations or financial condition.

The unaudited pro forma consolidated financial statements are based upon currently available information, assumptions, and estimates which we believe are reasonable. These assumptions and estimates, however, are subject to change. In our opinion, all adjustments have been made that are necessary to present fairly the pro forma data.  Under the purchase method of accounting, the total purchase price is allocated to the net tangible assets, intangible assets, and liabilities of Hawaiian based on their fair values as of June 2, 2005. Independent valuation specialists are currently conducting independent valuations in order to assist management in determining the fair values of a significant portion of these assets and liabilities. The preliminary work performed by the independent valuation specialists has been considered in management’s estimates of the fair values reflected in these unaudited pro forma consolidated financial statements. The final determination of these fair values will include management’s consideration of a final valuation prepared by the independent valuation specialists., This final valuation will be based on the actual net tangible assets, intangible assets, and liabilities of Hawaiian that existed as of June 2, 2005.  Therefore, the actual amounts recorded may differ materially from the information presented in these unaudited pro forma consolidated financial statements.

HAWAIIAN HOLDINGS, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2005
(in thousands, except per share amounts)

	Historical
	Hawaiian Holdings	Hawaiian Airlines	Pro Forma Adjustments		Pro Forma Consolidated
Operating revenue:
Passenger	$63,880	$290,198	$(1,176	)(a)	$352,902
Charter	685	5,914	—		6,599
Cargo	2,569	11,770	—		14,339
Other	2,788	13,626	—		16,414
Total operating revenue	69,922	321,508	(1,176)		390,254

Operating expenses:
Wages and benefits	22,578	95,107	(3,870	)(b)	113,815
Aircraft fuel, including taxes and oil	16,770	69,786	—		86,556
Aircraft rent	8,862	43,868	792	(c)	53,522
Maintenance materials and repairs	3,998	23,865	—		27,863
Other rentals and landing fees	1,893	9,637	—		11,530
Depreciation and amortization	2,256	3,768	7,793	(d)(e)	13,817
Sales commissions	558	2,607	—		3,165
Other	18,643	62,663	—		81,306
Total operating expenses	75,558	311,301	4,715		391,574

Operating income (loss)	(5,636)	10,207	(5,891)		(1,320)

Nonoperating income (expense):
Reorganization items, net	—	(5,349)	—		(5,349)
Interest expense	(1,104)	(465)	(4,975	)(f)	(6,544)
Interest income	508	—	—		508
Other, net	5,536	3,358	—		8,894
Total nonoperating income (expense)	4,940	(2,456)	(4,975)		(2,491)

Income (loss) before income taxes	(696)	7,751	(10,866)		(3,811)

Income tax provision	—	(13,266)	1,036	(g)	(12,230)

Net loss	$(696)	$(5,515)	$(9,830)		$(16,041)

Loss per share – basic and diluted	$(0.02)				$(0.31)

Weighted average common shares outstanding – basic and diluted (h)	30,751				44,875

See accompanying notes.

HAWAIIAN HOLDINGS, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2004
(in thousands, except per share amounts)

	Historical
	Hawaiian Holdings	Hawaiian Airlines	Pro Forma Adjustments		Pro Forma Consolidated
Operating revenue:
Passenger	$—	$699,497	$(13,584	)(a)	$685,913
Charter	—	7,280	—		7,280
Cargo	—	30,579	—		30,579
Other	—	26,609	—		26,609
Total operating revenue	—	763,965	(13,584)		750,381

Operating expenses:
Wages and benefits	—	227,332	(8,157	)(b)	219,175
Aircraft fuel, including taxes and oil	—	135,946	—		135,946
Aircraft rent	—	106,090	1,901	(c)	107,991
Maintenance materials and repairs	—	49,246	—		49,246
Other rentals and landing fees	—	23,984	—		23,984
Depreciation	—	7,714	667	(d)	8,381
Amortization	—	408	18,036	(e)	18,444
Sales commissions	—	5,529	—		5,529
Other	7,266	136,633	—		143,899
Total operating expenses	7,266	692,882	12,447		712,595

Operating income (loss)	(7,266)	71,083	(26,031)		37,786

Nonoperating income (expense):
Reorganization items, net	—	(129,520)	—		(129,520)
Interest expense	—	(1,030)	(12,109	)(f)	(13,139)
Other, net	4	843	—		847
Total nonoperating income (expense)	4	(129,707)	(12,109)		(141,812)

Loss before income taxes	(7,262)	(58,624)	(38,140)		(104,026)

Income tax provision	—	16,816	(3,485	)(g)	13,331

Net loss	$(7,262)	$(75,440)	$(34,655)		$(117,357)

Loss per share – basic and diluted	$(0.24)				$(2.32)

Weighted average common shares outstanding – basic and diluted (h)	29,651				43,775

See accompanying notes.

HAWAIIAN HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, unless otherwise stated)

The pro forma adjustments included in the unaudited pro forma consolidated financial statements are as follows:

(a)                                  Adjustment to reflect the impact on passenger revenue due to elimination of deferred partner revenue.

(b)                                Adjustment to reflect the impact of the elimination of the unrecognized actuarial net loss and unrecognized prior service cost in Hawaiian’s historical financial statements on annual pension and other post-retirement benefit costs.  We recorded the accumulated pension and other postretirement benefit obligations of Hawaiian at their fair value as of June 2, 2005.

(c)                                 Adjustment to reflect the impact of recording Hawaiian’s aircraft leases at fair value as of June 2, 2005.  We recorded a liability for certain aircraft leases with contractual rentals in excess of current market rates as of June 2, 2005.  This preliminary estimate is based on work performed by independent valuation specialists.

(d)                                Adjustment to reflect the impact on depreciation expense of recording Hawaiian’s property and equipment at fair value as of June 2, 2005.

(e)                                 Adjustment to reflect the amortization of intangible assets, based on the following preliminary estimates of the fair value of amortizable intangible assets.

	Preliminary Fair Value	Amortization Period	Estimated Annual Amortization
Favorable maintenance contracts	$34,800	Term of agreements	$2,952
Frequent flyer program – marketing relationships	111,766	8 years	13,971
Frequent flyer program – customer relations	8,014	10 years	801
Operating certificate	3,700	12 years	308
	$158,280		$18,032

(f)                                   Adjustments to record interest and amortization of debt expense on the indebtedness incurred under the exit financing transactions.

(g)                                Adjustments to record the income tax effect of the pro forma adjustments.  The pro forma provision for income taxes reflects the amounts that would have resulted had Holdings and Hawaiian filed consolidated income tax returns during the periods presented.

(h)                                Basic and diluted earnings per share are based on the weighted average number of shares of the Company’s common stock outstanding, adjusted to include the shares issued pursuant to the Joint Plan.  Potential common shares related to stock options, stock warrants and convertible securities are excluded from the computation of diluted earnings per share for each period presented because they are anti-dilutive.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion in connection with our consolidated financial statements and related notes and Hawaiian’s financial statements and related notes included elsewhere in this prospectus.

Overview

Our Company

We are a holding company whose primary asset is our sole ownership of all issued and outstanding shares of common stock of Hawaiian. Based on the number of scheduled miles flown by revenue passengers in 2004, Hawaiian is the largest airline headquartered in Hawaii and the sixteenth largest airline in the U.S. Hawaiian offers daily service on transpacific routes between Hawaii and Los Angeles, Sacramento, San Diego, San Francisco, San Jose, Las Vegas, Phoenix, Portland, and Seattle, as well as approximately 100 daily jet flights among the Hawaiian Islands, and additional service to Australia, American Samoa and Tahiti.

Hawaiian was originally incorporated in January 1929 under the laws of the Territory of Hawaii and became our indirect wholly-owned subsidiary pursuant to a corporate restructuring that was consummated in August 2002.  Hawaiian became a Delaware corporation and our direct wholly-owned subsidiary in June 2005 pursuant to a short-form merger described in greater detail below under “Consummation of Hawaiian’s Joint Plan of Reorganization.”  Based in Honolulu, Hawaiian has over 3,300 employees.

While Hawaiian’s operations and financial results are affected by a variety of factors, Hawaiian, like all airlines, is particularly affected by the availability and price of jet fuel.  Fuel costs are volatile and constitute a significant portion of Hawaiian’s operating expense, representing approximately 19.6% and 22.4% of Hawaiian’s operating expenses for the year ended December 31, 2004 and the six months ended June 30, 2005, respectively.  Based on gallons expected to be consumed in 2005, for every one cent change in the price of jet fuel, Hawaiian’s annual fuel expense increases or decreases by approximately $1.1 million.

Consummation of Hawaiian’s Joint Plan of Reorganization

On March 21, 2003, Hawaiian filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Hawaii. We did not file for relief under Chapter 11 of the Bankruptcy Code. On May 30, 2003, a bankruptcy trustee was selected to serve in connection with the Chapter 11 filing and operate Hawaiian, which thereafter operated its business under the jurisdiction of the bankruptcy court and in accordance with the applicable provisions of the bankruptcy code and orders of the bankruptcy court until June 2, 2005, the effective date of the joint plan of reorganization. The bankruptcy filing and subsequent appointment of the bankruptcy trustee effectively served to divest operational and financial control of Hawaiian from our officers and directors, and severed the availability of funds needed to support our efforts to meet our ongoing financial and other obligations, including our reporting requirements under the Securities Exchange Act of 1934, as amended.

On March 11, 2005, we, together with the bankruptcy trustee, the unsecured creditors of Hawaiian, HHIC, Inc., (“HHIC”), and RC Aviation sponsored the Third Amended Joint Plan of Reorganization (the “Joint Plan”) to provide for Hawaiian to emerge from bankruptcy. The Joint Plan provided for payment in full of all allowed claims, including unsecured claims. The Joint Plan also provided for the merger of Hawaiian Airlines, Inc., a Hawaii corporation, with and into HHIC, with HHIC as the surviving entity immediately changing its name to Hawaiian Airlines, Inc., a Delaware corporation. As used in this report, the term “Hawaiian” refers to the predecessor company for all periods prior to the HHIC merger and the successor company for all periods subsequent to the HHIC merger.  We retained our equity interest in Hawaiian; however, in connection with the Joint Plan, we issued shares of our common stock to creditors of Hawaiian to help fund the Joint Plan, resulting in a dilution of the ownership interest of our common stockholders.

The Joint Plan was consummated on June 2, 2005. As described further below under “Liquidity and Capital Resources,” the Joint Plan was financed through our issuance of approximately 14.1 million shares of our common stock to the holders of lease-related claims, a $50.0 million senior secured credit facility of Hawaiian, a $25.0 million junior secured term loan of Hawaiian and our private placement of $60.0 million in subordinated convertible notes (collectively, the “Exit Financing Transactions”).

Results of Operations

This discussion analyzes our results of operations for the years ended December 31, 2004, 2003 and 2002 and for the three and six month periods ended June 30, 2005 and 2004.  The following information should be read together with our and Hawaiian’s audited and unaudited financial statements and the accompanying notes included elsewhere in this prospectus.

Our operations and financial results are sensitive to seasonal volatility, primarily due to leisure and holiday travel patterns. Hawaii is a popular vacation destination for travelers.  Traffic levels are typically weaker in the first quarter of the year and stronger travel periods occur during June, July, August and December.  During weaker travel periods, Hawaiian may adjust its flight availability to obtain a profitable passenger load factor, or utilize aggressive fare pricing strategies to increase its traffic volume, which may involve higher ticket discounts during these periods.  Our results of operations generally reflect this seasonality, but are also impacted by numerous other factors that are not necessarily seasonal.  These factors include the extent and nature of fare changes and competition from other airlines, changing levels of operations, national and international events, fuel prices and general economic conditions, including inflation.  Because a substantial portion of both personal and business airline travel is discretionary, the industry tends to experience adverse financial results in general economic downturns.  As a result, our operating results for a quarterly period are not necessarily indicative of operating results for an entire year, and historical operating results are not necessarily indicative of future operating results.

Prior to the commencement of Hawaiian’s bankruptcy proceeding in March 2003, we consolidated Hawaiian. Following Hawaiian’s bankruptcy filing, effective April 1, 2003, we deconsolidated Hawaiian and prospectively accounted for our ownership interest in Hawaiian using the cost method of accounting.  Our results of operations, therefore, do not include Hawaiian’s operating results during the period from April 1, 2003 through June 1, 2005. During this period, we generated no revenue and our operating expenses consisted almost entirely of legal and professional fees related to Hawaiian’s Chapter 11 case, consulting fees, legal fees for general corporate matters and insurance expenses.  Those expenses were $2.6 million and $3.9 million, respectively, for the three and six months ended June 30, 2004 and $0.9 million and $3.0 million, respectively, for the periods April 1 through June 1, 2005 and January 1 through June 1, 2005, prior to the reacquisition of Hawaiian. On June 2, 2005, the effective date of Hawaiian’s joint plan of reorganization, we reconsolidated Hawaiian as of such date for financial reporting purposes. Hawaiian’s emergence from bankruptcy on June 2, 2005 has been accounted for as a business combination (the acquisition of Hawaiian by us), with the assets and liabilities of Hawaiian recorded in our consolidated financial statements at their fair value as of June 2, 2005 and the results of operations of Hawaiian included in our consolidated results of operations from June 2, 2005.  However, given the significance of Hawaiian’s results of operations to our future results of operations and financial condition, as well as the extremely limited nature of our operations subsequent to Hawaiian’s bankruptcy filing, the our historical results of operations have been combined with those of Hawaiian and discussed below in order to provide a more informative comparison.

Combined Statements of Operations (Unaudited)

	Year ended December 31,			Three months ended June 30,		Six months ended June 30,
	2002	2003	2004	2005	2004	2005	2004
	(in thousands)
Operating revenue:
Passenger	$541,992	$626,807	$699,497	$184,331	$176,395	$354,078	$339,276
Charter	46,480	23,070	7,280	2,081	1,154	6,599	3,056
Cargo	21,319	28,504	30,579	7,293	7,420	14,339	14,670
Other	22,247	27,764	26,609	8,381	6,209	16,414	12,007
Total operating revenue	632,038	706,145	763,965	202,086	191,178	391,430	369,009

Operating expenses:
Wages and benefits	205,422	215,421	227,332	61,396	58,544	117,685	115,050
Aircraft fuel, including taxes and oil	95,457	97,055	135,946	48,222	31,696	86,556	59,836
Aircraft rent	83,462	111,454	106,090	26,589	26,600	52,730	53,232
Maintenance materials and repairs	90,194	49,515	49,246	13,792	13,041	27,863	24,469
Other rentals and landing fees	24,179	24,967	23,984	5,817	6,046	11,530	11,999
Depreciation and amortization	8,577	7,098	8,122	3,824	1,820	6,024	3,614
Sales commissions	14,645	4,302	5,529	1,771	1,203	3,165	2,291
Restructuring charges	8,701	—	—	—	—	—	—
Special credit (Stabilization Act)	680	(17,497)	—	—	—	—	—
Other	156,800	137,951	143,899	42,384	36,597	81,306	68,411
Total operating expenses	688,117	630,266	700,148	203,795	175,547	386,859	338,902

Operating income (loss)	(56,079)	75,879	63,817	(1,709)	15,631	4,571	30,107

Nonoperating income (expense):
Reorganization items, net	—	(113,642)	(129,520)	502	(3,284)	(5,349)	(7,038)
Interest and amortization of debt expense	—	—	—	(1,235)	(62)	(1,569)	(111)
Interest income (expense), net	625	(183)	(1,026)	508	2	508	3
Other, net	(22)	1,199	843	10,213	(132)	8,894	(86)
Total nonoperating income (expense)	603	(112,626)	(129,703)	9,988	(3,476)	2,484	(7,232)

Income (loss) before income taxes	(55,476)	(36,747)	(65,886)	8,279	12,155	7,055	22,875

Income tax provision	(2,799)	(12,944)	(16,816)	(12,749)	(5,561)	(13,266)	(10,312)

Net income (loss)	$(58,275)	$(49,691)	$(82,702)	$(4,470)	$6,594	$(6,211)	$12,563

Operating Statistics of Hawaiian Airlines, Inc. (Unaudited)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
(in thousands, except as otherwise indicated)	2005		2004		2005		2004

Scheduled Operations:
Revenue passengers flown	1,421		1,413		2,775		2,812
Revenue passenger miles (“RPM”)	1,618,956		1,519,764		3,090,337		2,941,364
Available seat miles (“ASM”)	1,896,133		1,764,421		3,625,073		3,495,967
Passenger load factor	85.39%		86.13%		85.25%		84.14%
Passenger revenue per passenger mile (“Yield”)	11.39	¢	11.61	¢	11.46	¢	11.54	¢

Charter Operations:
Revenue block hours operated	278		172		927		408
Revenue per revenue block hour	$7.5		$6.7		$7.1		$7.5

Cargo Operations:
Revenue ton miles	21,601		20,931		39,920		41,356
Revenue per revenue ton mile	29.30	¢	31.05	¢	31.24	¢	31.07	¢

Total Operations:
Operating revenue per ASM	10.46	¢	10.71	¢	10.46	¢	10.41	¢
Operating cost per ASM	10.35	¢	9.84	¢	10.34	¢	9.56	¢
Revenue passengers flown	1,432		1,419		2,809		2,828
Revenue block hours operated	20,150		19,011		39,445		38,035
RPM	1,647,467		1,537,386		3,185,210		2,984,545
ASM	1,931,262		1,784,715		3,740,750		3,545,571
Breakeven load factor (a)	92.6%		84.8%		90.2%		82.9%
Gallons of jet fuel consumed	27,683		25,659		53,829		51,072
Average cost per gallon of jet fuel (actual) (b)	$1.74		$1.23		$1.61		$1.17

(a) The scheduled passenger load factor required at the current yield to breakeven with operating expenses.

(b) Includes applicable taxes and fees.

The combined entity’s results of operations for the three and six months ended June 30, 2005, were affected by the application of purchase accounting at the Effective Date.  The assets and liabilities of Hawaiian were recorded at fair value as of June 2, 2005, which increased (decreased) operating income for the month of June as follows:

Decrease in benefit expense due to elimination of unrecognized actuarial losses	$755
Increase in aircraft rental expense due to recording operating leases at fair value	(158)
Decrease in passenger revenue due to elimination of deferred partner revenue	(2,033)
Increase in depreciation and amortization due to recording assets at fair value	(1,559)
Net decrease in operating income	$(2,995)

Three Months ended June 30, 2005 Compared to Three Months ended June 30, 2004

The combined entity had a net loss of $4.5 million for the three months ended June 30, 2005, compared to net income of $6.6 million for the comparable three month period in 2004.  The $11.1 million decrease in income for the second quarter of 2005 was due primarily to a $17.3 million net decrease in operating income and a $7.2 million increase in income tax expense that, cumulatively, more than offset a period over period increase of $13.5 million in nonoperating income.

Operating Revenue. Operating revenue was $202.1 million for the three months ended June 30, 2005, a 5.7% increase over operating revenue of $191.2 million for the same three-month period in 2004.  Scheduled passenger revenue was $184.3 million for the three months ended June 30, 2005, compared to scheduled passenger revenue of $176.4 million for the same three-month period in 2004.  The $7.9 million, or 4.5%, net increase in the 2005 period’s scheduled passenger revenue was due primarily to the increases in traffic on Hawaiian’s long-haul routes.  In addition, the decrease in passenger revenue due to the elimination of deferred partner revenue in purchase accounting resulted in a $2.0 million decrease in passenger revenue that otherwise would have been recognized in June 2005. The table below shows the 2005 period changes from the comparable 2004 period in scheduled passenger revenue, yields, RPMs and ASMs by Hawaiian’s geographic markets.

	Change in
	scheduled	Change in	Change in	Change in
	passenger revenue	Yield	RPM	ASM
	(millions)
Transpacific	$5.5	(0.6)%	5.5%	4.1%
South Pacific	4.0	16.0	31.6	55.2
Interisland	(1.6)	(2.2)	(0.8)	2.0
Total scheduled	$7.9	(1.9)	6.5	7.5

Other operating revenue was $17.8 million for the three months ended June 30, 2005, and $14.8 million for the comparable three-month period in 2004.  The $3.0 million, or 20.1%, net increase in the 2005 period’s other operating revenue was due primarily to increases of $0.9 million in charter revenue and $2.2 million in ticket change fees, and commissions and fees earned under certain joint marketing agreements with other companies.

Operating Expenses. Operating expenses were $203.8 million for the three months ended June 30, 2005, a $28.2 million increase from operating expenses of $175.5 million for the comparable three-month period in 2004.  As is discussed more fully below, the net increase in the 2005 period’s operating expenses was due primarily to increases in wages and benefits, aircraft fuel, depreciation and amortization and other operating expense.

		Change from
	Three months	three months
	ended	Ended	%
(in thousands)	June 30, 2005	June 30, 2004	change

Wages and benefits	$61,396	$2,852	4.9	(a)
Aircraft fuel, including taxes and oil	48,222	16,526	52.1	(b)
Aircraft rent	26,589	(11)	—
Maintenance materials and repairs	13,792	751	5.8
Other rentals and landing fees	5,817	(229)	(3.8)
Depreciation and amortization	3,824	2,004	110.1	(c)
Sales commissions	1,771	568	47.2
Other	42,384	5,787	15.8	(d)
Total operating expenses	$203,795	$28,248	16.1

(a)

The increase in wages and benefits was primarily due to the recognition of $2.9 million in June 2005 of compensation expense related to the stock compensation program that became effective on June 2, 2005, under which Hawaiian’s eligible employees will be granted 1.5 million shares of our common stock. See Note 10 to our financial statements.

(b)

The increase in aircraft fuel expense was due to a 41.5% increase to an average of $1.74 per gallon for the cost of jet fuel for the 2005 period compared to the 2004 period, and a 7.9% increase in fuel consumption during the 2005 period related primarily to increased operations on the South Pacific routes. Aircraft fuel expense for the 2005 period was net of a $2.1 million gain resulting from the combined entity’s heating oil forward contract fuel hedging program. There was no such gain recognized during the 2004 period.

(c)	The increase in depreciation and amortization was primarily due to the amortization of intangible assets recorded in June 2005 as a result of applying purchase accounting.

(d)

The net increase in the 2005 period’s other operating expense was due primarily to an increase of $4.8 million in legal, technical and other professional fees, accounting and audit fees and fees relating to the compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

Nonoperating Income and Expense.  Nonoperating income, net was $10.0 million for the three months ended June 30, 2005, compared to net nonoperating expense of $3.5 million for the same period in 2004.  The period over period change of $13.5 million was primarily due to unrealized gains of $10.1 million related to jet fuel forward contracts acquired in May and June 2005 that did not qualify for hedge accounting, and to a $3.8 million decrease in the 2005 period’s reorganization related expenses compared to the comparable period for 2004.  Interest expense for the six-month period in 2005 increased $1.1 million due to the increased indebtedness incurred by the combined entity pursuant to the Joint Plan.

Income Tax Expense. Income tax expense was $12.7 million for the three months ended June 30, 2005, a $7.2 million, or 129.3%, increase from income tax expense of $5.6 million for the comparable three-month period in 2004.  The increase in the 2005 period’s income tax expense was due primarily to an increase in the valuation allowance on the deferred tax assets of Hawaiian.  Due in part to limitations on the availability of Hawaiian’s net operating loss carryforwards to offset federal income taxes payable, Hawaiian has paid income taxes on its taxable earnings in both 2003 and 2004.  As a result, increases in net deferred tax assets created by temporary differences also result in increases in the valuation allowance and in the provision for income taxes.  Hawaiian increased its valuation allowance by approximately $4.9 million during the second quarter of 2005 due to a determination, based on developments during that quarter in its on-going IRS audits, that additional book-tax timing differences were likely to generate an increase in net deferred tax assets and a corresponding increase in the valuation allowance. Combined income tax expense reflects the separate company income tax expense incurred by Holdings and Hawaiian and is not reflective of the income tax expense that would have resulted had Holdings and Hawaiian filed consolidated income tax returns during the periods presented.

Six Months ended June 30, 2005 Compared to Six Months ended June 30, 2004

The combined entity had a net loss of $6.2 million for the six months ended June 30, 2005, compared to net income of $12.6 million for the comparable six-month period in 2004.  The $18.8 million decrease in income for the 2005 period was due primarily to a $25.5 million decrease in operating income and a $3.0 million increase in income tax expense, which was offset in part by a $9.7 million net increase in nonoperating income.

Operating Revenue. Operating revenue was $391.4 million for the six months ended June 30, 2005, a 6.1% increase over operating revenue of $369.0 million for the same six-month period in 2004.  Scheduled passenger revenue was $354.1 million for the six months ended June 30, 2005, compared to scheduled passenger revenue of $339.3 million for the same six-month period in 2004.  The $14.8 million, or 4.4%, increase in the 2005 period’s scheduled passenger revenue was due primarily to the increase in traffic on Hawaiian’s long-haul routes. In addition, the decrease in passenger revenue due to the elimination of deferred partner revenue in purchase accounting resulted in a $2.0 million decrease in passenger revenue that otherwise would have been recognized in June 2005.  The table below shows the 2005 period changes from the comparable 2004 period in scheduled passenger revenue, yields, RPMs and ASMs by geographic market.

	Change in
	scheduled	Change in	Change in	Change in
	passenger revenue	Yield	RPM	ASM
	(millions)
South Pacific	$10.9	(5.4)%	97.7%	116.6%
Transpacific	7.1	1.9	1.4	(2.6)
Interisland	(3.2)	(0.5)	(2.4)	1.2
Total scheduled	$14.8	(0.7)	5.1	3.7

Other operating revenue was $37.4 million for the six months ended June 30, 2005, and $29.7 million for the comparable six-month period in 2004.  The $7.6 million, or 25.6%, net increase in the 2005 period’s other operating revenue was due primarily to increases of $3.5 million in charter revenue, and $4.2 million in ticket change fees and commissions and fees earned under certain joint marketing agreements with other companies.  The increase in charter revenue for 2005 was primarily due to an increase of 519 charter revenue block hours, or 127.2%, from charter revenue block hours operated in the comparable six-month period of 2004.

Operating Expenses. Operating expenses were $386.9 million for the six months ended June 30, 2005, a $48.0 million increase from operating expenses of $338.9 million for the comparable six-month period in 2004.  As is discussed more fully below, the net increase in the 2005 period’s operating expenses was due primarily to increases in wages and benefits, aircraft fuel, aircraft maintenance, depreciation and amortization and other operating expense.

		Change from
	Six months	six months
	ended	ended June 30,	%
(in thousands)	June 30, 2005	2004	change

Operating expenses
Wages and benefits	$117,685	$2,635	2.3	(a)
Aircraft fuel, including taxes and oil	86,556	26,720	44.7	(b)
Aircraft rent	52,730	(502)	(0.9)
Maintenance materials and repairs	27,863	3,394	13.9	(c)
Other rentals and landing fees	11,530	(469)	(3.9)
Depreciation and amortization	6,024	2,410	66.7	(d)
Sales commissions	3,165	874	38.1
Other	81,306	12,895	18.8	(e)
Total operating expenses	$386,859	$47,957	14.2

(a)

The increase in wages and benefits was primarily due to the recognition of $2.9 million in June 2005 of compensation expense related to the stock compensation program that became effective on June 2, 2005, under which Hawaiian’s eligible employees will be granted 1.5 million shares of our common stock. See Note 10 to our financial statements.

(b)

The increase in aircraft fuel expense was due primarily to a 37.6% increase to an average of $1.61 per gallon for the cost of jet fuel for the 2005 period compared to the 2004 period, and a 5.4% increase in fuel consumption during the 2005 period related primarily to increased operations on the South Pacific routes. Aircraft fuel expense for the 2005 period was net of a $2.0 million gain resulting from the combined entity’s fuel hedging program, which ended in May 2005. There was no such gain recognized during the 2004 period.

(c)	The increase in maintenance, materials and repairs expense was due primarily to the performance of heavy checks on B767 aircraft. There was no such activity in the prior year.

(d)	The increase in depreciation and amortization was primarily due to the amortization of intangible assets recorded in June 2005 as a result of applying purchase accounting.

(e)

The net increase in the 2005 period’s other operating expense was due primarily to increases of $6.5 million in legal, technical and other professional fees, due primarily to accounting and audit fees and fees relating to the compliance with Section 404 of the Sarbanes-Oxley Act of 2002, $4.0 million for other services purchased and $1.5 million in advertising and promotional expenses.

Nonoperating Income and Expense.  Net nonoperating income was $2.5 million for the six months ended June 30, 2005, compared to net nonoperating expense of $7.2 million for the same period in 2004.  The period over period change of $9.7 million was due primarily to unrealized gains of $10.1 million relating to jet fuel forward contracts acquired in May and June 2005 that do not qualify for hedge accounting, and to a $1.7 million decrease in the 2005 period’s reorganization related expenses compared to the comparable period for 2004.  Interest expense for the six-month period in 2005 increased by $1.1 million due to the increased indebtedness incurred by the combined entity pursuant to the Joint Plan.

Income Tax Expense. Income tax expense was $13.3 million for the six months ended June 30, 2005, a $3.0 million, or 28.6%, increase from income tax expense of $10.3 million for the comparable six-month period in 2004.  The increase in income tax expense was due primarily to an increase in the valuation allowance on deferred tax assets of Hawaiian. Due in part to limitations on the availability of Hawaiian’s net operating loss carryforwards to offset federal income taxes payable, Hawaiian has paid income taxes on its taxable earnings in both 2003 and 2004. As a result, increases in net deferred tax assets created by temporary differences also result in increases in the valuation allowance and in the provision for income taxes. Hawaiian increased its valuation allowance by approximately $4.9 million during the second quarter of 2005 due to a determination, based on developments during that quarter in its on-going IRS audits, that additional book-tax timing differences were likely to generate an increase in net deferred tax assets and a corresponding increase in the valuation allowance.

Year ended December 31, 2004 Compared to Year ended December 31, 2003

For the year ended December 31, 2004, the combined entity had a net loss of $82.7 million on operating income of $63.8 million, and a net loss of $49.7 million on operating income of $75.9 million for the year ended December 31, 2003.  Despite a $57.8 million year-over-year increase in operating revenue, increases in operating and nonoperating expenses and income taxes of $90.8 million resulted in the increased net loss for 2004 compared to the prior year.

Operating Revenue. Operating revenue was $764.0 million for the year ended December 31, 2004, compared to operating revenue of $706.1 million for 2003.  The significant year-over-year changes leading to this 8.2% net increase in operating revenue are discussed more fully below.

Scheduled passenger revenue was $699.5 million for the year ended December 31, 2004, compared to scheduled passenger revenue of $626.8 million for 2003, a $72.7 million, or 11.6%, increase year-over-year.  As shown in the table below, the increase in 2004 revenue was due to overall improvements in revenue passenger miles operated and yield realized which increased revenue by $49.8 million and $22.9 million, respectively, compared to 2003.

	Net change in scheduled passenger revenue	% change in scheduled available seat miles	% change in scheduled revenue passenger miles	% change in scheduled passenger yield
	(millions)

Transpacific	$40.6	(1.6)	7.7	2.0
Interisland	16.8	(1.7)	(6.0)	15.4
South Pacific*	15.3	145.7	145.2	(29.3)
Total scheduled	$72.7	3.4	10.5	1.0

*Includes Sydney, Australia

Charter revenue (which is usually based on a per block hour rate) was $7.3 million for the year ended December 31, 2004, a decrease of $15.8 million, or 68.4%, from charter revenue of $23.1 million for 2003.  Due to the reallocation of aircraft to scheduled service and the absence of military charters (which comprised a significant portion of charter traffic in 2003), charter revenue block hours operated in 2004 decreased by 1,321 hours, or 58.5%, from 2003.  Also, charter revenue per revenue block hour decreased in 2004 by 24.0% from 2003 to $7.8 thousand per block hour.

Cargo revenue was $30.6 million for the year ended December 31, 2004, an increase of $2.1 million, or 7.3%, from cargo revenue of $28.5 million for 2003.  The increase in 2004 was due principally to a 10.0% increase in cargo and mail revenue ton-miles operated (principally in our transpacific market) to 86.0 million revenue ton-miles.  The yield realized for 2004 decreased by 0.59 cents per revenue ton-mile from a yield of 31.79 cents per revenue ton-mile realized in 2003.

Other operating revenue was $26.6 million for the year ended December 31, 2004, relatively flat from other operating revenue of $27.8 million for 2003.

Operating Expenses.  Operating expenses were $700.1 million for the year ended December 31, 2004, a $69.9 million, or 11.1%, increase from operating expenses of $630.2 million for 2003.  As is discussed more fully below, the net increase in the 2004 operating expenses was due mostly to increases in aircraft fuel, wages and benefits and other operating expenses.  Also, operating expenses for 2003 were reduced by $17.5 million for financial assistance we received from the federal government.

Wages and benefits expense was $227.3 million for the year ended December 31, 2004, an $11.9 million, or 5.5%, increase compared to wages and benefits expense of $215.4 million for 2003.  The net increase in 2004 was due to increases of $9.8 million in employee benefits, including pension and post-retirement, medical, and workers compensation expenses, and $3.4 million in wages for IAM and non-contract employees, offset somewhat by savings of $6.1 million in flight crew wages associated primarily with a 12.5% reduction in the number of our B767 and DC-10 pilots.  Wages and benefits expense in 2003 also included $5.1 million of employee bonuses based on operating profit, whereas 2004 wages and benefits expenses included a $5.6 million management incentive bonus and $3.5 million employee bonuses based on operating profit.

Aircraft fuel expense (which includes applicable federal, state and local taxes, and engine oil) was $135.9 million for the year ended December 31, 2004, a $38.9 million, or 40.1%, increase compared to aircraft fuel expense of $97.1 million for 2003.  This increase was due almost entirely to a 39.0% increase to $1.30 per gallon for jet fuel for 2004, as year-over-year fuel consumption was essentially flat.

Aircraft rent expense (which includes rentals for certain spare aircraft engines and parts) was $106.1 million for the year ended December 31, 2004, a decrease of $5.4 million, or 4.8%, compared to aircraft rent expense of $111.5 million for 2003.  The decrease in 2004 was due primarily to the early return of two leased B717 aircraft, one each in December 2003 and January 2004, and to a lesser degree to renegotiated lease rates of certain of our other leased B717 and B767 aircraft.

Maintenance materials and repairs expense was $49.2 million for the year ended December 31, 2004, essentially the same as maintenance materials and repairs expense of $49.5 million for 2003.  Savings realized in 2003 by the replacement of the older DC-10 fleet were effectively offset by increases in the costs for the maintenance of our B717 and B767 fleets due in part to increases in the charges under certain related power-by-hour maintenance contracts, and cumulative time and cycles on the aircraft.

Other rentals and landing fees expense was $24.0 million for the year ended December 31, 2004, a decrease of $1.0 million, or 3.9%, compared to other rentals and landing fees expense of $25.0 million for 2003.  Most of the decrease in 2004 was due to the renegotiation of the lease for and the return of space at our corporate offices in Honolulu, and the cessation of service to one West Coast city.

Depreciation and amortization expense was $8.1 million for the year ended December 31, 2004, an increase of $1.0 million, or 14.4%, from depreciation and amortization expense of $7.1 million for 2003.  The increase in 2004 was due primarily to the amortization of certain capitalized airframe and engine overhauls (which began in April 2004), and an increase in the depreciation of ground service equipment.

Sales commissions expense was $5.5 million for the year ended December 31, 2004, an increase of $1.2 million, or 28.5%, from sales commissions expense of $4.3 million for 2003.  The increase in 2004 was due basically to the increase in scheduled passenger revenue for that year.

Special Credits.  As mentioned above, operating expenses for the year ended December 31, 2003 were reduced by $17.5 million for financial assistance received from the federal government under the Emergency Wartime Supplemental Appropriations Act for reimbursement of previously expensed airline security fees.  No financial assistance was received (or recognized) in 2004.

Other operating expense was $143.9 million for the year ended December 31, 2004, an increase of $6.0 million, or 4.4%, from other operating expense of $137.9 million for 2003.  The net increase in 2004 was due principally to increases in outside services purchased (including legal, technical and other professional fees) of $6.8 million (142.2%), and advertising and promotional expense of $3.2 million (27.9%), offset by all other operating expenses, net of $4.0 million (3.3%).

Nonoperating Income and Expense.  Nonoperating expense was $129.7 million for the year ended December 31, 2004, an increase of $17.1 million, or 15.2%, from nonoperating expense of $112.6 million for 2003.  Primarily all of the increase in 2004 was due to increases in reorganization related expenses as follows:

	Year Ended December 31,
	2004	2003	Change	% Change
	(millions)

Lease claims	$111.2	$96.9	$14.3	14.8
Professional fees	20.7	14.0	6.7	47.9
Other, net	(2.4)	2.7	(5.1)	(188.9)

Total	$129.5	$113.6	$15.9	14.10

Income Tax Expense.  Income tax expense was $16.8 million for the year ended December 31, 2004, an increase of $3.9 million, or 29.9%, from income tax expense of $12.9 million for 2003.  Despite pretax losses in 2004 and 2003, increases in the valuation allowances for deferred tax assets, and permanent and timing differences in book and tax income and deductions resulted in income tax expense for those two years.  The increase in 2004 is primarily due to that year’s current liability for federal and state income taxes resulting principally from permanent and timing differences in deductions associated with the increased reorganization expenses in 2004 compared to such expenses recognized in 2003, which generally are not deductible for income tax purposes until paid.  Combined income tax expense reflects the separate company income tax expense incurred by Holdings and Hawaiian and is not reflective of the income tax expense that would have resulted had Holdings and Hawaiian filed consolidated income tax returns during the periods presented.

Year ended December 31, 2003 Compared to Year ended December 31, 2002

For the year ended December 31, 2003, the combined entity recorded a net loss of $49.7 million on operating income of $75.9 million, and a net loss of $58.3 million on an operating loss of $56.1 million for the year ended December 31, 2002. Despite the significant year-over-year improvement of $132.0 million in operating income, the incurrence in 2003 of $113.6 million of reorganization expenses related to Hawaiian’s bankruptcy proceedings and a $10.1 million increase in income tax expense accounted for the net loss for that year.

Operating Revenue. Operating revenue was $706.1 million for the year ended December 31, 2003, compared to operating revenue of $632.0 million for 2002.  The significant year-over-year changes leading to this $74.1 million, or 11.7%, net increase in operating revenue are discussed more fully below.

Scheduled passenger revenue was $626.8 million for the year ended December 31, 2003, compared to scheduled passenger revenue of $542.0 million for 2002, an $84.8 million, or 15.6%, improvement year-over-year.  As is shown in the table below, the increase in 2003 revenue was due in turn to overall improvements in revenue passenger miles operated and yield realized which increased revenue by $51.3 million and $33.5 million, respectively, compared to 2002.

	Net change in scheduled passenger revenue	% change in scheduled available seat miles	% change in scheduled revenue passenger miles	% change in schedule passenger yield
	(in millions)

Transpacific	$66.7	15.8	19.5	—
Interisland	17.2	(15.5)	(7.5)	18.4
South Pacific	0.9	(14.5)	(9.5)	15.3
Total scheduled	$84.8	10.7	15.5	0.1

Charter revenue (which is usually based on a revenue per block hour rate) was $23.1 million for the year ended December 31, 2003, a decrease of $23.4 million, or 50.4%, from charter revenue of $46.5 million for 2002.  The decrease in 2003 was due mostly to the reallocation of aircraft to scheduled service that resulted in a 3,687 hour, or 62.0%, decrease in charter revenue block hours operated compared to the prior year.  This revenue loss was mitigated in part by a 30.7% increase in the 2003 revenue per charter revenue block hour to $10.2 thousand per charter revenue block hour.

Cargo revenue was $28.5 million for the year ended December 31, 2003, an increase of $7.2 million, or 33.7%, from cargo revenue of $21.3 million for 2002.  The increase in 2003 was due primarily to a $5.3 million increase in cargo and U.S. mail revenue resulting from a 26.2% increase in revenue ton-miles to 78.2 million revenue ton-miles, and excess baggage revenue of $1.9 million.

Other operating revenue was $27.8 million for the year ended December 31, 2003, an increase of $5.5 million, or 24.8%, from other operating revenue of $22.2 million for 2002.  The net increase in 2003 was due primarily to increases of $3.3 million in ticket change fees and $1.1 million from in-flight sales of liquor and audio headsets.

Operating Expenses.  Operating expenses were $630.3 million for the year ended December 31, 2003, a $57.9 million, or 8.4%, decrease from operating expenses of $688.1 million for 2002.  As is discussed more fully below, the net decrease in the 2003 operating expenses was due primarily to year-over-year decreases in aircraft maintenance materials and repairs, sales commissions, and other operating expenses, which savings were partially offset by increases in wages and benefits and aircraft rent expense. Also, whereas the 2003 operating expenses were reduced by $17.5 million for financial assistance Hawaiian received from the federal government, the 2002 operating expenses include restructuring charges of $8.7 million associated with the downsizing of our aircraft fleet and workforce.

Wages and benefits expense was $215.4 million for the year ended December 31, 2003, a $10.0 million, or 4.9%, increase compared to wages and benefits expense of $205.4 million for 2002.  The increase in 2003 was due primarily to an increase of $10.3 million in employee pension benefits and a $5.1 million management incentive bonus.  These increases were partially offset by savings of $2.9 million caused by a reduction in flight engineers associated with the retirement of our DC-10 aircraft, and $2.5 million of officer severance compensation accrued in 2002.

Aircraft fuel expense (which includes applicable federal, state and local taxes, and engine oil) was $97.1 million for the year ended December 31, 2003, a $1.6 million, or 1.7%, increase from aircraft fuel expense of $95.5 million for 2002.  The modest increase in 2003 was due to a combination of a 15.1% increase to $0.93 per gallon for jet fuel for that year, mitigated by a 13.6 million gallon, or 11.6%, reduction in jet fuel consumed.  By replacing Hawaiian’s DC-10 aircraft with more fuel efficient B767 aircraft, Hawaiian was able to operate 100.8 million more available seat miles and 276 more revenue block hours in 2003 than in 2002 while using less fuel.

Aircraft rent expense was $111.5 million for the year ended December 31, 2003, an increase of $28.0 million, or 33.5%, compared to aircraft rent expense of $83.5 million for 2002. The increase in 2003 was due primarily to a $36 million increase related to the addition of three B767 aircraft, and a $9.7 million reduction related to the early retirement and return of leased DC-10 aircraft.  The rejection of one leased B717 in December 2003, and the renegotiation of certain of other leased B717 and B767 aircraft resulted in insignificant lease reductions in 2003.

Maintenance materials and repairs expense was $49.5 million for the year ended December 31, 2003, a decrease of $40.7 million, or 45.1%, compared to maintenance materials and repairs expense of $90.2 million for 2002. The decrease in 2003 was due substantially to $35.7 million net savings in the maintenance and repair costs of the retired DC-10 aircraft, which aircraft were replaced by newer B767 aircraft, and a $5.2 million reduction in charges we paid to other airlines in 2002 for the use of spare aircraft parts.

Other rentals and landing fees expense was $25.0 million for the year ended December 31, 2003, an increase of $0.8 million, or 3.3%, compared to other rentals and landing fees expense of $24.2 million for 2002.  The increase in 2003 was due to increases from the prior year in facilities space rent and aircraft landing fees.

Depreciation and amortization expense was $7.1 million for the year ended December 31, 2003, a decrease of $1.5 million, or 17.2%, from depreciation and amortization expense of $8.6 million for 2002.  The decrease in 2003 was due primarily to a $1.6 million decrease in the amortization of leasehold improvements to the retired DC-10 aircraft.

Sales commissions expense was $4.3 million for the year ended December 31, 2003, a decrease of $10.3 million, or 70.6%, from sales commissions expense of $14.6 million for 2002.  The decrease in 2003 was due principally to the elimination in mid-2002 of base commissions paid to travel agencies, successful efforts to increase the sales of tickets by Hawaiian’s own reservations agents and through its website and other Internet channels, and to reduce incentive commissions paid to ticket wholesalers.

Restructuring charges.  Due to decreasing scheduled passenger traffic, in the fourth quarter of 2002 Hawaiian began a program (which program was completed by April 2003) to reduce capacity in certain adversely affected transpacific routes.  This program included the early retirement of eight leased DC-10 aircraft and a reduction in workforce.  As a result of these actions, Hawaiian incurred an $8.7 million restructuring charge in 2002.  No restructuring charges were recognized in 2003.

Special Credits.  In 2003 Hawaiian received $17.5 million of financial assistance from the federal government under the Emergency Wartime Supplemental Appropriations Act for reimbursement of previously expensed airline security fees, which credit reduced operating expenses in that year.  The 2002 operating expenses include a $0.7 million charge related to the true up and finalization of special credits recognized in 2001 for financial assistance Hawaiian received from the federal government under the Air Transportation Safety and System Stabilization Act for direct and incremental losses incurred as a result of the federal ground stop order associated with the September 11, 2001 terrorist attacks.

Other operating expenses were $138.0 million for the year ended December 31, 2003, a decrease of $18.8 million, or 12.0%, from other operating expenses of $156.8 million for 2002.  The net decrease in 2003 from was due principally to reductions in discretionary spending brought about in part by the bankruptcy filing that resulted in decreases from the prior year in outside services purchased (including legal, technical and other professional fees) of $10.6 million (17.0%), and advertising and promotional expense of $5.5 million (32.7%).  Also, 2003 operating expense benefited from reductions in passenger liability insurance of $2.5 million (20.4%)

resulting from the federal government underwriting of war-risk insurance, and $3.0 million (98.2%) in interrupted trip expenses resulting from the expiration of vouchers for travel, meals and lodging issued to passengers in prior periods for denied boarding,  and delayed and cancelled flights.

Nonoperating Income and Expense.  Nonoperating income and expense.  For the year ended December 31, 2003, the combined entity incurred net nonoperating expense of $112.6 million compared to net nonoperating income of $0.6 million for 2002, which change is attributable to $113.6 million of reorganization related expenses incurred in 2003.

Income Tax Expense.  Income tax expense was $12.9 million for the year ended December 31, 2003, an increase of $10.1 million, or 362.5%, from income tax expense of $2.8 million for 2002.  Despite pretax losses in 2003 and 2002, changes in the valuation allowances for deferred tax assets, and permanent and timing differences in book and tax income and deductions resulted in income tax expense for those two years.  The increase in 2003 is primarily due to that year’s current liability for federal and state income taxes resulting principally from permanent and timing differences in deductions associated with the reorganization expenses recognized in 2003, which generally are not deductible for income tax purposes until paid.  Combined income tax expense reflects the separate company income tax expense incurred by Holdings and Hawaiian and is not reflective of the income tax expense that would have resulted had Holdings and Hawaiian filed consolidated income tax returns during the periods presented.

Liquidity and Capital Resources

Our future liquidity will be largely dependent on the operating results and cash flows of Hawaiian, along with the financing arrangements put in place in connection with the effectiveness of the Joint Plan, as discussed further below.  As a result of the significance of the operating cash flows of Hawaiian to our future liquidity, our historical sources and uses of cash have been combined with those of Hawaiian and discussed below in order to provide a more informative comparison.  Management currently believes that a combination of existing cash and cash flows from the Company’s operations through the end of 2006 will be sufficient to support the Company’s operations and capital requirements.

Cash and cash equivalents for the combined entity were $140.6 million at June 30, 2005, an increase of $27.8 million from cash and cash equivalents of $112.8 million at December 31, 2004.  The combined entity also had restricted cash on those dates of $56.8 million and $47.9 million, respectively.  The restricted cash primarily serves as collateral to support a credit card holdback for advance ticket sales, which funds are made available as air travel is provided. Historically, Hawaiian’s cash flow from operations is higher in the second and third quarters, while the first and fourth quarters traditionally reflect reduced travel demand except for specific periods around holidays and spring break. Working capital of the combined entity as of June 30, 2005 was $15.4 million, as compared with $13.8 million as of December 31, 2004.

Net cash provided by operating activities before reorganization activities was $14.2 million for the three months ended June 30, 2005, and $24.8 million for the comparable period in 2004.  Reorganization activities used net cash of $5.9 million in the 2005 period and $4.1 million in the 2004 period, primarily for professional fees associated with Hawaiian’s bankruptcy proceedings.  The $12.3 million period over period decrease in net cash provided by operating activities was due primarily to a net increase of approximately $6.4 million in the 2005 period’s operating assets, and an approximate $5.2 million decrease in net cash provided by operations after adjustments for non-cash items.  Net cash used in investing and financing activities increased by $4.9 million to $7.3 million for the three-month period of 2005 compared to the same period for 2004, due primarily to increased investments in property and equipment.

At December 31, 2004, the combined entity had cash and cash equivalents of $112.8 million compared to cash and cash equivalents of $87.7 million at December 31, 2003.  The combined entity also had restricted cash on those dates of $48.4 million and $53.3 million, respectively, comprised substantially of credit card holdbacks.  Operating activities before reorganization activities provided net cash of $46.7 million in 2004 and $38.9 million in 2003.  Reorganization activities used cash of $18.1 million in 2004 and $13.2 million in 2003.  The primary source of cash from operating activities before reorganization activities in both 2004 and 2003 was operating income resulting from increases in passenger revenue.  Operating income in 2003 also included $17.5 million of financial assistance received from the federal government under the Air Transportation Safety and System Stabilization Act. Investing and financing activities used net cash of $3.6 million in 2004 and $10.0 million in 2003 primarily for the acquisition of property and equipment.  Net cash from investing and financing activities in 2004 included $10.1 million from the sales of common stock in that year and from collections on notes receivable from sales of common stock in prior years.

At December 31, 2003, the combined entity had cash and cash equivalents of $87.7 million compared to cash and cash equivalents of $71.9 million at December 31, 2002.  The combined entity also had restricted cash on those dates of $53.3 million and $23.2 million, respectively, comprised substantially of credit card holdbacks. Operating activities before reorganization activities provided net cash of $38.9 million in 2003 primarily from operating income resulting from increases in passenger revenue.  Net cash provided by operating activities in 2002 was $10.4 million primarily due to advanced ticket sales.  Reorganization activities used $13.2 million of cash in 2003 (Hawaiian’s chapter 11 bankruptcy case began in March 2003).  Investing and financing activities used net cash of $10.0 million in 2003 and $41.3 million in 2002.  The net cash used by investing and financing activities in 2003 was for the acquisition of property and equipment and repayments of long-term debt and capital lease obligations.  In addition to such disbursements in 2002, financing activities in that year included the repurchase of $28.1 million of our common stock.

Hawaiian sponsors three tax-qualified defined benefit pension plans covering its ALPA, IAM and other employees (salaried, TWU, and Network Engineering Group (NEG)). In the aggregate, these plans are under funded.  As of June 30, 2005, the excess of the projected benefit obligation over the fair value of plan assets was approximately $144.0 million.  Between June 30 and October 14, 2005, Hawaiian made all remaining 2005 scheduled contributions to its defined benefit plans of $10.6 million. The Company anticipates that Hawaiian will make contributions to its defined benefit plans of $27.1 million in 2006.  Future funding requirements are dependent upon many factors such as interest rates, funding status, applicable regulatory requirements for funding purposes and the level and timing of asset returns.

We estimate that our capital expenditures will be approximately $7.0 million during the remainder of 2005 and $17.0 million in 2006, consisting primarily of aircraft improvements and modifications, improvements in software and related hardware, facility improvements, purchases of ground equipment and other capital assets. The majority of these anticipated capital expenditures are not firm commitments, and therefore we can adjust the level of our capital spending based on our available cash.

Under substantially all of its aircraft and spare engine leases, Hawaiian is required to make supplemental payments monthly to the lessors for certain future maintenance of these assets based on Hawaiian’s utilization of the assets.  Once the qualified maintenance is completed, the lessor reimburses Hawaiian in an amount equal to the lesser of the cost of such maintenance or the cumulative amount of supplemental payments made by Hawaiian to the lessor for such maintenance.  For the remainder of 2005 and for 2006, we estimate such supplemental payments will be $2.3 million and $6.9 million, respectively, net of reimbursements.

We may also acquire additional aircraft from time to time as opportunities arise to both acquire the aircraft on satisfactory price and financing terms and deploy them in appropriate markets.  We currently do not have any firm commitments to acquire additional aircraft.

Senior Credit Facility

On June 2, 2005, Hawaiian, as borrower, entered into a credit agreement with the Company, as guarantor, the lenders named therein and Wells Fargo Foothill, Inc. (“Wells Fargo”), as agent for the senior lenders (the “Senior Credit Facility”). Indebtedness under the Senior Credit Facility is secured by substantially all of the assets of Hawaiian.  The Senior Credit Facility provides Hawaiian with a $50.0 million senior secured credit facility comprised of (i) a revolving line of credit in the maximum amount of $25.0 million, subject to availability under a borrowing base formula based on Hawaiian’s eligible accounts receivable, eligible spare parts, eligible ground equipment and collections, with a $15.0 million sublimit for letters of credit and up to $5.0 million in swing loans and (ii) a $25.0 million term loan. Indebtedness under the Senior Credit Facility bears interest, in the case of base rate loans, at a per annum rate equal to the base rate (Wells Fargo’s published “prime rate”) plus the base rate margin (1.50 percentage points), and, in the case of LIBOR rate loans, at a per annum rate equal to the LIBOR rate plus the LIBOR rate margin, as defined in the Senior Credit Facility.  The interest rate shall at no time be less than 5% per annum and is subject to adjustment from time to time.  The Senior Credit Facility includes customary covenants for lending transactions of this type, including minimum EBITDA, excess availability and leverage ratio financial covenants. Hawaiian’s obligations under the Senior Credit Facility are guaranteed by the Company.  The Senior Credit Facility matures in three years.

Term B Credit Facility

On June 2, 2005, Hawaiian, as borrower, entered into a credit agreement with the Company, as guarantor, the lenders named therein and Canyon Capital Advisors, LLC (“Canyon”), as agent for the junior lenders (the “Term B Credit Facility”). The Term B Credit Facility provided Hawaiian with an additional $25.0 million term loan at an interest rate of 10% per annum, with interest payable quarterly. The entire principal amount of the loan may be prepaid, subject to certain prepayment penalties as set forth in the Term B Credit Facility.  The Term B Credit Facility includes customary covenants for lending transactions of this type, including minimum EBITDA, excess availability and leverage ratio financial covenants. The Term B Credit Facility is secured by a lien on substantially all of the assets of Hawaiian, subject to the prior liens granted to the senior lenders under the Senior Credit Facility. The obligations of Hawaiian under the Term B Credit Facility are guaranteed by the Company.  The Term B Credit Facility matures in three years.

Note Purchase Agreement

On June 1, 2005, the Company and RC Aviation entered into a Note Purchase Agreement (the “Note Purchase Agreement”), pursuant to which RC Aviation and its members purchased from the Company Series A Subordinated Convertible Notes due June 1, 2010 (the “Series A Notes”) and Series B Subordinated Convertible Notes due June 1, 2010 (the “Series B Notes” and, together with the Series A Notes, the “Notes”), in the aggregate principal amount of $60.0 million.  The Notes provide for interest at a rate of 5% per annum, payable in cash or additional Notes at the option of the Company. The Notes will be convertible into the Company’s common stock at an initial conversion price of $4.35 per share, subject to adjustment upon the occurrence of certain dilutive events. The Series A Notes and the Series B Notes are convertible into 8,933,000 shares and 4,860,103 shares, respectively of the Company’s common stock at any time after the first anniversary of the issuance thereof. The Notes become due in five years from the issue date, if not prepaid or converted prior to such date. The Company has the right, and has covenanted to use its best efforts, to redeem the Notes at 105% of the aggregate principal amount, plus all accrued and unpaid interest due and payable thereunder, at any time prior to the first anniversary of issuance. On June 2, 2005, RC Aviation also received a warrant to purchase shares of newly designated Series E Preferred Stock of the Company.  In July 2005, such warrant was automatically exchanged, upon the occurrence of certain events (including stockholder approval), for a warrant to purchase up to 10% of the fully-diluted shares of common stock of the Company (6,855,685 shares) at an exercise price of $7.20 per share (the “Common Stock Warrant”) of which warrant half had been previously earned by RC Aviation for its funding commitment with respect to the Joint Plan and the other half of which was earned by RC Aviation in connection with its purchase of the Notes.  On October 19, 2005 and October 21, 2005, we repurchased an aggregate of approximately $3.9 million and $1.1 million, respectively, in principal amount of the Notes at their face amount, plus accrued interest, and a corresponding portion of the Common Stock Warrant.  After giving effect to the warrant repurchases in connection with the note repurchases, RC Aviation now holds a warrant to purchase 6,283,705 shares of common stock.  The Board of Directors of the Company has authorized the repurchase of up to $10 million in principal amount of the Notes in the aggregate, inclusive of such approximately $5 million of Notes recently repurchased.  In connection with the issuance of the Notes and the granting of the Common Stock Warrant, Holdings and RC Aviation also entered into a Registration Rights Agreement relating to the registration of shares of common stock issuable upon conversion of the Notes and exercise of the Common Stock Warrant.

Off-Balance Sheet Arrangements

An off-balance sheet arrangement is any transaction, agreement or other contractual arrangement involving an unconsolidated entity under which a company has (1) made guarantees, (2) a retained or a contingent interest in transferred assets, (3) an obligation under derivative instruments classified as equity or (4) any obligation arising out of a material variable interest in an unconsolidated entity that provides financing, liquidity, market risk or credit risk support to the company, or that engages in leasing, hedging or research and development arrangements with the company.  We have no arrangements of the types described in the first three categories that we believe may have a material current or future effect on our financial condition, liquidity or results of operations.  We do have obligations arising out of variable interests in unconsolidated entities related to certain airport leases.  Our airport leases are typically with municipalities or other governmental entities.  To the extent our lease and related guarantee are with a separate legal entity other than a governmental entity, we are not the primary beneficiary because the lease terms are consistent with market terms at the inception of the lease and the lease does not include a residual value guarantee, fixed price purchase option or similar feature.

Contractual Obligations

Our contractual obligations for the remainder of 2005 and beyond are shown as of June 30, 2005 in the table that follows (in thousands).

					2010 and
Obligations	Total	2005	2006-2007	2008-2009	Thereafter

Senior Credit Facility (1)	$28,282	$5,125	$18,861	$4,296	$—
Term B Credit Facility (1)	32,625	1,486	5,069	26,069	—
Series A and B Notes (1)	75,467	1,783	6,083	6,092	61,508
Payable to IRS (2)	34,487	2,874	11,496	11,496	8,622
Other Debt	112	28	80	5	—
Capital Lease Obligations	1,511	191	379	204	738
Operating Leases - Aircraft and Related (3)	1,385,176	49,034	197,657	210,172	928,312
Operating Leases - Non-Aircraft (4)	34,131	2,086	7,573	6,411	18,061
Projected Pension Contributions (5)	88,793	10,637	50,769	27,387	—

Total Contractual Cash Obligations (6)	$1,680,585	$73,246	$297,967	$292,132	$1,017,240

(1)

Amounts represent contractual amounts due, including interest. Interest on floating rate debt was estimated using projected forward rates as of the fourth quarter of 2004. Actual amounts due with respect to the Notes will be less than set forth in the table due to the Company’s repurchase in October 2005 of an aggregate of approximately $5 million in principal amount of the Notes.

(2)	Amounts represent long-term obligations to the Internal Revenue Service. See Note 8 to our financial statements for the quarter ended June 30, 2005.
(3)	Amounts represent contractual amounts due under the respective lease agreements.
(4)	Amounts represent minimum contractual amounts. We have assumed no escalations in rent or changes in variable expenses.
(5)

Amounts represent our estimate of the minimum funding requirements under the Employee Retirement Income Security Act (“ERISA”). Amounts are subject to change based on numerous factors, including interest rate levels, the amount and timing of asset returns, and the impact of proposed legislation. See “Critical Accounting Policies and Estimates” below for a discussion of our assumptions regarding our pension plan. We are unable to estimate the projected contributions beyond 2009.

(6)

Total contractual obligations do not include long-term contracts where the commitment is variable in nature, such as credit card processing agreements, or where short-term cancellation provisions exist.

Critical Accounting Policies and Estimates

The discussion and analysis of the Company’s financial condition and results of operations are based upon financial statements that have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amount of assets and liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities as of the date of the financial statements. Actual results may differ from these estimates under different assumptions or conditions.

Critical accounting policies and estimates are defined as those accounting policies and accounting estimates that are reflective of significant judgments and uncertainties, and that potentially result in materially different results under different assumptions and conditions. For a detailed discussion of the application of these and other accounting policies, see Note 3, “Summary of Accounting Policies” in the notes to the financial statements.

Revenue Recognition.    Passenger revenue is recognized either when the transportation is provided or when the related ticket expires unused. The value of unused passenger tickets is included as air traffic liability. Any adjustments resulting from periodic evaluations of this estimated liability, which can be significant, are included in results of operations for the periods in which the evaluations are completed. Charter and cargo revenue is recognized when the transportation is provided.

Pension and Other Postretirement Benefits.    The Company accounts for Hawaiian’s defined benefit pension plans in accordance with Statement of Financial Accounting Standards (SFAS) No. 87, “Employer’s Accounting for Pensions” (SFAS 87) and its other postretirement benefit plans using SFAS No. 106, “Employer’s Accounting for Postretirement Benefits Other than Pensions” (SFAS 106). Under both SFAS 87 and SFAS 106, pension expense is recognized on an accrual basis over employees’ approximate service periods. Expense calculated under SFAS 87 and SFAS 106 is generally independent of funding decisions or requirements. The calculation of pension and other postretirement benefit expense requires the use of a number of significant assumptions. Changes in these assumptions can result in different expense and liability amounts, and future actual experience can differ from the assumptions. Management believes that the two most critical assumptions are the expected long-term rate of return on plan assets and the assumed discount rate.

The Company assumed that Hawaiian’s plans’ assets would generate a long-term rate of return of 7.9% at June 1, 2005, the date the Company acquired Hawaiian and recorded its pension obligation at its fair value. The expected long-term rate of return assumption is developed by evaluating input from the trustee managing the plans’ assets, including the trustee’s review of asset class return expectations by several consultants and economists as well as long-term inflation assumptions. Pension expense increases as the expected rate of return on plan assets decreases. Lowering the expected long-term rate of return on pension plan assets at June 1, 2005 by 50 basis points (from 7.9% to 7.4%) would have increased  estimated 2005 pension expense by approximately $0.6 million. The Company discounted both future pension obligations and other postretirement benefit obligations using a rate of 5.0% at June 1, 2005. The Company determined the appropriate discount based on the current rates earned on long-term bonds that receive one of the two highest ratings given by a recognized rating agency. Lowering the discount rate at June 1, 2005 by 50 basis points (from 5.0% to 4.5%) would have increased the Company’s pension and other postretirement liabilities at June 1, 2005 by approximately $27.5 million and decreased the estimated 2005 pension and other postretirement benefits expenses by approximately and $0.1 million. The impact of changes to 2005 pension and other post-retirement benefits expense is based on the seven-month period that Hawaiian’s results of operations will be included in the Company’s results of operations.

Financial Instruments

Embedded financial instruments. Warrants issued in connection with debt financing are accounted for in accordance with Accounting Principles Board (APB) Opinion No. 14, “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants”, where the portion of the proceeds allocable to the warrants are treated as paid-in capital.  The allocation between the debt and paid-in capital is based on the relative fair values of the two securities at time of issuance.  The resulting debt discount is accreted to interest expense over the life of the debt instrument. For purposes of valuing the Common Stock Warrants issued in June 2005, the Company utilized the Black-Scholes-Merton option pricing model. The most critical assumption used in developing the fair value of the Common Stock Warrants is the expected volatility of the Company’s stock.  Because the historical volatility of the Company’s common stock is not a reliable indicator of future volatility due to Hawaiian’s bankruptcy and the thin liquidity for the Company’s common stock during that period, the Company utilized a stock volatility factor based on a peer comparison group for a period of time approximating the term of the Common Stock Warrants, which resulted in an expected volatility of 58%.  The value ascribed to the Common Stock Warrants as paid-in-capital in the financial statements is $13.6 million.  Raising the expected volatility by ten percentage points would have increased annualized interest expense by $0.6 million; lowering the expected volatility by ten percentage points would have decreased annualized interest expense by $0.6 million.  Additionally, convertibility features within debt instruments are evaluated under EITF 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios”, whereby an “in-the-money” nondetachable conversion feature at the commitment date (a “beneficial conversion feature”) is recognized and measured by allocating a portion of the proceeds equal to the intrinsic value of that beneficial conversion feature to additional paid-in capital.  The amount recorded as paid-in capital in the financial statements for the beneficial conversion feature of $27.8 million is calculated as the difference between the conversion price and the fair value of the common stock (or other securities into which the security is convertible) multiplied by the number of shares into which the security is convertible.  The resulting debt discount is accreted to interest expense over the life of the debt instrument. As a result of the amounts ascribed to the beneficial conversion feature in the Notes and the Common Stock Warrant issued in connected therewith, the Notes have been recorded at a substantial discount, which will be accreted to interest expense over the stated life of the Notes.  The initial carrying value of the Notes is $18.7 million and the effective interest rate on the Notes is 35.2% over the full term.  If the Notes are retired prior to maturity the effective interest rate on the recorded amount of the Notes would exceed 35.2%, less the effect of the intrinsic value of the beneficial conversion feature at the time of repurchase which will be treated as a repurchase of an equity instrument.  The Company currently intends to retire the Notes within the first twelve months.

Derivative Financial Instruments.  Hawaiian has adopted a comprehensive fuel hedging program that provides it with flexibility of utilizing certain derivative financial instruments, such as heating oil forward contracts and jet fuels swap agreements to manage market risks and hedge its financial exposure to fluctuations in its aircraft fuel costs.  Heating oil forward contracts and/or jet fuel forward contracts are utilized to hedge up to 45% of anticipated aircraft fuel needs. Hawaiian does not hold or issue derivative financial instruments for trading purposes. Such instruments are accounted for under Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS 133), which requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. To the extent a company complies with the hedge documentation requirements and can demonstrate a highly effective hedge, both at the inception of the hedge and throughout the life of the hedge, such derivatives are recorded at fair value with the offset to accumulated other comprehensive income (loss), net of applicable income taxes and hedge ineffectiveness. Such amounts are recognized as a component of fuel expense when the underlying fuel being hedged is used. The ineffective portion of a change in the fair value of the forward contracts is immediately recognized in earnings as a component of non-operating income (loss). Derivatives that are not hedges, or for situations where Hawaiian has not met the stringent documentation requirements of SFAS 133, such derivatives must be adjusted to fair value through earnings. The Company measures fair value of Hawaiian’s derivatives based on quoted market prices of values provided by counterparty. Upon the Company’s acquisition of Hawaiian and through June 30, 2005, the documentation requirements for hedge accounting pursuant to SFAS 133 were not met, and therefore changes in the fair value of the jet fuel swap agreements on approximately 45% of Hawaiian’s fuel consumption were reported through earnings.

Impairment of Long-Lived Assets.    The Company records impairment losses on long-lived assets used in operations, primarily property and equipment and airport operating rights, when events and circumstances indicate that the assets may be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those assets. Cash flow estimates are based on historical results adjusted to reflect the best estimate of future market and operating conditions. The net carrying value of assets not recoverable is reduced to fair value. Estimates of fair value represent management’s best estimate based on industry trends and reference to market rates and transactions.

The Company provides an allowance for spare aircraft parts inventory obsolescence over the remaining useful life of the related aircraft, plus allowances for spare parts currently identified as excess. These allowances are based on estimates and industry trends, which are subject to change, and, where available, reference to market rates and transactions. The estimates are more sensitive near the end of a fleet life or when entire fleets are removed from service sooner than originally planned.

Frequent Flyer Accounting.    The Company utilizes a number of estimates in accounting for the HawaiianMiles frequent flyer program that are consistent with industry practices. The Company records a liability for the estimated incremental cost of providing travel awards that includes the cost of incremental fuel and meals, but does not include any costs for aircraft ownership, maintenance, labor or overhead allocation. Hawaiian sells mileage credits in the HawaiianMiles frequent flyer program to participating partners such as hotels, car rental agencies and credit card companies. Revenue from the sale of mileage credits is deferred and recognized as passenger revenue when transportation was likely to be provided, based on the fair value of the transportation to be provided. Amounts in excess of the fair value of the transportation to be provided are recognized currently as a reduction in marketing expenses.

Stock Compensation.    The Company accounts for stock options in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25) and related Interpretations. Under APB 25, no compensation expense is recognized for stock option grants if the exercise price of the stock option is at or above the fair market value of the underlying stock on the date of grant. The Company discloses pro forma information regarding what net income (loss) would have been if the Company had accounted for option grants using the fair value method prescribed by Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (SFAS 123). The Company estimates the fair value of its stock options using a Black-Scholes-Merton option pricing model. In December, 2004, the Financial Accounting Standards Board issued SFAS No. 123 (revised 2004), “Share Based Payment” (SFAS 123R), which replaces SFAS 123, and supersedes APB 25. SFAS 123R requires that all stock-based payments to employees, including grants of employee stock options, be recognized as compensation expense in the financial statements based on their fair values. SFAS 123R also requires that tax benefits associated with these stock-based payments be classified as financing activities in the statement of cash flow rather than operating activities as currently permitted. The Company is required to adopt SFAS 123R effective January 1, 2006. SFAS 123R offers alternative methods of adoption. At the present time, we has not yet determined which alternative method it will use. Depending on the method the Company adopts to calculate stock-based compensation expense upon the adoption of SFAS 123R, the pro forma disclosure included in the Company’s historical financial statements may not be indicative of the stock-based compensation expense to be recognized beginning January 1, 2006.

BUSINESS

General

Our Company

We are a holding company whose primary asset is the sole ownership of all issued and outstanding shares of common stock of Hawaiian. Based on the number of scheduled miles flown by revenue passengers (known as revenue passenger miles) in 2004, Hawaiian is the largest airline headquartered in Hawaii and the sixteenth largest domestic airline in the U.S. Hawaiian offers daily service on transpacific routes between Hawaii and Los Angeles, Sacramento, San Diego, San Francisco, San Jose, Las Vegas, Phoenix, Portland, and Seattle, as well as approximately 100 daily jet flights among the Hawaiian Islands, and additional service to Australia, American Samoa and Tahiti.

Hawaiian was originally incorporated in January 1929 under the laws of the Territory of Hawaii and became our indirect wholly-owned subsidiary pursuant to a corporate restructuring that was consummated in August 2002.  Hawaiian became a Delaware corporation and our direct wholly-owned subsidiary in June 2005 pursuant to a short-form merger described in greater detail below under “Consummation of Hawaiian’s Joint Plan of Reorganization.”  We were incorporated in April 2002 under the laws of the State of Delaware.

Consummation of Hawaiian’s Joint Plan of Reorganization

On March 21, 2003, Hawaiian filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Hawaii. Holdings did not file for relief under Chapter 11 of the Bankruptcy Code. On May 30, 2003, a bankruptcy trustee was selected to serve in connection with the Chapter 11 filing and operate Hawaiian, which thereafter operated its business under the jurisdiction of the bankruptcy court and in accordance with the applicable provisions of the bankruptcy code and orders of the bankruptcy court until June 2, 2005, the effective date of Hawaiian’s joint plan of reorganization. The appointment of the bankruptcy trustee effectively served to divest operational and financial control of Hawaiian from our officers and directors, and severed the availability of funds needed to support our efforts to meet our ongoing financial and other obligations, including our reporting requirements under the Securities Exchange Act of 1934, as amended.

On March 11, 2005, we, together with the bankruptcy trustee, the unsecured creditors of Hawaiian, a wholly-owned subsidiary of Holdings formerly known as HHIC, Inc., a Delaware corporation (“HHIC”), and RC Aviation (which is currently our largest stockholder) sponsored the Third Amended Joint Plan of Reorganization (the “Joint Plan”) to provide for Hawaiian to emerge from bankruptcy. The Joint Plan provided for payment in full of all allowed claims, including unsecured claims. The Joint Plan also provided for the merger of Hawaiian Airlines, Inc., a Hawaii corporation, with and into HHIC, with HHIC as the surviving entity immediately changing its name to Hawaiian Airlines, Inc., a Delaware corporation.  As used in this report, the term “Hawaiian” refers to the predecessor company for all periods prior to the HHIC merger and the successor company for all periods subsequent to the merger.  We retained our equity interest in Hawaiian; however, in connection with the Joint Plan, we issued shares of our common stock to creditors of Hawaiian to help fund the Joint Plan, resulting in a dilution of the ownership interest of our common stockholders.

The Joint Plan was consummated on June 2, 2005, at which point we regained control of Hawaiian.  Except as otherwise provided in the Joint Plan, on such date, all property of the estate of Hawaiian as an entity in bankruptcy vested in Hawaiian. Hawaiian’s emergence from bankruptcy has been accounted for as a business combination, with the assets and liabilities of Hawaiian recorded in our consolidated financial statements at their fair values as of June 2, 2005 and the results of Hawaiian’s operations included in our results of operations from that date.

Flight Operations

Our flight operations are based in Honolulu, Hawaii.  We currently operate approximately 143 scheduled flights per day with:

•                                          Daily service on our transpacific routes between Hawaii and Los Angeles, Sacramento, San Diego, San Jose, and San Francisco, California; Las Vegas, Nevada; Phoenix, Arizona; Portland, Oregon and Seattle, Washington;

•                                          Daily service on our interisland routes among the four major islands of the State of Hawaii;

•                                          Weekly service on our South Pacific routes as the sole direct provider of air transportation from Hawaii to each of Pago Pago, American Samoa, and Papeete, Tahiti in the South Pacific, and scheduled service to Sydney, Australia;

•                                          Charter service two to three times weekly between Honolulu and Anchorage, Alaska; and

•                                          Other ad hoc charters.

The following table delineates scheduled and chartered passenger revenue of Hawaiian for the periods indicated below (in thousands):

	Six Months Ended	Fiscal Year	Fiscal Year
	June 30, 2005	2004	2003
Transpacific	$222,881	$448,934	$408,349
Interisland	107,775	214,468	197,629
South Pacific	23,421	36,095	20,829
Charter	6,600	7,280	23,070
Total	$360,677	$706,777	$649,877

Properties

Aircraft

As of June 30, 2005, our operating fleet consisted of 14 B767-300ER aircraft to service our transpacific, South Pacific and charter routes, and 11 B717-200 aircraft to service our interisland routes. The following table summarizes our aircraft fleet in service as of June 30, 2005:

Aircraft Type	Leased	Seating Capacity (Per Aircraft)	Average Age (In Years)
B767-300ER	14	252-264	7
B717-200	11	123	5
Total	25

Hawaiian’s leases with AWAS, formerly Ansett Worldwide Aviation Services, Inc. (“AWAS”) for seven Boeing 767 aircraft allow AWAS to terminate those leases early, after not less than 180 days prior notice to Hawaiian, beginning on March 21, 2007. AWAS can terminate up to two AWAS aircraft leases between March 21, 2007 and September 20, 2007, up to three additional AWAS aircraft leases between September 21, 2007 and March 20, 2008; and up to two additional AWAS aircraft leases between March 21, 2008 and September 20, 2009. After September 20, 2009, AWAS can terminate up to all seven AWAS aircraft leases on not less than 180 days notice.

Ground Facilities

Hawaiian’s principal terminal facilities, cargo facilities, hangar and maintenance facilities are located at the Honolulu International Airport (HNL). The majority of the facilities at HNL are leased on a month-to-month basis.  Hawaiian is also charged for the use of terminal facilities at the five major interisland airports owned by the State of Hawaii.  Some terminal facilities, including gates and holding rooms, are considered by the State of Hawaii to be common areas and thus are not exclusively controlled by Hawaiian.  Other facilities, including station managers’ offices, Premier Club lounges and operations support space, are considered exclusive-use space by the State of Hawaii.

Hawaiian has signatory agreements with the Port of Portland and a facilities sharing agreement with the City of Phoenix for terminal space, and operating agreements with the Port of San Diego, McCarran International Airport in Las Vegas, Nevada, the City of Los Angeles, the County of Sacramento and Societe D’Equipment De Tahiti Et Des Iles (SETIL) for Tahiti Airport. Hawaiian has a right of entry agreement with the Ted Stevens Anchorage International Airport.  Hawaiian has sublease agreements for terminal space with LAX Two in Los Angeles, and ground handling agreements which include office space leases with Delta Air Lines in Seattle, Washington, Portland, Oregon, San Diego, San Francisco and Sacramento, California; US Airways in Phoenix, Arizona; GlobeGround North America in Las Vegas, Nevada.  Hawaiian has lease agreements with the Government of American Samoa in Pago Pago, and Sydney Airport Corporation, Limited, in Sydney, Australia. Hawaiian also has agreements in place for alternate landing sites with the Port of Moses Lake, King County (Boeing Field) in Seattle, Ontario International Airport in California and Fairbanks International Airport in Alaska.

The table below sets forth the airport locations Hawaiian utilizes pursuant to various lease agreements:

Name of Airport	Location

Ted Stevens Anchorage International Airport	Anchorage	Alaska
Phoenix Sky Harbor International Airport	Phoenix	Arizona
Los Angeles International Airport	Los Angeles	California
Sacramento International Airport	Sacramento	California
San Diego International Airport	San Diego	California
San Francisco International Airport	San Francisco	California
Hilo International Airport	Hilo	Hawaii
Norman Y. Mineta San Jose International Airport	San Jose	California
Honolulu International Airport	Honolulu	Hawaii
Kahului Airport	Kahului	Hawaii
Kona International Airport	Kona	Hawaii
Lihue Airport	Lihue	Hawaii
McCarran International Airport	Las Vegas	Nevada
Portland International Airport	Portland	Oregon
Seattle-Tacoma International Airport	Seattle	Washington
Pago Pago International Airport	Pago Pago	American Samoa
Faa’a International Airport	Papeete	Tahiti
Sydney Airport	Sydney	Australia

Our corporate headquarters are located in leased premises adjacent to the Honolulu International Airport. The lease for this space expires in 2016.  Hawaiian leases two ticket offices in Hawaii, one on the island of Oahu and one on the island of Hawaii. We also lease sales offices in San Francisco, Seattle (cargo), Los Angeles, Papeete and Tokyo. The leases for these offices expire on various dates from June 2006 to April 2009. The aggregate rent for all facilities in the year ended December 31, 2004 was approximately $12 million.

Fuel

Our operations and financial results are significantly affected by the availability and price of jet fuel.  The following table sets forth statistics about Hawaiian’s aircraft fuel consumption and cost for each of the last three years (including the impact of Hawaiian’s fuel hedging program):

Year	Gallons consumed	Total cost, including taxes	Average cost per gallon	% of operating expenses
	(in thousands)
2004	104,909	$135,866	$1.30	19.6

2003	104,127	$97,018	$0.93	15.4

2002	117,738	$95,296	$0.81	13.9

As illustrated by the table above, fuel costs constitute a significant portion of Hawaiian’s operating expense. Approximately 55% of Hawaiian’s fuel is based on Singapore jet fuel prices; the remaining 45% is based on U.S. West Coast jet fuel prices.  Fuel prices are volatile; for example, based on a blended rate of the two markets in which we purchase fuel, the average jet fuel prices have increased from $1.17 per gallon as of December 31, 2004 to $1.96 per gallon as of October 13, 2005.  Each one cent change in the price of jet fuel causes Hawaiian’s annual expense for jet fuel to vary by approximately $1.1 million before taking into account the impact of Hawaiian’s hedging program discussed below.  Jet fuel costs represented 19.6% of Hawaiian’s operating expenses in 2004. The cost of jet fuel is influenced by international political and economic circumstances, such as post-war unrest in Iraq and other conflicts in the Middle East, OPEC production curtailments, disruption of oil imports, increased demand by China, India and other developing countries, environmental concerns, and weather and other unpredictable events.  During the third quarter of 2005, Hurricane Katrina and Hurricane Rita caused widespread disruption to oil production, refinery operations and pipeline capacity along certain portions of the U.S. Gulf Coast.  As a result of these disruptions, the price of jet fuel increased significantly and the availability of jet fuel supplies was diminished.  Further increases in jet fuel prices or disruptions in fuel supplies, whether as a result of natural disasters or otherwise, could have a material adverse effect on our results of operations, financial position or liquidity.

Hawaiian purchases aircraft fuel at prevailing market prices, but seeks to manage market risk through execution of a hedging strategy. From time to time, Hawaiian enters into various derivative instruments to hedge up to 45% of anticipated jet fuel requirements. In September 2004, Hawaiian resumed a jet fuel hedging program which utilized forward heating oil contracts in order to moderate market risks and hedge its financial exposure to fluctuations in its cost of jet fuel. In May 2005, Hawaiian terminated its heating oil contracts and entered into jet fuel swap agreements with a single counterparty to hedge its fuel consumption requirements.  Jet fuel swap agreements are not exchange traded due to the limited market for such instruments, however they tend to have a higher level of precision than do heating oil forward contracts, with the ineffectiveness limited to transportation costs and timing of purchases. As of June 30, 2005, Hawaiian held jet fuel swap agreements for approximately 45 million gallons of jet fuel for the period July 2005 through June 2006, representing approximately 40% and 42% of Hawaiian’s forecast fuel requirements for the remainder of 2005 and 2006, respectively. The fair value of Hawaiian’s jet fuel swap agreements as of June 30, 2005, related to Hawaiian’s fuel hedging program, was $10.1 million.

Aircraft Maintenance

Our aircraft maintenance programs consist of a series of phased or continuous checks for each aircraft type. These checks are performed at specified intervals measured by calendar months, time flown or by the number of takeoffs and landings, or “cycles” operated. In addition, we perform inspections, repairs and modifications of our aircraft in response to Federal Aviation Administration (FAA) directives. Checks range from daily “walk around” inspections, to more involved overnight maintenance checks, to exhaustive and time consuming major overhauls. Aircraft engines are subject to phased maintenance programs designed to detect and remedy potential problems before they occur. The service lives of certain airframe and engine parts and components are time or cycle controlled, and such parts and components are replaced or refurbished prior to the expiration of their time or cycle limits.

Code Sharing and Other Alliances

We have marketing alliances with other airlines that provide reciprocal frequent flyer mileage accrual and redemption privileges and code sharing on certain flights (one carrier placing its name and flight numbers, or “code”, on flights operated by the other carrier).  We have code sharing agreements with Alaska Airlines, US Airways, American Airlines, American Eagle, Continental Airlines, Island Air, and Northwest Airlines.  We also participate in the frequent flyer programs of Alaska Airlines, US Airways, American Airlines, Continental Airlines, Island Air, Northwest Airlines and Virgin Atlantic Airways.  These programs enhance our revenue opportunities by:

•                                          providing our customers more value by offering easier access to more travel destinations and better mileage accrual/redemption opportunities;

•                                          gaining access to more connecting traffic from other airlines; and

•                                          providing members of our alliance partners’ frequent flyer program an opportunity to travel on our system while earning mileage credit in the alliance partners’ programs.

Although these programs and services increase our ability to be more competitive, they also increase our reliance on third parties.

Marketing

In an effort to reduce our reliance on travel agencies and lower our distribution costs, we continue to expand and pursue
e-commerce initiatives.  We currently utilize web-fare discounts and web-booked additional bonus mileage incentives to increase our electronic ticket (e-ticket) usage and growth in e-commerce in order to improve service to our customers and to reduce our distribution costs. In addition, we introduced internet check-in and self-service kiosks to improve the customer check-in process. In 2004, 40% of sales were through Hawaiian Airlines’ website, compared to less than 5% in 2002.  E-tickets result in lower distribution costs while providing increased customer convenience. In 2004, revenue from e-ticket sales was $588 million, representing 84% of total passenger revenue, which is an increase of 43% over the $411 million of revenue from sales of e-tickets we recorded in 2003. Our website, www.HawaiianAirlines.com, offers customers information on our flight schedules, our frequent flyer program (HawaiianMiles), booking reservations on our flights or connecting flights with any of our code share partners, the status of our flights as well as the ability to purchase tickets or travel packages. We also publish fares with web-based travel services such as Orbitz, Travelocity, Expedia, Cheap Tickets, Hotwire and Priceline. These comprehensive travel planning websites provide customers with convenient online access to airline, hotel, car rental and other travel services.

Frequent Flyer Program

The HawaiianMiles frequent flyer program was initiated in 1983 to encourage and develop customer loyalty.  HawaiianMiles allows passengers to earn mileage credits by flying with us and our partner carriers. We also credit members with mileage credits for patronage with our other program partners, including hotels, car rental firms, credit card issuers and long distance telephone companies, pursuant to our exchange partnership agreements. We also sell mileage credits to other companies participating in the program.

HawaiianMiles members have a choice of various awards based on accumulated mileage, with most of the awards being for free air travel. Travel awards range from a 5,000 mile award, which is redeemable for a one-way interisland flight, to 105,000 mile awards, which are redeemable for a roundtrip first class travel between the mainland U.S. and Sydney, Australia.

Competition

Transpacific

We face multiple competitors on our transpacific routes, including major carriers such as American Airlines, Continental Airlines, Northwest Airlines, Delta Air Lines, United Air Lines and various charter carriers. ATA has just recently begun flights to Hawaii with a Southwest Airlines code share and U.S. Airways has announced plans to begin Hawaii service at the end of 2005. We believe that transpacific competition is primarily based on fare levels, flight frequency, on-time performance and reliability, name recognition, affiliations, frequent flyer programs, customer service, aircraft type and in-flight service.

South Pacific

Currently, we are the only provider of direct service between Honolulu and each of Pago Pago, American Samoa, and Papeete, Tahiti. We operate four times a week service between Honolulu and Sydney, Australia, competing directly against Qantas on this route.

Interisland

Interisland routes are serviced by several carriers including Aloha Airlines, Island Air, Pacific Wings and a number of “air taxi” companies.  We currently operate approximately 107 daily interisland flights subject to seasonality, representing slightly less than 50% of total interisland flights. We believe that interisland competition is primarily based on fare levels, flight frequency, on-time performance and reliability, name recognition, affiliations, frequent flyer programs, customer service and aircraft type.

Employees

As of June 30, 2005, we had approximately 3,356 active employees, of which approximately 2,698 were employed on a full-time basis. Approximately 84% of our employees are covered by labor agreements with the following unions: the International Association of Machinists and Aerospace Workers (IAM), the Air Line Pilots Association (ALPA), the Association of Flight Attendants (AFA), the Transport Workers Union (TWU) and the Network Engineering Group.  To date, we have renegotiated new three-year contracts with IAM, ALPA, AFA, TWU and the Network Engineering Group, all of which have obtained ratification of the agreements from their members.  While there can be no assurance that Hawaiian’s generally good labor relations will improve, we expect to develop and execute a business strategy that recognizes the importance of good relations with Hawaiian’s employees.

Regulation

Our business is subject to extensive and evolving federal, state, local and transportation laws and regulations in the U.S..  Many of these agencies regularly examine our operations to monitor compliance with applicable laws and regulations.  Governmental authorities can enforce compliance with applicable laws and regulations and obtain injunctions or impose civil or criminal penalties in case of violations.

We cannot guarantee that we will be able to obtain or maintain necessary governmental approvals.  Once obtained, operating permits are subject to modification and revocation by the issuing agencies.  Compliance with these and any future regulatory requirements could require us to make significant capital and operating expenditures.  However, most of these expenditures are made in the normal course of business and do not place us at any competitive disadvantage.  The primary U.S. federal statutes affecting our business are summarized below:

Industry Regulations

As a certificated air carrier, we and all other U.S. domestic airlines are subject to the regulatory jurisdiction of the U.S. Department of Transportation (DOT) and the FAA. The DOT has jurisdiction over certain aviation matters such as the carriers’ certificate of public convenience and necessity, international routes and fares, consumer protection policies including baggage liability and denied-boarding compensation, and unfair competitive practices as set forth in the Transportation Act.  The FAA has regulatory jurisdiction over flight operations generally, including equipment, ground facilities, security systems, maintenance and other safety matters. To assure compliance with its operational standards, the FAA requires air carriers to obtain operations, airworthiness and other certificates, which may be suspended or revoked for cause. The FAA also conducts safety audits and has the power to impose fines and other sanctions for violations of aviation safety and security regulations. Like other carriers, we are subject to inspections by the FAA in the normal course of business and on a routine basis. We operate under a Certificate of Public Convenience and Necessity issued by the DOT (authorizing us to provide commercial aircraft service) as well as a Part 121 Scheduled Carrier Operating Certificate issued by the FAA.

Maintenance Directives

The FAA approves all airline maintenance programs, including modifications to the programs. In addition, the FAA licenses the mechanics who perform the inspection, repairs and overhauls, as well as the inspectors who monitor the work.

The FAA frequently issues airworthiness directives, often in response to specific incidents or reports by operators or manufacturers, requiring operators of specified equipment types to perform prescribed inspections, repairs or modifications within stated time periods or numbers of cycles. In the last several years, the FAA has issued a number of maintenance directives and other regulations relating to, among other things, cargo compartment fire detection/suppression systems, collision avoidance systems, airborne windshear avoidance systems, noise abatement and increased inspection requirements. We cannot predict what new airworthiness directives will be issued and what new regulations will be adopted, or how our businesses will be affected by any such directives or regulations. We expect that we may incur expenses to comply with new air worthiness directives and regulations.

We believe we are in compliance with all requirements necessary to be in good standing with our air carrier operating certificate issued by the FAA. A modification, suspension or revocation of any of our FAA authorizations or certificates would have a material adverse effect on our operations.

Airport Security

In November 2001, the Aviation and Transportation Security Act (ATSA) was enacted. The ATSA created a new government agency, the Transportation Security Administration (TSA), which is part of the Department of Homeland Security (DHS) and is responsible for aviation security. The ATSA mandates that the TSA provide for the screening of all passengers and property, including mail, cargo, carry-on and checked baggage, and other articles that will be carried aboard a passenger aircraft. Under the ATSA, substantially all security screeners at airports are now federal employees, and significant other elements of airline and airport security are now overseen and performed by federal employees, including security managers, law enforcement officers and federal air marshals. The ATSA also provides for increased security on flight decks of aircraft and requires federal air marshals to be present on certain flights, improved airport perimeter access security, airline crew security training, enhanced security screening of passengers, baggage, cargo, mail, employees and vendors, enhanced training and qualifications of security screening personnel, additional provision of passenger data to U.S. customs and enhanced background checks.

Effective February 2002, the ATSA imposed a $2.50 per enplanement security service fee ($5.00 one-way maximum fee for multiple segments), which is being collected by the air carriers and submitted to the government to pay for these enhanced security measures. Additionally, for the years 2002, 2003 and 2004, air carriers were required to submit to the government an amount equal to what the air carriers paid for screening passengers and property in 2000. Until this fee is reassessed, air carriers will continue to submit to the government an amount equal to what the carriers paid for screening passengers and property in 2000 until further notice. The budget for fiscal year 2006 submitted by President Bush contains a spending proposal for the DHS that would increase the per enplanement security service fee to $5.50 ($8.00 one-way maximum fee for multiple segments). Hawaiian and other carriers have announced their opposition to this proposal as there is no assurance that any increase in such fees could be passed on to customers.

The Emergency Wartime Supplemental Appropriations Act (“Supplemental Appropriations Act”) enacted in April 2003 contained a number of provisions relating to airlines.  In May 2003, Hawaiian received and recognized in earnings $17.5 million in cash for reimbursement of its proportional share of passenger security and air carrier security fees paid or collected by U.S. air carriers as of the date of enactment of the legislation, together with other items.  The passenger security fees were not imposed from June 1, 2003 to September 30, 2003. Hawaiian also received reimbursement for the direct costs associated with installing strengthened flight deck doors and locks.  Additionally, aviation war risk insurance provided by the government was extended to December 31, 2005.

Noise Abatement

The DOT allows local airport authorities to implement procedures designed to abate special noise problems, provided such procedures do not unreasonably interfere with interstate and foreign commerce, or the national transportation system. Certain airports, including the major airports at Los Angeles, San Diego, San Francisco, San Jose and Sydney, Australia, have established airport restrictions to limit noise, including restrictions on aircraft types to be used and limits on the number of hourly or daily operations or the time of such operations. Local authorities at other airports could consider adopting similar noise regulations.  In some instances, these restrictions have caused curtailments in services or increases in operating costs, and such restrictions could limit our ability to expand our regulations.

Environmental and Employee Safety and Health

We are subject to various laws and government regulations concerning environmental matters and employee safety and health in the U.S. and other countries which we do business. U.S. federal laws that have a particular impact on us include the Airport Noise and Capacity Act of 1990, the Clean Air Act, the Resource Conservation and Recovery Act, the Clean Water Act, the Safe Drinking Water Act, and the Comprehensive Environmental Response, Compensation and Liability Act. Certain of our operations are also subject to the oversight of the Occupational Safety and Health Administration (OSHA) concerning employee safety and health matters. The U.S. Environmental Protection Agency (EPA), OSHA, and other federal agencies have been authorized to promulgate regulations that impact our operations. In addition to these federal activities, various states have been delegated certain authorities under the aforementioned federal statutes. Many state and local governments have adopted environmental and employee safety and health laws and regulations, some of which are similar to or stricter than federal requirements, such as California.

Taxes

The airline industry is subject to various passenger, cargo and fuel taxes, which change from time to time.  We have changed our fares in response to enacted tax changes, depending on prevailing market conditions.  We cannot be certain that we will be able to maintain our current fare levels or predict the effects on our fares should these taxes lapse and/or be reinstated.

Civil Reserve Air Fleet Program

The U.S. Department of Defense regulates the Civil Reserve Air Fleet (CRAF) and government charters. We have elected to participate in the CRAF program whereby we have agreed to make B767 aircraft available to the federal government for use by the U.S. military under certain stages of readiness related to national emergencies. The program is a standby arrangement that lets the U.S. Department of Defense U.S. Transportation

Command call on as many as four contractually committed Hawaiian aircraft and crews to supplement military airlift capabilities.

In February 2003, the U.S. Secretary of Defense authorized a “Stage 1” mobilization of the CRAF program, the lowest activation level. We are required to make one passenger aircraft available as a result of this Stage 1 mobilization. Under the requirements of a Stage 2 mobilization, an additional passenger aircraft would be required. The remaining aircraft subject to the CRAF program would be mobilized under a Stage 3 mobilization, which for us would involve a total of four passenger aircraft. While the government would reimburse us for the use of these aircraft, the additional aircraft required under Stage 2 or Stage 3 mobilization could have a significant adverse impact on our results of operations.

Other Regulations

Several aspects of airline operations are subject to regulation or oversight by federal agencies other than the FAA and the DOT.  The federal antitrust laws are enforced by the U.S. Department of Justice.  The U.S. Postal Service has jurisdiction over certain aspects of the transportation of mail and related services provided by our cargo services.  Labor relations in the air transportation industry are generally regulated under the Railway Labor Act.  We and other airlines certificated prior to October 24, 1978 are also subject to preferential hiring rights granted by the Transportation Act to certain airline employees who have been furloughed or terminated (other than for cause).  The Federal Communication Commission issues licenses and regulates use of all communications frequencies assigned to us and the airlines generally.

Additional laws and regulations are proposed from time to time, which could significantly increase the cost of airline operations by imposing additional requirements or restrictions.  Laws and regulations also have been considered from time to time that would prohibit or restrict the ownership and/or transfer of airline routes or takeoff and landing slots.  Also, the award of international routes to U.S. carriers (and their retention) is regulated by treaties and related agreements between the U.S. and foreign governments, which are amended from time to time.  We cannot predict what laws and regulations will be adopted or what changes to international air transportation treaties will be effected, if any, or how we will be affected.

Segment Information

Principally all of our flight operations either originate or end in the State of Hawaii.  The management of our operations is based on a system-wide approach due to the interdependence of our route structure in the various markets that we serve.  We operate as a matrix form of organization as we have overlapping sets of components for which managers are held responsible.  Managers report to our chief operating decision-maker on both our geographic components and our product and service components, resulting in components based on products and services constituting one operating segment.  As we offer only one service (i.e., air transportation), management has concluded that we have only one segment of business.

Legal Proceedings

Chapter 11 Case

On March 21, 2003, Hawaiian filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court for the District of Hawaii.  On June 2, 2005, Hawaiian’s Joint Plan of Reorganization was consummated.  The Chapter 11 case is discussed in greater detail under “Business—General—Consummation of Hawaiian’s Joint Plan of Reorganization.”

Internal Revenue Service Claims

The Internal Revenue Service (IRS) conducted an audit of the Company’s income and excise tax returns for 2001 and 2002.  Based upon the results of that audit, the IRS filed a proof of claim on June 30, 2004 in the amount of approximately $128 million.  To date, the Company has resolved a number of the disputes with the IRS.  For example, certain deductions attributable to aircraft maintenance expenses were disallowed by the IRS for 2002 and 2001, but were subsequently allowed for 2003.  Other disputes have been resolved by the Bankruptcy Court, including an adjustment proposed by the IRS relating to the amount of the availability of tax losses in 2001.  Pursuant to an order entered by the Bankruptcy Court on March 28, 2005, as amended by a subsequent order entered on May 9, 2005, the total pre-petition priority income tax claim for the years 2001 and 2002, including pre-petition interest, was estimated and capped at  $8.1 million, the IRS’s unsecured claim for penalties was disallowed in its entirety; and the IRS’s priority excise tax claim was allowed in the amount of $22.3 million, which includes both the pre-petition and post-petition portions of such claim.  The IRS filed a notice of appeal of the order on April 6, 2005, in which the IRS sought a priority income tax claim plus accrued interest of $65.4 million, and an unsecured claim for excise tax penalties of $40.5 million.  On April 15, 2005, the Company filed a notice of cross-appeal of the order with respect to allowance of the priority excise tax claim.  On September 15, 2005 the IRS signed a stipulation providing for the dismissal of its appeal in exchange for the Company dismissing the cross-appeal.  On September 27, 2005, a stipulation and order dismissing the aforementioned appeal and cross-appeal was filed in the U.S. District Court for the District of Hawaii.

Gotbaum v. Adams, et al., Adv. No. 03-90061 (Bankr. D. Haw.)

On November 28, 2003, the Trustee filed a complaint (the “Complaint”) with the Bankruptcy Court, naming Mr. Adams (our Chief Executive Officer prior to June 2003), AIP LLC, Airline Investors Partnership L.P., and Smith Management LLC (together, the “Adams Defendants”) and Holdings, as defendants. The Complaint asserted various counts based on corporate actions including claims alleging, inter alia, fraudulent transfer claims under the Bankruptcy Code and Hawaii law; avoidance and recovery of preference under the Bankruptcy Code; unlawful distribution under Hawaii law; violations of the duties of care and loyalty under Hawaii law; and unjust enrichment under Hawaii law. The factual allegations relate to a $25 million self-tender offer undertaken by Hawaiian announced on May 31, 2002 (the “Self-Tender”) that was subsequently consummated; payments made by Hawaiian to Smith Management in the total amount of $2.75 million; $200,000 in compensation paid by Hawaiian to defendant Mr. Adams; and $500,000 transferred from Hawaiian to Holdings. Based on all of the claims in the Complaint, the Trustee sought in excess of $28 million, as well as punitive damages, prejudgment interest and the costs of the lawsuit.

The Adams Defendants and Hawaiian served answers denying all material allegations of the Complaint on January 5, 2004 and on February 18, 2004, respectively. On January 4, 2005, Hawaiian announced that the Adams Defendants had agreed to pay Hawaiian $3.6 million to settle the lawsuit brought by the Trustee. Hawaiian received the $3.6 million in June 2005.

On September 22, 2003, we received notice that the SEC had opened a formal, nonpublic investigation of Hawaiian and several of its then officers related to the Self-Tender.

We announced on March 13, 2004 that the Staff of the San Francisco District Office of the SEC was considering recommending that the SEC authorize a civil action against Mr. Adams, the Company's former Chairman, and AIP for possible violations of securities laws related to the Self-Tender. On September 23, 2004, Hawaiian announced a settlement agreement with the SEC that resolves the SEC’s investigation of the Self-Tender, pursuant to which investigation the SEC concluded that the Self-Tender violated SEC rules relating to tender offers. Under the terms of the settlement, the SEC will not file any claim or seek any monetary penalties against Hawaiian, and Hawaiian pledges to comply with tender offer disclosure rules if it should ever again make a public tender offer.

We are not a party to any other litigation that is expected to have a significant effect on our operations or business.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Company is subject to certain market risks, including commodity price risk (i.e., aircraft fuel prices), and interest rate risk. The Company has market sensitive instruments in the form of variable rate debt instruments and financial derivative instruments used to hedge Hawaiian’s exposure to jet fuel price increases. The adverse effects of potential changes in these market risks are discussed below.  The sensitivity analyses presented do not consider the effects that such adverse changes may have on overall economic activity nor do they consider additional actions the Company may take to mitigate its exposure to such changes.  Actual results may differ.  See the discussion of critical accounting policies above for other information related to these financial instruments.

Aircraft Fuel Costs

Aircraft fuel costs, which are currently at historically high levels, constitute a significant portion of Hawaiian’s operating expense. Fuel costs represented approximately 19.6% and 22.4% of Hawaiian’s operating expenses for the year ended December 31, 2004 and the six months ended June 30, 2005, respectively.  Based on gallons expected to be consumed in 2005, for every one cent increase in the price of jet fuel, Hawaiian’s annual fuel expense increases by approximately $1.1 million.  Hawaiian purchases aircraft fuel at prevailing market prices, but seeks to manage market risk through execution of a hedging strategy. From time to time, Hawaiian enters into forward contracts to hedge its financial exposure to fluctuations in the cost such fuel. During 2004, Hawaiian reinstated its fuel hedging program through the use of NYMEX heating oil forward contracts on approximately 40% to 45% of the fuel consumption needs. Heating oil, commonly referred to as kerosene, is a distillate of crude oil. Jet fuel represents a specific grade of heating oil and while jet fuel is heating oil, the opposite is not quite true. As such, the historical correlation between the price of heating oil and jet fuel has been very high, making these derivatives effective in offsetting changes in the cost of aircraft fuel.

Hawaiian’s NYMEX heating oil contracts were liquidated in May 2005 and Hawaiian received cash proceeds of $3.8 million. Also in May 2005, Hawaiian entered into jet fuel swap agreements with a single counterparty to hedge approximately 45% of its fuel consumption requirements.  Jet fuel swap agreements are not exchange traded due to the limited market for such instruments, however they tend to have a higher level of precision than do heating oil forward contracts, with the ineffectiveness limited to transportation costs and timing of purchases. The fair value of jet fuel forward contracts as of June 30, 2005 related to Hawaiian’s fuel hedging program was $10.1 million. The fair value of the derivative instruments were determined by use of a quoted market price from an independent third party. Changes in the related commodity derivative instrument cash flows may change by more or less than this amount based upon further fluctuations in futures prices.

Outstanding financial derivative instruments expose the Company to credit loss in the event of nonperformance by the counterparties to the agreements. However, the Company does not expect any of the counterparties to fail to meet their obligations. The credit exposure related to these jet fuel swap agreements is $10.1 million represented by the fair value of contracts with a positive fair value at June 30, 2005.  As of June 30, 2005, the Company had agreements outstanding with one counterparty.

Interest Rates

The Company’s results of operations are affected by fluctuations in interest rates (e.g., interest expense on variable-rate debt and interest income earned on short-term investments). The Company’s debt agreements were entered into upon Hawaiian’s emergence from bankruptcy and include the issuance of the Senior Credit Facility, Term B Facility and Series A and B convertible notes, the terms of which are discussed elsewhere in this report.

At June 30, 2005, the Company had approximately $116.0 million of fixed rate debt, including fixed rate aircraft leases of $1.1 million, and $25.0 million of variable rate debt, tied to the Wells Fargo Prime Rate which is currently 6.75%. The Company does not mitigate its exposure on variable-rate debt by entering into interest rate swaps. A change in market interest rates could, therefore, have a corresponding effect on the Company’s earnings and cash flows associated with its floating rate debt and invested cash because of the floating-rate nature of these items. A hypothetical 10% increase in the Wells Fargo Prime Rate would correspondingly change the Company’s net earnings and cash flows associated with these items by $0.1 million on an annual basis.

Market risk for fixed-rate long-term debt is estimated as the potential increase in fair value resulting from a hypothetical 10% decrease in interest rates, and amounts to approximately $2.7 million as of June 30, 2005. The fair values of the Company’s long-term debt were estimated using quoted market prices or discounted future cash flows based on the Company’s incremental borrowing rates for similar types of borrowing arrangements.

The Company is also subject to various financial covenants included in its credit card transaction processing agreement, credit facilities, and convertible note agreement.  Covenants include maintenance of sufficient liquidity and cash reserves, minimum EBITDA and leverage ratio financial covenants.  If conditions change and the Company fails to meet the minimum standards set forth in such agreements, it could reduce the availability of cash under the agreements or increase the costs to keep these agreements intact as written.

MANAGEMENT

The following table presents the name, age and position of each member of our senior management and each of our directors as of October 21, 2005:

Name	Age	Position(s)
Mark B. Dunkerley	41	Director, Chief Executive Officer and President
Lawrence S. Hershfield	48	Chairman of the Board of Directors
Randall L. Jenson	37	Director, Chief Financial Officer and Treasurer
David Z. Arakawa	50	Secretary
Gregory S. Anderson	48	Director
Donald J. Carty	57	Director
Thomas B. Fargo	57	Director
Bert T. Kobayashi, Jr.	64	Director
Eric C.W. Nicolai	45	Director

Mark B. Dunkerley. Mr. Dunkerley has been a member of our Board of Directors and our Chief Executive Officer and President since June 2, 2005. He became Chief Operating Officer and President of Hawaiian effective as of December 2002 and the Chief Operating Officer and President of Holdings in February 2003. He resigned as the Chief Operating Officer and President of Holdings following Hawaiian’s Chapter 11 Filing and the appointment of the Trustee. From August 2001 until March 2002, he was the Chief Operating Officer of the Sabena Airlines Group located in Brussels, Belgium. In October 2001, Sabena Airlines Group filed for the Belgian equivalent of bankruptcy and began its liquidation process in November 2001. In 2001, Mr. Dunkerley served as a consultant with the Roberts Roach firm, which specializes in providing strategic and economic consulting services to the aviation industry. From 1999 to 2000, Mr. Dunkerley was Chief Operating Officer, President and a member of the Board of Directors of Worldwide Flight Services, one of the largest providers of ground services to airlines including baggage and passenger check-in handling at airports worldwide. From 1989 to 1999, Mr. Dunkerley worked for British Airways, where he held a variety of management position including, most recently, as senior vice president for British Airways’ Latin America and Caribbean division from 1997 to 1999.

Lawrence S. Hershfield.  Mr. Hershfield has been the Chairman of our Board of Directors since July 2004. Mr. Hershfield served as our Chief Executive Officer and President from June 14, 2004 through June 2, 2005. He has been the Chief Executive Officer of Ranch Capital, LLC, which he founded to pursue investments in undervalued or distressed assets or companies, since October 2002. Since June 2004, he has been the Chief Executive Officer and President of RC Aviation Management, LLC, the managing member of RC Aviation. From August 2001 to September 2002, he was Chief Executive Officer and a Director of FINOVA Group Inc., a financial services company. From February 2001 to August 2001, Mr. Hershfield was Berkadia’s Liaison to FINOVA. Berkadia is a joint venture formed by Leucadia National Corporation and Berkshire Hathaway to oversee and fund FINOVA’s reorganization. From 1996 to 1998, Mr. Hershfield served as Chief Executive Officer, President and as a director of Pepsi International Bottlers. From 1995 to September 2002, Mr. Hershfield was President of Leucadia International Corporation, a wholly-owned subsidiary of Leucadia National Corporation. Mr. Hershfield received a B.S. in Biology from Bucknell University (1977) and has an M.B.A. from Stanford University Graduate School of Business (1981).

Randall L. Jenson. Mr. Jenson has been a member of our Board of Directors since July 2004. Mr. Jenson was appointed as our Chief Financial Officer, Treasurer and Secretary on June 14, 2004. He resigned as Secretary effective as of July 7, 2005.  He is co-founder and Managing Director of Ranch Capital, LLC, which was formed in 2002 to pursue investments in undervalued or distressed assets or companies. Since June 2004, he has been the Vice President and Secretary of RC Aviation Management, LLC, the managing member of RC Aviation. From May 1997 to October 2002, he served in various capacities in or at the direction of Leucadia National Corporation. From August 1999 to April 2002, Mr. Jenson served as the President and Chief Executive Officer of American Investment Bank N.A., a wholly-owned subsidiary of Leucadia National Corporation. He served as a director of the bank from August 1998 to April 2002, and from May 1997 to August 1999, served as Senior Vice

President. Mr. Jenson received a B.A. in Accounting from the University of Utah (1991), and has an M.B.A. from Harvard University, Graduate School of Business Administration (1997).

David Z. Arakawa.  Mr. Arakawa became our Secretary effective as of July 7, 2005 and has been Hawaiian’s  Senior Vice President, General Counsel and Secretary since March 29, 2005.  From 1997 to 2005, Mr. Arakawa served as corporation counsel for the City and County of Honolulu where he acted as the chief legal advisor and representative for the mayor, city council, and all city agencies and employees.  From 1984 to 1997, Mr. Arakawa served in private practice, including as a partner with the law firm of Fujiyama Duffy and Fujiyama, serving a wide range of corporate and government clients. Mr. Arakawa began his legal career with the Department of the Prosecuting Attorney where he specialized in career criminal and organized crime cases.  Currently, Mr. Arakawa serves as a board member of both the Aiea Neighborhood Board and Aiea Community Association, and is also a member of the Waipahu and Pearl City Community Associations.  Mr. Arakawa has a B.A. in History from the University of Hawaii at Manoa (1979) and a J.D. from the William S. Richardson School of Law (1981).

Gregory S. Anderson. Mr. Anderson has been a member of our Board of Directors since 2002. Since 2004, Mr. Anderson has been Chairman, Chief Executive Officer and President of Valley Commerce Bank Corporation and Valley Commerce Bank, a commercial bank located in Phoenix, Arizona. From 2002 to 2004, he was Chief Executive Officer, President and managing general partner of Glendora Hospital Partners and Glendora Holdings, a senior housing management and development company. From 1998 to 2002, he was Chief Executive Officer and President of Quality Care Solutions Inc., an Arizona corporation that is a leading provider of healthcare payer software solutions. From 1985 to 1998, Mr. Anderson was general manager of El Dorado Investment Company, Arizona’s then largest venture capital company. Mr. Anderson has served on numerous boards of both public and private companies. Currently, Mr. Anderson is a director of Sun Healthcare, Inc., Valley Commerce Bank and several civic boards. He is also the general partner of Glendora Holdings. Mr. Anderson has a B.S. in Finance from Arizona State University (1979) and has been certified by the Center for Executive Development at Stanford University School of Business. Mr. Anderson serves as a member of the Audit Committee and the Governance and Nominating Committee of the Board of Directors.

Donald J. Carty. Mr. Carty has been a member of our Board of Directors since July 2004. Mr. Carty is the former Chairman of the Board and Chief Executive Officer of AMR Corporation, positions he held from 1998 until April 2003. From 1998 to 2002, Mr. Carty also held the position of President of AMR Corporation. From 1995 to 1998, he was President of American Airlines, Inc., a subsidiary of AMR Corporation. Mr. Carty held other executive level positions with AMR Corporation, American Airlines, Inc. or their subsidiaries from 1978 to 1995. Mr. Carty is also a director of Dell, Inc., Sears Holding Corporation, Placer Dome, Inc., CHC Helicopter Corp. and Solution Inc LTD. Mr. Carty is a graduate of Queen’s University in Kingston, Ontario, and of the Harvard University Graduate School of Business Administration. Mr. Carty serves as Chairman of the Audit Committee and a member of the Governance and Nominating Committee and the Compensation Committee of the Board of Directors.

Thomas B. Fargo. Admiral Fargo has been a member of our Board of Directors since March 2005. Admiral Fargo recently retired as Commander U.S. Pacific Command, at Camp H.M. Smith, Hawaii. In that position, he was the senior U.S. Military commander in the Pacific and Indian Ocean areas, where he directed Army, Navy, Marine Corps and Air Force operations. He also commanded the U.S. Fifth Fleet and Naval Forces of the Central Command during two years of Iraqi contingency operations from July 1996 to July 1998 and served as the 29th Commander-in-Chief of the U.S. Pacific Fleet. Admiral Fargo is also a member of the Board of Directors of Hawaiian Electric Industries and the Board of Governors of Iolani School. He is the chairman of the Board of Directors of Loea Corporation and Sago Systems, which are both subsidiaries of Trex Enterprises Corporation of San Diego, CA, which performs research and development, principally on government contracts, of which Admiral Fargo is Executive Vice President. Admiral Fargo is a graduate of the U.S. Naval Academy. Admiral Fargo serves as a member of the Compensation Committee of the Board of Directors.

Bert T. Kobayashi, Jr. Mr. Kobayashi has been a member of our Board of Directors since December 2004. Mr. Kobayashi is senior partner of the law firm of Kobayashi, Sugita & Goda in Honolulu, Hawaii. He currently is director of the First Hawaiian Bank (1974 to present) and BancWest Corporation (1998 to present).

Mr. Kobayashi also was a member of the Board of Directors of Western Airlines (from 1976 to 1986, when it was sold to Delta Air Lines) and on the Board of Directors of Schuler Homes (from 1992 to 2001, when it merged with Western Pacific). He formerly sat as chairman of the State of Hawaii Judicial Selection Commission and currently is the President of the University of Hawaii Athletic Foundation. Mr. Kobayashi has a J.D. from the University of California, Hastings College of Law and a B.A. from the University of Hawaii and Gettysburg College. Mr. Kobayashi serves as a member of the Audit Committee, the Governance and Nominating Committee and the Compensation Committee of the Board of Directors.

Eric Nicolai.  Mr. Nicolai has been a member of our Board of Directors since September 29, 2005.  Mr. Nicolai is a pilot for Hawaiian and has been employed by Hawaiian since December 1985.  Mr. Nicolai is the ALPA’s designee to the Board of Directors.  See “Security Ownership of Certain Beneficial Owners and Management - Special Preferred Stock.”

Compensation of Directors

On March 24, 2005, the Board adopted a compensation policy for directors who are not compensated as executive officers, effective January 1, 2005, whereby each such director receives an annual retainer of $30,000 plus $1,500 for each meeting of the Board that he attends in person and $500 for each meeting he attends telephonically. The chairman of the Audit Committee receives an annual retainer of $10,000 and the chairmen of the Governance and Nominating Committee and the Compensation Committee each receive an annual retainer of $2,000. Upon joining the Board, each new director who is not compensated as an executive officer will receive options for 5,000 shares. In addition, each such director will receive options for 10,000 shares on an annual basis, with the exception of the Chairman of the Board who will receive options for 15,000 shares on an annual basis. All options shall have a fair market value on the date of grant, a ten year term and a vesting schedule of three years.

Nonemployee directors are eligible to receive stock options under the terms of the 1996 Nonemployee Director Stock Option Plan. At its discretion, the Compensation Committee of the Board, acting pursuant to that plan, may grant stock options to nonemployee directors under the terms of the plan. The 1996 Nonemployee Director Plan was superceded by the 2005 Stock Incentive Plan of Hawaiian Holdings, Inc. after shareholder approval at our annual meeting of stockholders held on July 7, 2005. During fiscal year 2004, no such options were granted.

During fiscal year 2004, we did not pay our directors any fees for services on the Board or any committees of the Board.

Employment Contracts; Termination of Employment and Change-In-Control Arrangements

On August 18, 2005, we entered into a thirty-six (36) month employment agreement (the “Dunkerley Agreement”) with Mark B. Dunkerley providing for Mr. Dunkerley’s continued service as our President and Chief Executive Officer.  Under the Dunkerley Agreement, Mr. Dunkerley is entitled to an annual base salary of $550,000, and is eligible to receive an annual bonus of one hundred percent (100%) and a maximum of two hundred percent (200%) of his annual base salary, if he achieves certain targets to be established by our Board of Directors.  The Dunkerley Agreement provides for the grant to Mr. Dunkerley of stock options to purchase 1,044,000 shares of our common stock.  Options to purchase 300,000 shares were granted on June 10, 2005 and the balance of the options were granted on July 25, 2005, in each case exercisable at the fair market value on the date of grant.  The options vest in equal installments on January 1 in each of the years 2006, 2007 and 2008.  If Mr. Dunkerley’s employment is terminated other than for cause (as defined in the Dunkerley Agreement) or if he resigns for “good reason” (as defined in the Dunkerley Agreement), all rights to equity benefits previously granted, including the options, would immediately vest and he would be entitled to receive previously accrued but unpaid base salary and bonus, a pro rata bonus for the year in which the termination occurs, plus a lump sum payment in the amount of $1.0 million.  In the event of a “change of control” (as defined in the Dunkerley Agreement), Mr. Dunkerley would have the right, on sixty (60) days written notice to us, to terminate his employment with us, which termination will be deemed a termination for “good reason.”  The Dunkerley

Agreement contains certain covenants, including a non-competition covenant covering the term of his employment and an additional period of twelve (12) months thereafter.

On March 29, 2005, Hawaiian entered into a twenty-four (24) month employment agreement (the “Arakawa Agreement”) with David Z. Arakawa providing for Mr. Arakawa’s service as Senior Vice President, General Counsel and Corporate Secretary.  Under the Arakawa Agreement, Mr. Arakawa is entitled to an annual base salary of $200,000, and is eligible to participate in any performance bonus plan and stock option plan established by the Board of Directors of Hawaiian for its senior officers.  Any awards under such plans shall be payable in the amount, in the manner and at the time determined by the Board of Directors of Hawaiian in its sole and absolute discretion.  If Mr. Arakawa’s employment is terminated other than for cause (as defined in the Arakawa Agreement) he would be entitled to receive Accrued Obligations (as defined in the Arakawa Agreement), a lump sum payment in the amount of $200,000 and medical and dental premiums for a period of one (1) year.  The Arakawa Agreement contains certain covenants, including a non-competition covenant covering the term of his employment and an additional period of twelve (12) months thereafter.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Mr. Carty, Mr. Kobayashi and Admiral Fargo. Edward Z. Safady, Reno F. Morella and Thomas J. Trzanowski served on the Compensation Committee of our Board during fiscal year 2004, prior to their resignations from the Board in June 2004. No other member of our Board or other person served on the Compensation Committee during fiscal year 2004. Reno F. Morella was an employee of Hawaiian during fiscal year 2004. Edward Z. Safady and Thomas J. Trzanowski are employees and/or directors of Liberty Bank. Mr. Adams, who was Chairman and Chief Executive Officer of Holdings and the sole managing member of AIP, which was, prior to June 14, 2004, our controlling stockholder, is president and serves as a director of a holding company that has a majority ownership interest in Liberty Bank.

Mr. Carty has purchased Common Stock at a discount from us as described in the section entitled “Certain Relationships and Related Transactions.”

Summary Compensation Table

The following Summary Compensation Table sets forth certain information regarding compensation paid for the last three fiscal years to our “named executive officers,” who were our chief executive officers during fiscal year 2004 and our only other executive officer during fiscal year 2004 (collectively, our “named executive officers”). We have not paid our executive officers any compensation during the period from the Chapter 11 Filing in March 2003 through June 2, 2005, the effective date of Hawaiian’s joint plan of reorganization.  On such date, Lawrence S. Hershfield resigned as President and Chief Executive Officer of Holdings, and Mark B. Dunkerley, who had been serving as Hawaiian’s President and Chief Operating Officer, was appointed President and Chief Executive Officer of Holdings.

Following the Chapter 11 Filing and the appointment of the Trustee, all our then-existing executive officers who previously held similar positions at both Holdings and Hawaiian, with the exception of Mr. Adams (who was our Chief Executive Officer from May 2002 to June 2004), resigned from their positions at Holdings.

Summary Compensation Table

		Annual Compensation
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation	Long Term Compensation	All Other Compensation
		($)	($)	($)		($)
Lawrence S. Hershfield(1)	2004	—	—	—	—	—
President and Chief Executive Officer	2003	—	—	—	—	—
	2002	—	—	—	—	—

Randall L. Jenson(2)	2004	—	—	—	—	—
Chief Financial Officer and	2003	—	—	—	—	—
Treasurer	2002	—	—	—	—	—

John W. Adams(3)	2004	—	—	—	—	—
Chairman of the Board,	2003	600,000	—	—	—	—
Chief Executive Officer and President	2002	525,000	—	—	—	—

David Z. Arakawa(3)	2004	—	—	—	—	—
Secretary	2003	—	—	—	—	—
	2002	—	—	—	—	—

(1)

On June 14, 2004, Mr. Hershfield was appointed President, Chief Executive Officer and Chairman of the Board of Directors of the Company and served in such officer capacities until June 2, 2005. He continued to serve as the Chairman of the Board of Directors. Mr. Hershfield did not receive any compensation during 2004.

(2)

On June 14, 2004, Mr. Jenson was appointed Chief Financial Officer, Treasurer and Secretary of the Company. He resigned as Secretary effective as of July 7, 2005. Mr. Jenson did not receive any compensation during 2004.

(3)

On June 14, 2004, Mr. Adams resigned from all of his executive officer positions with the Company. Mr. Adams’ annual salary was $600,000. Since the Chapter 11 Filing, however, Mr. Adams has not collected any salary from us.

(4)	On March 29, 2005, Mr. Arakawa joined Hawaiian as Senior Vice President, General Counsel and Secretary. On July 7, 2005, 2005, Mr. Arakawa joined Holdings as Secretary.

Option Grants in Last Fiscal Year

During fiscal year 2004, no options were granted to any of the named executive officers under any option or incentive plan or otherwise.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

The following table sets forth for each of our named executive officers (i) the aggregated options exercised in the last fiscal year, (ii) the number of shares underlying unexercised options at December 31, 2004 and (iii) the option values of unexercised in-the-money options at December 31, 2004.

Aggregated Option Exercises in Last Fiscal Year and
Fiscal Year End Option Value

Named Executive Officers	Shares Acquired On Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options At Fiscal Year- End (#)			Value of Unexercised In-The-Money Options At Fiscal Year-End ($)(1)
			Exercisable		Unexercisable	Exercisable	Unexercisable
Lawrence S. Hershfield	—	—	—		—	—	—
Randall L. Jenson	—	—	—		—	—	—
John W. Adams	—	—	250,000	(2)	—	—	—

(1)	The market price per share at the close of trading on December 31, 2004 was $6.83 per share.

(2)

According to a Schedule 13D filed by AIP, Mr. Adams and Jeffrey A. Smith on June 23, 2004, Mr. Adams entered into a privately negotiated transaction on June 21, 2004 pursuant to which he agreed to sell the 24,005 shares of common stock held in his individual capacity and, as soon as legally permitted, the remaining 250,000 shares of common stock represented by stock options held by him.

Long-Term Incentive Plans

We did not grant awards to the named executive officers under any long-term incentive plan in the last fiscal year.

Principal Components of Executive Compensation

Components of executive compensation would include annual base salary, specific contractual provisions that vary per officer (including term, benefits and fringes), incentive bonuses, and grants of options under our option plans. The annual base salary for an executive officer is generally negotiated at the beginning of employment and reviewed on a regular basis in comparison to industry compensation levels, the need to attract talented executives to Hawaii and specific performance objectives. The award of bonuses, if awarded, is generally related to achievement of performance objectives. The grant of options is generally incentive-based related to individual performance and to our profitability.

As noted above, none of our current executive officers received any compensation during 2004, although no determinations have yet been made for 2005, except that Mr. Dunkerley is currently being compensated as President and Chief Executive Officer of the Company.  He is entitled to an annual base salary of $550,000, and is eligible to receive an annual bonus of one hundred percent (100%) and a maximum of two hundred percent (200%) of his annual base salary, if he achieves certain targets to be established by our Board of Directors.

Compensation of Chief Executive Officer

Mr. Hershfield has not received any compensation during fiscal year 2004. Mr. Adams’ compensation determination for fiscal year 2003 was based primarily on the responsibilities and role that he assumed in the day-to-day management of the Company. Mr. Adams received an increase to his base salary from $400,000 to $600,000 effective May 1, 2002. As noted, Mr. Adams resigned as Chief Executive Officer on June 14, 2004. Mr. Adams was not paid any salary by the Company subsequent to the Chapter 11 Filing.

During 2004, we did not pay any cash compensation to our executive officers for their services as executive officers.

Mr. Dunkerley is currently being compensated as President and Chief Executive Officer of the Company.  He is entitled to an annual base salary of $550,000, and is eligible to receive an annual bonus of one hundred percent (100%) and a maximum of two hundred percent (200%) of his annual base salary, if he achieves certain targets to be established by our Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides the beneficial ownership, both direct and indirect, reported to us as of November 1, 2005 of our Common Stock and Special Preferred Stock, including shares as to which a right to acquire ownership within 60 days of such date exists (for example, through the ability to exercise stock options). The information is presented for beneficial owners of more than 5% of our Common Stock and Special Preferred Stock, and for our directors, our named executive officers and for the group comprised of all of our directors and executive officers. We know of no persons other than those identified below who owned beneficially more than 5% of the outstanding shares of our Common Stock or Special Preferred Stock as of November 1, 2005. The table is based on 45,125,100 shares of Common Stock and one share each of Series B Special Preferred Stock, Series C Special Preferred Stock and Series D Special Preferred Stock outstanding as of October 21, 2005.  Each beneficial owner’s percentage ownership is determined by including shares underlying options or warrants that are exercisable by such person currently or within 60 days following November 1, 2005, and excluding shares underlying options and warrants held by any other person.

RC Aviation distributed certain bankruptcy aircraft leasing claims to its members who funded the purchase price of those claims prior to the confirmation of the Joint Plan. Holders of such claims received cash equal to fifty percent (50%) of the claims and shares of Common Stock equal to fifty percent (50%) of the claims on the effective date of the Joint Plan. The holders of such claims purchased the Notes in exchange for the release and surrender to the Company of certain bankruptcy claims held by them for which they would have been entitled to cash. It is currently expected that such RC Aviation members will not constitute a group or otherwise act in concert following such distribution.

Name and Address of Beneficial Owner	Number of Shares of Common and Special Preferred Stock Beneficially Owned		Percent and Class of Common and Special Preferred Stock Beneficially Owned
RC Aviation, LLC	19,845,229	(1)	38.6% of Common Stock
12730 High Bluff Drive
Suite 180
San Diego, CA 92130

RC Aviation Management, LLC	19,947,890	(1)	38.8% of Common Stock
12730 High Bluff Drive
Suite 180
San Diego, CA 92130

Lawrence S. Hershfield	19,987,890	(1)	38.9% of Common Stock
12730 High Bluff Drive
Suite 180
San Diego, CA 92130

Vanguard Fiduciary Trust Company	2,523,403	(2)	5.6% of Common Stock
14321 North Northsight Boulevard
Scottsdale, AZ 85260

QVT Hawaiian LLC	2,497,090	(3)	5.5% of Common Stock
527 Madison Avenue, 8th Floor
New York, NY 10022

International Association of Machinists	1		100% of Series B Special Preferred
and Aerospace Workers			Stock (constituting 33.3% of all
P.O. Box 3141			Special Preferred Stock)
South San Francisco, CA 94083
Attn: Kenneth Thiede

Association of Flight Attendants	1		100% of Series C Special Preferred
1625 Massachusetts Avenue, N.W			Stock (constituting 33.3% of all
Washington, DC 20036-2212			Special Preferred Stock)
Attn: David Borer, Esq.

Hawaiian Master Executive Council	1		100% of Series D Special Preferred
c/o Air Line Pilots Association			Stock (constituting 33.3% of all
3375 Koapaka Street, Suite F-238-8			Special Preferred Stock)
Honolulu, HI 96819
Attn: Master Chairman, Hawaiian MEC

John W. Adams	250,000	(4)	Common Stock*

Gregory S. Anderson**	8,000	(5)	Common Stock*

Donald J. Carty**	351,062	(6)	Common Stock*

Randall L. Jenson**	1,500	(7)	Common Stock*

Bert T. Kobayashi, Jr. **	41,528	(8)	Common Stock*

Thomas B. Fargo**	0	(9)	Common Stock*

Mark B. Dunkerley**	100,000	(10)	Common Stock*

Eric Nicolai**	252.68	(11)	Common Stock*

David Z. Arakawa**	0	(12)	Common Stock*

All current directors and executive	20,490,232.68		39.9% of Common Stock
officers as a group (9 persons)

*	Less than 1%

**	Address is c/o Hawaiian Holdings, Inc., 3375 Koapaka Street, Suite G-350, Honolulu, HI 96819.

(1)

According to the Amendment No. 1 to Schedule 13D filed by RC Aviation on June 21, 2005 (“Schedule 13D”), RC Aviation directly owns of record and beneficially 10,000,000 shares of Common Stock. Also, according to such Schedule 13D, RC Aviation, RC Aviation Management, LLC and Mr. Hershfield acquired beneficial ownership of 1,402,121, 1,504,782 and 1,504,782 additional shares, respectively, of Common Stock in satisfaction of certain bankruptcy claims pursuant to the terms of the Joint Plan. RC Aviation Management, LLC is the managing member of RC Aviation and its managing member is Mr. Hershfield. Mr. Hershfield, as the controlling member of RC Aviation Management, LLC, has the power to vote the shares of Common Stock beneficially owned by RC Aviation and its members pursuant to agreements among the members. Pursuant to a Stockholders Agreement between RC Aviation and AIP, LLC, RC Aviation also has the power to vote an additional 2,159,403 shares of common stock owned by AIP, LLC. The 13,704,185 shares of Common Stock reported in the Schedule 13D with respect to Mr. Hershfield include 40,000 shares of Common Stock directly owned of record and beneficially by Mr. Hershfield. Beneficial ownership of RC Aviation, RC Aviation Management, LLC and Mr. Hershfield also includes the Common Stock Warrant currently exercisable for 6,283,705 shares of our Common Stock. In addition, according to a Form 4 filed on August 12, 2005,

Mr. Hershfield was granted an option to purchase 15,000 shares of our Common Stock, which option shall vest at the rate of 33 1/3% per year beginning with the first year following the date of grant (August 10, 2005) and is, therefore, not included herein.

(2)

On February 3, 2004, Vanguard Fiduciary Trust Company, as trustee of the Hawaiian Airlines, Inc. 401(k) Savings Plan, Hawaiian Airlines Inc. Pilots’ 401(k) Plan and Hawaiian Airlines, Inc. 401(k) Plan for Flight Attendants, filed a Schedule 13G with the Commission with respect to 2,523,403 shares of our Common Stock. The shares of our Common Stock are held in trust for the benefit of employees participating in these plans. Vanguard Fiduciary Trust Company disclaims beneficial ownership of all shares that have been allocated to the individual accounts of plan participants for which voting directions have been received.

(3)

According to a Schedule 13G filed by QVT Hawaiian LLC on June 2, 2005, QVT Hawaiian LLC directly owns of record and beneficially 2,497,090 shares of our Common Stock. Under QVT Hawaiian LLC’s Limited Liability Company Operating Agreement, QVT Associates GP LLC, its President, has the sole right to manage the business and affairs of QVT Hawaiian LLC and has sole right to vote any shares of voting securities issued to or held by QVT Hawaiian LLC.

(4)

Consists of options to purchase 250,000 shares of our Common Stock, all of which have vested. According to a Schedule 13D filed by AIP, LLC, Mr. Adams and Jeffrey A. Smith on June 23, 2004, Mr. Adams entered into a privately negotiated transaction on June 21, 2004 pursuant to which he agreed to sell the 24,005 shares of Common Stock held in his individual capacity and, as soon as legally permitted, the remaining 250,000 shares of Common Stock represented by stock options held by him.

(5)

Consists of options to purchase 8,000 shares of our Common Stock, all of which have vested. In addition, according to a Form 4 filed on August 12, 2005, Mr. Anderson was granted an option to purchase 15,000 shares of our Common Stock, which option shall vest at the rate of 33 1/3% per year beginning with the first year following the date of grant (August 10, 2005) and is, therefore, not included herein.

(6)

On July 30, 2004, Mr. Carty filed a Form 3 with the SEC upon becoming one of our directors, reporting 351,062 shares of Common Stock beneficially owned at such time. In addition, according to a Form 4 filed on August 16, 2005, Mr. Carty was granted an option to purchase 15,000 shares of Common Stock, which option shall vest at the rate of 33 1/3% per year beginning with the first year following the date of grant (August 10, 2005) and is, therefore, not included herein.

(7)

According to a Form 4 filed on August 12, 2005, Mr. Jenson was granted an option to purchase 15,000 shares of our Common Stock, which option shall vest at the rate of 33 1/3% per year beginning with the first year following the date of grant (August 10, 2005) and is, therefore, not included herein.

(8)

According to a Form 4 filed on June 13, 2005, Bert T. Kobayashi, Jr. beneficially owns 41,528 shares of our Common Stock, including 15,573 shares of our Common Stock beneficially owned by Mr. Kobayashi’s spouse. In addition, according to a Form 4 filed on August 12, 2005, Mr. Kobayashi was granted an option to purchase 15,000 shares of our Common Stock, which option shall vest at the rate of 33 1/3% per year beginning with the first year following the date of grant (August 10, 2005) and is, therefore, not included herein.

(9)

According to a Form 3 filed on March 17, 2005, Admiral Fargo does not beneficially own any shares of our Common Stock. In addition, according to a Form 4 filed on August 12, 2005, Admiral Fargo was granted an option to purchase 15,000 shares of our Common Stock, which option shall vest at the rate of 33 1/3% per year beginning with the first year following the date of grant (August 10, 2005) and is, therefore, not included herein.

(10)

According to a Form 3 filed on December 23, 2002, Mr. Dunkerley owns options to purchase 200,000 shares of our Common Stock, of which 100,000 options have vested as of the date of this prospectus. In addition, according to a Form 4 filed on August 19, 2005, Mr. Dunkerley was granted options to purchase 1,044,000 shares of Common Stock pursuant to his employment agreement with the Company. Options to purchase 300,000 shares were granted on June 10, 2005 and options to purchase 744,000 shares were granted on July 25, 2005. The options vest in equal installments on January 1 in each of the years 2006, 2007 and 2008.

(11)	According to a Form 3 filed on October 3, 2005, Mr. Nicolai beneficially owns 252.68 shares of Common Stock, including 205.17 shares of Common Stock beneficially owned by Mr. Nicolai’s spouse.

(12)

According to a Form 3 filed on October 18, 2005, Mr. Arakawa owns options to purchase 55,416 shares of Common Stock. Mr. Arakawa’s options were granted on June 10, 2005 and become exercisable on June 10, 2008.

Special Preferred Stock

The IAM, AFA and ALPA (collectively, the “Unions”) each hold one share of Series B Special Preferred Stock, Series C Special Preferred Stock and Series D Special Preferred Stock, respectively, that entitle each Union to nominate one director. The Unions previously had nominated representatives to the Board, which nominees had been elected to the Board. On January 31, 2004, the persons nominated by the Unions to serve on the Board resigned from the Board. In view of Hawaiian’s emergence from bankruptcy, we anticipate that the Unions will recommence the nomination of directors to the Board in the future.  On September 29, 2005, the Board appointed ALPA’s designee to the Board.  We expect each of the IAM and the AFA to designate either a Board member or Board observer in the near future.  In addition to the rights described above, each series of the Special Preferred Stock, unless otherwise specified: (1) ranks senior to the Common Stock and ranks pari passu with each other such series of Special Preferred Stock with respect to the liquidation, dissolution and winding up of the Company and will be entitled to receive $0.01 per share before any payments are made, or assets distributed to holders of any stock ranking junior to the Special Preferred Stock; (2) has no dividend rights unless a dividend is declared and paid on the Common Stock, in which case the Special Preferred Stock would be entitled to receive a dividend in an amount per share equal to two times the dividend per share paid on the Common Stock; (3) is entitled to one vote per share of such series and votes with the Common Stock as a single class on all matters submitted to holders of the Common Stock; and (4) automatically converts into the Common Stock on a 1:1 basis at such time as such shares are transferred or such holders are no longer entitled to nominate a representative to our Board of Directors pursuant to their respective collective bargaining agreements.

Changes In Control

On June 14, 2004, RC Aviation purchased ten million shares of Common Stock from AIP, the entity which was formerly a control person of the Company, reducing AIP’s ownership of the Company to approximately 14% of the outstanding Common Stock. Also as part of the purchase, Mr. Adams resigned as our Chairman and Chief Executive Officer, and RC Aviation and AIP entered into a stockholders agreement, under which, among other things, AIP agreed to cause (a) the directors that AIP had previously designated to our Board of Directors to resign, with the exception of Mr. Anderson, and (b) the RC Designees to be appointed to our Board of Directors. AIP also agreed, among other things, to vote all of its Common Stock and Series A Special Preferred Stock (a) in favor of the election, as members of our Board of Directors, of persons identified by RC Aviation for nomination or so nominated in accordance with the Certificate of Incorporation and the Amended Bylaws, (b) to otherwise effect the intent of the stockholders agreement, which is to cause the RC Designees to become members of our Board of Directors, and (c) to otherwise vote such equity securities at the direction of RC Aviation.

Prior to the Effective Date, RC Aviation distributed certain bankruptcy claims it held to its members. In exchange for those claims, on the Effective Date, members of RC Aviation received shares of Common Stock. It is currently anticipated that such RC Aviation members will not constitute a group or otherwise act in concert following the Effective Date.

Except for the transactions described herein, we are not aware of any arrangement that might result in a change of control in the future.

SELLING STOCKHOLDERS

This prospectus relates to the resale of up to 19,444,170 shares of our Common Stock by the selling stockholders listed below.  These shares include: (i) 10,000,000 shares of Common Stock owned directly by RC Aviation, (ii) 2,159,403 shares of Common Stock owned directly by AIP, LLC (“AIP”), (iii) 6,283,705 shares of Common Stock currently issuable upon exercise of the Common Stock Warrant, (iv) 650,000 shares of Common Stock issued to three institutional investors in December 2004, and (v) 351,062 shares of Common Stock issued to Donald J. Carty, one of our directors, in July 2004.  RC Aviation, one of our principal stockholders, beneficially owns approximately forty percent (40%) of our Common Stock.  Prior to June 14, 2004, AIP was our controlling stockholder.  See “Certain Relationships and Related Transactions” and “Business — Legal Proceedings” for additional information regarding AIP.

As soon as practicable following the effective date of the registration statement of which this prospectus is a part, (i) RC Aviation intends to distribute to its members (the “RC Aviation Members”) the 10,000,000 shares of Common Stock covered by this prospectus, and (ii) we, at the direction of RC Aviation, intend to cancel the Common Stock Warrant and in lieu thereof issue warrants to the RC Aviation Members to purchase an aggregate of 6,283,705 shares of Common Stock covered by this prospectus.  Accordingly, as used herein, the term “selling stockholders” includes the RC Aviation Members, who may after the date of this prospectus receive shares of Common Stock covered by this prospectus and warrants to purchase additional shares of Common Stock covered by this prospectus as a result of any such distributions from RC Aviation.

We have had the following relationships with certain of the selling stockholders during the past three years:  (a) we entered into a Note Purchase Agreement with RC Aviation on June 1, 2005, pursuant to which RC Aviation and its members purchased from us the Series A Notes and the Series B Notes for an aggregate principal amount of $60 million; (b) we granted to RC Aviation the Common Stock Warrant, to purchase 6,855,685 shares of Common Stock, on July 8, 2005, (c) we entered into a Registration Rights Agreement, dated as of June 1, 2005, with RC Aviation relating to the registration of shares of Common Stock issuable upon exercise of the Common Stock Warrant; (d) we entered into a Restructuring Support Agreement, dated August 26, 2004, with RC Aviation, pursuant to which we and RC Aviation agreed to raise the funding necessary to meet the distribution and payment obligations under the Joint Plan and to ensure that Hawaiian would have at least the minimum amount of cash required by the Joint Plan on the effective date of the Joint Plan; (e) we entered into a Mutual Release, dated as of December 30, 2004, in connection with $1.6 million of indebtedness owed to AIP, LLC; (f) we entered into a Stock Purchase Agreement, dated July 26, 2004, with Donald J. Carty, one of our directors, for the purchase and sale of 351,062 shares of Common Stock; (g) we entered into a Stock Purchase Agreement, dated December 8, 2004, with three institutional investors for the purchase and sale of 650,000 shares of Common Stock; and (h) we repurchased an aggregate of approximately $3.9 million and $1.1 million in principal amount of the Notes at their face amount, plus accrued interest, on October 19, 2005 and October 21, 2005, respectively, and a corresponding portion of the Common Stock Warrant from RC Aviation.  After giving effect to the warrant repurchases in connection with the Note repurchases, RC Aviation now holds a warrant to purchase 6,283,705 shares of Common Stock (a decrease from the 6,855,685 shares of Common Stock referred to in subsection (b) above).   See “Certain Relationships and Related Transactions.”

Except as described above and under “Certain Relationships and Related Transactions,” and in the documents incorporated by reference into this prospectus, none of the selling stockholders listed in the table have held any position or office or have had a material relationship with us or any of our affiliates within the past three years.

The table below sets forth certain information known to us, based upon written representations from the selling stockholders, with respect to the beneficial ownership of our Common Stock by the selling stockholders, as of November 1, 2005. The following table assumes that the selling stockholders sell all of their shares being offered under this prospectus. We are unable to determine the exact number of shares that will actually be sold.  In the table below, the percentage of shares beneficially owned is based on 45,125,100 shares outstanding at October 21, 2005, determined in accordance with Rule 13d-3 of the Exchange Act.  Under such rule, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within sixty days of such date through the exercise of any warrants or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.  Each beneficial owner’s ownership percentage shown below is determined by including shares underlying options or warrants which are exercisable by such person currently or within 60 days following November 1, 2005, and excluding shares underlying options or warrants held by any other person.

	Number of Shares Beneficially Owned Prior to the Offering		Number of Shares Being Offered		Shares Beneficially Owned After Offering (Assuming All Shares Being Offered Are Sold)
Name of Selling Stockholder	Number (a)	Percent	Number		Number	Percent (b)
RC Aviation, LLC	19,845,229	38.6%	16,283,705	(1)	1,402,121	2.7%
AIP, LLC			2,159,403
RC Aviation Management, LLC	19,947,890	38.8%	1,864,040	(2)	1,504,782	2.9%
QVT Hawaiian LLC	2,497,090	4.9%	2,855,552	(3)	2,497,090	4.9%
DB Hawaiian LLC	624,273	1.2%	713,887	(4)	624,273	1.2%
Whitebox Hedged High Yield Partners LP	714,184	1.6%	1,032,136	(5)	714,184	1.4%
Whitebox Convertible Arbitrage Partners L.P.	694,318	1.5%	1,032,136	(6)	694,318	1.4%
Pandora Select Partners, LP	373,832	*	717,638	(7)	373,832	*
Whitebox Intermarket Partners, L.P.	243,098	*	344,083	(8)	243,098	*
Guggenheim Portfolio Company XXXI, LLC	61,394	*	89,236	(9)	61,394	*
River Run RC Aviation Holding LLC	1,055,051	2.3%	1,784,720	(10)	1,055,051	2.1%
Litespeed Hawaiian Holdings, LLC	—	*	1,151,376	(11)	—	*
Watershed Capital Partners, L.P.	167,212	*	214,096	(12)	167,212	*
Watershed Capital Institutional Partners, L.P.	1,008,136	2.2%	1,298,776	(13)	1,008,136	2.0%
Watershed Capital Partners (Offshore), Ltd.	212,704	*	271,848	(14)	212,704	*
GPI Holdings, L.L.C.	275,610	*	585,602	(15)	275,610	*
Gryphon Hawaiian Holdings, LLC	413,415	*	317,647	(16)	413,415	*
Triage Capital Management, L.P.	37,207	*	48,187	(17)	37,207	*
Triage Capital Management B, L.P.	74,415	*	96,374	(18)	74,415	*
TOF Holdings LLC	301,796	*	390,853	(19)	301,796	*
Third Point Offshore Fund Ltd.	463,900	1.0%	141,180	(20)	463,900	*
Third Point Ultra Ltd.	54,500	*	24,566	(21)	54,500	*
Third Point Partners Qualified L.P.	46,600	*	11,426	(22)	46,600	*
Hotel Alpha Holding Company, LLC	913,149	2.0%	633,344	(23)	913,149	1.8%
Shadow Aviation, LLC	446,946	1.0%	317,647	(24)	446,946	*
Kermit I, LLC and Kermit II, LLC			317,647	(25)
JMB Capital Partners LP	150,000	*	150,000	(26)	—	*
Morgan Stanley & Co. Incorporated	2,134,636	4.7%	250,000	(27)	1,884,636	3.7%
Third Point Partners L.P.	250,000	*	279,708	(28)	—	*
Donald J. Carty	351,062	*	351,062		—	*

* Represents ownership of less than 1% of Common Stock.

(a)

For purposes of this table, this column includes shares of Common Stock currently held by the selling stockholders and, in the case of RC Aviation and RC Aviation Management, LLC, shares of Common Stock issuable upon exercise of the Common Stock Warrant.

(b)	For purposes of this table, this column assumes all of the shares issuable upon exercise of the Common Stock Warrant are issued and outstanding.

1.

Represents 10,000,000 shares of Common Stock owned directly by RC Aviation and a warrant to purchase 6,283,705 shares of Common Stock. As described herein under “Plan of Distribution,” RC Aviation intends to distribute the 10,000,000 shares of Common Stock and the Common Stock Warrant to purchase 6,283,705 shares of Common Stock to the RC Aviation Members as soon as practicable after the effective date of the registration statement of which this prospectus is a part.

2.

Represents 1,105,882 shares of Common Stock and a warrant to purchase 758,158 shares of Common Stock, such shares and warrant expected to be distributed by RC Aviation after the effective date of the registration statement of which this prospectus is a part.

3.

Represents 1,694,118 shares of Common Stock and a warrant to purchase 1,161,434 shares of Common Stock, such shares and warrant expected to be distributed by RC Aviation after the effective date of the registration statement of which this prospectus is a part.

4.

Represents 423,529 shares of Common Stock and a warrant to purchase 290,358 shares of Common Stock, such shares and warrant expected to be distributed by RC Aviation after the effective date of the registration statement of which this prospectus is a part.

5.

Represents 635,294 shares of Common Stock and a warrant to purchase 396,842 shares of Common Stock, such shares and warrant expected to be distributed by RC Aviation after the effective date of the registration statement of which this prospectus is a part.

6.

Represents 635,294 shares of Common Stock and a warrant to purchase 396,842 shares of Common Stock, such shares and warrant expected to be distributed by RC Aviation after the effective date of the registration statement of which this prospectus is a part.

7.

Represents 582,353 shares of Common Stock and a warrant to purchase 135,285 shares of Common Stock, such shares and warrant expected to be distributed by RC Aviation after the effective date of the registration statement of which this prospectus is a part.

8.

Represents 211,765 shares of Common Stock and a warrant to purchase 132,318 shares of Common Stock, such shares and warrant expected to be distributed by RC Aviation after the effective date of the registration statement of which this prospectus is a part.

9.

Represents 52,941 shares of Common Stock and a warrant to purchase 36,295 shares of Common Stock, such shares and warrant expected to be distributed by RC Aviation after the effective date of the registration statement of which this prospectus is a part.

10.

Represents 1,058,824 shares of Common Stock and a warrant to purchase 725,896 shares of Common Stock, such shares and warrant expected to be distributed by RC Aviation after the effective date of the registration statement of which this prospectus is a part.

11.

Represents 1,058,824 shares of Common Stock and a warrant to purchase 92,552 shares of Common Stock, such shares and warrant expected to be distributed by RC Aviation after the effective date of this registration statement.

12.

Represents 127,017 shares of Common Stock and a warrant to purchase 87,079 shares of Common Stock, such shares and warrant expected to be distributed by RC Aviation after the effective date of the registration statement of which this prospectus is a part.

13.

Represents 770,527 shares of Common Stock and a warrant to purchase 528,249 shares of Common Stock, such shares and warrant expected to be distributed by RC Aviation after the effective date of the registration statement of which this prospectus is a part.

14.

Represents 161,280 shares of Common Stock and a warrant to purchase 110,568 shares of Common Stock, such shares and warrant expected to be distributed by RC Aviation after the effective date of the registration statement of which this prospectus is a part.

15.

Represents 211,765 shares of Common Stock and a warrant to purchase 373,837 shares of Common Stock, such shares and warrant expected to be distributed by RC Aviation after the effective date of the registration statement of which this prospectus is a part.

16.	Represents 317,647 shares of Common Stock, such shares expected to be distributed by RC Aviation after the effective date of the registration statement of which this prospectus is a part.
17.

Represents 28,588 shares of Common Stock and a warrant to purchase 19,599 shares of Common Stock, such shares and warrant expected to be distributed by RC Aviation after the effective date of the registration statement of which this prospectus is a part.

18.

Represents 57,176 shares of Common Stock and a warrant to purchase 39,198 shares of Common Stock, such shares and warrant expected to be distributed by RC Aviation after the effective date of the registration statement of which this prospectus is a part.

19.

Represents 231,882 shares of Common Stock and a warrant to purchase 158,971 shares of Common Stock, such shares and warrant expected to be distributed by RC Aviation after the effective date of the registration statement of which this prospectus is a part.

20.

Represents a warrant to purchase 141,180 shares of Common Stock, such warrant expected to be distributed by RC Aviation after the effective date of the registration statement of which this prospectus is a part.

21.

Represents a warrant to purchase 24,566 shares of Common Stock, such warrant expected to be distributed by RC Aviation after the effective date of the registration statement of which this prospectus is a part.

22.

Represents a warrant to purchase 11,426 shares of Common Stock, such warrant expected to be distributed by RC Aviation after the effective date of the registration statement of which this prospectus is a part.

23.

Represents a warrant to purchase 633,344 shares of Common Stock, such warrant expected to be distributed by RC Aviation after the effective date of the registration statement of which this prospectus is a part.

24.	Represents 317,647 shares of Common Stock, such shares expected to be distributed by RC Aviation after the effective date of the registration statement of which this prospectus is a part.
25.	Represents 317,647 shares of Common Stock, such shares expected to be distributed by RC Aviation after the effective date of the registration statement of which this prospectus is a part.
26.	Represents 150,000 shares of Common Stock acquired pursuant to a Stock Purchase Agreement, dated December 8, 2004, by and among the Company and the institutional investors party thereto.
27.	Represents 250,000 shares of Common Stock acquired pursuant to a Stock Purchase Agreement, dated December 8, 2004, by and among the Company and the institutional investors party thereto.
28.

Represents a warrant to purchase 29,708 shares of Common Stock, such warrant expected to be distributed by RC Aviation after effective date of the registration statement of which this prospectus is a part and 250,000 shares of Common Stock acquired pursuant to a Stock Purchase Agreement, dated December 8, 2004, by and among the Company and the institutional investors party thereto.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RC Aviation, LLC, Lawrence Hershfield and Randall Jenson

As described in greater detail under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Note Purchase Agreement,” on June 1, 2005, members of RC Aviation, as well as RC Aviation itself and its managing member, RC Aviation Management, LLC, purchased an aggregate of $60 million of our Series A Notes and Series B Notes (collectively, the “Notes”).  RC Aviation is a principal stockholder of Holdings, owning approximately 40% of our outstanding shares of Common Stock.  RC Aviation Management, LLC is the managing member of RC Aviation and its managing member is Mr. Hershfield. Mr. Hershfield, as the controlling member of RC Aviation Management, LLC, has the power to vote the shares of common stock beneficially owned by RC Aviation and its members pursuant to agreements among the members. Messrs. Hershfield and Jenson also have an economic interest in RC Aviation representing approximately 11% of the Common Stock and 11% of the Common Stock Warrant (as defined below) owned by RC Aviation.

The Trustee, Holdings and RC Aviation had previously entered into a Restructuring Support Agreement, dated as of August 26, 2004 (the “Restructuring Support Agreement”), pursuant to which Holdings and RC Aviation agreed to raise the funding necessary to meet the distribution and payment obligations under the Joint Plan and to ensure that Hawaiian would have at least the minimum amount of cash required by the Joint Plan on the effective date of the Joint Plan. In addition, Holdings entered into an agreement with RC Aviation, dated August 24, 2004, in which RC Aviation and its members entered into a firm commitment (the “RC Commitment”) to provide, among other things, up to $60 million in funds if required to finance the Joint Plan. Pursuant to the terms of the Restructuring Support Agreement and the RC Commitment, we and RC Aviation have financed the Joint Plan with the Senior Credit Facility, the Term B Credit Facility and the Notes.

A special committee of the Board of Directors of Holdings approved the terms of the Notes as well as the Series E Warrant and the Common Stock Warrant (each as defined below) and received fairness opinions in connection therewith.

On June 2, 2005, RC Aviation received a warrant to purchase shares of our newly designated Series E Preferred Stock (the “Series E Warrant”), such warrant to be automatically exchanged, upon the effectiveness of an amendment to our certificate of incorporation increasing the number of authorized shares of our Common Stock, for a Common Stock purchase warrant (the “Common Stock Warrant”) to purchase up to ten percent (10%) of the fully-diluted shares of Common Stock (or 6,855,685 shares), of which warrant half had been previously earned by RC Aviation for its funding commitment with respect to the Joint Plan and the other half of which was earned by RC Aviation in connection with its purchase of the Notes pursuant to the Note Purchase Agreement. On July 8, 2005, the amendment to our certificate of incorporation was filed and became effective and the Series E Warrant was cancelled and exchanged for the Common Stock Warrant. On September 30, 2005, we filed a Certificate of Elimination with the Secretary of State of the State of Delaware, thereby canceling and eliminating the Series E Preferred Stock.

On October 19, 2005 and October 21, 2005, we repurchased an aggregate of approximately $3.9 million and $1.1 million, respectively, in principal amount of the Notes at their face amount, plus accrued interest, and a corresponding portion of the Common Stock Warrant.  After giving effect to the warrant repurchases in connection with the note repurchases, RC Aviation now holds a warrant to purchase 6,283,705 shares of Common Stock.  The Common Stock Warrant is currently exercisable at an exercise price of $7.20 per share, subject to adjustment from time to time for certain dilutive events.

In connection with the issuance of the Notes and the granting of the Common Stock Warrant, Holdings and RC Aviation also entered into a Registration Rights Agreement relating to the registration of shares of Common Stock issuable upon conversion of the Notes and exercise of the Common Stock Warrant.

Smith Management LLC

On October 14, 2003, we and Smith Management LLC (“Smith Management”), a private investment firm for which Mr. Adams (our former president and chief executive officer) served as president, entered into an agreement (the “Smith Management Agreement”), whereby the parties agreed that Smith Management would continue to provide corporate, financial, strategic, planning, management, consulting and tax-related services to us and forgo receiving compensation or reimbursement for any expenses for services provided to us until the parties mutually agree otherwise. The Smith Management Agreement replaced an earlier and previously disclosed May 2002 agreement that Smith Management entered into with Hawaiian. We had $0 and approximately $600,000 due to Smith Management as of December 31, 2004 and December 31, 2003, respectively, related to certain professional fees and other expenses paid by Smith Management on our behalf. Under the Smith Management Agreement, we agreed, inter alia, that neither Smith Management nor any of its members, affiliates, officers, directors, employees, consultants or advisors (collectively the “Smith Representatives”) shall be liable or held accountable, in damages or otherwise, for any errors of judgment or any mistakes of fact or law or for anything that Smith Management or the Smith Representatives do or refrain from doing in good faith in providing or failing to provide services under the Smith Management Agreement. Further, we agreed to indemnify Smith Management and the Smith Representatives (collectively the “Smith Indemnitees”), and each of their successors and assigns, subject to certain conditions, from and against any and all losses or costs suffered or sustained by any Smith Indemnitees (other than any losses or costs arising out of the gross negligence or willful misconduct of Smith Management or the Smith Representatives), arising in connection with their obligations under the Smith Management Agreement. In connection with RC Aviation’s purchase of ten million shares of common stock from AIP in June 2004, the Smith Management Agreement was terminated, but the indemnification and exculpation provisions described above survive termination of the Smith Management Agreement. However, we have no obligation to indemnify the Smith Representatives for amounts paid by them pursuant to the settlement with the Trustee.

AIP, LLC

In addition, we incurred certain amounts of debt owed to AIP or its affiliates. AIP informed us that we owed AIP and its affiliates an aggregate amount of $1.6 million as of June 14, 2004. This indebtedness arose due to expenditures paid on our behalf by AIP and its affiliates to fund costs associated with maintaining our status as a public company, costs related to preparing a plan of reorganization for Hawaiian, and other obligations of the Company. All such indebtedness to AIP and its affiliates was satisfied pursuant to a Mutual Release, dated as of December 30, 2004, by and among the Company, RC Aviation, RC Aviation Management, LLC, Mr. Adams, Smith Management, AIP and AIP’s functional predecessor, Airline Investors Partnership, L.P.

Donald J. Carty

On July 26, 2004, Mr. Carty, one of our directors, purchased 351,062 unregistered shares of common stock for $2 million from us. The purchase price per share of common stock represented an approximate ten percent discount to the market price of the common stock on the date of the transaction.

Eric Nicolai

Mr. Nicolai, one of our directors, and his wife, Brenda Mae-Esona Nicolai, are employed by Hawaiian as a pilot and flight attendant, respectively.  The 2004 salaries of Mr. Nicolai and his wife were $185,532 and $40,511, respectively.

Ranch Capital, LLC

As of June 30, 2005, we owed approximately $40,000 to Ranch Capital, LLC, an organization for which Messrs. Hershfield and Jenson serve as Chief Executive Officer and Managing Director, respectively, related to travel expenses for Messrs. Hershfield and Jenson paid by Ranch Capital, LLC on our behalf.

PLAN OF DISTRIBUTION

We are registering the resale of the shares of our common stock on behalf of the selling stockholders.  As used in this prospectus, the term selling stockholders includes pledgees, transferees or other successors-in-interest selling shares received from the selling stockholders as pledgors, borrowers or in connection with other non-sale-related transfers after the date of this prospectus. This prospectus may also be used by transferees of the selling stockholders, including, without limitation, RC Aviation Members as described below and broker-dealers or other transferees who borrow or purchase the shares to settle or close out short sales of shares of Common Stock. The selling stockholders will act independently of us in making decisions with respect to the timing, manner, and size of each sale or non-sale-related transfer.  The proceeds from the sale of the Common Stock offered pursuant to this prospectus are solely for the account of the selling stockholders.  Accordingly, we will not receive any proceeds from the selling stockholders from the sale of the shares of Common Stock covered by this prospectus.  However, we would receive the proceeds of the exercise of the warrants to purchase Common Stock expected to be held by the RC Aviation Members to the extent that such warrants are exercised for cash.  In the event that such warrants are exercised for cash, the aggregate proceeds received by us would be approximately $45,242,676.  There can be no assurance concerning the number or the timing of the exercise of such warrants at this date.  In addition, because the warrants contain provisions allowing for a cashless exercise under certain circumstances, there can be no assurance that we would receive all such proceeds even if the warrants are exercised.  It is expected that any proceeds realized from the exercise of such warrants will be used by us for general working capital.

As soon as practicable following the effective date of the registration statement of which this prospectus is a part, (i) RC Aviation intends to distribute to the RC Aviation Members the 10,000,000 shares of Common Stock covered by this prospectus, and (ii) we, at the direction of RC Aviation, intend to cancel the Common Stock Warrant and in lieu thereof issue warrants to the RC Aviation Members to purchase up to an aggregate of 6,283,705 shares of Common Stock covered by this prospectus.  The 10,000,000 shares of Common Stock were originally purchased by RC Aviation from AIP, LLC in June 2004 and the 6,283,705 shares of Common Stock are currently issuable upon exercise of the Common Stock Warrant.  The timing and amount of the foregoing distributions of shares and warrants are subject to the discretion of the managing member of RC Aviation in accordance with its organizational documents and agreements with its members.

This prospectus covers the selling stockholders’ resale of up to 19,444,170 shares of Common Stock.  The shares of our Common Stock covered by this prospectus may be offered and sold from time to time by the selling stockholders and as described herein. The selling stockholders may sell the shares on the American Stock Exchange, the Pacific Exchange, any other exchange or market on which the shares of our Common Stock are then traded, or in private sales at negotiated prices.

A selling stockholder may use any one or more of the following methods when selling shares:

•                     ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•                     block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•                     purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                     an exchange distribution in accordance with the rules of the applicable exchange;

•                     privately negotiated transactions;

•                     settlement of short sales entered into after the date of this prospectus;

•                     broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•                     a combination of any such methods of sale;

•                     through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•                     any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

In connection with the sale of our Common Stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our Common Stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify certain of the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling stockholder has represented to us that it has not entered into any agreements, understandings or arrangements, directly or indirectly, with any underwriter, broker-dealer or other person regarding the sale or other distribution of the shares of Common Stock to be sold pursuant to this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares to be sold pursuant to this prospectus may not simultaneously engage in market making activities with respect to our Common Stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our Common Stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders and we have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered hereby. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

Certain of the selling stockholders may be affiliates of a broker-dealer. Each of the selling stockholders has represented to us that it purchased the securities to be resold pursuant to this prospectus in the ordinary course of business and, at the time of the purchase of such securities, had no agreements or understandings, directly or indirectly, with any person to distribute such securities. We are not aware of any plans, arrangements or undertakings between the selling stockholders and any underwriter, broker-dealer or agent regarding the sale of the Common Stock covered by this prospectus by the selling stockholders.

DESCRIPTION OF CAPITAL STOCK

General

The authorized capital stock of Holdings consists of 120,000,000 shares, consisting of (i) 118,000,000 shares of common stock, par value $0.01 per share, and (ii) 2,000,000 shares of preferred stock, par value $0.01 per share.  As of October 10, 2005, there were 45,125,100 shares of common stock outstanding, one share outstanding of each of the Series B Special Preferred Stock, Series C Special Preferred Stock and Series D Special Preferred, and no shares of Series A Special Preferred Stock outstanding.

Common Stock

A holder of common stock is entitled to exercise one vote for each share held of record on all matters submitted to a vote of the shareholders. Subject to certain limitations in our Certificate of Incorporation and to the preference that may be applicable to any outstanding Special Preferred Stock, the holders of common stock will be entitled to receive ratably such dividends as may be declared by the Board out of funds legally available therefor. See “Price Range of Common Stock, Dividend Policy and Related Stockholder Matters” above. In the event of our liquidation, dissolution or winding up, holders of the common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of Special Preferred Stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. The outstanding shares of common stock are fully paid and non-assessable.

Special Preferred Stock

The IAM, AFA and ALPA (collectively, the “Unions”) each hold one share of Series B Special Preferred Stock, Series C Special Preferred Stock and Series D Special Preferred Stock, respectively, that entitle each Union to nominate one director. The Unions previously had nominated representatives to the Board, which nominees had been elected to the Board. On January 31, 2004, the persons nominated by the Unions to serve on the Board resigned from the Board. On September 29, 2005, the Board appointed ALPA’s designee to the Board.  We expect each of the IAM and the AFA to designate either a Board member or Board observer in the near future.  In addition to the rights described above, each series of the Special Preferred Stock, unless otherwise specified: (1) ranks senior to the common stock and ranks pari passu with each other such series of Special Preferred Stock with respect to our liquidation, dissolution and winding up and will be entitled to receive $0.01 per share before any payments are made, or assets distributed to holders of any stock ranking junior to the Special Preferred Stock; (2) has no dividend rights unless a dividend is declared and paid on the common stock, in which case the Special Preferred Stock would be entitled to receive a dividend in an amount per share equal to two times the dividend per share paid on the common stock; (3) is entitled to one vote per share of such series and votes with the common stock as a single class on all matters submitted to holders of the common stock; and (4) automatically converts into the common stock on a 1:1 basis at such time as such shares are transferred or such holders are no longer entitled to nominate a representative to our Board pursuant to their respective collective bargaining agreements.

Provisions of Delaware Law Governing Business Combinations

We are subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware regulating “business combinations” (generally defined to include a broad range of transactions) between Delaware corporations and “interested shareholders” (defined as persons who have acquired at least 15% of a corporation’s stock). Under Section 203, a corporation may not engage in any business combination with any interested shareholder for a period of three years after the date such person became an interested shareholder unless certain conditions are satisfied. Section 203 contains provisions enabling a corporation to avoid the statute’s restrictions. We have not sought to “elect out” of the statute and therefore the restrictions imposed by such statute will apply to us.

This summary does not purport to be complete and is qualified in its entirety by reference to the General Corporation Law of the State of Delaware.

Liability and Indemnification of Directors and Officers

Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides in relevant part that a corporation may indemnify any officer or director who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

Section 145(b) of the DGCL provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our Certificate of Incorporation limits the liability of directors, for monetary damages for breaches of fiduciary duties as a director, to the fullest extent permitted by Delaware law.  Our bylaws provide for the indemnification of our directors and officers and state that the Company shall pay the expenses (including attorneys’ fees) incurred by a director or officer defending any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under our By-laws or otherwise.

Pursuant to Item 510 of Regulation S-K, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors or officers pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Section 145(g) of the DGCL provides that a corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

Holdings maintains a global directors’ and officers’ liability insurance policy that provides coverage to its directors and officers.

Ownership by Non-U.S. Citizens

The Transportation Act prohibits non-U.S. citizens from owning more than 25% of the voting interest of a U.S. air carrier or controlling a U.S. air carrier. Our certificate of incorporation prohibits the ownership or control of more than 25% (to be increased or decreased from time to time, as permitted under the laws of the U.S.) of our issued and outstanding voting capital stock by persons who are not “citizens of the United States”. As of December 31, 2004, we believe we are in compliance with the Transportation Act as it relates to voting stock held by non-U.S. citizens.

LEGAL MATTERS

Certain legal matters with respect to the securities offered hereby will be passed upon for us by Dechert LLP, New York, New York.

EXPERTS

The financial statements of Holdings and Hawaiian as of December 31, 2003 and 2004, and for each of the three years in the period ended December 31, 2004, included in this prospectus have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report appearing herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference rooms at 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operations of the public reference rooms. Our SEC filings are also available to the public over the Internet at the SEC’s web site at http://www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

Hawaiian Holdings, Inc. Financial Statements

Unaudited Hawaiian Holdings, Inc. Financial Statements
Statements of Operations for Three and Six Months Ended June 30, 2005 and 2004
Balance Sheets as of June 30, 2005 and December 31, 2004
Consolidated Statement of Shareholders’ Equity (Deficiency) and Comprehensive Loss for the Six Months Ended June 30, 2005
Statements of Cash Flows for the Six Months Ended June 30, 2005 and 2004
Notes to Financial Statements

Audited Hawaiian Holdings, Inc. Financial Statements
Report of Independent Registered Public Accounting Firm
Statements of Operations for the years ended December 31, 2004, 2003 and 2002
Balance Sheets as of December 31, 2004 and 2003
Statements of Comprehensive Income and Shareholders’ Equity (Deficit) for the years ended December 31, 2004, 2003 and 2002
Statements of Cash Flows for the years ended December 31, 2004, 2003 and 2002
Notes to Financial Statements

Audited Hawaiian Holdings, Inc. Financial Statement Schedule
Schedule II—Valuation and Qualifying Accounts for the years ended December 31, 2004, 2003 and 2002

Hawaiian Airlines, Inc. Financial Statements

Unaudited Hawaiian Airlines, Inc. Financial Statements
Statements of Operations for the Periods April 1, 2005 through June 1, 2005, January 1, 2005 through June 1, 2005 and the Three and Six Months Ended June 30, 2004
Balance Sheets as of June 1, 2005 and December 31, 2004
Statements of Cash Flows for the Periods January 1, 2005 through June 1, 2005 and the Six Months Ended June 30, 2005
Notes to Condensed Financial Statements

Audited Hawaiian Airlines, Inc. Financial Statements
Report of Independent Auditors
Statements of Operations for the years ended December 31, 2004, 2003 and 2002
Balance Sheets as of December 31, 2004 and 2003
Statements of Comprehensive Income and Shareholders’ Equity (Deficit) for the years ended December 31, 2004, 2003 and 2002
Statements of Cash Flows for the years ended December 31, 2004, 2003 and 2002
Notes to Financial Statements

Audited Hawaiian Airlines, Inc. Financial Statement Schedule
Schedule II—Valuation and Qualifying Accounts for the years ended December 31, 2004, 2003 and 2002

Hawaiian Holdings, Inc.

Consolidated Statements of Operations (in thousands, except per share data) (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005*	2004**	2005***	2004**

Operating Revenue:
Passenger	$63,880	$—	$63,880	$—
Charter	685	—	685	—
Cargo	2,569	—	2,569	—
Other	2,788	—	2,788	—
Total	69,922	—	69,922	—

Operating Expenses:
Wages and benefits	22,578	—	22,578	—
Aircraft fuel, including taxes and oil	16,770	—	16,770	—
Aircraft rent	8,862	—	8,862	—
Maintenance materials and repairs	3,998	—	3,998	—
Other rentals and landing fees	1,893	—	1,893	—
Depreciation and amortization	2,256	—	2,256	—
Sales commissions	558	—	558	—
Other	16,548	2,589	18,643	3,854
Total	73,463	2,589	75,558	3,854

Operating Loss	(3,541)	(2,589)	(5,636)	(3,854)

Nonoperating Income (Expense):
Interest and amortization of debt expense	(1,104)	—	(1,104)	—
Interest income	508	2	508	3
Other, net	5,536	—	5,536	—
Total	4,940	2	4,940	3

Net Income (Loss)	$1,399	$(2,587)	$(696)	$(3,851)

Net Income (Loss) Per Common Stock Share:
Basic	$0.03	$(0.09)	$(0.02)	$(0.13)
Diluted	$0.03	$(0.09)	$(0.02)	$(0.13)

Weighted Average Number of Common Stock Shares Outstanding:
Basic	35,407	29,574	33,092	29,155
Diluted	49,929	29,574	33,092	29,155

*

Includes the results of Hawaiian Holdings, Inc. only from April 1, 2005 through June 1, 2005 and the consolidated results of Hawaiian Holdings, Inc. and Hawaiian Airlines, Inc. from June 2, 2005 through June 30, 2005.

**	Includes the results of Hawaiian Holdings, Inc. only for the entire period.
***

Includes the results of Hawaiian Holdings, Inc. only from January 1, 2005 through June 1, 2005 and the consolidated results of Hawaiian Holdings, Inc. and Hawaiian Airlines, Inc. from June 2, 2005 through June 30, 2005.

See Accompanying Notes to Consolidated Financial Statements.

Hawaiian Holdings, Inc.

Consolidated Balance Sheets (in thousands) (unaudited)

	June 30, 2005*	December 31, 2004**

ASSETS
Current Assets:
Cash and cash equivalents	$140,608	$2,169
Restricted cash	56,838	500
Accounts receivable, net of allowance for doubtful accounts of $1,384 as of June 30, 2005	52,443	—
Spare parts and supplies, net	12,982	—
Deferred taxes, net	13,576	—
Prepaid expenses and other	30,542	175
Total current assets	306,989	2,844

Property and Equipment, less accumulated depreciation and amortization of $753 as of June 30, 2005	50,677	—

Other Assets:
Long-term prepayments and other	62,209	—
Intangible assets, net of accumulated amortization of $1,503 as of June 30, 2005	166,777	—
Goodwill	105,823	—
Total Assets	$692,475	$2,844

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIENCY)
Current Liabilities:
Accounts payable	$50,261	$593
Air traffic liability	167,401	—
Other accrued liabilities	53,531	763
Current portion of long-term debt	20,182	—
Current portion of capital lease obligations	237	—
Due to related parties	—	1,478
Total current liabilities	291,612	2,834

Long-Term Debt	76,076	—

Capital Lease Obligations	834	—

Other Liabilities and Deferred Credits:
Accumulated pension and other postretirement benefit obligations	201,825	—
Other liabilities and long-term deposits	51,070	—
Losses in excess of investment in Hawaiian Airlines, Inc.	—	61,302
Total other liabilities and deferred credits	252,895	61,302

Commitments and Contingent Liabilities

Shareholders’ Equity (Deficiency):
Common Stock - $0.01 par value, 60,000,000 shares authorized, 44,875,100 and 30,751,227 shares issued and outstanding as of June 30, 2005 and December 31, 2004, respectively	448	307
Preferred Stock - $0.01 par value, 2,000,000 shares authorized, three shares issued and outstanding designated as Special Preferred Stock	—	—
Capital in excess of par value	202,710	69,756
Notes receivable from Common Stock sales	(49)	—
Accumulated deficit	(132,051)	(131,355)

Shareholders’ equity (deficiency)	71,058	(61,292)

Total Liabilities and Shareholders’ Equity (Deficiency)	$692,475	$2,844

*                           Includes the consolidated balance sheet of Hawaiian Holdings, Inc. and Hawaiian Airlines, Inc.

**                    Includes the balance sheet of Hawaiian Holdings, Inc. only.

See Accompanying Notes to Consolidated Financial Statements.

Hawaiian Holdings, Inc.

Consolidated Statements of Shareholders’ Equity (Deficiency) and Comprehensive Loss (in thousands, except share data) (unaudited)

For the Period Ended June 30, 2005

	Common Stock	Notes Receivable From Common Stock Sales	Special Preferred Stock	Capital In Excess of Par Value	Accumulated Deficit	Total

Balance at December 31, 2004	$307	$—	$—	$69,756	$(131,355)	$(61,292)

Net loss and comprehensive loss	—	—	—	—	(696)	(696)

Notes receivable from common stock sales	—	(49)	—	—	—	(49)
Issuance of 14,123,873 shares of common stock under the Joint Plan	141	—	—	91,664	—	91,805
Intrinsic value of beneficial conversion feature on subordinated convertible notes	—	—	—	27,750	—	27,750
Fair value of warrants on subordinated convertible notes	—	—	—	13,540	—	13,540

Balance at June 30, 2005	$448	$(49)	$—	$202,710	$(132,051)	$71,058

See Accompanying Notes to Consolidated Financial Statements.

Hawaiian Holdings, Inc.

Consolidated Statements of Cash Flows (in thousands) (unaudited)

	Six Months Ended June 30,
	2005*	2004**

Cash Flows From Operating Activities:
Net loss	$(696)	$(3,851)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	753	—
Amortization	1,503	—
Stock compensation	2,871	—
Accretion of debt discount	298	—
Net periodic postretirement benefit cost	486	—
Increase in accounts payable	2,045	487
Increase in air traffic liability	14,472	—
Increase in other current liabilities	2,884	135
Other, net	2,092	(434)

Net cash provided by (used in) operating activities	26,708	(3,663)

Cash flows provided by investing activities:
Acquisition of Hawaiian Airlines, Inc.	113,685	—
Additions to property and equipment	(1,900)	—

Net cash provided by investing activities	111,785	—

Cash flows provided by (used in) financing activities:
Proceeds from issuance of common stock	—	4,120
Repayment of capital lease obligations	(54)	—

Net cash provided by (used in) financing activities	(54)	4,120

Net increase in cash and cash equivalents	138,439	457

Cash and cash equivalents - Beginning of Period	2,169	1

Cash and cash equivalents - End of Period	$140,608	$458

*             Includes the cash flows of Hawaiian Holdings, Inc. only from January 1, 2005 through June 1, 2005 and the consolidated cash flows of Hawaiian Holdings, Inc. and Hawaiian Airlines, Inc. from June 2, 2005 through June 30, 2005.

**      Includes the cash flows of Hawaiian Holdings, Inc. only for the entire period.

See Accompanying Notes to Consolidated Financial Statements.

Hawaiian Holdings, Inc.

Notes to Consolidated Financial Statements (Unaudited)
(All dollar amounts in thousands, unless otherwise stated)

1.                                      Business and Organization

Hawaiian Holdings, Inc. (the “Company” or “Holdings”) is a holding company incorporated in the State of Delaware. The Company’s primary asset is its sole ownership of all issued and outstanding shares of common stock of Hawaiian Airlines, Inc. (“Hawaiian”). Hawaiian was incorporated in January 1929 under the laws of the Territory of Hawaii and, based on the number of scheduled miles flown by revenue passengers (known as revenue passenger miles) in 2004, is the largest airline headquartered in Hawaii and the sixteenth largest domestic airline in the U.S. Hawaiian is engaged primarily in the scheduled transportation of passengers, cargo and mail.

As further described in Note 3, on April 1, 2003, following Hawaiian’s bankruptcy filing, the Company deconsolidated Hawaiian for financial reporting purposes and accounted for its ownership of Hawaiian using the cost method of accounting.  As further discussed in Note 4, on June 2, 2005, the Company reconsolidated Hawaiian upon its emergence from bankruptcy protection in a transaction accounted for as a business combination.  As a result, for financial reporting purposes, the Company was a holding company with no business operations or properties for the period April 1, 2003 through June 1, 2005. Accordingly, as used in this report, the terms “Company”, “we”, “our”, and “us” refer to (i) Hawaiian Holdings, Inc. and its consolidated subsidiaries, with respect to the period through March 31, 2003; (ii) Hawaiian Holdings, Inc. only, with respect to the period from April 1, 2003 through June 1, 2005; and (iii) Hawaiian Holdings, Inc. and its consolidated subsidiaries, including Hawaiian Airlines, Inc., with respect to the periods from and after June 2, 2005.

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and the instructions to Form 10-Q and Article 10 of Regulation S-X of the U.S. Securities and Exchange Commission (SEC).  Accordingly, these interim financial statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.  In the opinion of management, all adjustments (consisting of normal recurring adjustments and reorganization items) considered necessary for a fair presentation have been included.  However, due to seasonal fluctuations common to the airline industry, results of operations for the periods presented are not necessarily indicative of operations to be expected for the entire year.  The accompanying financial statements should be read in conjunction with the financial statements and the notes thereto contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

2.                                      Hawaiian’s Bankruptcy, Liquidity and Going Concern

On March 21, 2003 (the “Petition Date”), Hawaiian filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Hawaii (the “Bankruptcy Court”). The Company did not file for relief under Chapter 11 of the Bankruptcy Code. On May 30, 2003, a bankruptcy trustee was selected to serve in connection with the Chapter 11 filing and operate Hawaiian, which thereafter operated its business under the jurisdiction of the bankruptcy court and in accordance with the applicable provisions of the bankruptcy code and orders of the bankruptcy court until June 2, 2005, the effective date of Hawaiian’s joint plan of reorganization and its emergence from bankruptcy (the “Effective Date”).

On March 11, 2005, the Company, together with the bankruptcy trustee, the Official Committee of Unsecured Creditors of Hawaiian, a wholly-owned subsidiary of the Company formerly known as HHIC, Inc. (“HHIC”), a Delaware corporation, and RC Aviation, LLC (which is currently the Company’s largest stockholder), sponsored the Third Amended Joint Plan of Reorganization (the “Joint Plan”) to provide for Hawaiian to emerge from bankruptcy. The Joint Plan provided for payment in full of all allowed claims, including unsecured claims. The Joint Plan also provided for the merger of Hawaiian Airlines, Inc., a Hawaii corporation, with and into HHIC, with HHIC as the surviving entity immediately changing its name to Hawaiian Airlines, Inc., a Delaware corporation. As used in this report, the term “Hawaiian” refers to the predecessor company for all periods prior to the HHIC merger and the successor company for all periods subsequent to the HHIC merger.  The Company retained its equity interest in Hawaiian; however, in connection with the Joint Plan, the Company issued shares of its common stock to creditors of Hawaiian to help fund the Joint Plan, resulting in a dilution of the ownership interest of its common stockholders.

The following table briefly summarizes the classification and treatment of claims under the Joint Plan (in millions):

Class	Classification	Treatment under the Joint Plan	Cash	Long-Term Obligations	Common Stock

Unclassified	Unsecured Priority Tax Claims	In cash, paid in up to twenty-four (24) equal quarterly installments.	$1.2	$29.5	$—

Class 1 (Unimpaired)	Secured Priority Tax Claims	In cash, paid in accordance with the legal, equitable and contractual rights of the holder of the claim.	0.9	—	—

Class 2 (Unimpaired)	Other Secured Claims	Generally, at the election of Hawaiian, (i) cash, (ii) surrender of the collateral securing the claim, (iii) cure and reinstatement, or (iv) retention by the holder of the claim of its legal, equitable and contractual rights.	1.3	1.2	—

Class 3 (Unimpaired)	Other Priority Claims	Cash	0.1	—	—

Class 4 (Impaired)	Unsecured Claims not included in a category below	Cash equal to 100% of the allowed claim.	36.6	—	—

Class 5 (Impaired)	Lease Related Claims	A combination of cash, common stock of the Company based on a stock value of $6.16 per share, and subordinated convertible notes of the Company.	27.0	60.0	87.0

Class 6 (Impaired)	Convenience Claims	Cash	0.8	—	—

Class 7 (Impaired/ Unimpaired)	Equity Interests

Holders of equity interests in Hawaiian retained their interests in the reorganized Hawaiian, without modification or alteration by the Joint Plan. However, the Company was required to issue new common stock to creditors of Hawaiian, which resulted in a dilution of the ownership interest of the Company’s common shareholders.

		Total	$67.9	$90.7	$87.0

Cash and common stock claims have been settled, with the exception of disputed claims totaling $14.4 million that are included in the Class 2 and 4 claims above at the gross claim amount. The ultimate resolution of the disputed claims may be lower, but no assurance can be provided that this will occur. For these reasons, the ultimate amounts and classifications of such claims cannot yet be determined.

The Joint Plan was financed through the issuance of approximately 14.1 million shares of the Company’s common stock to the holders of lease-related claims, a $50.0 million senior secured credit facility of Hawaiian, a $25.0 million junior secured term loan of Hawaiian and a private placement by the Company of $60.0 million in subordinated convertible notes (collectively, the “Exit Financing Transactions”), as discussed further in Note 5.

The Chapter 11 filing, including the subsequent appointment of the bankruptcy trustee, and the resulting uncertainty regarding Hawaiian’s future prospects raised substantial doubt about the ability of the Company and Hawaiian to continue as a going concern.  With the consummation of the Joint Plan, the conditions that previously raised substantial doubt about whether the Company and Hawaiian would continue as a going concern no longer exist.

3.                                      Summary of Significant Accounting Policies

Basis of Presentation

Prior to the bankruptcy of Hawaiian, the Company consolidated Hawaiian pursuant to Statement of Financial Accounting Standards No. 94, “Consolidation of All Majority-Owned Subsidiaries”, because the Company controlled Hawaiian through its ownership of all of the voting stock of Hawaiian. Following the Petition Date, the Company expected to regain full control of Hawaiian in a relatively short period of time. The Company had re-negotiated Hawaiian’s collective bargaining agreements with the Company’s pilots, mechanics, and flight attendants prior to filing bankruptcy, Hawaiian had minimal secured debt or other secured non-aircraft claims, and then-current management believed that Hawaiian’s operating leases could be re-negotiated in a short period of time through the Chapter 11 bankruptcy process. Furthermore, the Company and Hawaiian continued to have both a common Board of Directors and common management. As a result, the Company continued to consolidate Hawaiian through March 31, 2003. However, the filing of the motion seeking the appointment of a bankruptcy trustee created significant uncertainty regarding the Company’s ability to facilitate a timely reorganization and regain full control of Hawaiian in a relatively short period of time. This uncertainty was further confirmed on May 16, 2003, upon the Bankruptcy Court’s issuance of the order granting the trustee motion, which resulted in the appointment of a bankruptcy trustee to operate Hawaiian’s business, instead of the common Board of Directors and common management of the Company and Hawaiian. As a result, effective April 1, 2003, the Company deconsolidated Hawaiian and prospectively accounted for its ownership of Hawaiian using the cost method of accounting through the date in which the Company regained control of Hawaiian on June 2, 2005, the effective date of Hawaiian’s joint plan of reorganization and its emergence from bankruptcy.  The Company accounted for Hawaiian’s emergence from bankruptcy as a business combination, with the assets and liabilities of Hawaiian recorded in the Company’s consolidated financial statements at their fair value as of June 2, 2005 and the results of operations of Hawaiian included in the Company’s consolidated results of operations from June 2, 2005.

Summary Financial Information of Hawaiian Airlines

Hawaiian is a predecessor of the Company, as defined in Rule 405 of Regulation C under the Securities Act.  As a result, separate financial statements of Hawaiian, prepared in accordance with Article 10 of Regulation S-X of the SEC, up until the point at which Hawaiian was acquired by the Company, have been included in this Quarterly Report on Form 10-Q.  Summary financial information of Hawaiian, up until the point at which it emerged from bankruptcy and was acquired by the Company is presented below.

Income Statement Data	April 1, 2005 through June 1, 2005	January 1, 2005 through June 1, 2005

Operating revenue	$132,164	$321,508
Operating expense	130,332	311,301
Operating income	1,832	10,207
Reorganization items, net	502	(5,349)
Nonoperating expenses	4,546	2,893
Income before taxes	6,880	7,751
Provision for income taxes	12,749	13,266
Net loss	5,869	5,515

Hawaiian’s financial statements, from which the above summarized financial information was derived, were prepared in accordance with American Institute of Certified Public Accountants’ Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code” (SOP 90-7), and on a going-concern basis, which assumes continuity of operations, realization of assets and satisfaction of liabilities in the ordinary course of business. SOP 90-7 requires that the financial statements for periods subsequent to a Chapter 11 filing separate transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Accordingly, all transactions (including, but not limited to, professional fees, realized gains and losses, and provisions for losses) directly associated with Hawaiian’s reorganization and restructuring are reported separately as reorganization items in the statements of operations. The financial statements of Hawaiian do not include any of the adjustments that would have resulted had Hawaiian been unable to continue as a going concern, nor do they give effect to any adjustments to the carrying value of the assets or the amounts of liabilities of Hawaiian resulting from and occurring subsequent to the consummation of the Joint Plan.

Cash Equivalents

The Company considers all investments purchased with an original maturity of three months or less to be cash equivalents.

Restricted Cash

At December 31, 2004, restricted cash consisted of the amount transferred to the Company by Hawaiian immediately prior to Hawaiian’s Chapter 11 filing. At June 30, 2005, restricted cash consisted primarily of collateral to support credit card holdbacks for advance ticket sales (which funds are subsequently made available to Hawaiian as air travel is provided), and as cash collateral for outstanding letters of credit.

Spare Parts and Supplies

Spare parts and supplies consist primarily of expendable parts for flight equipment and supplies that are stated at average cost and are expensed when consumed in operations. An allowance for obsolescence is provided over the estimated useful life of the related aircraft, plus allowances for spare parts currently identified as excess to reduce the carrying costs to the lower of amortized cost or net realizable value. These allowances are based on management estimates and are subject to change.

Property and Equipment

Owned property and equipment are stated at cost and depreciated on a straight-line basis over the following estimated useful lives:

Flight equipment	2-15 years, 15% residual value
Ground equipment	5-15 years, no residual value
Airport terminal facility	Shorter of lease term or useful life
Buildings	15-20 years
Leasehold improvements	Shorter of lease term or useful life

Aircraft maintenance and repairs are charged to operations as incurred, except for maintenance and repairs under power-by-the-hour maintenance agreements that are accrued and expensed on the basis of hours flown. Modifications that significantly enhance the operating performance or extend the useful lives of aircraft or engines are capitalized and amortized over the lesser of the remaining life of the asset or the lease terms.

Revenue Recognition

Passenger revenue is recognized either when the transportation is provided or when the related ticket expires unused. The value of unused passenger tickets is included as air traffic liability. Hawaiian performs periodic evaluations of this estimated liability, and any resulting adjustments, which can be significant, are included in results of operations for the periods in which the evaluations are completed. Charter and cargo revenue is recognized when the transportation is provided.

Hawaiian sells mileage credits in its HawaiianMiles frequent flyer program to participating partners such as hotels, car rental agencies and credit card companies. Revenue from the sale of mileage credits is deferred and recognized as passenger revenue when transportation is likely to be provided, based on the fair value of the transportation to be provided. Amounts in excess of the fair value of the transportation to be provided are recognized currently as a reduction in marketing expenses.

Components of other revenue include ticket change fees, ground handling fees, sales of jet fuel, and other incidental services that are recognized as revenue when the related service is provided.

Basic Earnings Per Share

Net income or loss per share is reported in accordance with Statement of Financial Accounting Standards No. 128, “Earnings per Share” (SFAS 128). Under SFAS 128, basic earnings per share, which excludes dilution, is computed by dividing net income or loss available to common stockholders by the weighted average number of common shares outstanding for the period. Under Emerging Issues Task Force Consensus 03-6, “Participating securities and the Two-Class Method under SFAS Statement No. 128, Earnings Per Share,” warrants that participate in dividends and/or distributions as if they were common stock are considered participating securities. Therefore, the Company is required to use the two-class method shown below:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands, except share data)	2005	2004	2005	2004

Net income (loss)	$1,399	$(2,587)	$(696)	$(3,851)

Less: amount allocated to participating warrants	(227)	—	119	—

Net income (loss) available to common shareholders-Basic	$1,172	$(2,587)	$(577)	$(3,851)

Weighted average common shares outstanding	35,407	29,574	33,092	29,155

Basic earnings (loss) per share	$0.03	$(0.09)	$(0.02)	$(0.13)

Diluted Earnings Per Share

Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Diluted EPS includes in-the-money stock options, warrants and restricted stock using the treasury stock method and also includes the assumed conversion of preferred stock and convertible debt using the if-converted method.

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except share data)	2005	2004	2005	2004

Net income (loss)	$1,399	$(2,587)	$(696)	$(3,851)

Less: amount allocated to participating warrants	(227)	—	119	—
Add: assumed exercise of convertible notes	548	—	—	—

Net income (loss) available to common shareholders - Diluted	$1,720	$(2,587)	$(577)	$(3,851)

Weighted average common shares outstanding	35,407	29,574	33,092	29,155
Assumed exercise of stock options	729	—	—	—
Assumed exercise of convertible notes	13,793	—	—	—
Adjusted weighted average shares - Diluted	49,929	29,574	33,092	29,155

Diluted earnings (loss) per share	$0.03	$(0.09)	$(0.02)	$(0.13)

Frequent Flyer Program

The Company recognizes a liability under Hawaiian’s HawaiianMiles frequent flyer program as members accumulate mileage points. Hawaiian records a liability for either the estimated incremental cost of providing travel awards that are expected to be redeemed on Hawaiian, or the contractual rate of expected redemption on partner airlines. Incremental cost includes the cost of fuel, meals, liability insurance, reservations, and ticketing and does not include any costs for aircraft ownership, maintenance, labor or overhead allocation. The liability is adjusted periodically based on awards earned, awards redeemed, changes in the incremental costs and changes in the HawaiianMiles program. A change to the cost estimates, the actual redemption activity, or the amount of redemptions on partner airlines could have a significant impact on the frequent flyer liability in the period of change as well as in future years.

Sales Commissions

Commissions from the sale of passenger revenue are recognized as expense when the transportation is provided and the related revenue is recognized. The amount of sales commissions not yet recognized as expense is included in prepaid expenses and other current assets in the accompanying balance sheets.

Advertising Costs

Advertising costs are expensed as incurred.

Stock Options Plans

The Company accounts for stock options in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25) and related Interpretations.  Under APB 25, no compensation expense is recognized for stock option grants if the exercise price of the stock option is at or above the fair market value of the underlying stock on the date of grant.

The Company has adopted the pro forma disclosure features of SFAS No. 123, “Accounting for Stock-Based Compensation” (SFAS 123), as amended by SFAS No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure”.  As required by SFAS 123, pro forma information regarding net income (loss) has been determined as if the Company accounted for its employee stock options and awards granted using the fair value method prescribed by SFAS 123.  The following table illustrates the pro forma effect on net loss if the Company had accounted for its employee stock options and awards granted using the fair value method prescribed by SFAS 123 for the three month and six month periods ended June 30, 2005 and 2004.  The fair value for the stock options was estimated at the date of grant using the Black-Scholes-Merton option pricing model.

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except share data)	2005	2004	2005	2004

Net income (loss) available to common shareholders:
As reported	$1,172	$(2,587)	$(577)	$(3,851)

Less: total stock based employee compensation expense determined under the fair value method for all awards	87	93	153	187

Pro forma	$1,085	$(2,680)	$(730)	$(4,038)

Basic earnings (loss) per share
As reported	$0.03	$(0.09)	$(0.02)	$(0.13)
Pro forma	$0.03	$(0.09)	$(0.02)	$(0.14)

Diluted earnings (loss) per share
As reported	$0.03	$(0.09)	$(0.02)	$(0.13)
Pro forma	$0.02	$(0.09)	$(0.02)	$(0.14)

In December 2004, the Financial Accounting Standards Board issued SFAS No. 123 (revised 2004), “Share Based Payment” (SFAS 123R), which replaces SFAS 123 and supersedes APB 25.  SFAS 123R requires that all stock-based payments to employees, including grants of employee stock options, be recognized as compensation expense in the financial statements based on their fair values. SFAS 123R also requires that tax benefits associated with these stock-based payments be classified as financing activities in the statement of cash flow rather than operating activities as currently permitted.  SFAS 123R will be effective for us beginning January 1, 2006 (as extended by the SEC on April 14, 2005).  SFAS 123R offers alternative methods of adoption.  At the present time, the Company has not yet determined which alternative method it will use.  Depending on the method the Company adopts to calculate stock-based compensation expense upon the adoption of SFAS 123R, the pro forma disclosure above may not be indicative of the stock-based compensation expense to be recognized in periods beginning after December 31, 2005.

4.                                      Business Combinations

As discussed further in Note 3, from the period April 1, 2003 through June 1, 2005, during which the Company did not control Hawaiian, the Company deconsolidated Hawaiian for financial reporting purposes and accounted for its ownership of Hawaiian using the cost method of accounting. In connection with Hawaiian’s reorganization and emergence from bankruptcy, the Company issued debt and equity securities to holders of certain claims in Hawaiian’s bankruptcy case in order to consummate the Joint Plan, which resulted in the Company regaining of control of Hawaiian, which the Company did not have prior to the Effective Date of the Joint Plan.  As a result, the Company’s reacquisition of Hawaiian was accounted for a business combination and the results of operations of Hawaiian have been included in the Company’s results of operations since the Effective Date.

Under the Joint Plan, holders of lease-related claims, Hawaiian’s largest creditors, received full payment of their approved claims in a combination of cash, common stock of the Company, and subordinated convertible notes of the Company, as more fully discussed in Note 5, while holders of other claims received full payment of their claims in cash.  On the Effective Date, the Company issued approximately 14.1 million shares of common stock pursuant to the Joint Plan.  In accordance with EITF Consensus 99-12, “Determination of the Measurement Date for the Market Price of Acquirer Securities Issued in a Purchase Business Combination”, the common stock has been valued at $6.50 per share for accounting purposes. This price represents the average closing price per share for the five-day period including November 2, 2004, the date upon which the number of shares of common stock of the Company to be issued became fixed without subsequent revision.  The estimated total purchase price is as follows (in thousands):

Common stock	$91,805
Issuance of subordinated convertible notes	60,000
Cash payments made to holders of claims against Hawaiian	48,257
Accruals for estimated unpaid claims	18,246
Total estimated purchase price	$218,308

Under the purchase method of accounting, the total purchase price is allocated to the net tangible and intangible assets of Hawaiian based on their fair values as of the date of acquisition. The following table summarizes the Company’s estimates of the fair value of the assets acquired and liabilities assumed at the date of acquisition. The purchase price allocation is preliminary and will be finalized after completion of the independent appraisal of significant assets and liabilities acquired, and the resolution of certain pending claims in Hawaiian’s bankruptcy proceeding.  Independent valuation specialists are currently conducting an independent valuation in order to assist management in determining the fair values of a significant portion of these assets. The work performed by the independent valuation specialists has been considered in management’s estimates of the fair values reflected in the financial statements. The final determination of these fair values will include management’s consideration of a final valuation prepared by the independent valuation specialists. This final valuation will be based on the actual net tangible and intangible assets of Hawaiian that existed as of the date of acquisition. Therefore, the final amounts recorded may differ from the amounts included in these financial statements.

Assets
Cash and cash equivalents	$113,685
Restricted cash	57,448
Accounts receivable	51,433
Spare parts and supplies	13,130
Deferred taxes, net	13,576
Prepaid expenses and other	30,984
Property and equipment	49,530
Long-term prepayments and other	62,208
Intangible assets	168,280
Goodwill	105,823

Liabilities
Accounts payable	$47,623
Air traffic liability	152,929
Accrued liabilities	47,013
Debt and capital lease obligations	97,062
Accumulated pensions and other postretirement benefit obligations	200,777
Other liabilities	50,321

Of the total estimated purchase price, approximately $158.3 million has been allocated to amortizable intangible assets acquired, and approximately $115.8 million has been allocated to goodwill and intangible assets with indefinite lives. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” goodwill and intangible assets with indefinite lives are not amortized, but instead will be tested for impairment at least annually (more frequently if certain indicators are present). Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying net tangible and intangible assets.  Intangible assets with indefinite lives consist primarily of the estimated fair value allocated to the Hawaiian Airlines trade name. The Hawaiian Airlines trade name was determined to have an indefinite useful life due to several factors and considerations, including the length of time that the Hawaiian Airlines name has been in use, the Hawaiian Airlines brand awareness and market position, and the assumption of continued use of the Hawaiian Airlines brand. In the event that the Company determines that the value of goodwill or intangible assets with indefinite lives has become impaired, the Company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

The following table summarizes our estimates of the fair value of intangible assets at the date of acquisition and the useful lives assigned to each asset.

	Fair Value	Useful Life
	(in thousands)
Favorable maintenance contracts	$34,800	Term of agreements
Frequent flyer program - marketing relationships	111,766	8 years
Frequent flyer program - customer relationships	8,014	10 years
Hawaiian Airlines trade name	10,000	Indefinite
US FAA Part 121 Operating certificate	3,700	12 years
	$168,280

The following table presents pro forma financial information as if the business combination had occurred as of the beginning of each period presented.

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
	(in thousands except per share date)

Total revenue	$201,034	$186,257	$390,254	$360,397
Operating income (loss)	(4,647)	7,598	(1,320)	15,272
Income (loss) before income taxes	3,419	1,020	(3,811)	1,942
Net loss	(8,970)	(3,608)	(16,041)	(6,547)
Net loss per share:
Basic and diluted	(0.17)	(0.07)	(0.31)	(0.13)

Pro forma income (loss) before income taxes and net loss include reorganization expenses of Hawaiian of $3.3 million for the three months ended June 30, 2004, and $5.3 million and $7.0 million for the six months ended June 30, 2005 and 2004, respectively.

5.                                      Debt and Common Stock Warrant

The Joint Plan was financed through the Exit Financing Transactions, including the issuance of approximately 14.1 million shares of the Company’s common stock and the following debt instruments.

Senior Credit Facility

On June 2, 2005, Hawaiian, as borrower, entered into a credit agreement with the Company, as guarantor, the lenders named therein and Wells Fargo Foothill, Inc. (“Wells Fargo”), as agent for the senior lenders (the “Senior Credit Facility”). Indebtedness under the Senior Credit Facility is secured by substantially all of the assets of Hawaiian.  The Senior Credit Facility provides Hawaiian with a $50.0 million senior secured credit facility comprised of (i) a revolving line of credit in the maximum amount of $25.0 million, subject to availability under a borrowing base formula based on Hawaiian’s eligible accounts receivable, eligible spare parts, eligible ground equipment and collections, with a $15.0 million sublimit for letters of credit and up to $5.0 million in swing loans and (ii) a $25.0 million term loan. Indebtedness under the Senior Credit Facility bears interest, in the case of base rate loans, at a per annum rate equal to the base rate (Wells Fargo’s published “prime rate”) plus the base rate margin (1.50 percentage points), and, in the case of LIBOR rate loans, at a per annum rate equal to the LIBOR rate plus the LIBOR rate margin (4.0 percentage points), as defined in the Senior Credit Facility.  The interest rate shall at no time be less than 5% per annum and is subject to adjustment from time to time.  The Senior Credit Facility includes customary covenants for lending transactions of this type, including minimum EBITDA, excess availability and leverage ratio financial covenants. Hawaiian’s obligations under the Senior Credit Facility are guaranteed by the Company.  The Senior Credit Facility matures in three years.

Term B Credit Facility

On June 2, 2005, Hawaiian, as borrower, entered into a credit agreement with the Company, as guarantor, the lenders named therein and Canyon Capital Advisors, LLC (“Canyon”), as agent for the junior lenders (the “Term B Credit Facility”). The Term B Credit Facility provided Hawaiian with an additional $25.0 million term loan at an interest rate of 10% per annum, with interest payable quarterly. The entire principal amount of the loan may be prepaid, subject to certain prepayment penalties as set forth in the Term B Credit Facility.  The Term B Credit Facility includes customary covenants for lending transactions of this type, including minimum EBITDA, excess availability and leverage ratio financial covenants. The Term B Credit Facility is secured by a lien on substantially all of the assets of Hawaiian, subject to the prior liens granted to the senior lenders under the Senior Credit Facility. The obligations of Hawaiian under the Term B Credit Facility are guaranteed by the Company.  The Term B Facility matures in three years.

Note Purchase Agreement

On June 1, 2005, the Company and RC Aviation entered into a Note Purchase Agreement (the “Note Purchase Agreement”), pursuant to which RC Aviation and its members purchased from the Company Series A Subordinated Convertible Notes due June 1, 2010 (the “Series A Notes”) and Series B Subordinated Convertible Notes due June 1, 2010 (the “Series B Notes” and, together with the Series A Notes, the “Notes”), in the aggregate principal amount of $60.0 million.  The Notes provide for interest at a rate of 5% per annum, payable in cash or additional Notes at the option of the Company. The Notes will be convertible into the Company’s common stock at an initial conversion price of $4.35 per share, subject to adjustment upon the occurrence of certain dilutive events. The Series A Notes and the Series B Notes are convertible into 8,933,000 shares and 4,860,103 shares, respectively, of the Company’s common stock at any time after the first anniversary of the issuance thereof (the convertibility of the Series B Notes was initially subject to the occurrence of certain events (including stockholder approval), all of which occurred in July 2005). The Notes become due in five years from the issue date, if not prepaid or converted prior to such date. The Company has the right, and has covenanted to use its best efforts, to redeem the Notes at 105% of the aggregate principal amount, plus all accrued and unpaid interest due and payable thereunder, at any time prior to the first anniversary of issuance. On June 2, 2005, RC Aviation also received a warrant to purchase shares of newly designated Series E Preferred Stock of the Company (the “Series E Warrant”).  In July 2005, the warrant was automatically exchanged, upon the occurrence of certain events (including stockholder approval), for a warrant to purchase up to ten percent (10%) of the fully-diluted shares of common stock of the Company (6,855,685) at an exercise price of $7.20 per share (the “Common Stock Warrant”). Half of the Common Stock Warrants had been previously earned by RC Aviation for its funding commitment with respect to the Joint Plan and the other half were earned by RC Aviation in connection with its purchase of the Notes.  In connection with the issuance of the Notes and the granting of the Common Stock Warrants, the Company and RC Aviation also entered into a Registration Rights Agreement relating to the registration of the shares of the Company’s common stock issuable upon conversion of the Notes and exercise of the Common Stock Warrants.

The Notes are convertible into common stock of the Company at a price per share that is lower than the closing share price of the Company’s common stock as of the date the Notes were issued, which constitutes a beneficial conversion feature.  In accordance with EITF Consensus 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios”, the intrinsic value of the beneficial conversion feature as of June 1, 2005 of $27.8 million has been recorded as additional paid-in-capital.  Additionally, the fair value of the Common Stock Warrants of $13.5 million has also been recorded to additional paid-in-capital.  As a result of the amounts ascribed to the beneficial conversion feature and the Common Stock Warrants, the Notes have been recorded at a substantial discount, which will be accreted to interest expense over the stated life of the Notes.  The initial carrying value of the Notes was $18.7 million and the effective interest rate on the Notes is 35%.

Maturities of long-term debt as of June 30, 2005, in thousands, are as follows:

Remainder of 2005	$6,276
2006	12,834
2007	13,036
2008	34,086
2009	5,169
Thereafter	68,256
$139,657
Discount attributable to, net of accretion:
Intrinsic value of beneficial conversion feature on subordinated convertible notes	(27,550)
Fair value of warrants on subordinated convertible notes	(13,442)
Long-term IRS obligation (See Note 8)	(2,407)
$96,258
Less current portion	(20,182)
Total long term debt	$76,076

6.                                      Leases

At June 30, 2005, Hawaiian leased all 25 of its aircraft under long-term operating leases. The aircraft fleet in service was as follows:

Aircraft Type	Number of Aircraft

B767	14
B717	11
Total	25

Hawaiian’s leases with AWAS, formerly Ansett Worldwide Aviation Services, Inc. (“AWAS”) for seven Boeing 767 aircraft allow AWAS to terminate the leases early, after not less than 180 days prior notice to Hawaiian, beginning on March 21, 2007. AWAS can terminate up to two leases between March 21, 2007 and September 20, 2007, up to three additional leases between September 21, 2007 and March 20, 2008 and up to two additional leases between March 21, 2008 and September 20, 2009. After September 20, 2009, AWAS can terminate up to all seven leases on not less than 180 days notice.

The following table sets forth Hawaiian’s scheduled future minimum lease commitments under operating and capital leases as of June 30, 2005.

	Operating	Capital
	Leases	Leases

Remainder of 2005	$49,424	$191
2006	99,449	242
2007	99,459	137
2008	104,559	102
2009	106,110	102
Thereafter	940,464	738
Total minimum lease payments	$1,399,465	1,512
Less amount representing interest (rates ranging from 7.40% to 11.10%)		441
Present value of capital lease obligations		$1,071

7.                                      Fuel Price Risk Management

As of June 2, 2005, Hawaiian had entered into jet fuel swap agreements with a single counterparty to hedge approximately 45% of its fuel requirements for the forward twelve month period.  Under the terms of these jet fuel swap agreements, Hawaiian is to pay a fixed amount per gallon of jet fuel, at prices ranging from $1.61 to $1.75 per gallon, and receive a floating amount per gallon of jet fuel from the counterparty, based on the market price for jet fuel. The fair value of the jet fuel swap agreements of $4.7 million was recorded in Prepaid expenses and other upon the Company’s acquisition of Hawaiian.

The jet fuel swap agreements do not qualify as hedges under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, because the Company did not have the required documentation in place during the period ended June 30, 2005.  As a result, the increase in the fair value of the jet fuel swap agreements of $5.4 million during the period June 2, 2005 through June 30, 2005 was recorded as a component of Other, net, within non-operating income for the three and six months ended June 30, 2005.  The fair value of the jet fuel swap agreements of $10.1 million as of June 30, 2005 is recorded in Prepaid expenses and other on the consolidated balance sheet.

The Company does not hold or issue derivative financial instruments for trading purposes. The Company is exposed to credit risks in the event any counterparty fails to meet its obligations. However, the Company does not expect any counterparty to fail to meet its obligations.

8.                                      Income Taxes

The Company’s effective tax rates differ from the federal statutory rate of 35% primarily due to increases in the valuation allowance, certain expenses that are not deductible for federal income tax purposes, and state income taxes.  In assessing the realizability of deferred tax assets, and thus the need for a valuation allowance, management considers whether it is more likely than not that some portion or all of the Company’s deferred tax assets will not be realized. The ultimate realization of the Company’s deferred tax assets is dependent upon its ability to carry back net operating losses (NOLs) to periods in which the Company or Hawaiian had net taxable income, the generation of future taxable income during the periods in which those temporary differences become deductible, or the future utilization of the resulting NOL carryforwards prior to expiration.  The consummation of the Joint Plan triggered significant tax deductions related to the payment of certain claims, most significantly the lease-related claims.  The Company expects significant tax deductions and NOL carrybacks in its 2005 federal income tax return that will result in no taxes payable for 2005 and a refund for a portion of the income taxes paid by Hawaiian in 2003 and 2004.   Net deferred tax assets have been reflected in the accompanying consolidated balance sheet only to the extent that NOLs will be carried back to years in which Hawaiian had net taxable income and thus realization is more likely than not.

As of December 31, 2004, the Company and Hawaiian had total NOL carryforwards of approximately $5.1 million and $8.4 million, respectively, available to offset future taxable income.  If not used to offset future taxable income, the Company’s NOLs will expire between the years 2014 and 2024 and Hawaiian’s NOLs will expire between the years 2005 and 2009.  Additionally, Hawaiian underwent an ownership change in January 1996, as defined under Section 382 of the Internal Revenue Code (“IRC Section 382”). IRC Section 382 places an annual limitation on the amount of income that can be offset by NOL carryforwards generated in pre-ownership change years. The ownership change resulted in an annual IRC Section 382 limitation on Hawaiian’s NOLs of approximately $1.7 million. To the extent the NOL carryforwards of Hawaiian are used to offset future taxable income, goodwill will be reduced by the resulting tax benefit.

During 2003, the Internal Revenue Service (IRS) commenced an audit of Hawaiian, covering taxes for income, fuel excise, and other matters. On June 30, 2004, the IRS filed a proof of claim in the amount of $128.9 million. Of that amount, approximately $88.0 million was asserted by the IRS to constitute a priority tax claim under section 507(a)(8) of the Bankruptcy Code. The priority claim consisted of two components: (i) excise taxes on aviation fuel consumed on flights over international waters, which Hawaiian claimed were not subject to the U.S. fuel excise tax; and (ii) income adjustments for the years 2001 and 2002 related primarily to the deductibility of payments for power-by-the-hour maintenance agreements, tax revenue recognition relative to certain components of the air traffic liability, deductions taken by Hawaiian in 2001 for certain DC-9 aircraft, and tax change in ownership limitations under IRC Section 382 on certain NOL carryforwards utilized in 2001. The balance of the claim represented penalties proposed by the IRS arising from the fuel excise tax matter referred to above. The IRS subsequently amended its claim on several occasions.

Hawaiian and the IRS settled the disputes regarding the deductibility of payments for power-by-the-hour maintenance agreements, tax revenue recognition relative to certain components of the air traffic liability, and the deductions taken by Hawaiian in 2001 for the DC-9 aircraft. On February 1, 2005, the Bankruptcy Court ruled that the IRS’s claim for unpaid fuel excise tax and interest of $21.8 million was a valid claim, but that the IRS’s penalty claim for nonpayment of the fuel excise tax was not a valid claim. Additionally, on February 24, 2005, the Bankruptcy Court ruled in favor of Hawaiian with respect to the NOL issue.  Under the applicable provisions of the Bankruptcy Code, amounts due to the IRS by a debtor in a bankruptcy proceeding are generally payable in up to twenty-four equal quarterly installments.  As a result of the agreed settlements with the IRS and the Bankruptcy Court’s ruling with respect to the excise tax claim, Hawaiian will make quarterly payments of $1.4 million to the IRS through the second quarter of 2011. This obligation is included in long-term debt.

The IRS has appealed the decisions of the Bankruptcy Court with respect to both the excise tax penalty claim and the utilization of NOL carryforwards in 2001.  Additionally, the IRS is currently also in the process of examining Hawaiian’s income tax returns for 2003. The Company cannot currently determine the impact of any potential assessments by the IRS on the Company’s financial position, results of operations and liquidity.  Any additional taxes paid by Hawaiian related to any periods prior to the effective date of Hawaiian’s plan of reorganization will result in a corresponding increase in goodwill.

9.                                      Employee Benefit Plans

Hawaiian sponsors three defined benefit pension plans covering the Air Line Pilots Association (ALPA), the International Association of Machinists and Aerospace Workers (IAM) and other employees (salaried, Transport Workers Union, Employees of the Communications Section). The plans for the IAM and other employees were frozen effective October 1, 1993. The new collective bargaining agreement that Hawaiian’s pilots ratified in May 2005 provides that benefit accruals for pilots under age 50 as of July 1, 2005 will be frozen effective January 1, 2008, and that Hawaiian will begin to make contributions to an alternate defined contribution retirement program for pilots.  All of the pilots’ existing accrued benefits under their defined benefit plan at the date of the freeze will be preserved, but there will be no further benefit accruals after the date of the freeze. The pilots’ plan is funded based on minimum requirements under the Employee Retirement Income Security Act of 1974 (ERISA), but not less than the normal cost plus the 20-year funding of the past service liability. Funding for the ground personnel plans is based on minimum ERISA requirements.

Hawaiian also sponsors separate deferred compensation 401(k) plans for its pilots, flight attendants and ground and salaried employees. Participating employer cash contributions are not currently required under the terms of the pilots’ plan, but will be required subsequent to the freeze of the pilots’ defined benefit plan. Hawaiian is required to contribute up to 7.0% of defined compensation pursuant to the terms of the flight attendants’ plan.

In addition to providing pension benefits, Hawaiian sponsors two unfunded defined benefit postretirement medical and life insurance plans. Employees in Hawaiian’s pilot group are eligible for certain medical, dental and life insurance benefits under one plan if they become disabled or reach normal retirement age while working for Hawaiian. Employees in Hawaiian’s non-pilot group are eligible for certain medical benefits under another plan if they meet specified age and service requirements at the time of retirement.

The Company recorded the obligations under Hawaiian’s defined pension and other post-retirement benefit plans at their fair value as of June 2, 2005, based on the assumptions set forth below. The following table summarizes the accumulated benefit obligation, the projected benefit obligation and plan assets as of June 2, 2005.

	Pension Benefits	Other Benefits

Accumulated benefit obligation	$338,188	$55,950

Projected benefit obligation	$346,932	$55,950
Fair value of plan assets	(202,105)	—
Accrued benefit obligation	$144,827	$55,950

The following actuarial assumptions were used to determine the Company’s defined pension and other post-retirement benefit obligations and net periodic benefit expense for the year ending December 31, 2005:

Discount rate	5.0%
Expected return on plan assets	7.9%
Rate of compensation increase*	1.0%

*  Pilots only. The rate of compensation increase is not applicable to the frozen plans.

The health care cost trend rate was assumed to be 9.5% for 2005 and decrease gradually to 4.75% over 9 years and remain level thereafter.

Hawaiian develops the expected long-term rate of return assumption based on historical experience and by evaluating input from the trustee managing the plan’s assets, including the trustee’s review of asset class return expectations by several consultants and economists, as well as long-term inflation assumptions. Hawaiian’s expected long-term rate of return on plan assets is based on a target allocation of assets, which is based on the goal of earning the highest rate of return while maintaining risk at acceptable levels. The plan strives to have assets sufficiently diversified so that adverse or unexpected results from security class will not have an unduly detrimental impact on the entire portfolio. The actual asset allocation percentages by category as of June 2, 2005, the target allocation of assets by category, and the expected long-term rate of return by category are as follows:

	Asset Allocation		Expected Long- Term Rate of
	June 2, 2005	Target	Return

U.S. equities	43%	50%	10%
Fixed income	9%	30%	4%
International equities	10%	10%	10%
Other	38%	10%	8%

Based on current legislation and current assumptions, the Company anticipates contributing $9.4 million and $27.1 million to Hawaiian’s defined benefit pension plans during the remainder of 2005 and 2006, respectively.  The Company projects that Hawaiian’s pension plans will make the following benefit payments, which reflect expected future service, for the years ended December 31:

2005	$15,112
2006	16,000
2007	17,366
2008	18,801
2009	19,934
2010 through 2014	112,312

The following table sets forth the net periodic benefit cost for the three and six months ended June 30, 2005 (such expense was recognized only during the period June 2, 2005 through June 30, 2005, when Hawaiian was consolidated by the Company).

Components of Net Periodic Benefit Cost

Service cost	$469
Interest costs	1,428
Expected return on plan assets	(1,335)
Net periodic benefit cost	$562

Assumed health care cost trend rates have a significant impact on the amounts reported for other benefits. A one-percentage point change in the assumed health care cost trend rates would have the following annual effects:

	One-Percentage Point Increase	One-Percentage Point Decrease

Effect on total of service and interest cost components	$673	$(535)
Effect on postretirement benefit obligation	$9,283	$(7,541)

10.                               Stock Compensation

Under a stock compensation program that became effective on June 2, 2005, the Effective Date of the Joint Plan, Hawaiian’s eligible employees will be granted 1.5 million shares of the Company’s common stock.  Each eligible full time employee will have 100 immediately vested shares deposited in their 401(k) account (part-time eligible employees will receive 50 immediately vested shares), subject to applicable legal limitations, as soon as practicable after the Effective Date. Remaining shares will be distributed in two equal distributions on May 1, 2006 and May 1, 2007.  The allocation of the May 1, 2006 and May 1, 2007 distributions will be based on the employee’s pro rata share of W-2 wages for the tax year preceding the year of each distribution.  The Company recorded compensation expense of $1.6 million during the three and six months ended June 30, 2005 related to approximately 285,000 shares for the first distribution, which is expected to occur shortly after the registration of the shares.  Compensation expense for the May 1, 2006 distribution is being accrued over the service period (the 2005 tax year) based on the ending price of the Company’s common stock for each reporting period.  During the three and six months ended June 30, 2005, the Company recorded compensation expense of $1.2 million related to the May 1, 2006 distribution.

11.                               Commitments and Contingent Liabilities

Litigation and Contingencies

The Company is subject to legal proceedings arising in the normal course of its operations. Management does not anticipate that the disposition of such proceedings will have a material effect upon the Company’s financial statements.

American Airlines

Included in accrued liabilities is a pending unpaid claim in the amount of approximately $11.0 million from American Airlines (“American”) for unpaid rent relating to DC-10 aircraft which Hawaiian leased from American prior to the Petition Date and unpaid maintenance charges.  Hawaiian disputes a substantial portion of American’s claim and also contends that a significant portion of the claim should be categorized as a Class 5 claim under the Joint Plan (see Note 2 above for a table summarizing the classification and treatment of claims under the Joint Plan). By Order entered on January 20, 2005, the Bankruptcy Court provided for the continued negotiations among the parties following confirmation of the Joint Plan, or a hearing before the Bankruptcy Court to resolve the issues, if agreement could not be reached, without prejudice to their respective rights.  To the extent that Hawaiian ultimately pays more or less than the amount accrued, there will be a corresponding increase or decrease, respectively, in goodwill.

Bankruptcy Success Fees

The bankruptcy trustee in Hawaiian’s Chapter 11 proceeding has submitted an application to the Bankruptcy Court for an $8 million success fee, in addition to $1.2 million of compensation already received. Simat, Helliesen & Eichner, the trustee’s advisor in the case, has also submitted a success fee application in the amount of $1.75 million, in addition to hourly fees of $4.6 million billed in the case.  The Bankruptcy Court has set a hearing on these fees for September 29, 2005.  The Company vigorously opposes the payment of these success fees and plans to file an objection to each application with the Bankruptcy Court, as it believes the parties have already been adequately compensated.  No amounts have been accrued for the success fee applications.  Any amounts ultimately paid will result in a corresponding increase in goodwill.

Los Angeles Airport Operating Terminal

On December 1, 1985, Hawaiian entered into an interline agreement with other airlines, which was amended and restated as of September 1, 1989 for, among other things, the sharing of costs, expenses and certain liabilities related to the acquisition, construction and renovation of certain passenger terminal facilities at the Los Angeles International Airport (“Facilities”). Current tenants and participating members of LAX Two Corporation (the “Corporation”), a mutual benefit corporation, are jointly and severally obligated to pay their share of debt service payments related to Facilities Sublease Revenue Bonds issued to finance the acquisition, construction and renovation of the Facilities which totaled $111.9 million at completion. The Corporation leases the Facilities from the Regional Airports Improvement Corporation under an agreement accounted for as an operating lease. In addition, the Corporation is also obligated to make annual payments to the city of Los Angeles for charges related to its terminal ground rental.

General Guarantees and Indemnifications

Hawaiian is the lessee under certain real estate leases. It is common in such commercial lease transactions for Hawaiian as the lessee to agree to indemnify the lessor and other related third parties for tort liabilities that arise out of or relate to Hawaiian’s use or occupancy of the leased premises. In some cases, this indemnity extends to related liabilities arising from the negligence of the indemnified parties, but usually excludes any liabilities caused by their gross negligence or willful misconduct. Additionally, Hawaiian typically indemnifies such parties for any environmental liability that arises out of or relates to its use of the leased premises. Hawaiian expects that it is covered by insurance (subject to deductibles) for most tort liabilities and related indemnities described above with respect to real estate that it leases. Hawaiian cannot estimate the potential amount of future payments, if any, under the foregoing indemnities and agreements.

12.                               Subsequent Events

On July 7, 2005, the Company’s stockholders approved an amendment (the “Amendment”) of the Company’s certificate of incorporation to increase the number of authorized shares of capital stock from 62.0 million shares (consisting of 60.0 million shares of common stock and 2 million shares of preferred stock) to 120 million shares (consisting of 118 million shares of common stock and 2 million shares of preferred stock). The increase in the number of authorized shares of common stock was necessary in order to have sufficient shares of common stock available for the issuance of certain shares upon exercise of securities that were part of the exit financing from bankruptcy of Hawaiian, for grants under the Company’s newly adopted 2005 Stock Incentive Plan, and a reserve of common shares for present and future needs and growth.

On July 7, 2005, the Company’s stockholders approved the Company’s 2005 Stock Incentive Plan (the “Plan”) which supersedes the Company’s 1996 Stock Incentive Plan and 1996 Nonemployee Director Stock Option Plan (the “Prior Plans”), which would have expired under their terms in 2006.  The Plan allows for the issuance of 8 million shares of common stock, which includes approximately 1.1 million shares to be rolled over from the Company’s Prior Plans and approximately 6.9 million additional shares of common stock.  The Plan authorizes the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) to grant to participants: (i) options to purchase common stock, which may be in the form of non-statutory stock options or, if granted to employees, Incentive Stock Options; (ii) stock appreciation rights; (iii) deferred stock units; (iv) restricted common stock with such restriction periods, restrictions on transferability, and performance goals as the Compensation Committee may designate at the time of grant; (v) cash payments that may be granted separately or as a supplement to any stock-based award; (vi) dividend rights to participants, which rights entitle a participant to receive the dividends on common stock to which the participant would be entitled if the participant owned the number of shares of common stock represented by the dividend rights; and (vii) other stock-based awards as deemed by the Compensation Committee to be consistent with the purposes of the Plan.  The Plan also authorizes the Governance and Nominating Committee of the Company’s Board of Directors to grant and administer director options.  The term of each award will be determined by the Compensation Committee at the time each award is granted, provided that the terms of options, stock appreciation rights and dividend rights may not exceed ten years.

Shares granted under the Plan will be made available from unissued common stock or from common stock held in treasury. The Plan imposes the following limitations on awards issued under the Plan: (i) the maximum number of shares of common stock that may be granted as awards to any participant in any fiscal year shall not exceed 1.5 million shares; (ii) the maximum amount of cash or cash payments that may be granted as awards in any fiscal year shall not exceed $100,000; and (iii) the maximum number of dividend rights that may be granted as awards to any participant in any fiscal year shall not exceed dividend rights with respect to 1.5 million shares. The shares of common stock subject to the Plan and each limitation described above are subject to adjustment in the event of certain changes of capitalization.  No awards may be granted under the Plan after April 27, 2015. The Plan may be terminated by the Board of Directors at any time, but the termination of the Plan will not adversely affect awards that have previously been granted.

On July 8, 2005, the Amendment was filed with the Secretary of State of the State of Delaware and became effective, and the Series E Warrant was exchanged for the Common Stock Warrant.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
Hawaiian Holdings, Inc.

We have audited the accompanying balance sheets of Hawaiian Holdings, Inc. (the “Company”) as of December 31, 2004 and 2003, and the related statements of operations, shareholders’ deficiency and comprehensive loss, and cash flows for each of the three years in the period ended December 31, 2004.  Our audits also included the financial statement schedule listed in the index at Item 9.01(c). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (U.S.). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Since the date of completion of our audit of the accompanying financial statements and initial issuance of our report thereon dated March 30, 2005, which report contained an explanatory paragraph regarding the Company’s ability to continue as a going concern, the Company’s wholly-owned subsidiary, Hawaiian Airlines, Inc., has emerged from Chapter 11 bankruptcy protection and the Company has completed the financing transactions described in Note 14. Therefore, the conditions that raised substantial doubt about whether the Company will continue as a going concern no longer exist.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.  Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (U.S.), the effectiveness of Hawaiian Holdings, Inc.’s internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 30, 2005, expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Honolulu, Hawaii
March 30, 2005, except for Note 14,
as to which the date is June 2, 2005

Hawaiian Holdings, Inc.

(Parent Company of Debtor)

Statements of Operations (in thousands, except per share data)

	Year ended December 31,
	2004*	2003**	2002***
Operating Revenue:
Passenger	$—	$133,687	$541,992
Charter	—	11,832	46,480
Cargo	—	5,619	21,319
Other	—	5,926	22,247
Total operating revenue	—	157,064	632,038
Operating Expenses:
Wages and benefits	—	55,217	205,422
Aircraft fuel, including taxes and oil	—	25,716	95,457
Maintenance materials and repairs	—	15,573	90,194
Aircraft rent	—	29,502	83,462
Other rentals and landing fees	—	6,146	24,179
Sales commissions	—	1,096	14,645
Depreciation and amortization	—	1,813	8,577
Restructuring charges	—	—	8,701
Other	7,266	37,094	157,480
Total operating expenses	7,266	172,157	688,117
Operating Loss	(7,266)	(15,093)	(56,079)
Non-operating Income (Expense):
Reorganization items, net	—	(1,773)	—
Interest income, net	4	54	625
Loss of disposition of equipment and other, net	—	(186)	(22)
Total non-operating income (expense)	4	(1,905)	603
Loss Before Income Tax Provision	(7,262)	(16,998)	(55,476)
Income Tax Provision	—	—	(2,799)
Net Loss	$(7,262)	$(16,998)	$(58,275)
Net Loss Per Common Stock Share:
Basic	$(0.24)	$(0.60)	$(1.88)
Diluted	$(0.24)	$(0.60)	$(1.88)
Weighted Average Number of Common Shares Outstanding:
Basic	29,651	28,435	31,024
Diluted	29,651	28,435	31,024

*                                         Includes the deconsolidated results of Hawaiian Holdings, Inc. for the entire period.

**                                  Includes the consolidated results of Hawaiian Holdings, Inc. and Hawaiian Airlines, Inc. from January 1, 2003 through March 31, 2003 and the deconsolidated results of Hawaiian Holdings, Inc. from April 1, 2003 through December 31, 2003.

***                           Includes the consolidated results of Hawaiian Holdings, Inc. and Hawaiian Airlines, Inc. for the entire period.

See accompanying notes.

Hawaiian Holdings, Inc.

(Parent Company of Debtor)

Balance Sheets (in thousands, except share data)

	December 31,
	2004*	2003*
ASSETS
Current Assets:
Cash and cash equivalents	$2,169	$1
Other receivables	—	286
Prepaid expenses and other	175	75

Total current assets	2,344	362

Noncurrent Assets:
Restricted cash	500	500

Total Assets	2,844	862

LIABILITIES AND SHAREHOLDERS’ DEFICIENCY
Current Liabilities:
Accounts payable	593	771
Accrued liabilities	763	474
Due to related parties	1,478	2,046

Total current liabilities	2,834	3,291

Other Liabilities and Deferred Credits:
Losses in excess of investment in Hawaiian Airlines, Inc.	61,302	61,302

Commitments and Contingent Liabilities

Shareholders’ Deficiency:
Common Stock – $0.01 par value, 60,000,000 shares authorized, 30,751,227 and 28,456,165 shares issued and outstanding in 2004 and 2003, respectively	307	285
Preferred Stock – $0.01 par value, 2,000,000 shares authorized, three and seven shares issued and outstanding; designated as Special Preferred Stock, at December 31, 2004 and 2003, respectively	—	—
Capital in excess of par value	69,756	60,077
Accumulated deficit	(131,355)	(124,093)

Shareholders’ deficiency	(61,292)	(63,731)

Total Liabilities and Shareholders’ Deficiency	$2,844	$862

*                 Includes the deconsolidated balance sheet of Hawaiian Holdings, Inc.

See accompanying notes.

Hawaiian Holdings, Inc.
(Parent Company of Debtor)
Statements of Shareholders’ Deficiency and Comprehensive Loss (in thousands, except share data)
For the Years ended December 31, 2004, 2003, and 2002

	Common Stock	Special Preferred Stock	Capital In Excess of Par Value	Notes Receivable from Common Stock Sales	Accumulated Deficit	Accumulated Comprehensive Income (Loss)	Total
Balance at December 31, 2001	$342	$—	$84,665	$(1,560)	$(48,820)	$(55,837)	$(21,210)
Net loss	—	—	—	—	(58,275)	—	(58,275)
Minimum pension liability adjustment	—	—	—	—	—	(44,463)	(44,463)
Unrealized gain on hedge instruments	—	—	—	—	—	6,126	6,126
Comprehensive loss							(96,612)
Exercise of options to acquire 20,000 shares of Common Stock	—	—	41	—	—	—	41
Distribution to Pilots’ 401(k) Plan of 1,051,214 shares of Common Stock	11	—	3,280	—	—	—	3,291
Repurchase of 990,700 shares of Common Stock	(10)	—	(3,117)	—	—	—	(3,127)
Repurchase of 5,880,000 shares of Common Stock tendered	(59)	—	(24,931)	—	—	—	(24,990)
Return of 934 shares of Common Stock	—	—	(3)	—	—	—	(3)
Balance at December 31, 2002	284	—	59,935	(1,560)	(107,095)	(94,174)	(142,610)
Net loss	—	—	—	—	(16,998)	—	(16,998)
Reclassification adjustment for gains included in net loss on hedge instruments	—	—	—	—	—	(1,718)	(1,718)
Comprehensive loss							(18,716)
Distribution to Pilots’ 401(k) Plan of 105,776 shares of Common Stock	1	—	142	—	—	—	143
Deconsolidation of Hawaiian Airlines, Inc.	—	—	—	1,560	—	95,892	97,452
Balance at December 31, 2003	285	—	60,077	—	(124,093)	—	(63,731)
Net and comprehensive loss	—	—	—	—	(7,262)	—	(7,262)
Issuance of 1,001,062 shares of Common Stock	10	—	5,572	—	—	—	5,582
Exercise of options to acquire 1,294,000 shares of Common Stock	12	—	4,107	—	—	—	4,119
Cancellation of four shares of Series A Special Preferred Stock	—	—	—	—	—	—	—
Balance at December 31, 2004	$307	$—	$69,756	$—	$(131,355)	$—	$(61,292)

See accompanying notes.

Hawaiian Holdings, Inc.
(Parent Company of Debtor)
Statements of Cash Flows (in thousands)
For the Years ended December 31, 2004, 2003, and 2002

	2004*	2003**	2002***
Cash Flows From Operating Activities:
Net loss	$(7,262)	$(16,998)	$(58,275)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities before reorganization activities:
Depreciation	—	1,669	8,010
Amortization	—	144	567
Net periodic postretirement benefit cost	—	642	2,598
Restructuring charges	—	—	8,701
Loss on disposition of equipment	—	1	118
Advance on sale of frequent flyer miles	—	—	24,000
Decrease (increase) in restricted cash	—	(13,710)	3,708
Decrease (increase) in accounts receivable	—	(3,604)	6,917
Increase in prepaid expenses and other	(100)	(3,776)	(270)
Decrease in deferred taxes, net	—	—	5,904
Decrease in accounts payable	(178)	(7,080)	(677)
Increase (decrease) in air traffic liability	—	3,136	(667)
Increase (decrease) in accrued liabilities	289	518	(5,284)
Other, net	(282)	2,843	15,028
Net cash provided by (used in) operating activities before reorganization activities	(7,533)	(36,215)	10,378
Cash Flows From Reorganization Activities:
Professional fees paid for services rendered in connection with bankruptcy proceedings	—	(1,773)	—
Net cash used by reorganization activities	—	(1,773)	—
Net cash provided by (used in) operating activities	(7,533)	(37,988)	10,378
Cash Flows From Investing Activities:
Additions to property and equipment	—	(2,577)	(9,693)
Progress payments on flight equipment	—	—	(21)
Net proceeds from disposition of equipment	—	1	2,123
Net cash used in investing activities	—	(2,576)	(7,591)
Cash Flows From Financing Activities:
Long-term borrowings	—	—	344
Repayment of long-term debt	—	(481)	(4,450)
Repayment of capital lease obligations	—	(262)	(1,554)
Proceeds from issuance of common stock	9,701	—	41
Repurchase of common stock	—	—	(28,120)
Net cash provided by (used in) financing activities	9,701	(743)	(33,739)
Net impact on cash of Hawaiian Airlines, Inc. deconsolidation	—	(30,600)	—
Net increase (decrease) in cash and cash equivalents	2,168	(71,907)	(30,952)
Cash and cash equivalents – Beginning of Year	1	71,908	102,860
Cash and cash equivalents – End of Year	$2,169	$1	$71,908

*                    Includes the deconsolidated cash flows of Hawaiian Holdings, Inc. for the entire period.

**             Includes the consolidated cash flows of Hawaiian Holdings, Inc. and Hawaiian Airlines, Inc. from

January 1, 2003 through March 31, 2003 and the deconsolidated cash flows of Hawaiian Holdings, Inc. from April 1, 2003 through December 31, 2003.

***      Includes the consolidated cash flows of Hawaiian Holdings, Inc. and Hawaiian Airlines, Inc. for the entire period.

HAWAIIAN HOLDINGS, INC.
NOTES TO FINANCIAL STATEMENTS
(IN THOUSANDS, UNLESS OTHERWISE INDICATED)

1.                                      Business and Organization

Hawaiian Holdings, Inc. (the “Company”) is a holding company incorporated in the State of Delaware. On August 29, 2002, Hawaiian Airlines, Inc. (“Hawaiian”) became a wholly owned subsidiary of the Company pursuant to a corporate restructuring under which the shareholders of Hawaiian, as described in more detail below, exchanged their Hawaiian shares for Company shares on a one-for-one basis and became shareholders of the Company (the “Corporate Restructuring”). Hawaiian was incorporated in January 1929 under the laws of the Territory of Hawaii and, based on operating revenue and revenue passenger miles, is the largest airline headquartered in Hawaii. Hawaiian is engaged primarily in the scheduled transportation of passengers, cargo and mail. Following the Corporate Restructuring, the shareholders of the Company had substantially the same rights, privileges and interests with respect to the Company as they had with respect to Hawaiian immediately prior to the Corporate Restructuring, except for any such differences that arose from differences between Delaware and Hawaii law. As a result of the Corporate Restructuring, the Company’s primary asset is its sole ownership, directly and indirectly, of all issued and outstanding shares of common stock of Hawaiian.

In connection with the Corporate Restructuring, Airline Investors Partnership, L.P. (“Airline Investors Partnership”), the majority shareholder of the Company prior to the Corporate Restructuring, was restructured into a limited liability company called AIP, LLC (“AIP”). As part of the AIP restructuring, the Company acquired and now owns, indirectly through a subsidiary, all of the shares of Hawaiian common stock that were previously held by Airline Investors Partnership. In exchange, AIP received the same number of shares of the Company’s common stock that Airline Investors Partnership owned of Hawaiian common stock immediately prior to the exchange. Immediately after the Airline Investors Partnership the remaining outstanding shares of Hawaiian common stock and all of the shares of Hawaiian special preferred stock, with each of these shares being converted into one share of the Company’s common stock. After the completion of the Corporate Restructuring, the shareholders of the Company held the same relative percentage of the Company’s common stock as they did of Hawaiian common and special preferred stock immediately prior to the Corporate Restructuring.

Also as part of the Corporate Restructuring, the Company issued to AIP and each of the three labor unions having the right to nominate individuals to the Company’s board of directors, a number of shares of a corresponding series of the Company’s Special Preferred Stock equal to the number of shares of Hawaiian Special Preferred Stock that they held immediately prior to the Corporate Restructuring. In addition, the existing stockholders agreement among Hawaiian, Airline Investors Partnership and the three labor unions having board nomination rights was amended and restated to make the Company and AIP parties to the agreement and to have them assume all the rights and obligations of Hawaiian and Airline Investors Partnership under the existing stockholders agreement, respectively. As a result, after the completion of the Corporate Restructuring, the relative governance rights in the Company of AIP and these three labor unions were substantially the same as the rights in Hawaiian of Airline Investors Partnership and these three labor unions immediately prior to the Corporate Restructuring.

On June 14, 2004, RC Aviation, LLC (“RC Aviation”) purchased ten million shares of the Company’s common stock from AIP, reducing AIP’s ownership of the Company to approximately 14 percent of the Company’s outstanding common stock. Also as part of the purchase, John W. Adams resigned as the Company’s Chairman and Chief Executive Officer and RC Aviation and AIP entered into a stockholders agreement, under which, among other things, AIP agreed to cause the directors that AIP had previously designated to the Board of Directors of the Company to resign (other than Gregory S. Anderson), and Lawrence S. Hershfield and Randall L. Jenson (the “RC Designees”) to be appointed to the Company’s Board of Directors. AIP also agreed, among other things, to vote all of its common stock and Special Preferred Stock (i) in favor of the election, as members of the Board of Directors of the Company, of persons identified by RC Aviation for nomination or so nominated in accordance with the Company’s Amended and Restated Certificate of Incorporation and the Company’s

Amended Bylaws, (ii) to otherwise effect the intent of the stockholders agreement, which is to cause RC Designees to become members of the Board of Directors of the Company, and (iii) to otherwise vote such equity securities at the direction of RC Aviation. On December 30, 2004, the Company and AIP entered into an agreement whereby the four shares of Special Preferred Stock of the Company held by AIP were cancelled and AIP no longer has any beneficial ownership or any other form of right, title or interest in, the shares of Special Preferred Stock.

References herein to the “Company” refer to (i) Hawaiian Airlines, Inc. only, with respect to periods prior to the Corporate Restructuring; (ii) Hawaiian Holdings, Inc. and its subsidiaries, with respect to the period from the Corporate Restructuring through and including March 31, 2003; and (iii) Hawaiian Holdings, Inc. only, with respect to the periods from and after April 1, 2003.

2.                                      Bankruptcy Filing, Liquidity and Going Concern

On March 21, 2003 (the “Petition Date”), Hawaiian filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code (the “Bankruptcy Code”) in the Bankruptcy Court for the District of Hawaii (the “Bankruptcy Court”). The Company did not file a voluntary petition for relief under Chapter 11. Hawaiian has continued to operate its business under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court. The Chapter 11 filing triggered defaults, or termination events, on substantially all debt and lease obligations, and certain contractual obligations, of Hawaiian. Subject to certain exceptions under the Bankruptcy Code, Hawaiian’s Chapter 11 filing automatically enjoined, or stayed, the continuation of any judicial or administrative proceedings or other actions against Hawaiian or its property to recover on, collect or secure a claim arising prior to the Petition Date. At a hearing held on March 21, 2003, the Bankruptcy Court granted Hawaiian’s first day motions for various relief designed to stabilize its operations and business relationships with customers, vendors, employees and others and entered orders granting authority to Hawaiian to, among other things: pay certain pre-petition and post-petition employee wages, salaries, benefits and other employee obligations; pay vendors and other providers in the ordinary course for goods and services received from and after the Petition Date; honor customer service programs, including the HawaiianMiles program and ticketing policies; honor obligations arising prior to the Petition Date related to Hawaiian’s interline, clearinghouse, code sharing and other similar agreements; pay certain pre-petition taxes and fees, including transportation excise taxes, payroll taxes and passenger facility charges; and pay certain other obligations.

On March 31, 2003, BCC Equipment Leasing Corporation (“BCC Leasing”), an affiliate of The Boeing Company, filed a motion seeking the appointment of a Chapter 11 trustee (the “Trustee Motion”). BCC Leasing asserted that John W. Adams (“Mr. Adams”), the Chairman and Chief Executive Officer of the Company and Hawaiian at that time, could not be relied upon to act in the best interest of creditors or a successful reorganization because he had allegedly engaged in extensive self-dealing and allegedly had disabling conflicts of interest. BCC Leasing specifically pointed to a “self-tender” of Hawaiian that occurred in the spring of 2002, as described more fully in Note 10, which resulted in 5,880,000 shares of Hawaiian’s stock being repurchased by Hawaiian at a price in excess of the then-trading price, of which a significant portion was repurchased from Mr. Adams and an entity controlled by Mr. Adams. On May 16, 2003, the Bankruptcy Court issued an order granting the Trustee Motion. As a result, a Chapter 11 trustee, Joshua Gotbaum, (the “Trustee”), is in charge of operating Hawaiian’s business, under the jurisdiction of the Bankruptcy Court, and has the power to investigate and enforce claims relating to transfers of property that occurred prior to the Petition Date. Additionally, Hawaiian’s exclusive periods to file and solicit acceptances of a plan of reorganization terminated upon the appointment of the Trustee.

A pre-petition liability that requires different treatment under the Bankruptcy Code relates to certain qualifying aircraft, aircraft engines and other aircraft-related equipment that are leased or subject to a security interest or conditional sale contract. Under Section 1110 of the Bankruptcy Code, actions to collect most pre-petition liabilities of this nature are automatically stayed for 60 days only, except under two conditions: (a) a debtor may extend the 60-day period by agreement with the relevant financier and with court approval; or (b) a debtor may agree to perform all of the obligations under the applicable financing and cure any defaults as required under the bankruptcy code. If neither of these conditions is met, the financier may demand the return of the aircraft or take possession of the property and enforce any of its contractual rights or remedies to sell, lease or otherwise retain or dispose of such equipment at the end of the 60-day period. With respect to Hawaiian, the 60-day period under Section 1110 expired May 20, 2003. Hawaiian entered into various stipulations with each of it aircraft lessors to extend the Section 1110 deadlines on several occasions. Hawaiian subsequently reached agreements with AWAS, formerly Ansett Worldwide Aviation Services, Inc. (“AWAS”), International Lease Finance Corporation (“ILFC”), and BCC Leasing, who together lease Hawaiian its entire fleet of Boeing 767 and 717 aircraft, on revised long-term leases, which have been approved by the Bankruptcy Court. Hawaiian also cancelled the delivery of two Boeing 767 aircraft scheduled for delivery during 2003 and returned two Boeing 717 aircraft to BCC Leasing in late 2003 and early 2004. The revised leases and cancellations provide Hawaiian with significant savings in monthly aircraft rentals, but also result in lease related claims against Hawaiian for AWAS (the “AWAS Claim”) and BCC Leasing of approximately $107.5 million and $66.5 million, respectively.

On September 9, 2004, the Company, the Trustee, the Official Committee of Unsecured Creditors, HHIC, Inc., a wholly-owned subsidiary of the Company (“HHIC”), and RC Aviation, LLC (“RC Aviation”), filed an amended Joint Plan of Reorganization (as amended on October 4, 2004 and on March 11, 2005 and as may be amended from time to time thereafter, the “Joint Plan”) to provide for Hawaiian to emerge from bankruptcy. The Joint Plan provides for payment in full, without interest accruing after the Petition Date, of all allowed claims, including unsecured claims. Additionally, the Joint Plan provides for the Company to retain its existing equity interest in Hawaiian, although the Company will be required to issue shares of its common stock to creditors of Hawaiian to help fund the Joint Plan, resulting in a dilution of the ownership interest of existing common shareholders of the Company. The Joint Plan was submitted to creditors for vote on approximately October 15, 2004. All Class 5 creditors who voted accepted the Joint Plan. More than 95% in both number and amount of each other impaired class of creditors entitled to vote on the Joint Plan accepted the Joint Plan. The Company and HHIC, as the sole shareholders of Hawaiian, also voted to accept the Joint Plan. The Joint Plan was, therefore, accepted by more than the required two-thirds of the dollar amount of eligible claims and more than the required one-half of the number of claims from each class of creditors entitled to vote on the Joint Plan. At the conclusion of the confirmation hearing for the Joint Plan on March 11, 2005, the Bankruptcy Court concluded that all of the requirements for confirmation had been met and that findings of fact and conclusions of law and an order would be entered following ratification of the proposed agreements with the Association of Flight Attendants (AFA) and the Air Line Pilots Association (ALPA).

On or about February 19, 2005, a final proposed agreement was reached with the negotiating committee of AFA, and on March 14, 2005, the agreement was ratified. On March 14, 2005, a final proposed agreement (the “Proposed ALPA Agreement”) was reached with the negotiating committee of ALPA, but the members of ALPA did not ratify the Proposed ALPA Agreement. Consequently, on March 29, 2005, the Trustee’s motion (the “Section 1113 Motion”) to impose an agreement on ALPA pursuant to Section 1113 of the Bankruptcy commenced before the Bankruptcy Court, but was not completed. The hearing was continued to April 13, 2005, and is anticipated to be completed no later than April 15, 2005, though the Bankruptcy Court may not rule at the conclusion of the hearing. Hawaiian and ALPA may engage in negotiations before the hearing resumes.

The following table briefly summarizes the classification and treatment of claims under the Joint Plan, the estimated allowed claims and the anticipated treatment (in millions):

			Anticipated Treatment
Class	Classification	Treatment under the Joint Plan	Cash	Installment Payments	Common Stock
Unclassified	Unsecured Priority Tax Claims	In cash, paid in up to twenty-four (24) equal quarterly installments.	$1.2	$30.1	$—

Class 1 (Unimpaired)	Secured Priority Tax Claims	In cash, paid in accordance with the legal, equitable and contractual rights of the holder of the claim.	1.0	—	—

Class 2 (Unimpaired)	Other Secured Claims	Generally, at the election of Hawaiian, (i) cash, (ii) surrender of the collateral securing the claim, (iii) cure and reinstatement, or (iv) retention by the holder of the claim of its legal, equitable and contractual rights.	—	2.8	—

			Anticipated Treatment
Class	Classification	Treatment under the Joint Plan	Cash	Installment Payments	Common Stock
Class 3 (Unimpaired)	Other Priority Claims	Cash	0.1	—	—

Class 4(1) (Impaired)	Unsecured Claims not included in a category below.	At the election of the holder, either (i) cash in an amount equal to fifty percent (50%) of the allowed claim and common stock of the Company equal to fifty percent (50%) of the allowed claim, based on a stock value of $6.16 per share; or (ii) cash equal to 100% of the allowed claim.	36.3	—	—

Class 5(2) (Impaired)	Lease Related Claims	Cash in an amount equal to fifty percent (50%) of the claim and common stock of the Company equal to fifty percent (50%) of the claim, based on a stock value of $6.16 per share.	87.0	—	87.0

Class 6 (Impaired)	Convenience Claims	Cash	0.8	—	—

Class 7 (Impaired/ Unimpaired)	Equity Interests

Holders of equity interests in Hawaiian shall retain their interests in the reorganized Hawaiian, without modification or alteration by the Joint Plan. However, the Company will be required to issue new common stock to creditors of Hawaiian, which will result in a dilution of the ownership interest of Holdings’ existing common shareholders.

		Total	$126.4	$32.9	$87.0

The amounts and classifications of the claims above are based on the amounts agreed in the settlement of the claims, with the exception of disputed claims, where the gross claim amount has been included. It is expected that the ultimate resolution of the disputed claims will be lower, but we can provide no assurance that this will occur. For these reasons, the ultimate amounts and classifications of such claims cannot yet be determined.

(1)                                  The amount and classification of the claim filed by American Airlines, Inc. (“AA”) are in dispute. AA has filed a claim for approximately $11.0 million, which it contends belongs to Class 4. Hawaiian disputes a substantial portion of AA’s claim, but the full $11.0 million is included above. Hawaiian also contends that a significant portion of AA’s claim should be categorized in Class 5.

(2)                                  To the extent a portion of AA’s claim is categorized in Class 5, AA will not receive cash or stock. It will receive a 15-year fully amortizing promissory note, which bears interest at the rate of 6.5% per annum. Because all of AA’s claim is included in Class 4 above, pending resolution of the classification dispute, none of that claim is included in Class 5.

The Trustee, the Company and RC Aviation entered into a Restructuring Support Agreement, dated as of August 26, 2004 (the “Restructuring Support Agreement”), pursuant to which the Company and RC Aviation agreed to raise the funding necessary to meet the distribution and payment obligations under the Joint Plan and to ensure that Hawaiian has at least the minimum amount of cash required by the Joint Plan. The Joint Plan provides that the minimum unrestricted cash on hand at Hawaiian on the effective date of the Joint Plan must be at least $70.0 million. In order to fund their obligations under the Joint Plan, the Company and RC Aviation have the flexibility to utilize one or more sources of financing, including the following: the issuance of up to $150.0 million of new debt by Hawaiian, such as new notes and/or a senior secured loan facility, the proceeds of a rights offering to existing shareholders of the Company, or the proceeds of the sale of a new series of the Company’s preferred stock in the Company to RC Aviation. The Company and RC Aviation are in the process of negotiating a $50.0 million senior secured credit facility as well as the issuance of up to $100.0 million of convertible senior notes. RC Aviation will receive shares of common stock of the Company valued at $6.16 per share on account of 50% of the lease-related claims controlled by RC Aviation. If necessary to make distributions to holders of claims and to satisfy the minimum cash requirement, in exchange for the 50% cash portion that RC Aviation is to receive on account of its lease-related claims, RC Aviation may defer the cash payment it is to receive and has agreed to accept a six-month note if Hawaiian does not have sufficient cash to pay all obligations due on the effective date and retain at least $70 million in unrestricted cash.

On the effective date of the Joint Plan, the Company will issue a warrant (the “Warrant”) to RC Aviation as required pursuant to an agreement between RC Aviation and the Company dated August 24, 2004 in which RC Aviation and its members entered into a firm commitment to (i) provide funds to purchase up to $175.0 million of lease claims at an agreed upon discount, (ii) provide up to $60.0 million if required to fund the Joint Plan, and (iii) fund a tender offer for all Class 4 claims in the event the Joint Plan was not consummated by March 31, 2005, which the Trustee and RC Aviation have extended until April 29, 2005, estimated at the time to require approximately $38.0 million. The up to $60.0 million required to be funded by RC Aviation will be funded, based upon current circumstances, through the issuance of a new series of nonvoting convertible preferred stock of the Company, providing for dividends at the ate of 5% per annum, payable at the option of the Company in cash or in kind. If in kind, the holder may elect to receive preferred stock or Common Stock. The preferred stock would be convertible into Common Stock on or after the twelve month anniversary of the issuance date at a price per share based on then current market conditions, but not in excess of $6 per share. The preferred stock would be mandatorily redeemable in cash five years from the issue date. The Company would be required to use its best efforts to redeem the preferred stock, at 105% of its face amount, prior to the twelve month anniversary of issuance out of the proceeds of a rights offering of Common Stock.

The Warrant issued to RC Aviation will entitle its holder to purchase 100 shares of Series E Preferred Stock. The Series E Preferred Stock will have an aggregate liquidation preference equal to the Black Scholes valuation of the Common Stock Warrant (as defined below). The Series E Preferred Stock will be nonvoting, but will participate in dividends, distributions, mergers and similar events, liquidation, dissolution or winding up of the Company in an amount equal to the greater of the liquidation preference of the Series E Preferred Stock and the amount that would be received based upon participation with the Common Stock on a pro rata basis. Upon the receipt of shareholder approval of an increase in the number of authorized shares of Common Stock, the Warrant shall be automatically exchanged for a warrant (the “Common Stock Warrant”) entitling the holder to purchase 5% of the fully diluted Common Stock (upon giving effect to all securities issued upon the Effective Date), at an exercise price of $7.20 per share, subject to adjustment for certain anti-dilutive events. In addition, if

RC Aviation is required to fund the up to $60.0 million referred to above, RC Aviation will be entitled to receive a commitment fee in the form of an additional warrant on the terms described above exercisable for 1% of the outstanding Common Stock on a fully diluted basis, for each $12.0 million of preferred stock purchased by RC Aviation.

The Chapter 11 Filing, including the subsequent appointment of the Trustee, and the resulting uncertainty regarding Hawaiian’s future prospects raised substantial doubt about the ability of the Company and Hawaiian to continue as a going concern. The ability of the Company to continue as a going concern is contingent upon the Company’s ability to consummate the Joint Plan, or another plan of reorganization of Hawaiian. While management believes they have obtained the necessary approvals and arranged the necessary financing in order to consummate the Joint Plan, with the exception of the approval of ALPA, such financing is contingent upon Hawaiian’s ultimate emergence from bankruptcy protection. The occurrence of certain events prior to Hawaiian’s emergence from bankruptcy (including the inability to resolve the outstanding ALPA issues) could result in the arranged financing not being available, which might prevent the Company from consummating the Joint Plan and therefore delay or prevent Hawaiian’s emergence from bankruptcy. The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The financial statements do not include any of the adjustments that would result if the Company were unable to continue as a going concern, nor do they give effect to any adjustments to the carrying value of assets or the amounts of liabilities of the Company that will be necessary as a consequence of the consummation of the Joint Plan or another plan of reorganization of Hawaiian.

See Note 14 for events relating to Hawaiian’s bankruptcy and the Company’s ability to continue as a going concern occurring subsequent to the original issuance of these financial statements in March 2005.

3.                                      Summary of Significant Accounting Policies

Basis of Presentation

Prior to the bankruptcy of Hawaiian, the Company consolidated Hawaiian pursuant to Statement of Financial Accounting Standards (SFAS) No. 94, “Consolidation of All Majority-Owned Subsidiaries”, because the Company controlled Hawaiian through its ownership of all of the voting stock of Hawaiian. Following the Petition Date, the Company expected to regain full control of Hawaiian in a relatively short period of time. The Company had re-negotiated Hawaiian’s collective bargaining agreements with its pilots, mechanics, and flight attendants prior to filing bankruptcy, Hawaiian had minimal secured debt or other secured non-aircraft claims, and then-current management believed that Hawaiian’s operating leases could be re-negotiated in a short period of time through the Chapter 11 bankruptcy process. Furthermore, the Company and Hawaiian continued to have both a common Board of Directors and common management. As a result, the Company continued to consolidate Hawaiian through March 31, 2003. However, the filing of the Trustee Motion created significant uncertainty regarding the ability of the Company to facilitate a timely reorganization and regain full control of Hawaiian in a relatively short period of time. This uncertainty was further confirmed on May 16, 2003, upon the Bankruptcy Court’s issuance of the order granting the Trustee Motion, which resulted in the appointment of the Trustee to operate Hawaiian’s business, instead of the common Board of Directors and common management of the Company and Hawaiian. As a result, effective April 1, 2003, the Company deconsolidated Hawaiian and prospectively accounted for its ownership of Hawaiian using the cost method of accounting. The deconsolidation resulted in the removal of the following assets, liabilities and comprehensive loss item from the Company’s consolidated financial statements:

Assets
Cash and cash equivalents	$30,600
Restricted cash	36,412
Accounts receivable, net	31,697
Prepaid expenses and other	15,256
Spare parts and supplies	5,140
Property and equipment, net	46,447
Long-term prepayments and other	44,840
Reorganization value, net	28,320

Liabilities
Accounts payable	24,322
Air traffic liability	113,110
Other accrued liabilities	42,415
Accumulated pensions and other postretirement benefit obligations	113,816
Other liabilities and deferred credits	26,198
Liabilities subject to compromise	76,045

Comprehensive loss (gain)
Minimum pension liability	96,063
Unrealized gain on hedge instruments	(171)

The deconsolidation resulted in a deferred credit of $61.3 million, which represents the losses of Hawaiian in excess of the Company’s investment in Hawaiian as of April 1, 2003. The deferred credit will remain on the Company’s balance sheet until such time as the Company either regains full control of Hawaiian or disposes of its remaining interests in Hawaiian. The Company has not recorded any additional losses of Hawaiian subsequent to March 31, 2003, as the Company has no obligation to fund such losses.

The Company’s results of operations include the operating results of Hawaiian through March 31, 2003, but for no subsequent periods. Due to the deconsolidation, the financial statements and certain footnotes included herein do not reflect comparable business activity on a year-to-year basis. The 2002 statement of operations includes the consolidated operating results of the Company and Hawaiian for the entire year. The 2003 statement of operations includes the consolidated operating results of the Company and Hawaiian through March 31, 2003, and the deconsolidated results of the Company only, which consists substantially of legal and consulting fees related to the Company’s pursuit of the Joint Plan, legal fees for general corporate matters and insurance premiums included in other operating expenses, for the period from April 1, 2003 to December 31, 2003. The 2004 statement of operations includes the deconsolidated results of the Company only for the entire year. The balance sheets at December 31, 2004 and 2003 include the deconsolidated balances of the Company only. Summary financial information of Hawaiian as of and for the years ended December 31, 2004 and 2003, is presented below.

Balance Sheet Data

	2004	2003
Cash and cash equivalents	$110,647	$87,728
Current assets	221,443	207,622
Total assets	334,205	328,371
Current liabilities	207,689	206,626
Liabilities subject to compromise	214,695	134,532
Total liabilities	627,313	537,602
Shareholders’ deficiency	293,108	209,231

Income Statement Data

	2004	2003
Operating revenue	$763,965	$706,145
Operating expense	692,882	628,667
Operating income	71,083	77,478
Reorganization items, net	129,520	115,063
Loss before taxes	58,624	36,569
Provision for income taxes	16,816	12,944
Net loss	75,440	49,513

Hawaiian’s financial statements, from which the above summarized financial information was derived, are prepared in accordance with American Institute of Certified Public Accountants’ Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code” (SOP 90-7), and on a going-concern basis, which assumes continuity of operations, realization of assets and satisfaction of liabilities in the ordinary course of business. SOP 90-7 requires that the financial statements for periods subsequent to a Chapter 11 filing separate transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Accordingly, all transactions (including, but not limited to, professional fees, realized gains and losses, and provisions for losses) directly associated with Hawaiian’s reorganization and restructuring are reported separately as reorganization items in the statements of operations. The balance sheets distinguish pre-petition liabilities subject to compromise both from those pre-petition liabilities that are not subject to compromise and from post-petition liabilities. Liabilities subject to compromise are reported at the amounts expected to be allowed by the Bankruptcy Court, even if they may be settled for lesser amounts. The financial statements of Hawaiian do not include any of the adjustments that would result if Hawaiian was unable to continue as a going concern, nor do they give effect to any adjustments to the carrying value of the assets or the amounts of liabilities of Hawaiian that would be necessary as a consequence of the confirmation of the Joint Plan or another plan of reorganization.

Cash and Cash Equivalents

The Company considers all investments purchased with an original maturity of three months or less to be cash equivalents.

Cash paid for interest during the years ended December 31, 2004, 2003 and 2002 was zero, $0.2 million and $1.2 million, respectively.

Restricted Cash

Restricted cash consists of the amount transferred to the Company by Hawaiian immediately prior to Hawaiian’s Chapter 11 filing. See Note 10.

Revenue Recognition

Passenger revenue is recognized either when the transportation is provided by Hawaiian or when the related ticket expires unused. The value of unused passenger tickets is included as air traffic liability (which is not included in the Company balance sheet as of December 31, 2004 or 2003 due to the deconsolidation of Hawaiian effective April 1, 2003). Hawaiian performs periodic evaluations of this estimated liability, and any resulting adjustments, which can be significant, are included in results of operations for the periods in which the evaluations are completed. Charter and cargo revenue is recognized when the transportation is provided.

Hawaiian sells mileage credits in its HawaiianMiles frequent flyer program to participating partners such as hotels, car rental agencies and credit card companies. Revenue from the sale of mileage credits is deferred and, beginning in 2003, recognized as passenger revenue when transportation is likely to be provided, based on the fair value of the transportation to be provided. Prior to 2003, these amounts were recognized on a comparable basis but were classified as other revenue. The related amounts in the statements of operations for the year ended

December 31, 2002 have been reclassified to conform to the 2003 presentation. Amounts in excess of the fair value of the transportation to be provided are recognized currently as a reduction in marketing expenses.

Components of other revenue include ticket change fees, ground handling fees, sales of jet fuel, and other incidental services that are recognized as revenue when the related service is provided.

Frequent Flyer Program

Hawaiian recognizes a liability under its HawaiianMiles frequent flyer program as members accumulate mileage points. The incremental cost method is used, computed primarily on the basis of fuel, insurance and catering costs, exclusive of any overhead or profit margin.

Sales Commissions

Commissions from the sale of passenger traffic are recognized as expense when the transportation is provided and the related revenue is recognized.

Advertising Costs

Advertising costs are expensed as incurred. Advertising expense for the years ended December 31, 2003 and 2002 was $2.1 million and $8.0 million, respectively (during the period Hawaiian was consolidated by the Company).

Stock Option Plans

The Company accounts for stock options in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25) and related Interpretations. Under APB 25, no compensation expense is recognized for stock option grants if the exercise price of the stock option is at or above the fair market value of the underlying stock on the date of grant.

The Company has adopted the pro forma disclosure features of SFAS No. 123, “Accounting for Stock-Based Compensation” (SFAS 123), as amended by SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure”. As required by SFAS 123, pro forma information regarding net loss has been determined as if the Company had accounted for its employee stock options and awards granted using the fair value method prescribed by SFAS 123. The following table illustrates the pro forma effect on net loss if the Company had accounted for its employee stock options and awards granted using the fair value method prescribed by SFAS 123 for the years ended December 31, 2004, 2003 and 2002. The fair value for the stock options was estimated at the date of grant using a Black-Scholes option pricing model. See Note 9 for the assumptions used to compute the pro forma amounts.

	2004	2003	2002
Net loss:	$(7,262)	$(16,998)	$(58,275)
As reported
Less: Total stock based employee compensation expense determined under the fair value method for all awards, net of related tax effects	318	376	849
Pro forma net loss	$(7,580)	$(17,374)	$(59,124)
Earnings per share
As reported:
Basic and diluted	$(0.24)	$(0.60)	$(1.88)
Pro forma:
Basic and diluted	$(0.26)	$(0.61)	$(1.91)

In December 2004, the Financial Accounting Standards Board issued SFAS No. 123 (revised 2004), “Share Based Payment” (SFAS 123R), which replaces SFAS 123, and supersedes APB 25. SFAS 123R requires that all stock-based payments to employees, including grants of employee stock options, be recognized as compensation expense in the financial statements based on their fair values. SFAS 123R also requires that tax benefits associated with these stock-based payments be classified as financing activities in the statement of cash flow rather than operating activities as currently permitted. SFAS 123R will be effective for periods beginning after June 15, 2005. SFAS 123R offers alternative methods of adoption. At the present time, the Company has not yet determined which alternative method it will use. Depending on the method the Company adopts to calculate stock-based compensation expense upon the adoption of SFAS 123R, the pro forma disclosure above may not be indicative of the stock-based compensation expense to be recognized in periods beginning after June 15, 2005.

Earnings (Loss) Per Share

Basic earnings (loss) per share represents income (loss) available to common shareholders divided by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share reflects the potential dilution that could occur if securities or other contracts to issue shares of common stock were exercised or converted into shares of common stock or resulted in the issuance of shares of common stock that then shared in the earnings of the Company. Outstanding rights, warrants and options to purchase shares of the Company’s common stock are not included in the computation of diluted earnings per share if inclusion of these rights, warrants and options is antidilutive. Options and warrants to purchase approximately 1.5 million, 3.1 million, and 3.4 million shares of common stock in 2004, 2003, and 2002, respectively, were outstanding, but not included in the computation of diluted earnings (loss) per share as inclusion of these options and warrants would be antidilutive due to the Company’s net loss position.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ significantly from those estimates.

4.                                      Financial Instruments and Fuel Risk Management

Financial Instruments

The Company believes the carrying amounts of cash and cash equivalents, restricted cash, other receivables and accounts payable is a reasonable estimate of the fair value of these instruments due to their short-term nature.

Fuel Risk Management

During the three months ended March 31, 2003 that Hawaiian was consolidated by the Company, and for the year ended December 31, 2002, Hawaiian utilized heating oil forward contracts in an effort to manage market risks and hedge its financial exposure to fluctuations in its aircraft fuel costs. Hawaiian employed a strategy whereby heating oil contracts were used to hedge up to 50% of Hawaiian’s anticipated aircraft fuel needs. The Company measures fair value of its derivatives based on quoted market prices. Derivatives that are not designated as hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of the derivatives are either offset against the change in the fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative’s change in fair value is immediately recognized in earnings as a component of non-operating income (loss). Such amounts were not material in any year presented.

In 2003, the Company ceased hedge accounting on Hawaiian’s derivative instruments, and recognized realized and unrealized net gains of $1.0 million (during the period Hawaiian was consolidated by the Company) as a component of non-operating income (expense) related to the derivative instruments not designated as hedges. For the years ended December 31, 2003 and 2002, realized net gains (losses) of $1.7 million and $(0.6) million were recognized as a component of aircraft fuel expense on liquidated contracts designated as hedges (during the period Hawaiian was consolidated by the Company). Based upon Hawaiian’s derivative positions as of December 31, 2002, realized gains of $0.8 million and unrealized gains of $1.1 million were recognized as other comprehensive income as of December 31, 2002. The Company reclassified $1.7 million of gains from accumulated other comprehensive income to operations during the year ended December 31, 2003 (during the period Hawaiian was consolidated by the Company) when the hedged fuel expenses were recognized.

5.                                      Restructuring Charges

During the fourth quarter of 2002, based on a reduction in passenger demand, Hawaiian announced capacity reductions in specific transpacific markets. Hawaiian announced that it would reduce its workforce by approximately 150 employees, or four percent of the total workforce, in an effort to bring its cost structure in line with current and expected revenue. In addition, Hawaiian secured voluntary leaves of absence from approximately 60 flight attendants, reduced work schedules for part-time reservations personnel and decided to leave certain open positions unfilled. As a result of these actions, for the year ended December 31, 2002, the Company recorded a restructuring charge of $8.7 million related primarily to the accelerated retirement of its remaining eight leased DC-10 aircraft. This charge consisted of approximately $10.1 million related primarily to future lease commitments on the DC-10 aircraft, lease return conditions and maintenance commitments, severance costs for approximately 150 DC-10 pilots, and a write-down of DC-10 improvements and spare parts, partially offset by a credit of $1.4 million related to the sale of eight non-operating DC-9 aircraft and related assets that had been previously written down.

Activity related to the restructuring charges for the years ended December 31, 2003 and 2002, is as follows (the non-cash utilization of the restructuring change during the year ended December 31, 2003 represents the elimination of the remaining restructuring reserves upon the deconsolidation of Hawaiian):

	Beginning	Restructuring	Utilization of Charge		Remaining
	Reserve	Charges	Cash	Non-Cash	Reserve
Year ended December 31, 2002:
Write-down of spare parts and improvements	$—	$1,243	$—	$(1,243)	$—
Allowance for future lease payments, return conditions, and early termination costs	—	7,344	—	—	7,344
Pilot severance costs	—	1,600	—	—	1,600
	$—	10,187	$—	$(1,243)	$8,944
Sale of non-operating DC-9 assets		(1,486)
		$8,701

Year ended December 31, 2003:
Allowance for future lease payments, return conditions, and early termination costs	$7,344	$—	$(120)	$(7,224)	$—
Pilot severance costs	1,600	—	(1,389)	(211)	—
	$8,944	$—	$(1,509)	$(7,435)	$—

6.                                      Reorganization Items, Net

Reorganization items, net represents amounts directly associated with Hawaiian’s reorganization and restructuring subsequent to the Petition Date and are presented separately in the statement of operations for the period during which Hawaiian was consolidated by the Company. Reorganization items, net consists primarily of professional fees incurred in connection with Hawaiian’s Chapter 11 filing.

7.                                      Income Taxes

The components of the income tax provision for the years ended December 31, 2004, 2003 and 2002 were as follows (in thousands):

	2004	2003	2002
Current
Federal	$—	$—	$5,129
State	—	—	775
	—	—	5,904
Deferred
Federal	$—	$—	$(2,172)
State	—	—	(933)
	—	—	(3,105)
Provision for income taxes	$—	$—	$2,799

Income tax expense is based on an estimated annual effective tax rate, which differs from the federal statutory rate in 2004, 2003 and 2002, primarily due to state income taxes, certain nondeductible expenses, and increases in the deferred tax valuation allowance as follows.

	2004	2003	2002
Computed “expected” tax benefit	$(2,469)	$(5,779)	$(19,417)
State income taxes, net of federal income tax benefit	(424)	(494)	(2,883)
Changes in deferred tax valuation allowance	974	5,206	28,071
Other	1,919	1,067	(2,972)
Provision for income taxes	$—	$—	$2,799

During the year ended December 31, 2002, the Company determined that it was no longer more likely than not that any portion of its deferred tax assets would be realized and recognized a full valuation allowance on its net deferred tax assets as of the beginning of the year, all 2002 net operating losses, and all items directly impacting other comprehensive loss (primarily the minimum pension liability). As a result, the valuation allowance for deferred tax assets increased by $44.7 million during 2002. Of this increase, $28.1 million relates to increased valuation allowances for the deferred tax effect of current year losses and the valuation allowance on the opening net deferred tax asset, $17.7 million related to increased valuation allowances for the deferred tax asset attributable to the minimum pension liability, and the remainder related to an increase in deferred tax assets attributable to other comprehensive loss items. The valuation allowance of Hawaiian was eliminated upon the deconsolidation of Hawaiian during the year ended December 31, 2003.

Gross deferred tax assets at December 31, 2004 and 2003 consist solely of net operating loss carryforwards of the Company of $2.0 million and $0.6 million. Due to uncertainty surrounding the realizability of those assets, a valuation allowance has been recorded for the full amount. Deferred tax assets and related valuation allowance of approximately $0.4 million at December 31, 2004 relate to certain operating loss carryforwards resulting from the exercise of employee stock options, the tax benefit of which, when recognized, will be accounted for as a credit to capital in excess of par rather than a reduction of income tax. As of December 31, 2004, the Company has total net operating loss carryforwards of approximately $5.1 million to offset future taxable income. If not utilized to offset future taxable income, the net operating loss carryforwards will expire between the years 2014 and 2024.

8.                                      Benefit Plans

Hawaiian sponsors three defined benefit pension plans covering ALPA, IAM and other employees (salaried, Transport Workers Union, Employees of the Communications Section). The plans for the IAM and other employees were frozen effective October 1, 1993. As a result of the freeze, there will be no further benefit accruals. The pilots’ plan is funded based on minimum Employee Retirement Income Security Act of 1974 (ERISA) requirements, but not less than the normal cost plus the 20-year funding of the past service liability. Funding for the ground personnel plans is based on minimum ERISA requirements. Plan assets consist primarily of common stocks, government and convertible securities, insurance contract deposits and cash management and mutual funds.

In addition to providing pension benefits, Hawaiian sponsors two unfunded defined benefit postretirement medical and life insurance plans. Employees in Hawaiian’s pilot group are eligible for certain medical, dental and life insurance benefits under one plan if they become disabled or reach normal retirement age while working for Hawaiian. Employees in Hawaiian’s non-pilot group are eligible for certain medical benefits under another plan if they meet specified age and service requirements at the time of retirement.

The accumulated benefit obligation for Hawaiian’s defined benefit pension plans was $230.8 million as of December 31, 2002. To the extent that the accumulated benefit obligation exceeds the fair value of plan assets, a minimum pension liability must be recognized on the balance sheet. Accordingly, the Company recognized an additional amount (the minimum pension liability adjustment) necessary to record the full amount of the minimum pension liability. Pursuant to SFAS No. 87, “Employers’ Accounting for Pensions”, minimum pension liability adjustments are recognized through accumulated other comprehensive loss, rather than through the statement of operations. The minimum pension liability increased shareholders’ deficiency by $96.1 million as of December 31, 2002.

The accumulated benefit obligations and accumulated other comprehensive loss were eliminated upon the deconsolidation of Hawaiian.

The following table sets forth the net periodic benefit cost for the years ended December 31, 2003 and 2002:

Components of Net Periodic	Pension Benefits		Other Benefits
Benefit Cost	2003 *	2002	2003 *	2002
Service cost	$2,045	$7,466	$440	$1,324
Interest costs	4,276	16,342	496	1,525
Expected return on plan assets	(4,198)	(17,271)	—	—
Amortization of prior service cost	—	—	64	239
Recognized net actuarial (gain) loss	1,191	1,865	(14)	(490)
Curtailment and termination benefits	—	881	(344)	—
Net periodic benefit cost	$3,314	$9,283	$642	$2,598

*                    Only represents the period (January 1, 2003 to March 31, 2003) during which Hawaiian was consolidated by the Company.

Hawaiian also sponsors separate deferred compensation 401(k) plans for its pilots, flight attendants and ground and salaried personnel. Participating employer cash contributions are not required under the terms of the pilots’ plan. Hawaiian is required to contribute up to 7.0% of defined compensation pursuant to the terms of the flight attendants’ plan. Contributions to the flight attendants’ plan are funded currently and totaled approximately $0.6 million and $2.2 million in 2003 and 2002, respectively (during the period Hawaiian was consolidated by the Company). Hawaiian is also required to contribute a minimum of 4.04%, up to a maximum of 8%, of eligible earnings to the ground and salaried plan for eligible employees as defined by the plan. Contributions to the ground and salaried 401(k) plan totaled $0.9 million and $3.5 million in 2003 and 2002, respectively (during the period Hawaiian was consolidated by the Company).

9.                                      Capital Stock and Options

As of December 31, 2004 and 2003, the authorized capital stock of the Company consists of 60,000,000 shares of Common Stock, par value $0.01 per share, and 2,000,000 shares of Preferred Stock, of which three and seven shares in 2004 and 2003, respectively, have been designated as Special Preferred Stock, par value $0.01 per share.

On July 26, 2004, the Company sold 351,062 unregistered shares of common stock to Donald J. Carty, a director of the Company, for $2.0 million, which represented a 10 percent discount from the trading price of the Common Stock.

On December 8, 2004 the Company sold 650,000 unregistered shares of common stock to institutional investors for $5.80 per share for total gross proceeds of $3.8 million. The price of $5.80 per share represented a 10 percent discount from the trading prices of the Common Stock.

No dividends were paid by the Company during years ended December 31, 2004, 2003, or 2002.

Special Preferred Stock

In connection with the Corporate Restructuring, four shares of the Company’s Series A Special Preferred Stock were issued to AIP with such shares entitling AIP to nominate a number of directors determined based on the percentage of outstanding common equity interest (on a fully diluted basis) that it owns. The IAM, AFA, and ALPA each hold one share of Series B Special Preferred Stock, Series C Special Preferred Stock and Series D Special Preferred Stock, respectively, (with the Series A Special Preferred Stock, collectively the “Special Preferred Stock”) which entitle each union to nominate one director. The holder of the Series A Special Preferred Stock is entitled to identify a number of director nominees based on the percentage of outstanding common equity interest (on a fully diluted basis) that it owns: six directors if the holder, together with specified affiliates, own at least 35% of the outstanding common equity interest (on a fully diluted basis); five directors if the holder, together with specified affiliates, own at least 25% of the outstanding common equity interest (on a fully diluted basis); four directors if the holder, together with specified affiliates, own at least 10% of the outstanding common equity interest (on a fully diluted basis); three directors if the holder, together with specified affiliates, own at least 5% of the outstanding common equity interest (on a fully diluted basis); or will not be entitled to identify any directors if the holder, together with specified affiliates, own less than 5% of the outstanding common equity interest (on a fully diluted basis). If the holder of the Series A Special Preferred Stock is entitled to identify less than six directors, the remaining directors of such six will be comprised of outside directors that are not affiliated with either (i) the holder of the Series A Special Preferred Stock, (ii) any of the unions holding Series B, C, or D Special Preferred Stock, or (iii) the Company other than as a director. In addition to the rights described above, each series of the Special Preferred Stock, unless otherwise specified: (1) ranks senior to the Company’s Common Stock and ranks pari passu with each other such series of Special Preferred Stock with respect to liquidation, dissolution and winding up of the Company and will be entitled to receive $0.01 per share before any payments are made, or assets distributed to holders of any stock ranking junior to the Special Preferred Stock; (2) has no dividend rights unless a dividend is declared and paid on the Company’s Common Stock, in which case the Special Preferred Stock would be entitled to receive a dividend in an amount per share equal to two times the dividend per share paid on the Common Stock; (3) is entitled to one vote per share of such series and votes with the Common Stock as a single class on all matters submitted to holders of the Company’s Common Stock; (4) automatically converts into the Company’s Common Stock on a 1:1 basis, (i) in the case of the Series A Special Preferred Stock, upon the transfer of any shares of Series A Special Preferred Stock to any person or entity that is not an affiliate of AIP; or if the holder of Series A Special Preferred Stock ceases to own 5% or more of the outstanding common equity interest of the Company (on a fully diluted basis) for a period of 365 consecutive days or (ii) in the cases of the Series B, C and D Special Preferred Stock, at such time as such shares are transferred or such holders are no longer entitled to nominate a representative to the Company’s Board of Directors pursuant to their respective collective bargaining agreements. As further discussed in Note 1, the four shares of Series A Special Preferred Stock held by AIP were cancelled.

Stock Compensation

As part of the collective bargaining agreement negotiated with the ALPA in December 2000, Hawaiian agreed to distribute 1,685,380 shares of Hawaiian’s common stock on a quarterly basis to the individual 401(k) accounts of ALPA pilots in Hawaiian’s employment during 2001 and 2002. Subsequent to the Corporate Restructuring, each pilot participant eligible to receive a share of Hawaiian common stock became eligible to receive, on the same terms and conditions as were in effect immediately prior to the Corporate Restructuring, one share of the Company’s common stock instead. In 2002, 1,051,214 shares, required for the fourth quarter of 2001 and the first, second and third quarters of 2002, were distributed to Vanguard Group, Inc. as trustee. The distribution for the quarter ended December 31, 2002, consisting of 105,776 shares, was made on March 14, 2003. The Company recognized compensation expense related to the stock distribution of $2.2 million for the year ended December 31, 2002.

Holdings has agreed to set aside 1,500,000 shares of the Common Stock in a pool for allocation to employees of Hawaiian. Under the agreement, shares in the pool will be allocated between the time of Hawaiian’s emergence from bankruptcy and May 2007, among employees of Hawaiian (other than officers) or to their accounts in Hawaiian’s 401(k) or similar plan. The shares will be allocated pursuant to formulas set forth in the agreement.

Stock Option Plans

Under the 1994 Stock Option Plan, 600,000 shares of Common Stock were reserved for grants of options to officers and key employees of Hawaiian. Under the 1996 Stock Incentive Plan, as amended, 4,500,000 shares of Common Stock were reserved for issuance of discretionary grants of options to Hawaiian’s employees. Hawaiian also had a 1996 Nonemployee Director Stock Option Plan under which 500,000 shares of Common Stock were reserved for issuance and grants of options to nonemployee members of the Board of Directors. Following the Corporate Restructuring, the Company assumed sponsorship of the then-existing Hawaiian stock option plans. As a result, the outstanding options became exercisable or issuable upon the same terms and conditions as were in effect immediately prior to the completion of the Corporate Restructuring, except that shares of the Company’s common stock would be issued upon the exercise or issuance of these options instead of Hawaiian common stock.

Stock options were granted with an exercise price equal to the common stock’s fair market value at the date of grant, generally vested over a period of four years and expired, if not previously exercised, ten years from the date of grant.

	Shares of Common Stock		Weighted average of
	Available	Outstanding	exercise price

Balance at December 31, 2001	1,439,500	3,018,000	$2.97
Granted
1996 Stock Incentive Plan	(350,000)	350,000	2.46
1996 Nonemployee Director Stock Option Plan	(164,000)	164,000	3.26
Exercised
1996 Stock Incentive Plan	—	(20,000)	2.06
Forfeited
1996 Stock Incentive Plan	110,000	(110,000)	2.91

Balance at December 31, 2002	1,035,500	3,402,000	$2.92
Forfeited
1996 Stock Incentive Plan	290,000	(290,000)	3.42
1996 Nonemployee Director Stock Option Plan	24,000	(24,000)	2.81

Balance at December 31, 2003	1,349,500	3,088,000	$2.90
Exercised
1994 Stock Incentive Plan	—	(50,000)	1.62
1996 Stock Incentive Plan	—	(1,050,000)	3.29
1996 Nonemployee Director Stock Option Plan	—	(194,000)	3.16
Forfeited
1996 Stock Incentive Plan	280,000	(280,000)	2.38

Balance at December 31, 2004	1,629,500	1,514,000	$2.72

Stock option activity during the periods indicated is as follows:

As of December 31, 2004, vesting requirements and exercise periods under each respective plan are as follows:

	Vesting	Exercise Period
1994 Stock Option Plan	Fully vested	Through 2005
1996 Stock Incentive Plan	Various from 2005 through 2006	Various from 2005 through 2012
1996 Nonemployee Director Stock Option Plan	Fully vested	Various from 2005 through 2012

As of December 31, 2004, the range of exercise prices and weighted-average remaining contractual lives of outstanding options was $2.10 to $3.69 and 5.8 years, respectively. At December 31, 2004, 2003, and 2002, the number of options exercisable was 1,276,500, 2,628,000 and 2,643,000, respectively, with weighted-average exercise prices of $2.76, $2.96 and $3.02, respectively.

There were no stock options granted during 2004 and 2003. The per share weighted-average fair value of stock options granted during 2002 was $1.62 on the date of grant using the Black Scholes option-pricing model with the following weighted-average assumptions:

2002
Expected dividend yield	0.00%
Expected volatility	55.00%
Risk-free interest rate	3.54 to 5.29%
Expected life	Up to 7 years

10.                               Stock Repurchases, Related Party Transactions and Related Litigation

In March 2000, Hawaiian’s Board of Directors approved a stock repurchase program authorizing the repurchase of up to five million shares of its common stock from time to time in the open market or privately negotiated transactions. In August 2000, the Board of Directors increased the authorization to 10 million shares. Including the effect of the repurchase of certain warrants and stock repurchased in 2000, the total number of shares of common stock repurchased under the stock repurchase program amounted to 9,333,508 as of December 31, 2001. In March 2002, Hawaiian’s Board of Directors approved another stock repurchase program authorizing the repurchase of up to five million shares of its common stock from time to time in the open market or privately negotiated transactions. Hawaiian purchased 990,700 shares of common stock for $3.1 million at an average cost of $3.17 per share in open market transactions under this program through May 7, 2002, when the repurchase program was halted.

On May 31, 2002, Hawaiian commenced a tender offer to purchase for cash up to 5,880,000 shares of its common stock at a price of $4.25 per share, representing a potential purchase of approximately 17.5% of Hawaiian’s outstanding common stock as of that date (the “Self-Tender”). The Self-Tender terminated without extension on June 27, 2002 and was substantially oversubscribed. Hawaiian accepted 5,880,000 properly tendered shares on a pro rata basis with a proration factor of approximately 22.12%. Payment for accepted shares of $25.0 million was made on July 8, 2002.

Included in other operating expenses for the years ended December 31, 2003 and 2002 is $0.2 million and $2.6 million, respectively, related to a services agreement with Smith Management LLC (“Smith Management”), whereby Hawaiian paid $2.0 million to Smith Management for specified corporate, financial and tax services purportedly provided to Hawaiian through March 31, 2002, and $75,000 per month for such services thereafter. Mr. Adams is also the president of Smith Management.

Subsequent to the Corporate Restructuring, Hawaiian paid certain expenses on behalf of the Company, generally relating to the Company’s obligations as a public company. In addition, Hawaiian transferred $500,000, which is recorded as restricted cash, to the Company immediately prior to Hawaiian’s bankruptcy filing. The Company had $1.4 million due to Hawaiian as of December 31, 2004 and 2003.

On November 28, 2003, the Trustee filed a complaint (the “Complaint”) with the Bankruptcy Court, naming Mr. Adams, AIP, LLC, AIP and Smith Management (together, the “Adams Defendants”) and the Company, as defendants. The Complaint asserted various counts based on corporate actions including claims alleging, inter alia, fraudulent transfer claims under the Bankruptcy Code and Hawaii law; avoidance and recovery of preference under the Bankruptcy Code; unlawful distribution under Hawaii law; violations of the duties of care and loyalty under Hawaii law; and unjust enrichment under Hawaii law. The factual allegations relate to the Self-Tender; payments made by Hawaiian to Smith Management; $200,000 in compensation paid by Hawaiian to Mr. Adams; and the $500,000 transferred from Hawaiian to the Company immediately prior to Hawaiian’s bankruptcy filing. Based on all of the claims in the Complaint, the Trustee sought in excess of $28.0 million, as well as punitive damages, prejudgment interest and the costs of the lawsuit. The Adams Defendants and the Company served answers denying all material allegations of the Complaint on January 5, 2004 and on February 18, 2004, respectively. On December 17, 2004 Hawaiian and the Adams Defendants entered into a settlement agreement under which the Adams Defendants agreed to pay the sum of $3.6 million to Hawaiian in exchange for a release of Hawaiian’s claims. At a hearing held on February 24, 2005, the Bankruptcy Court approved the settlement agreement. The $3.6 million is payable to Hawaiian no later than ten days after the effective date of the Joint Plan.

With respect to the $500,000 transferred from Hawaiian, the Company has filed a response in which it acknowledges that it received $500,000 from Hawaiian shortly before the commencement of Hawaiian’s bankruptcy case and that it is prepared to return that cash to Hawaiian. The Company has not, however, returned the funds because the Pension Benefit Guarantee Corporation (PBGC) has asserted a contingent claim against the Company, which claim it has alleged is secured by the $500,000 that the Company would otherwise return to Hawaiian. The PBGC claim arises from the pension plan for the pilots employed by Hawaiian. That pension plan has not been terminated and, therefore, the contingency to the PBGC having a claim against the Company has not occurred. The PBGC has, however, asserted a claim, pending confirmation of the Joint Plan that definitively provides for the preservation of the pension plan.

During 2003, the Security and Exchange Commission (SEC) opened a formal, nonpublic investigation of Hawaiian and several of its then officers, including Mr. Adams, related to the Self-Tender. On March 13, 2004, Hawaiian announced that the Staff of the San Francisco District Office of the SEC was considering recommending that the SEC authorize a civil action against Mr. Adams and AIP for possible violations of securities laws related to the Self-Tender. On September 23, 2004, Hawaiian announced a settlement agreement with the SEC that resolves the SEC’s investigation of the Self-Tender, pursuant to which investigation the SEC concluded that the Self-Tender violated SEC rules relating to tender offers. Under the terms of the settlement, the SEC will not file any claim or seek any monetary penalties against Hawaiian, and Hawaiian pledges to comply with tender offer disclosure rules if it should ever again make a public tender offer.

On October 14, 2003, the Company and Smith Management entered into an agreement (the “Smith Management Agreement”), whereby the parties agreed that Smith Management would continue to provide the Company with corporate, financial, strategic, planning, management, consulting and tax-related services and forego receiving compensation or reimbursement for any expenses for services provided until the parties mutually agreed otherwise. The Smith Management Agreement replaced the previous agreement between Smith Management and Hawaiian as discussed above. Under the Smith Management Agreement, the Company agreed that neither Smith Management nor any of its members, affiliates, officers, directors, employees, consultants or advisors (collectively the “Smith Representatives”) shall be liable or held accountable, in damages or otherwise, for any errors of judgment or any mistakes of fact or law or for anything that the Smith Management or the Smith Representatives do or refrain from doing in good faith in providing or failing to provide services under the Smith Management Agreement. Further, the Company agreed to indemnify the Smith Management and the Smith Representatives (collectively the “Smith Indemnitees”), and each of their successors and assigns, subject to certain conditions, from and against any and all losses or cost suffered or sustained by any Smith Indemnitees (other than any losses or cost arising out of the gross negligence or willful misconduct of Smith Management or the Smith Representatives), arising in connection with their obligations under the Smith Management Agreement. In connection with RC Aviation’s purchase of ten million shares of the Company’s common stock from AIP in June 2004, the Smith Management Agreement was terminated, but the indemnification and exculpation provisions described above survive termination of the Agreement. However, the Company has no obligation to indemnify the Smith Representatives for amounts paid by them pursuant to the settlement with the Trustee.

In addition, the Company incurred certain amounts of debt owed to AIP or its affiliates. AIP informed the Company that AIP believed that the Company owed AIP and its affiliates an aggregate amount of approximately $1.6 million for expenditures paid on the Company’s behalf by AIP and its affiliates to fund costs associated with maintaining the Company’s status as a public company, costs related to preparing a plan of reorganization for Hawaiian, and other obligations of the Company. All such indebtedness to AIP and its affiliates was satisfied pursuant to a Mutual Release, dated as of December 30, 2004, by and among the Company, RC Aviation, RC Aviation Management, LLC, John Adams, Smith Management, AIP and Airline Investors Partnership.

Included in other operating expenses for the year ended December 31, 2002 is $300,000 related to a consulting agreement with Todd G. Cole, a director of Hawaiian through May 15, 2003, pursuant to which Mr. Cole provided executive consulting services regarding fleet utilization, scheduling and other operational matters for a fee of $20,833 per month from May 1, 2002 through October 31, 2002 and a single payment of $125,800 due January 6, 2003. The consulting agreement was extended through December 31, 2002, during which Mr. Cole received a fee of $41,666 per month and accrued payments during the initial term totaling $125,000 on October 31, 2002. The consulting agreement was terminated on December 31, 2002.

From May 19, 2000 through April 25, 2003, Hawaiian invested $3.0 million in certificates of deposit with Liberty Bank, SSB, of Austin, Texas. Liberty Bank is indirectly majority owned by Mr. Adams and another individual. Edward Z. Safady and Thomas J. Trzanowski, both former members of Hawaiian’s Board of Directors, are employees and/or directors of Liberty Bank, SSB.

In July 2004, the Company sold 351,062 unregistered shares of the Company’s Common Stock to Donald J. Carty, a director of the Company, for $2.0 million.

The Company had approximately $57,000 due to Ranch Capital, LLC as of December 31, 2004 related to out of pocket travel expenses for the Company’s officers, Lawrence S. Hershfield and Randall L. Jenson, paid by Ranch Capital, LLC on behalf of the Company. Mr. Hershfield and Mr. Jenson are respectively the Chief Executive Officer and Managing Director of Ranch Capital, LLC.

11.                               Concentration of Business Risk

Financial instruments that potentially subject the Company to risk due to concentrations consist principally of accounts with financial institutions in excess of federally insured limits. As of December 31, 2004 and 2003, the Company had deposits in two financial institutions that were in excess of federally insured amounts totaling $2.1 million and $0.4 million, respectively.

12.                               Segment Information

Principally all operations of Hawaiian either originate or end in the State of Hawaii. The management of such operations is based on a system-wide approach due to the interdependence of Hawaiian’s route structure in its various markets. Hawaiian operates as a matrix form of organization as it has overlapping sets of components for which managers are held responsible. Managers report to Hawaiian’s chief operating decision-maker on both Hawaiian’s geographic components and Hawaiian’s product and service components, resulting in the components based on products and services constituting one operating segment. As Hawaiian offers only one service (i.e., air transportation), management has concluded that it has only one segment. Hawaiian’s principal line of business, the scheduled and chartered transportation of passengers, constitutes more than 90% of its operating revenue. The following table delineates scheduled and chartered passenger revenue of Hawaiian for the period during which Hawaiian was consolidated by the Company:

	2003*	2002

Transpacific	$87,094	$341,662
Interisland	42,151	180,391
South Pacific	4,442	19,940
Overseas Charter	11,832	46,480
	$145,519	$588,473

*                   Only represents the period during which Hawaiian was consolidated by the Company.

13.                               Supplemental Financial Information (unaudited)

Unaudited Quarterly Financial Information (in thousands, except for per share data)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2004:
Operating revenue	$—	$—	$—	$—
Operating loss	(1,264)	(2,589)	(1,757)	(1,656)
Nonoperating income	1	2	1	—
Net loss	(1,263)	(2,587)	(1,756)	(1,656)
Net loss per Common Stock share:
Basic and diluted	(0.04)	(0.09)	(0.06)	(0.05)

	First Quarter*	Second Quarter	Third Quarter	Fourth Quarter
2003:
Operating revenue	$157,064	$—	$—	$—
Operating loss	(13,559)	(451)	(531)	(552)
Nonoperating expense	(1,905)	—	—	—
Net loss	(15,464)	(451)	(531)	(552)
Net loss per Common Stock share:
Basic and diluted	(0.55)	(0.02)	(0.02)	(0.02)

*                    Includes the consolidated results of the Company and Hawaiian. All other periods include the deconsolidated results of the Company only.

14.                               Subsequent Events

Subsequent to the original issuance of these financial statements in March 2005, Hawaiian reached a revised final proposed agreement with the negotiating committee of ALPA, which was ratified by the members of the ALPA, and the Joint Plan was consummated on June 2, 2005. In addition to providing for payment in full of all allowed claims, the Joint Plan also provided for the merger of Hawaiian with and into HHIC, with HHIC as the surviving entity immediately changing its name to Hawaiian Airlines, Inc., a Delaware corporation.  The Joint Plan was consummated with the financing transactions set forth below.  As a result, the conditions that previously raised substantial doubt about whether the Company would continue as a going concern no longer exist.

Common Stock

On June 2, 2005, the Company issued approximately 14.1 million shares of its common stock to holders of lease-related claims in Hawaiian’s bankruptcy case pursuant to the Joint Plan.

Senior Credit Facility

On June 2, 2005, Hawaiian, as borrower, entered into a credit agreement with the Company, as guarantor, the lenders named therein and Wells Fargo Foothill, Inc. (“Wells Fargo”), as agent for the senior lenders (the “Senior Credit Facility”). Indebtedness under the Senior Credit Facility is secured by substantially all of the assets of Hawaiian.  The Senior Credit Facility provides Hawaiian with a $50.0 million senior secured credit facility comprised of (i) a revolving line of credit in the maximum amount of $25.0 million, subject to availability under a borrowing base formula based on Hawaiian’s eligible accounts receivable, eligible spare parts, eligible ground equipment and collections, with a $15.0 million sublimit for letters of credit and up to $5.0 million in swing loans and (ii) a $25.0 million term loan. Indebtedness under the Senior Credit Facility bears interest, in the case of base rate loans, at a per annum rate equal to the base rate (Wells Fargo’s published “prime rate”) plus the base rate margin (1.50 percentage points), and, in the case of LIBOR rate loans, at a per annum rate equal to the LIBOR rate plus the LIBOR rate margin, as defined in the Senior Credit Facility.  The interest rate shall at no time be less than 5% per annum and is subject to adjustment from time to time.  The Senior Credit Facility includes customary covenants for lending transactions of this type, including minimum EBITDA, excess availability and leverage ratio financial covenants. Hawaiian’s obligations under the Senior Credit Facility are guaranteed by the Company.  The Senior Credit Facility matures in three years.

Term B Credit Facility

On June 2, 2005, Hawaiian, as borrower, entered into a credit agreement with the Company, as guarantor, the lenders named therein and Canyon Capital Advisors, LLC (“Canyon”), as agent for the junior lenders (the “Term B Credit Facility”). The Term B Credit Facility provided Hawaiian with an additional $25.0 million term loan at an interest rate of 10% per annum, with interest payable quarterly. The entire principal amount of the loan may be prepaid, subject to certain prepayment penalties as set forth in the Term B Credit Facility.  The Term B Credit Facility includes customary covenants for lending transactions of this type, including minimum EBITDA, excess availability and leverage ratio financial covenants. The Term B Credit Facility is secured by a lien on substantially all of the assets of Hawaiian, subject to the prior liens granted to the senior lenders under the Senior Credit Facility. The obligations of Hawaiian under the Term B Credit Facility are guaranteed by the Company.  The Term B Facility matures in three years.

Note Purchase Agreement

On June 1, 2005, the Company and RC Aviation entered into a Note Purchase Agreement (the “Note Purchase Agreement”), pursuant to which RC Aviation and its members purchased from the Company Series A Subordinated Convertible Notes due June 1, 2010 (the “Series A Notes”) and Series B Subordinated Convertible Notes due June 1, 2010 (the “Series B Notes” and, together with the Series A Notes, the “Notes”), in the aggregate principal amount of $60.0 million.  The Notes provide for interest at a rate of 5% per annum, payable in cash or additional Notes at the option of the Company. The Notes will be convertible into the Company’s common stock at an initial conversion price of $4.35 per share, subject to adjustment upon the occurrence of certain dilutive events. The Series A Notes are convertible into 8,933,000 shares of the Company’s common stock at any time after the first anniversary of the issuance thereof, and the Series B Notes are convertible into 4,860,103 shares of the Company’s common stock at any time after the latest to occur of (i) the effectiveness of an amendment to the Company’s Amended and Restated Certificate of Incorporation increasing the aggregate number of authorized shares of the Company’s common stock to an amount that would allow for the full conversion of the Series B Notes and the full exercise of the common stock warrant issued to RC Aviation on June 2, 2005, (ii) the receipt of stockholder approval authorizing the issuance of the Company’s common stock upon conversion of the Series B Notes, and (iii) the first anniversary of the issuance of the Notes. The Notes become due in five years from the issue date, if not prepaid or converted prior to such date. The Company has the right, and has covenanted to use its best efforts, to redeem the Notes at 105% of the aggregate principal amount, plus all accrued and unpaid interest due and payable thereunder, at any time prior to the first anniversary of issuance. On June 2, 2005, RC Aviation also received a warrant to purchase shares of newly designated Series E Preferred Stock of the Company, such warrant to be automatically exchanged, upon the occurrence of certain events, for warrants to purchase up to ten percent (10%) of the fully-diluted shares of common stock of the Company (6,855,685 shares) at an exercise price of $7.20 per share, of which warrants half had been previously earned by RC Aviation for its funding commitment with respect to the Joint Plan and the other half of which was earned by RC Aviation in connection with its purchase of the Notes.

Hawaiian Holdings, Inc.

(Parent Company of Debtor)

Schedule II — Valuation and Qualifying Accounts (in thousands)

For the Years Ended December 31, 2004, 2003 and 2002

COLUMN A	COLUMN B	COLUMN C ADDITIONS			COLUMN D		COLUMN E
		(1)		(2)
		Charged		Charged
	Balance at	to		to			Balance
	Beginning	Costs and		Other			at End
Description	of Year	Expenses		Accounts	Deductions		of Year
Allowance for Doubtful Accounts

2004	$—	—		—	—		$—
2003	$1,305	—		—	1,305	(b)	$—
2002	$1,305	401		—	401	(a)	$1,305

Allowance for Obsolescence of Flight Equipment Expendable Parts and Supplies

2004	$—	—		—	—		$—
2003	$1,037	—		—	1,037	(e)	$—
2002	$7,501	692	(c)	—	7,156	(d)	$1,037

(a)          Doubtful accounts written off, net of recoveries

(b)         Includes the doubtful accounts written off, net of recoveries for $65 from January 1, 2003 to March 31, 2003 and elimination of $1,240 upon deconsolidation of Hawaiian on April 1, 2003

(c)          Restructuring charge related to the write-down of DC-10 expendable parts

(d)         Includes write-off of DC-9 expendable parts sold

(e)          Includes the write off of expendable parts and supplies for $218 from January 1, 2003 to March 31, 2003 and elimination of $819 upon deconsolidation of Hawaiian on April 1, 2003

Hawaiian Airlines, Inc.

Statement of Operations (in thousands) (unaudited)

	April 1 - June 1,	April 1 - June 30,	January 1 - June 1,	January 1 - June 30,
	2005	2004	2005	2004

Operating Revenue:
Passenger	$120,451	$176,395	$290,198	$339,276
Charter	1,396	1,154	5,914	3,056
Cargo	4,724	7,420	11,770	14,670
Other	5,593	6,209	13,626	12,007
Total	132,164	191,178	321,508	369,009

Operating Expenses:
Wages and benefits	38,818	58,544	95,107	115,050
Aircraft fuel, including taxes and oil	31,452	31,696	69,786	59,836
Maintenance materials and repairs	9,794	13,041	23,865	24,469
Aircraft rent	17,727	26,600	43,868	53,232
Other rentals and landing fees	3,924	6,046	9,637	11,999
Sales commissions	1,213	1,203	2,607	2,291
Depreciation and amortization	1,568	1,820	3,768	3,614
Other	25,836	34,008	62,663	64,557
Total	130,332	172,958	311,301	335,048

Operating Income	1,832	18,220	10,207	33,961

Nonoperating Income (Expense):
Reorganization items, net	502	(3,284)	(5,349)	(7,038)
Interest and amortization of debt expense	(131)	(62)	(465)	(111)
Loss on disposition of equipment	(4)	(20)	(45)	(36)
Other, net	4,681	(112)	3,403	(50)
Total	5,048	(3,478)	(2,456)	(7,235)

Income Before Income Taxes	6,880	14,742	7,751	26,726

Income Tax Provision	12,749	5,561	13,266	10,312

Net Income (Loss)	$(5,869)	$9,181	$(5,515)	$16,414

See Accompanying Notes to Financial Statements.

Hawaiian Airlines, Inc.

Balance Sheets (in thousands) (unaudited)

	June 1,	December 31,
	2005	2004

ASSETS
Current Assets:
Cash and cash equivalents	$118,176	$110,647
Restricted cash	57,448	47,902
Accounts receivable, net of allowance for doubtful accounts of $1,219 and $1,337 as of June 1, 2005 and December 31, 2004, respectively	37,675	23,321
Spare parts and supplies	10,911	8,527
Prepaid expenses and other	30,984	31,046
Total current assets	255,194	221,443

Property and equipment, less accumulated depreciation and amortization of $43,568 and $40,383 as of June 1, 2005 and December 31, 2004, respectively	60,035	51,539

Other Assets:
Long-term prepayments and other	33,256	33,492
Reorganization value in excess of amounts allocable to identifiable assets, net	27,731	27,731

Total Assets	$376,216	$334,205

LIABILITIES AND SHAREHOLDERS’ DEFICIENCY
Current Liabilities:
Accounts payable	$43,865	$47,097
Air traffic liability	166,464	129,532
Other accrued liabilities	35,005	30,981
Current portion of long-term debt	4,296	13
Current portion of capital lease obligations	11	66
Total current liabilities	249,641	207,689

Long-Term Debt	25,294	33

Other Liabilities and Deferred Credits:
Accumulated pensions and other postretirement benefit obligations	142,489	144,198
Other liabilities and long-term deposits	37,305	60,698
Total other liabilities and deferred credits	179,794	204,896

Liabilities Subject to Compromise	214,879	214,695

Commitments and Contingent Liabilities

Shareholders’ Deficiency
Common Stock - $0.01 par value, 60,000,000 shares authorized, 27,814,143 shares issued and outstanding as of June 1, 2005 and December 31, 2004	278	278
Preferred Stock - $0.01 par value, 2,000,000 shares authorized, no shares issued or outstanding at June 1, 2005 and December 31, 2004	—	—
Capital in excess of par value	60,084	60,084
Notes receivable from Common Stock sales	(49)	(69)
Accumulated deficit	(236,733)	(231,218)
Accumulated other comprehensive income (loss):
Minimum pension liability adjustment	(120,716)	(120,716)
Unrealized gain on hedge instruments	3,744	(1,467)

Shareholders’ deficiency	(293,392)	(293,108)

Total Liabilities and Shareholders’ Deficiency	$376,216	$334,205

See Accompanying Notes to Financial Statements.

Hawaiian Airlines, Inc.

Statements of Cash Flows (in thousands) (unaudited)

	January 1- June 1, 2005	January 1- June 30, 2004

Cash Flows From Operating Activities:
Net income (loss)	$(5,515)	$16,414
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Reorganization items, net	5,349	7,038
Depreciation	3,610	3,400
Amortization	158	214
Net periodic postretirement benefit cost	3,300	2,244
Loss on disposition of equipment	45	36
Increase in restricted cash	(9,546)	(35,031)
Increase in accounts receivable	(14,354)	(5,506)
Increase in spare parts and supplies	(2,384)	(2,472)
Decrease in prepaid expenses	62	2,659
Increase (decrease) in accounts payable	(3,232)	8,595
Increase in air traffic liability	36,932	60,873
Increase (decrease) in accrued liabilities	8,313	(4,338)
Other, net	2,437	(10,781)

Net cash provided by operating activities before reorganization activities	25,175	43,345

Reorganization activities:
Professional fees	(6,928)	(8,543)
Interest on accumulated cash balances	1,579	1,196

Net cash used in reorganization activities	(5,349)	(7,347)

Net cash provided by operating activities	19,826	35,998

Cash Flows From Investing Activities:
Additions to property and equipment	(12,054)	(4,137)

Net cash used in investing activities	(12,054)	(4,137)

Cash Flows From Financing Activities:
Long-term borrowings	—	52
Proceeds from sales of common stock	20	1,349
Repayment of long-term debt	(21)	(19)
Repayment of capital lease obligations	(242)	(530)

Net cash provided by financing activities	(243)	852

Net increase in cash and cash equivalents	7,529	32,713

Cash and cash equivalents - Beginning of Period	110,647	87,728

Cash and cash equivalents - End of Period	$118,176	$120,441

See Accompanying Notes to Financial Statements.

Hawaiian Airlines, Inc.

Notes to Financial Statements (Unaudited)

(All dollar amounts in thousands, unless otherwise stated)

1. Business and Basis of Presentation

Hawaiian Airlines, Inc., a wholly-owned subsidiary of Hawaiian Holdings, Inc. (“Holdings”), was incorporated in January 1929 under the laws of the Territory of Hawaii and, based on the number of scheduled miles flown by revenue passengers (known as revenue passenger miles) in 2004, is the largest airline headquartered in Hawaii and the sixteenth largest domestic airline in the U.S.  Hawaiian Airlines is engaged primarily in the scheduled transportation of passengers, cargo and mail.  On June 2, 2005, concurrent with its emergence from bankruptcy protection, Hawaiian Airlines, Inc., a Hawaii corporation, was merged with and into HHIC, Inc. (“HHIC”), a wholly-owned subsidiary of Holdings, with HHIC as the surviving entity immediately changing its name to Hawaiian Airlines, Inc., a Delaware corporation.

Hawaiian is a predecessor of Holdings, as defined in Rule 405 of Regulation C of the U.S. Securities and Exchange Commission (SEC).  As a result, financial information of Hawaiian, prepared in accordance with Regulation S-X of the SEC, up until the point at which Hawaiian was subsumed by Holdings has been included in the accompanying financial statements and in the Quarterly Report on Form 10-Q of Holdings for the quarterly period ended June 30, 2005.  The accompanying financial statements, prepared as of and through June 1, 2005, do not give effect to any adjustments to the carrying value of assets or the amounts of liabilities of Hawaiian resulting from and occuring subsequent to the consummation of Hawaiian’s plan of reorganization on June 2, 2005.

The accompanying unaudited financial statements were prepared in accordance with American Institute of Certified Public Accountants’ Statement of Position 90-7 “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code” (SOP 90-7), and on a going-concern basis, which contemplates the continuity of operations, realization of assets and satisfaction of liabilities in the ordinary course of business. SOP 90-7 requires that the financial statements for periods subsequent to a Chapter 11 filing separate transactions and events that are directly associated with a company’s reorganization from the normal, ongoing operations of its business. Accordingly, all transactions (including, but not limited to, professional fees, realized gains and losses, and provisions for losses) directly associated with the reorganization and restructuring of the business are reported separately as reorganization activities in the accompanying statements of operations.  The balance sheets distinguish pre-petition liabilities subject to compromise from those pre-petition liabilities that are not subject to compromise and from post-petition liabilities.  Liabilities subject to compromise are reported at the amounts expected to be allowed even if they might ultimately be settled for lesser amounts.

The accompanying unaudited financial statements have also been prepared in accordance with generally accepted accounting principles for interim financial information, and the instructions to Form 10-Q and Article 10 of Regulation S-X of the SEC. Accordingly, these interim financial statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.  In the opinion of management, all adjustments (consisting of normal recurring adjustments and reorganization items) considered necessary for a fair presentation are included. However, due to seasonal fluctuations common to the airline industry, results of operations for the periods presented are not necessarily indicative of the results of operations to be expected for the entire year.

2.  Proceedings under Chapter 11 of the Bankruptcy Code, Liquidity and Going Concern

On March 21, 2003, Hawaiian filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Hawaii. Holdings did not file for relief under Chapter 11 of the Bankruptcy Code. On May 30, 2003, a bankruptcy trustee was selected to serve in connection with the Chapter 11 filing and operate Hawaiian, which thereafter operated its business under the jurisdiction of the bankruptcy court and in accordance with the applicable provisions of the bankruptcy code and orders of the bankruptcy court until June 2, 2005, the effective date of Hawaiian’s joint plan of reorganization and its emergence from bankruptcy.

On March 11, 2005, Holdings, together with the bankruptcy trustee, the Official Committee of Unsecured Creditors of Hawaiian, HHIC, and RC Aviation, LLC (which is currently the largest stockholder of Holdings), sponsored the Third Amended Joint Plan of Reorganization (the “Joint Plan”) to provide for Hawaiian to emerge from bankruptcy. The Joint Plan provided for payment in full of all allowed claims, including unsecured claims. The Joint Plan also provided for the HHIC Merger.

The following table briefly summarizes the classification and treatment of claims under the Joint Plan (in millions):

Class	Classification	Treatment under the Joint Plan	Cash	Non Current Obligations	Common Stock of Holdings

Unclassified	Unsecured Priority Tax Claims	In cash, paid in up to twenty-four (24) equal quarterly installments.	$1.2	$29.5	$—

Class 1 (Unimpaired)	Secured Priority Tax Claims	In cash, paid in accordance with the legal, equitable and contractual rights of the holder of the claim.	0.9	—	—

Class 2 (Unimpaired)	Other Secured Claims	Generally, at the election of Hawaiian, (i) cash, (ii) surrender of the collateral securing the claim, (iii) cure and reinstatement, or (iv) retention by the holder of the claim of its legal, equitable and contractual rights.	1.3	1.2	—

Class 3 (Unimpaired)	Other Priority Claims	Cash	0.1	—	—

Class 4 (Impaired)	Unsecured Claims not included in a category below	Cash equal to 100% of the allowed claim.	36.6	—	—

Class 5 (Impaired)	Lease Related Claims	A combination of cash, common stock of Holdings based on a stock value of $6.16 per share, and subordinated convertible notes of Holdings	27.0	60.0	87.0

Class 6 (Impaired)	Convenience Claims	Cash	0.8	—	—

Class 7 (Impaired/ Unimpaired)	Equity Interests

Holders of equity interests in Hawaiian shall retain their interests in the reorganized Hawaiian, without modification or alteration by the Joint Plan. However, Holdings was required to issue new common stock to creditors of Hawaiian, which resulted in a dilution of the ownership interest of Holdings common shareholders.

		Total	$67.9	$90.7	$87.0

Cash and common stock claims have been settled, with the exception of disputed claims totaling $14.4 million that are included in the Class 2 and 4 claims above at the gross claim amount. The ultimate resolution of the disputed claims may be lower, but we can provide no assurance that this will occur. For these reasons, the ultimate amounts and classifications of such claims cannot yet be determined.

The Joint Plan was financed through the issuance of approximately 14.1 million shares of Holdings common stock to the holders of lease-related claims, a private placement by Holdings of $60.0 million in subordinated convertible notes, and the Senior Credit Facility and Term B Credit Facility of Hawaiian, as described below.

On June 2, 2005, Hawaiian, as borrower, entered into a credit agreement with Holdings, as guarantor, the lenders named therein and Wells Fargo Foothill, Inc. (“Wells Fargo”), as agent for the senior lenders (the “Senior Credit Facility”). Indebtedness under the Senior Credit Facility is secured by substantially all of the assets of Hawaiian.  The Senior Credit Facility provides Hawaiian with a $50.0 million senior secured credit facility comprised of (i) a revolving line of credit in the maximum amount of $25.0 million, subject to availability under a borrowing base formula based on Hawaiian’s eligible accounts receivable, eligible spare parts, eligible ground equipment and collections, with a $15.0 million sublimit for letters of credit and up to $5.0 million in swing loans and (ii) a $25.0 million term loan. Indebtedness under the Senior Credit Facility bears interest, in the case of base rate loans, at a per annum rate equal to the base rate (Wells Fargo’s published “prime rate”) plus the base rate margin (1.50 percentage points), and, in the case of LIBOR rate loans, at a per annum rate equal to the LIBOR rate plus the LIBOR rate margin, as defined in the Senior Credit Facility.  The interest rate shall at no time be less than 5% per annum and is subject to adjustment from time to time.  The Senior Credit Facility includes customary covenants for lending transactions of this type, including minimum EBITDA, excess availability and leverage ratio financial covenants. Hawaiian’s obligations under the Senior Credit Facility are guaranteed by Holdings.  The Senior Credit Facility matures in three years.

On June 2, 2005, Hawaiian, as borrower, entered into a credit agreement with Holdings, as guarantor, the lenders named therein and Canyon Capital Advisors, LLC (“Canyon”), as agent for the junior lenders (the “Term B Credit Facility”). The Term B Credit Facility provided Hawaiian with an additional $25.0 million term loan at an interest rate of 10% per annum, with interest payable quarterly. The entire principal amount of the loan may be prepaid, subject to certain prepayment penalties as set forth in the Term B Credit Facility.  The Term B Credit Facility includes customary covenants for lending transactions of this type, including minimum EBITDA, excess availability and leverage ratio financial covenants. The Term B Credit Facility is secured by a lien on substantially all of the assets of Hawaiian, subject to the prior liens granted to the senior lenders under the Senior Credit Facility. The obligations of Hawaiian under the Term B Credit Facility are guaranteed by Holdings.  The Term B Facility matures in three years.

The Chapter 11 filing, including the subsequent appointment of the bankruptcy trustee, and the resulting uncertainty regarding Hawaiian’s future prospects raised substantial doubt about the ability of Hawaiian to continue as a going concern.  With the consummation of the Joint Plan, the conditions that previously raised substantial doubt about whether Hawaiian would continue as a going concern no longer exist.

3. Stock Compensation

Hawaiian accounts for stock options issued by Hawaiian prior to its August 2002 corporate restructuring and for stock options issued subsequent to the corporate restructuring by Holdings related to Hawaiian’s participation in the stock-based compensation plans of Holdings, in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25) and related Interpretations. Under APB 25, no compensation expense is recognized for stock option grants if the exercise price of the stock option is at or above the fair market value of the underlying stock on the date of grant.

Hawaiian has adopted the pro forma disclosure features of Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation” (SFAS 123), as amended by SFAS No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure”.  As required by SFAS 123, pro forma information regarding net loss has been determined as if Hawaiian had accounted for its employee stock options and awards granted using the fair value method prescribed by SFAS 123.  The following table illustrates the pro forma effect on net loss if Hawaiian had accounted for its employee stock options and awards granted using the fair value method prescribed by SFAS 123 for the second quarter and year-to-date periods of 2004 and 2005.  The fair value for the stock options was estimated at the date of grant using the Black-Scholes-Merton option pricing model.

(in thousands, except share data)	April 1- June 1, 2005	April 1- June 30, 2004	January 1- June 1, 2005	January 1- June 30, 2004

Net income (loss):
As reported	$(5,869)	$9,181	$(5,515)	$16,414

Less: total stock based employee compensation expense determined under the fair value method for all awards	44	93	110	187
Pro forma	$(5,913)	$9,088	$(5,625)	$16,227

4. Liabilities Subject to Compromise

Under the Bankruptcy Code, pre-petition obligations of Hawaiian generally may not be enforced, and any actions to collect pre-petition indebtedness are automatically stayed, unless the stay is lifted by the Bankruptcy Court. Hawaiian received approval from the Bankruptcy Court to: (i) pay certain pre-petition and post-petition employee wages, salaries, benefits and other employee obligations; (ii) pay vendors and other providers in the ordinary course for goods and services received from and after the Petition Date; (iii) honor customer service programs, including the HawaiianMiles program and ticketing policies; (iv) honor obligations arising prior to the Petition Date related to Hawaiian’s interline, clearinghouse, code sharing and other similar agreements; and (v) pay certain pre-petition taxes and fees, including transportation excise taxes, payroll taxes and passenger facility charges. Substantially all other pre-petition liabilities not mentioned above, which consisted primarily of lease-related claims and pre-petition accounts payable, were classified as liabilities subject to compromise and were settled under the Joint Plan, as further described in Note 2.

Included in liabilities subject to compromise is a claim in the amount of approximately $11.0 million from American Airlines (“American”) for unpaid rent relating to DC-10 aircraft which Hawaiian leased from American prior to the Petition Date and unpaid maintenance charges.  Hawaiian disputes a substantial portion of American’s claim and also contends that a significant portion of the claim should be categorized in Class 5. By Order entered on or about January 20, 2005, the Bankruptcy Court provided for the continued negotiations among the parties following confirmation of the Joint Plan, or a hearing before the Bankruptcy Court to resolve the issues, if agreement could not be reached, without prejudice to their respective rights.

5. Reorganization Items, Net

Reorganization items, net represents amounts resulting directly from Hawaiian’s Chapter 11 proceedings and are presented separately in its statement of operations.  Reorganization items, net for each period presented consisted primarily of professional fees incurred in connection with Hawaiian’s Chapter 11 case.

6. Employee Benefit Plans

Net periodic defined pension and other retirement benefit expense included the following components:

	April 1- June 1, 2005	April 1- June 30, 2004	January 1- June 1, 2005	January 1- June 30, 2004

Service cost	$2,117	$2,591	$5,240	$5,182
Interest cost	3,599	5,074	8,909	10,148
Expected return on plan assets	(2,820)	(4,317)	(6,981)	(8,634)
Amortization of prior service cost	39	55	96	111
Recognized net actuarial loss	1,537	1,984	3,805	3,968

Net periodic benefit expense	$4,472	$5,387	$11,069	$10,774

7. Income Taxes

Hawaiian’s effective tax rates differ from the federal statutory rate of 35% primarily due to increases in the valuation allowance for deferred tax assets, the non-deductibility of certain reorganization related expenses, and state income taxes.  Due in part to limitations on the availability of Hawaiian’s net operating loss (“NOL”) carryforwards to offset federal income taxes payable, as further discussed below, Hawaiian has paid income taxes on its taxable earnings in both 2003 and 2004.  As a result, increases in net deferred tax assets created by temporary differences also result in increases in the valuation allowance and in the provision for income taxes.  Hawaiian increased its valuation allowance by approximately $4.9 million during the second quarter of 2005 due to a determination, based on developments during that quarter in its on-going IRS audits, that additional book-tax timing differences were likely to generate an increase in net deferred tax assets and a corresponding increase in the valuation allowance.

Utilization of Hawaiian’s deferred tax assets is predicated on its ability to generate taxable income in the future years in which those temporary differences become deductible.  In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized.  At June 1, 2005 and December 31, 2004, Hawaiian recognized a full valuation allowance on its net deferred tax assets.

During 2003, the Internal Revenue Service (IRS) commenced an audit of Hawaiian, covering taxes for income, fuel excise, and other matters. On June 30, 2004, the IRS filed a proof of claim in the amount of $128.9 million. Of that amount, approximately $88.0 million was asserted by the IRS to constitute a priority tax claim under section 507(a)(8) of the Bankruptcy Code. The priority claim consisted of two components: (i) excise taxes on aviation fuel consumed on flights over international waters, which Hawaiian claimed were not subject to the U.S. fuel excise tax; and (ii) income adjustments for the years 2001 and 2002 related primarily to the deductibility of payments for power-by-the-hour maintenance agreements, tax revenue recognition relative to certain components of the air traffic liability, deductions taken by Hawaiian in 2001 for certain DC-9 aircraft, and tax change in ownership limitations under IRC Section 382 on certain NOL carryforwards utilized in 2001. The balance of the claim represented penalties proposed by the IRS arising from the fuel excise tax matter referred to above. The IRS subsequently amended its claim on several occasions.

Hawaiian and the IRS settled the disputes regarding the deductibility of payments for power-by-the-hour maintenance agreements, tax revenue recognition relative to certain components of the air traffic liability, and the deductions taken by Hawaiian in 2001 for the DC-9 aircraft. On February 1, 2005, the Bankruptcy Court ruled that the IRS’s claim for unpaid fuel excise tax and interest of $21.8 million was a valid claim, but that the IRS’s penalty claim for nonpayment of the fuel excise tax was not a valid claim. Additionally, on February 24, 2005, the Bankruptcy Court ruled in favor of Hawaiian with respect to the NOL issue.  Under the applicable provisions of the Bankruptcy Code, amounts due to the IRS by a debtor in a bankruptcy proceeding are generally payable in up to twenty-four equal quarterly installments.  As a result of the agreed settlements with the IRS and the Bankruptcy Court’s ruling with respect to the excise tax claim, Hawaiian will make quarterly payments of $1.4 million to the IRS through the 2nd quarter of 2011.

The IRS has appealed the decisions of the Bankruptcy Court with respect to both the excise tax penalty claim and the utilization of NOL carryforwards in 2001.  Additionally, the IRS is currently also in the process of examining Hawaiian’s income tax returns for 2003. Hawaiian cannot currently determine the impact of any potential assessments by the IRS on Hawaiian’s financial position, results of operations and liquidity.

8. Comprehensive Income (Loss)

Total comprehensive loss for the period from April 1 through June 1, 2005 was $14.5 million and for the period from January 1 through June 1, 2005 was $0.3 million.  Total comprehensive income for the three and six months ended June 30, 2004 was $9.2 million and $16.4 million, respectively.  The difference between net income and total comprehensive income for each period was due to change in the fair value of derivative financial instruments accounted for as cash flow hedges in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”.

9.  Commitments and Contingencies

From time to time, Hawaiian is subject to legal proceedings arising in the normal course of its operations. Management does not anticipate that the disposition of such proceedings will have a material adverse effect upon Hawaiian’s results of operations and financial condition. Furthermore, Hawaiian’s Chapter 11 filing automatically enjoined, or stayed, the continuation of any judicial or administrative proceeding or other actions against Hawaiian or its property to recover on, collect or secure a claim arising prior to the Petition Date.

Hawaiian is the lessee under various leases for real property.  It is common in such commercial lease transactions for the lessee to agree to indemnify the lessor and related third parties, if any, for tort liabilities that arise out of or relate to the lessee’s use or occupancy of the leased premises.  In some cases, this indemnity extends to related liabilities arising from the negligence of the indemnified parties, but usually excludes any liabilities caused by their gross negligence or willful misconduct.  Given the nature of its business, Hawaiian also typically indemnifies such parties for any environmental liability that might arise out of or relates to its use of the leased premises.  Although Hawaiian cannot estimate the potential amount of future liabilities that might be caused by the foregoing indemnities and lease agreements, if any, Hawaiian believes that it is covered by insurance (subject to deductibles) for most tort liabilities and related indemnities described above with respect to the real property that it leases.

REPORT OF INDEPENDENT AUDITORS

Hawaiian Airlines, Inc.

We have audited the accompanying balance sheets of Hawaiian Airlines, Inc. (“Hawaiian”) as of December 31, 2004 and 2003, and the related statements of operations, shareholders’ deficiency and comprehensive loss, and cash flows for each of the three years in the period ended December 31, 2004.  Our audits also included the financial statement schedule listed in the index at Item 9.01(c). These financial statements and schedule are the responsibility of Hawaiian’s management. Our responsibility is to express an opinion on these financial statements and schedule based and schedule on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the U.S. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of Hawaiian’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Hawaiian’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Since the date of completion of our audit of the accompanying financial statements and initial issuance of our report thereon dated March 30, 2005, which report contained an explanatory paragraph regarding Hawaiian’s ability to continue as a going concern, Hawaiian has emerged from Chapter 11 bankruptcy protection and completed the financing transactions described in Note 19. Therefore, the conditions that raised substantial doubt about whether Hawaiian will continue as a going concern no longer exist.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hawaiian as of December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the U.S.  Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

Honolulu, Hawaii
March 30, 2005, except for Note 19,
as to which the date is June 2, 2005

Hawaiian Airlines, Inc. (Debtor)
Statements of Operations

	Year ended December 31,
	2004	2003	2002
	(In Thousands)
Operating revenue:
Passenger	$699,497	$626,807	$541,992
Charter	7,280	23,070	46,480
Cargo	30,579	28,504	21,319
Other	26,609	27,764	22,247
Total operating revenue	763,965	706,145	632,038
Operating expenses:
Wages and benefits	227,332	215,421	205,422
Aircraft fuel, including taxes and oil	135,946	97,055	95,457
Aircraft rent	106,090	111,454	83,462
Maintenance materials and repairs	49,246	49,515	90,194
Other rentals and landing fees	23,984	24,967	24,179
Depreciation and amortization	8,122	7,098	8,577
Sales commissions	5,529	4,302	14,645
Restructuring charges	—	—	8,701
Special credits (Stabilization and Supplemental Appropriations Acts)	—	(17,497)	680
Other	136,633	136,352	155,970
Total operating expenses	692,882	628,667	687,287
Operating income (loss)	71,083	77,478	(55,249)
Non-operating income (expense):
Reorganization items, net	(129,520)	(115,063)	—
Interest and amortization of debt expense	(1,030)	(417)	(1,264)
Interest income	—	234	1,889
Loss on disposition of equipment and other, net	843	1,199	(22)
Total non-operating income (expense), net	(129,707)	(114,047)	603
Loss before income taxes	(58,624)	(36,569)	(54,646)
Income tax expense	(16,816)	(12,944)	(2,799)
Net loss	$(75,440)	$(49,513)	$(57,445)

See accompanying notes.

Hawaiian Airlines, Inc. (Debtor)

Balance Sheets

	December 31,
	2004	2003
	(In Thousands, Except for Share Data)
Assets
Current assets:
Cash and cash equivalents	$110,647	$87,728
Restricted cash	47,902	52,766
Accounts receivable, net of allowance for doubtful accounts of $1,337 and $1,940 in 2004 and 2003, respectively	23,321	36,902
Spare parts and supplies, net	8,527	9,552
Prepaid expenses and other	31,046	20,674
Total current assets	221,443	207,622

Property and equipment, net:
Flight equipment	26,320	17,766
Ground equipment, buildings and leasehold improvements	65,602	60,656
Total	91,922	78,422
Accumulated depreciation and amortization	(40,383)	(32,431)
Property and equipment, net	51,539	45,991

Other assets:
Long-term prepayments and other	33,492	46,438
Reorganization value in excess of amounts allocable to identifiable assets, net	27,731	28,320
Total other assets	61,223	74,758
Total assets	$334,205	$328,371

Liabilities and shareholders’ deficiency
Current liabilities:
Accounts payable	$47,097	$48,866
Air traffic liability	129,532	110,923
Other accrued liabilities	31,060	46,837
Total current liabilities	207,689	206,626
Other liabilities and deferred credits:
Accumulated pension and other postretirement benefit obligations	144,198	144,920
Other liabilities, deferred credits and long-term deposits	60,731	51,524
Total other liabilities	204,929	196,444
Liabilities subject to compromise	214,695	134,532
Commitments and contingent liabilities
Shareholders’ deficiency:
Common Stock – $0.01 par value, 60,000,000 shares authorized; 27,814,143 shares issued and outstanding at December 31, 2004 and 2003	278	278
Preferred stock – $0.01 par value, 2,000,000 shares authorized; no shares issued or outstanding at December 31, 2004 and 2003	—	—
Capital in excess of par value	60,084	60,084
Notes receivable from common stock sales	(69)	(1,560)
Accumulated deficit	(231,218)	(155,778)
Accumulated other comprehensive loss –
Minimum pension liability	(120,716)	(112,255)
Derivative financial instruments	(1,467)	—
Shareholders’ deficiency	(293,108)	(209,231)
Total liabilities and shareholders’ deficiency	$334,205	$328,371

See accompanying notes.

Hawaiian Airlines, Inc. (Debtor)
Statements of Shareholders’ Deficiency and Comprehensive Loss

	Common Stock	Capital in Excess of Par Value	Notes Receivable From Common Stock Sales	Accumulated Deficit	Accumulated Comprehensive Loss Pension	Accumulated Comprehensive Income (Loss) Derivatives	Total
	(In Thousands, Except for Share Data)
Balance at December 31, 2001	$342	$84,665	$(1,560)	$(48,820)	$(51,600)	$(4,237)	$(21,210)
Net loss	—	—	—	(57,445)		—	(57,445)
Minimum pension liability	—	—	—	—	(44,463)	—	(44,463)
Derivative financial instruments	—	—	—	—	—	6,126	6,126
Total comprehensive loss							(95,782)
Exercise of options to acquire 20,000 shares of common stock	—	41	—	—	—	—	41
Distribution to Pilots’ 401(k) Plan of 514,034 shares of common stock	5	1,920	—	—	—	—	1,925
Repurchase of 990,700 shares of common stock	(10)	(3,117)	—	—	—	—	(3,127)
Repurchase of 5,880,000 shares of common stock tendered	(59)	(24,931)	—	—	—	—	(24,990)
Other	—	1,363	—	—	—	—	1,363
Balance at December 31, 2002	278	59,941	(1,560)	(106,265)	(96,063)	1,889	(141,780)
Net loss	—	—	—	(49,513)	—	—	(49,513)
Minimum pension liability	—	—	—	—	(16,192)	—	(16,192)
Derivative financial instruments	—	—	—	—	—	(1,889)	(1,889)
Total comprehensive loss							(67,594)
Other	—	143	—	—	—	—	143
Balance at December 31, 2003	278	60,084	(1,560)	(155,778)	(112,255)	—	(209,231)
Net loss	—	—	—	(75,440)	—	—	(75,440)
Minimum pension liability	—	—	—		(8,461)	—	(8,461)
Derivative financial instruments	—	—	—		—	(1,467)	(1,467)
Total comprehensive loss							(85,368)
Repayment of shareholder notes	—	—	1,491		—	—	1,491
Balance at December 31, 2004	$278	$60,084	$(69)	$(231,218)	$(120,716)	$(1,467)	$(293,108)

See accompanying notes.

Hawaiian Airlines, Inc. (Debtor)
Statements of Cash Flows

	Year ended December 31,
	2004	2003	2002
	(In Thousands)
Operating activities:
Net loss	$(75,440)	$(49,513)	$(57,445)
Adjustments to reconcile net loss to net cash provided by operating activities before reorganization activities:
Reorganization items, net	129,520	115,063	—
Depreciation	7,714	6,534	8,010
Amortization	408	564	567
Net periodic postretirement benefit cost	3,979	2,298	2,598
Restructuring charges	—	—	8,701
Loss on assets held for sale	132	29	118
Advance on sale of frequent flyer miles	—	—	24,000
Decrease (increase) in restricted cash	4,864	(29,564)	3,708
Decrease (increase) in accounts receivable	13,581	(8,809)	6,917
Decrease (increase) in spare parts and supplies	1,025	(5,144)	(839)
Increase in prepaid expenses and other assets	(11,839)	(9,290)	(270)
Decrease in deferred taxes, net	—	—	5,904
Increase (decrease) in accounts payable	(1,769)	14,389	(677)
Increase (decrease) in air traffic liability	18,609	(9,801)	(667)
Increase (decrease) in other accrued liabilities	(15,889)	15,690	(2,659)
Other, net	(20,651)	(3,402)	12,452
Net cash provided by operating activities before reorganization activities	54,244	39,044	10,418
Cash flows from reorganization activities:
Professional fees paid for services rendered in connection with bankruptcy proceedings	(20,709)	(14,026)	—
Interest income on accumulated cash balances	2,649	728	—
Net cash used by reorganization activities	(18,060)	(13,298)	—
Net cash provided by operating activities	36,184	25,746	10,418
Investing activities:
Additions to property and equipment	(13,673)	(7,445)	(9,693)
Progress payments on flight equipment	—	—	(21)
Proceeds from disposition of equipment	—	12	2,123
Net cash used in investing activities	(13,673)	(7,433)	(7,591)
Financing activities:
Long-term borrowings	—	—	344
Repayments of long-term debt	—	(1,508)	(4,450)
Repayments of capital lease obligations	(1,083)	(984)	(1,554)
Repurchase of common stock	—	—	(28,120)
Proceeds on notes receivable from common stock sales	1,491	—	—
Net cash provided by (used in) financing activities	408	(2,492)	(33,780)
Net increase (decrease) in cash and cash equivalents	22,919	15,821	(30,953)
Cash and cash equivalents at beginning of year	87,728	71,907	102,860
Cash and cash equivalents at end of year	$110,647	$87,728	$71,907

See accompanying notes.

HAWAIIAN AIRLINES, INC.
NOTES TO FINANCIAL STATEMENTS
(IN THOUSANDS, UNLESS OTHERWISE INDICATED)

1.                                      Business and Organization

Hawaiian Airlines, Inc. (“Hawaiian”) was incorporated in January 1929 under the laws of the Territory of Hawaii and is the largest airline headquartered in Hawaii. Hawaiian became a wholly-owned subsidiary of Hawaiian Holdings, Inc. (“Holdings”) on August 29, 2002, pursuant to the corporate restructuring described in Note 4. Hawaiian is engaged primarily in the scheduled air transportation of passengers, cargo and mail. Hawaiian provides passenger and cargo service from Hawaii, principally Honolulu, to eight Western U.S. cities (“Transpacific”). Hawaiian also provides daily direct service to four of the six major islands and directly through an arrangement with Island Air to two of the six major islands of the State of Hawaii (“Interisland”) and weekly service to each of Pago Pago, American Samoa and Papeete, Tahiti in the South Pacific (“South Pacific”) and Sydney, Australia. Charter service is also provided from Honolulu to Anchorage, Alaska (“Overseas Charter”). Hawaiian currently operates a fleet of 11 Boeing 717-200 aircraft for its Interisland routes, and a fleet of 14 Boeing 767-300ER aircraft for its Transpacific, South Pacific and Overseas Charter routes.

2.                                      Bankruptcy Filing, Liquidity and Going Concern

On March 21, 2003 (the “Petition Date”), Hawaiian filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code (the “Bankruptcy Code”) in the Bankruptcy Court for the District of Hawaii (the “Bankruptcy Court”). Holdings did not file a voluntary petition for relief under Chapter 11. Hawaiian has continued to operate its business under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court. The Chapter 11 filing triggered defaults, or termination events, on substantially all debt and lease obligations, and certain other contractual obligations of Hawaiian. Subject to certain exceptions under the Bankruptcy Code, Hawaiian’s Chapter 11 filing automatically enjoined, or stayed, the continuation of any judicial or administrative proceedings or other actions against Hawaiian or its property to recover on, collect or secure a claim arising prior to the Petition Date. At a hearing held on the Petition Date, the Bankruptcy Court granted Hawaiian’s first day motions for various relief designed to stabilize its operations and business relationships with customers, vendors, employees and others and entered orders granting authority to Hawaiian to, among other things: pay certain pre-petition and post-petition employee wages, salaries, benefits and other employee obligations; pay vendors and other providers in the ordinary course for goods and services received from and after the Petition Date; honor customer service programs, including the HawaiianMiles program and ticketing policies; honor obligations arising prior to the Petition Date related to Hawaiian’s interline, clearinghouse, code sharing and other similar agreements; pay certain pre-petition taxes and fees, including transportation excise taxes, payroll taxes and passenger facility charges; and pay certain other obligations.

On March 31, 2003, BCC Equipment Leasing Corporation (“BCC Leasing”), an affiliate of The Boeing Company, filed a motion seeking the appointment of a Chapter 11 trustee (the “Trustee Motion”). BCC Leasing asserted that John W. Adams, the Chairman and Chief Executive Officer of Hawaiian and Holdings at that time, could not be relied upon to act in the best interest of creditors or to undertake a successful reorganization because he had allegedly engaged in extensive self-dealing and allegedly had disabling conflicts of interest. BCC Leasing specifically pointed to a “self-tender” of Hawaiian common stock that occurred in the spring of 2002, as described more fully in Note 15, which resulted in 5,880,000 shares of Hawaiian’s stock being repurchased by Hawaiian at a price in excess of the then-trading price, of which a significant portion was repurchased from Mr. Adams and an entity controlled by Mr. Adams. On May 16, 2003, the Bankruptcy Court issued an order granting the Trustee Motion. As a result, a Chapter 11 trustee, Joshua Gotbaum (the “Trustee”), is in charge of operating Hawaiian’s business under the jurisdiction of the Bankruptcy Court, and has the power to investigate and enforce claims relating to transfers of property that occurred prior to the Petition Date. Additionally, Hawaiian’s exclusive periods to file and solicit acceptances of a plan of reorganization terminated upon the appointment of the Trustee.

A pre-petition liability that requires different treatment under the Bankruptcy Code relates to certain qualifying aircraft, aircraft engines and other aircraft-related equipment that are leased or subject to a security interest or conditional sale contract. Under Section 1110 of the Bankruptcy Code, actions to collect most pre-petition liabilities of this nature are automatically stayed for 60 days only, except under two conditions: (i) the debtor may extend the 60-day period by agreement with the relevant creditor and with court approval; or (ii) the debtor may agree to perform all of the obligations under the applicable financing and cure any defaults as required under the Bankruptcy Code. If neither of these conditions is met, the creditor may demand the return of the aircraft or take possession of the property and enforce any of its contractual rights or remedies to sell, lease or otherwise retain or dispose of such equipment at the end of the 60-day period. With respect to Hawaiian, the original 60-day period under Section 1110 expired May 20, 2003. Hawaiian entered into various stipulations with each of it aircraft lessors to extend the Section 1110 deadlines on several occasions. Hawaiian ultimately reached agreements with AWAS, formerly Ansett Worldwide Aviation Services, Inc. (“AWAS”), International Lease Finance Corporation (ILFC), and BCC Leasing, who together lease Hawaiian its entire fleet of Boeing 767 and 717 aircraft, under revised long-term leases approved by the Bankruptcy Court. Hawaiian also cancelled the delivery of two Boeing 767 aircraft scheduled for delivery during 2003 and returned two Boeing 717 aircraft to BCC Leasing in late 2003 and early 2004. The revised leases and cancellations provide Hawaiian with significant savings in monthly aircraft rentals, but also result in lease-related deficiency claims against Hawaiian by AWAS (the “AWAS Claim”) and BCC Leasing of approximately $107.5 million and $66.5 million, respectively. See Notes 6 and 7.

On September 9, 2004, Holdings, the Trustee, the Official Committee of Unsecured Creditors, HHIC, Inc., a wholly-owned subsidiary of Holdings (“HHIC”), and RC Aviation, LLC (“RC Aviation”), filed an amended Joint Plan of Reorganization (as amended on October 4, 2004, and on March 11, 2005 and as may be amended from time to time thereafter, the “Joint Plan”) to provide for Hawaiian to emerge from bankruptcy. The Joint Plan provides for payment in full, without interest accruing after the Petition Date, of all allowed claims, including unsecured claims. Additionally, the Joint Plan provides for Holdings to retain its existing equity interest in Hawaiian, although Holdings will be required to issue shares of common stock to creditors of Hawaiian to help fund the Joint Plan, resulting in a dilution of the ownership interest of existing common shareholders of Holdings. The Joint Plan was submitted to creditors for vote on approximately October 15, 2004. All Class 5 creditors who voted accepted the Joint Plan. More than 95% in both number and amount of each other impaired class of creditors entitled to vote on the Joint Plan accepted the Joint Plan. Holdings and HHIC, as the sole shareholders of Hawaiian, also voted to accept the Joint Plan. The Joint Plan has, therefore, been accepted by more than the required two-thirds of the dollar amount of eligible claims and more than the required one-half of the number of claims from each class of creditors entitled to vote on the Joint Plan. At the confirmation hearing for the Joint Plan on March 11, 2005, the Bankruptcy Court concluded that all of the requirements for confirmation had been met and that findings of fact and conclusions of law and an order would be entered following ratification of the proposed agreements with the Association of Flight Attendants (AFA) and the Air Line Pilots Association (ALPA).

On February 19, 2005, a final proposed agreement was reached with the negotiating committee of AFA, and on March 14, 2005, the agreement was ratified. On March 14, 2005, a final proposed agreement (the “Proposed ALPA Agreement”) was reached with the negotiating committee of ALPA, but the members of ALPA did not ratify the Proposed ALPA Agreement. Consequently, on March  29, 2005, the Trustee’s motion (the “Section 1113 Motion”) to impose an agreement on ALPA pursuant to Section 1113 of the Bankruptcy Code commenced before the Bankruptcy Court, but was not completed. The hearing was continued to April 13, 2005, and is anticipated to be completed no later than April 15, 2005, though the Bankruptcy Court may not rule at the conclusion of the hearing. Hawaiian and ALPA may engage in negotiations before the hearing resumes.

The following table briefly summarizes the classification and treatment of claims under the Joint Plan, the estimated allowed claims and the anticipated treatment (in millions):

			Anticipated Treatment
Class	Classification	Treatment under the Joint Plan	Cash	Installment Payments	Common Stock
Unclassified	Unsecured Priority Tax Claims	In cash, paid in up to twenty-four (24) equal quarterly installments.	$1.2	$30.1	$—

Class 1 (Unimpaired)	Secured Priority Tax Claims	In cash, paid in accordance with the legal, equitable and contractual rights of the holder of the claim.	1.0	—	—

Class 2 (Unimpaired)	Other Secured Claims	Generally, at the election of Hawaiian, (i) cash, (ii) surrender of the collateral securing the claim, (iii) cure and reinstatement, or (iv) retention by the holder of the claim of its legal, equitable and contractual rights.	—	2.8	—

Class 3 (Unimpaired)	Other Priority Claims	Cash	0.1	—	—

Class 4(1) (Impaired)	Unsecured Claims not included in a category below.	At the election of the holder, either (i) cash in an amount equal to fifty percent (50%) of the allowed claim and common stock of Holdings equal to fifty percent (50%) of the allowed claim, based on a stock value of $6.16 per share; or (ii) cash equal to 100% of the allowed claim.	36.3	—	—

Class 5(2) (Impaired)	Lease Related Claims	Cash in an amount equal to fifty percent (50%) of the claim and common stock of Holdings equal to fifty percent (50%) of the claim, based on a stock value of $6.16 per share.	87.0	—	87.0

Class 6 (Impaired)	Convenience Claims	Cash	0.8	—	—

Class 7 (Impaired/ Unimpaired)	Equity Interests

Holders of equity interests in Hawaiian shall retain their interests in the reorganized Hawaiian, without modification or alteration by the Joint Plan. However, Holdings will be required to issue new common stock to creditors of Hawaiian, which will result in a dilution of the ownership interest of Holdings’ existing common shareholders.

		Total	$126.4	$32.9	$87.0

1                                          The amount and classification of the claim filed by American Airlines, Inc. (“AA”) are in dispute. AA has filed a claim for approximately $11 million, which it contends belongs to Class 4. Hawaiian disputes a substantial portion of AA’s claim, but the full $11 million is included above. Hawaiian also contends that a significant portion of AA’s claim should be categorized in Class 5.

2                                          To the extent a portion of AA’s claim is categorized in Class 5, AA will not receive cash or stock. It will receive a 15-year fully amortizing promissory note, which bears interest at the rate of 6.5% per annum. Because all of AA’s claim is included in Class 4 above, pending resolution of the classification dispute, none of that claim is included in Class 5.

The amounts and classifications of the claims above are based on the amounts agreed in the settlement of the claims, with the exception of disputed claims, where the gross claim amount has been included. It is expected that the ultimate resolution of the disputed claims will be lower, but we can provide no assurance that this will occur. For these reasons, the final amounts and classifications of such claims cannot yet be determined.

The Trustee, Holdings and RC Aviation entered into a Restructuring Support Agreement, dated as of August 26, 2004 (the “Restructuring Support Agreement”), pursuant to which Holdings and RC Aviation agreed to raise the funding necessary to meet the distribution and payment obligations under the Joint Plan, and to ensure that Hawaiian has at least $70.0 million of unrestricted cash on the effective date of the Joint Plan. In order to fund their obligations under the Joint Plan, Holdings and RC Aviation have the flexibility to utilize one or more sources of financing, including the following: the issuance of up to $150.0 million of new debt by Hawaiian, such as new notes and/or a senior secured loan facility; the proceeds of a rights offering to existing shareholders of Holdings; or the proceeds of the sale of a new series of Holdings preferred stock in Holdings to RC Aviation. Holdings and RC Aviation are in the process of negotiating a $50.0 million senior secured credit facility as well as the issuance of up to $100.0 million of convertible senior notes. RC Aviation will receive shares of common stock of Holdings valued at $6.16 per share on account of 50% of the lease-related deficiency claims controlled by RC Aviation. If necessary to make distributions to holders of claims and to satisfy the minimum cash requirement, in exchange for the 50% cash portion that RC Aviation is to receive on account of its lease-related claims, RC Aviation may defer the cash payment it is to receive and has agreed to accept a six-month note if Hawaiian does not have sufficient cash to pay all obligations due on the effective date and retain at least $70 million in unrestricted cash.

The Chapter 11 Filing, including the subsequent appointment of the Trustee, and the resulting uncertainty regarding Hawaiian’s future prospects raise substantial doubt about the ability of Hawaiian to continue as a going concern. The ability of Hawaiian to continue as a going concern is contingent upon Hawaiian’s ability to consummate the Joint Plan, or another plan of reorganization. While the Company believes the necessary approvals have been obtained and the necessary financing arranged in order to consummate the Joint Plan, with the exception of the approval of ALPA, such financing is contingent upon Hawaiian’s ultimate emergence from bankruptcy protection. The occurrence of certain events prior to Hawaiian’s emergence from bankruptcy (including the inability to resolve the outstanding ALPA issues) could result in the arranged financing not being available, which might prevent the consummation of the Joint Plan and therefore delay or prevent Hawaiian’s emergence from bankruptcy. The accompanying financial statements have been prepared assuming that Hawaiian will continue as a going concern. The financial statements do not include any of the adjustments that would result if Hawaiian were unable to continue as a going concern, nor do they give effect to any adjustments to the carrying value of assets or the amounts of liabilities of Hawaiian that will be necessary as a consequence of the consummation of the Joint Plan or another plan of reorganization.

See Note 19 for events relating to Hawaiian’s bankruptcy and ability to continue as a going concern occurring subsequent to the original issuance of these financial statements in March 2005.

3.                                      Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are prepared in accordance with American Institute of Certified Public Accountants’ Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code” (SOP 90-7), and on a going-concern basis, which assumes continuity of operations, realization of assets and satisfaction of liabilities in the ordinary course of business. SOP 90-7 requires that the financial statements for periods subsequent to a Chapter 11 filing separate transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Accordingly, all transactions (including, but not limited to, professional fees, realized gains and losses, and provisions for losses) directly associated with Hawaiian’s reorganization and restructuring are reported separately as reorganization items in the statements of operations. The statements of financial position distinguish pre-petition liabilities subject to compromise both from those pre-petition liabilities that are not subject to compromise and from post-petition liabilities. Liabilities subject to compromise are reported at the amounts expected to be allowed by the Bankruptcy Court, even if they may be settled for lesser amounts.

Cash and Cash Equivalents

Hawaiian considers all investments purchased with an original maturity of three months or less to be cash equivalents.

Restricted Cash

Restricted cash consists primarily of collateral to support credit card holdbacks for advance ticket sales (which funds are subsequently made available to Hawaiian as air travel is provided), and as cash collateral for outstanding letters of credit.

Spare Parts and Supplies

Spare parts and supplies consist primarily of expendable parts for flight equipment and supplies that are stated at average cost and are expensed when consumed in operations. An allowance for obsolescence is provided over the estimated useful life of the related aircraft, plus allowances for spare parts currently identified as excess to reduce the carrying costs to the lower of amortized cost or net realizable value. These allowances are based on management estimates and are subject to change.

Property and Equipment

Owned property and equipment are stated at cost and depreciated on a straight-line basis over the following estimated useful lives:

Flight equipment	2-15 years, 15% residual value
Ground equipment	5-15 years, no residual value
Airport terminal facility	30 years
Buildings	15-20 years
Leasehold improvements	Shorter of lease term or useful life

Routine maintenance and repairs are charged to operations as incurred, except that maintenance and repairs under “power-by-the-hour” maintenance agreements are accrued and expensed on the basis of hours flown. Scheduled airframe inspections and overhauls, which are generally performed every seven years, are capitalized and amortized over the estimated period benefited, presently the lesser of seven years, the time until the next scheduled event, or the remaining lease terms of the aircraft. Modifications that significantly enhance the operating performance or extend the useful lives of aircraft or engines are capitalized and amortized over the lesser of the remaining life of the asset or the lease terms.

Reorganization Value in Excess of Amounts Allocable to Identifiable Assets

Hawaiian emerged from a previous Chapter 11 bankruptcy on September 12, 1994. Under fresh start reporting, the reorganization value of the entity was allocated to Hawaiian’s assets and liabilities on a basis substantially consistent with the purchase method of accounting. The portion of reorganization value not attributable to specific tangible or identifiable intangible assets of Hawaiian is reflected as reorganization value in excess of amounts allocable to identifiable assets (“Excess Reorganization Value”) in the accompanying balance sheets. Excess Reorganization Value is not amortized but is instead subject to annual impairment tests. During the year ended December 31, 2004, Excess Reorganization Value was reduced by $0.6 million representing the current year tax benefit of the utilization of net operating loss carryforwards arising prior to the previous Chapter 11 bankruptcy.

Revenue Recognition

Passenger revenue is recognized either when the transportation is provided or when the related ticket expires unused. The value of unused passenger tickets is included as air traffic liability. Hawaiian performs periodic evaluations of this estimated liability, and any resulting adjustments, which can be significant, are included in results of operations for the periods in which the evaluations are completed. Charter and cargo revenue is recognized when the transportation is provided.

Hawaiian sells mileage credits in its HawaiianMiles frequent flyer program to participating partners such as hotels, car rental agencies and credit card companies. Revenue from the sale of mileage credits is deferred and recognized as passenger revenue when transportation is likely to be provided, based on the fair value of the transportation to be provided. Amounts in excess of the fair value of the transportation to be provided are recognized currently as a reduction in marketing expenses.

Components of other revenue include ticket change fees, ground handling fees, sales of jet fuel, and other incidental services that are recognized as revenue when the related service is provided.

Frequent Flyer Program

Hawaiian recognizes a liability under its HawaiianMiles frequent flyer program as members accumulate mileage points. Hawaiian records a liability for either the estimated incremental cost of providing travel awards that are expected to be redeemed on Hawaiian, or the contractual rate of expected redemption on partner airlines. Incremental cost includes the cost of fuel, meals, liability insurance, reservations, and ticketing and does not include any costs for aircraft ownership, maintenance, labor or overhead allocation. The liability is adjusted periodically based on awards earned, awards redeemed, changes in the incremental costs and changes in the HawaiianMiles program. A change to the cost estimates, the actual redemption activity, or the amount of redemptions on partner airlines could have a significant impact on the frequent flyer liability in the period of change as well as in future years.

Sales Commissions

Commissions from the sale of passenger revenue are recognized as expense when the transportation is provided and the related revenue is recognized. The amount of sales commissions not yet recognized as expense is included in prepaid expenses and other current assets in the accompanying balance sheets.

Advertising Costs

Hawaiian expenses advertising costs as incurred. Advertising expense was $7.7 million, $4.6 million, and $8.0 million for the years ended December 31, 2004, 2003 and 2002, respectively.

Notes Receivable from Sale of Stock

In September 1996, $1.9 million in full recourse, interest-bearing notes were received from option holders who exercised options to purchase 592,500 shares of Hawaiian’s common stock. The notes are classified as a reduction in shareholders’ deficiency. In 2004, $1.5 million of the notes were repaid to Hawaiian.

Stock Option Plans

Hawaiian accounts for stock options issued by Hawaiian prior to the August 2002 corporate restructuring discussed in Note 4, and for stock options issued subsequent to such corporate restructuring by Holdings related to Hawaiian’s participation in the stock-based compensation plans of Holdings, in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25) and related interpretations. Under APB 25, no compensation expense is recognized for stock option grants if the exercise price of the stock option is at or above the fair market value of the underlying stock on the date of grant.

Hawaiian has adopted the pro forma disclosure features of Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation” (SFAS 123), as amended by SFAS No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure”. As required by SFAS 123, pro forma information regarding net loss has been determined as if Hawaiian had accounted for its employee stock options and awards granted using the fair value method prescribed by SFAS 123. The following table illustrates the pro forma effect on net loss if Hawaiian had accounted for its employee stock options and awards granted using the fair value method prescribed by SFAS 123 for the years ended December 31, 2004, 2003 and 2002. The fair value for the stock options was estimated at the date of grant using a Black-Scholes-Merton option pricing model. See Note 13 for the assumptions used to compute the pro forma amounts.

	2004	2003	2002
Net loss:
As reported	$(75,440)	$(49,513)	$(57,445)
Less: Total stock based employee compensation expense determined under the fair value method for all awards, net of tax	318	376	849
Pro forma net loss	$(75,758)	$(49,889)	$(58,294)

In December, 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123 (revised 2004), “Share Based Payment” (SFAS 123R), which replaces SFAS 123, and supersedes APB 25. SFAS 123R requires that all stock-based payments to employees, including grants of employee stock options, be recognized as compensation expense in the financial statements based on their fair values. SFAS 123R also requires that tax benefits associated with these stock-based payments be classified as financing activities in the statement of cash flow rather than operating activities as currently permitted. SFAS 123R will be effective for periods beginning after June 15, 2005. SFAS 123R offers alternative methods of adoption. At the present time, Hawaiian has not yet determined which alternative method it will use. Depending on the method Hawaiian adopts to calculate stock-based compensation expense upon the adoption of SFAS 123R, the pro forma disclosure above may not be indicative of the stock-based compensation expense to be recognized in periods beginning after June 15, 2005.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ significantly from those estimates.

Material estimates that are particularly susceptible to significant changes relate to the determination of asset impairment, air traffic liability, frequent flyer liability and the amounts reported for accumulated pension and other postretirement benefit obligations. Management believes that such estimates have been appropriately established in accordance with accounting principles generally accepted in the U.S.

Reclassifications

Certain prior year amounts were reclassified to conform to the 2004 presentation.

4.                                      Corporate Restructuring

On August 29, 2002, Hawaiian was restructured into a holding company structure, whereby Hawaiian became a wholly owned subsidiary of Holdings, a Delaware corporation, and the shareholders of Hawaiian, as described in more detail below, exchanged their Hawaiian shares for Holdings shares on a one-for-one basis and became shareholders of Holdings (the “Corporate Restructuring”). The shareholders of Holdings then had substantially the same rights, privileges and interests with respect to Holdings as they had with respect to Hawaiian immediately prior to the Corporate Restructuring, except for any such differences that arise from differences between Delaware and Hawaii law.

In connection with the Corporate Restructuring, Airline Investors Partnership, L.P. (“Airline Investors Partnership”), the majority shareholder of Hawaiian prior to the Corporate Restructuring, was restructured into a limited liability company called AIP, LLC (“AIP”). As part of the AIP restructuring, Holdings acquired and now owns, indirectly through a subsidiary, all of the shares of Hawaiian common stock that were previously held by Airline Investors Partnership. In exchange, AIP received the same number of shares of Holdings’ common stock that Airline Investors Partnership owned of Hawaiian common stock immediately prior to the exchange. Immediately after the AIP restructuring, Holdings acquired the remaining outstanding shares of Hawaiian common stock and all of the shares of Hawaiian special preferred stock, with each of these shares being converted into one share of Holdings’ common stock. After the completion of the Corporate Restructuring, the shareholders of Holdings held the same relative percentage of Holdings common stock as they did of Hawaiian common and special preferred stock immediately prior to the Corporate Restructuring. On December 30, 2004, Holdings, AIP and certain related parties entered into an agreement pursuant to which the shares of special preferred stock held by AIP were cancelled.

In addition, Holdings assumed sponsorship of the then-existing Hawaiian stock option plans. As a result, the outstanding options became exercisable or issuable upon the same terms and conditions as were in effect immediately prior to the completion of the Corporate Restructuring, except that shares of Holdings common stock would be issued upon the exercise or issuance of these options instead of Hawaiian common stock. Furthermore, each pilot participant eligible to receive a share of Hawaiian common stock under the Hawaiian pilots’ 401(k) plan and a 2001 letter of agreement with the Hawaiian pilots became eligible to receive, on the same terms and conditions as were in effect immediately prior to the Corporate Restructuring, one share of Holdings common stock instead of one share of Hawaiian common stock.

As part of the Corporate Restructuring, Holdings also issued to AIP and each of Hawaiian’s three labor unions having the right to nominate individuals to the Holdings board of directors, a number of shares of a corresponding series of Holdings special preferred stock equal to the number of shares of Hawaiian special preferred stock that they held immediately prior to the Corporate Restructuring. In addition, the existing stockholders agreement among Hawaiian, Airline Investors Partnership and the three labor unions having board nomination rights was amended and restated to make Holdings and AIP parties to the agreement and to have them assume all the rights and obligations of Hawaiian and Airline Investors Partnership under the existing stockholders agreement, respectively. As a result, after the completion of the Corporate Restructuring, the relative governance rights in Holdings of AIP and these three labor unions were substantially the same as the rights in Hawaiian of Airline Investors Partnership and these three labor unions immediately prior to the Corporate Restructuring.

Immediately after the Corporate Restructuring was completed, an amendment to the rights agreement between Hawaiian and the rights agent, which was previously approved by the Hawaiian board of directors, also became effective. This amendment essentially rendered non-exercisable the rights attached to each share of Hawaiian common stock that were issued pursuant to the rights agreement.

The Corporate Restructuring had no impact on Hawaiian’s financial statements. As more fully discussed in Note 2, on May 16, 2003, the Bankruptcy Court issued an order granting the Trustee Motion, which provided the Trustee with the authority to operate Hawaiian’s business. Although Holdings continues to own 100% of the outstanding common stock of Hawaiian, it has no authority over the Trustee or Hawaiian.

5.                                      Stabilization and Supplemental Appropriations Acts

On September 22, 2001, President Bush signed into law the Air Transportation Safety and System Stabilization Act (the “Stabilization Act”), which for all U.S. airlines and air cargo carriers (collectively, air carriers) provided for, among other things, $5 billion in compensation for direct losses (including lost revenue) incurred as a result of the federal ground stop order and for incremental losses incurred through December 31, 2001 as a direct result of the September 11, 2001 terrorist attacks. Hawaiian received $30.1 million from the U.S. Government under the airline compensation provisions of the Stabilization Act. During the year ended December 31, 2002, Hawaiian recognized a charge of $0.7 million associated with the Department of Transportation’s final determination of the $30.8 million estimated allocation of proceeds received in 2001 and 2002.

On April 16, 2003, President Bush signed into law the Emergency Wartime Supplemental Appropriations Act (the “Supplemental Appropriations Act”), a supplemental appropriations bill that included reimbursement to U.S. air carriers for their proportional share of passenger and air carrier security fees paid or collected by U.S. air carriers as of the date of enactment of the legislation, together with other items. Under the Supplemental Appropriations Act, in 2003 Hawaiian received and recognized a $17.5 million special credit to operating expenses for reimbursement of airline security fees previously paid and expensed.

6.                                      Reorganization Items, net

Reorganization items, net represents amounts incurred as a direct result of Hawaiian’s Chapter 11 filing and are presented separately in the statements of operations. Reorganization items, net for the years ended December 31, 2004 and 2003 consist of the following:

	2004	2003
Deficiency claims and other lease rejection charges	$111,189	$96,915
Professional fees	20,709	14,026
Interest income on accumulated cash balances	(2,649)	(728)
Other	271	4,850
Total reorganization items, net	$129,520	$115,063

As further discussed in Note 2, Hawaiian has reached agreements with AWAS, ILFC and BCC Leasing, which together lease to Hawaiian 14 Boeing 767 aircraft and 11 Boeing 717 aircraft, under revised long-term leases, which have been approved by the Bankruptcy Court. The revised leases provide Hawaiian with significant savings in monthly aircraft rentals, but also result in deficiency claims for AWAS and BCC Leasing.

Additionally, Hawaiian cancelled the delivery of two Boeing 767 aircraft scheduled for delivery in 2003, and returned two Boeing 717 aircraft to BCC Leasing in late 2003 and early 2004. These cancellations and lease returns have also resulted in deficiency claims in Hawaiian’s bankruptcy case.

In 2003, under the terms of the revised lease agreements with AWAS for seven Boeing 767 aircraft, Hawaiian surrendered security deposits totaling $5.8 million and agreed that AWAS’s deficiency claims related to the revised and cancelled leases would be $91.1 million. In 2004, AWAS filed an amended proof of claim for the revised leases of $89.0 million. Additionally, Hawaiian agreed to AWAS’s $18.5 million deficiency claim, net of a surrendered lease security deposit of $0.3 million, for the cancelled delivery of one Boeing 767 aircraft in 2003. As a result of these agreements, Hawaiian recognized reorganization expense of $16.4 million and $96.9 million during the years ended December 31, 2004 and 2003, respectively. The agreed deficiency claims have been classified as Liabilities Subject to Compromise in the accompanying balance sheets, and it is anticipated that they will be settled under the Joint Plan of reorganization.

In 2004, Hawaiian, BCC Leasing, and Holdings entered into an agreement that provided for the assumption and modification of the lease terms for three Boeing 767 and 11 Boeing 717 aircraft. Under the terms of the agreement, and in settlement of all claims with respect to the lease revisions, cancelled delivery of one

Boeing 767 aircraft in 2003, and rejection of two Boeing 717 aircraft in late 2003 and early 2004, Hawaiian agreed that the BCC Leasing deficiency claim would be $66.5 million and Hawaiian’s monthly rentals on the eleven Boeing 717 aircraft leased from BCC Leasing were increased. As a result of this agreement, Hawaiian recognized reorganization expense of $96.6 million during the year ended December 31, 2004, consisting of the agreed-upon claim, the present value of the additional monthly rentals, and the write-off of deferred aircraft rent and financing costs related to the previous lease agreements. The agreed deficiency claim has been classified as liabilities subject to compromise in the accompanying balance sheets, and it is anticipated that the claim will be settled in full under the Joint Plan.

7.                                      Liabilities Subject to Compromise

Under the Bankruptcy Code, pre-petition obligations of Hawaiian generally may not be enforced, and any actions to collect pre-petition indebtedness are automatically stayed, unless the stay is lifted by the Bankruptcy Court. Hawaiian has received approval from the Bankruptcy Court to: (i) pay certain pre-petition and post-petition employee wages, salaries, benefits and other employee obligations; (ii) pay vendors and other providers in the ordinary course for goods and services received from and after the Petition Date; (iii) honor customer service programs, including the HawaiianMiles program and ticketing policies; (iv) honor obligations arising prior to the Petition Date related to Hawaiian’s interline, clearinghouse, code sharing and other similar agreements; and (v) pay certain pre-petition taxes and fees, including transportation excise taxes, payroll taxes and passenger facility charges. Substantially all other pre-petition liabilities not mentioned above have been classified as liabilities subject to compromise in the accompanying balance sheet. It is anticipated that most of the liabilities subject to compromise will be settled under the Joint Plan. The following table summarizes the components of liabilities subject to compromise as of December 31, 2004 and 2003. Adjustments to these liabilities may result from negotiations, payments authorized by the Bankruptcy Court, additional rejection of executory contracts, including leases, or other events.

	2004	2003
Debt	$1,490	$1,527
Capital leases	1,334	2,370
Accounts payable	33,984	36,554
Accrued liabilities	881	2,956
Deficiency claims	177,006	91,125
Total liabilities subject to compromise	$214,695	$134,532

The Pension Benefit Guaranty Corporation (PBGC) has filed several claims for an aggregate amount of more than $200 million relating to the three defined benefit pension plans sponsored and maintained by Hawaiian. Three of the claims were contingent upon the termination of Hawaiian’s defined benefit pension plans; the remaining claims were for minimum funding obligations or unpaid premiums. The Joint Plan does not provide for termination of any of the pension plans, and further provides that the claims of the PBGC will not be discharged or otherwise affected by the Joint Plan. In December 2004, Hawaiian and the PBGC executed a stipulation providing, among other things, that so long as Hawaiian does not terminate its pension plans prior to the effective date of the Joint Plan, upon the effective date the PBGC will be deemed to have withdrawn its claims, and that neither the stipulation or the Joint Plan affects the liabilities of Hawaiian with respect to its pension plans or the PBGC.

8.                                      Leases

Aircraft Leases

At December 31, 2004 and 2003, Hawaiian leased all 25 and 26, respectively, of its aircraft under long-term operating leases. The aircraft fleet in service was as follows:

Aircraft Type	2004	2003
B767	14	14
B717	11	12
Total	25	26

In January 2004, Hawaiian returned one Boeing 717 aircraft to the lessor.

The amended Boeing 767 leases with AWAS allow AWAS to terminate the leases early, after not less than 180 days prior notice to Hawaiian, beginning on March 21, 2007. AWAS can terminate up to two leases between March 21, 2007 and September 20, 2007, up to three additional leases between September 21, 2007 and March 20, 2008 and up to two additional leases between March 21, 2008 and September 20, 2009. After September 20, 2009, AWAS can terminate up to all seven leases on not less than 180 days notice. If AWAS elects to terminate any lease, Hawaiian would be relieved of all rental and other obligations under the lease.

Other Leases

Hawaiian leases office space for its headquarters, airport facilities, ticket offices and certain ground equipment under leases with various terms through 2016.

General

Rent expense for aircraft, office space, real property, and other equipment and aircraft parts during 2004, 2003, and 2002 was $120.3 million, $126.7 million, and $104.8 million, respectively, net of sublease rental income.

The following table sets forth Hawaiian’s scheduled future minimum lease commitments under operating and capital leases as of December 31, 2004. This table reflects the revised terms of Hawaiian’s leases with BCC Leasing, which were renegotiated during 2004, and Hawaiian’s leases with AWAS and ILFC, which were renegotiated during 2003. The table does not include any amounts for the DC-10 leases that were rejected as of March 21, 2003, the two Boeing 717 aircraft leases that were rejected during 2003, or the deficiency claims associated with leases renegotiated or rejected by Hawaiian subsequent to the bankruptcy filing.

	Operating Leases	Capital Leases
2005	$98,865	$577
2006	99,449	242
2007	99,459	137
2008	104,559	102
2009	106,110	102
Thereafter	1,555,017	738
Total minimum lease payments	$2,063,459	1,898
Less amount representing interest (rates ranging from 7.40% to 11.1%)		498
Present value of capital lease obligations		$1,400

Hawaiian’s capital lease obligations are included in liabilities subject to compromise as of December 31, 2004 and 2003.

The net book value of property held under capital leases as of December 31, 2004 and 2003, totaled $2.9 million and $3.4 million, respectively. Amortization of property held under capital leases is included in depreciation and amortization expense in the accompanying statements of operations.

9.                                      Financial Instruments and Risk Management

Financial Instruments

The carrying amounts of cash and cash equivalents, restricted cash, and accounts receivable approximate fair value due to the short maturity of those instruments. The fair value of accounts payable, accrued liabilities, long-term debt and liabilities subject to compromise could not be estimated due to the uncertainties resulting from the bankruptcy filing.

Fuel Risk Management

Hawaiian utilizes heating oil forward contracts in an effort to manage market risks and hedge its financial exposure to fluctuations in its aircraft fuel costs. Hawaiian employs a strategy whereby heating oil contracts may be used to hedge up to 45% of Hawaiian’s anticipated aircraft fuel needs. Hawaiian does not hold or issue derivative financial instruments for trading purposes. At December 31, 2004, Hawaiian held forward contracts to purchase barrels of heating oil in the aggregate notional amount of $14.9 million through May 2005.

Hawaiian accounts for the heating oil forward contracts as cash flow hedges. They are recorded at fair value with the offset to accumulated other comprehensive income (loss), net of applicable income taxes and hedge ineffectiveness, and recognized as a component of fuel expense when the underlying fuel being hedged is used. Hawaiian measures fair value of its derivatives based on quoted market prices. The ineffective portion of a change in the fair value of the forward contracts is immediately recognized in earnings as a component of non-operating income (loss). During 2004, Hawaiian recognized $0.4 million in additional non-operating income related to the ineffectiveness of its hedges. There was no such income or loss recognized in 2003 and 2002. For the years ended December 31, 2004, 2003 and 2002, Hawaiian realized net gains (losses) of $2.1 million, $1.9 million, and $(0.6) million, respectively, as a component of aircraft fuel expense on liquidated contracts designated as hedges. Based upon Hawaiian’s derivative positions as of December 31, 2004, realized gains of $0.4 million and unrealized losses of $1.9 million were recognized as other comprehensive income in the balance sheet as of December 31, 2004. Hawaiian expects to reclassify net losses on derivative instruments to fuel expense during the next five months when the hedged fuel expenses are recognized.

During the year ended December 31, 2003, Hawaiian ceased hedge accounting on its derivative instruments, and recognized realized and unrealized net gains of $1.0 million as a component of non-operating income (expense) related to the derivative instruments not designated as hedges.

10.                               Restructuring Charges

During the fourth quarter of 2002, based on a reduction in passenger demand, Hawaiian announced capacity reductions in specific transpacific markets. Hawaiian announced that it would reduce its workforce by approximately 150 employees, or four percent of the total workforce, in an effort to bring its cost structure in line with current and expected revenue. In addition, Hawaiian secured voluntary leaves of absence from approximately 60 flight attendants, reduced work schedules for part-time reservations personnel and decided to leave certain open positions unfilled. As a result of these actions, for the year ended December 31, 2002, Hawaiian recorded a restructuring charge of $8.7 million related primarily to the accelerated retirement of its remaining eight leased DC-10 aircraft. This charge consisted of approximately $10.1 million related primarily to future lease commitments on the DC-10 aircraft, lease return conditions and maintenance commitments, severance costs for approximately 150 DC-10 pilots, and a write-down of DC-10 improvements and spare parts, partially offset by a credit of $1.4 million related to the sale of eight non-operating DC-9 aircraft and related assets that had been previously written down.

Activity related to the restructuring charges for the years ended December 31, 2004, 2003, and 2002, is as follows:

	Beginning	Restructuring	Utilization of Charge		Remaining
	Reserve	Charges	Cash	Non-Cash	Reserve
Year ended December 31, 2002:
Write-down of spare parts and improvements	$—	$1,243	$—	$(1,243)	$—
Allowance for future lease payments, return conditions, and early termination costs	—	7,344	—	—	7,344
Pilot severance costs	—	1,600	—	—	1,600
	$—	10,187	$—	$(1,243)	$8,944
Sale of non-operating DC-9 assets		(1,486)
		$8,701
Year ended December 31, 2003:
Allowance for future lease payments, return conditions, and early termination costs	$7,344	$—	$(120)	$(283)	$6,941
Pilot severance costs	1,600	—	(1,389)	—	211
	$8,944	$—	$(1,509)	$(283)	$7,152
Year ended December 31, 2004:
Allowance for future lease payments, return conditions, and early termination costs	$6,941	$—	$—	$(61)	$6,880
Pilot severance costs	211	—	(211)	—	—
	$7,152	$—	$(211)	$(61)	$6,880

Accrued restructuring charges are included in liabilities subject to compromise as of December 31, 2004 and 2003.

11.                               Income Taxes

The significant components of the income tax provision were:

	2004	2003	2002
Current
Federal	$12,311	$10,100	$5,129
State	3,916	2,844	775
	16,227	12,944	5,904
Deferred
Federal	589	—	(2,172)
State	—	—	(933)
	589	—	(3,105)
Provision for income taxes	$16,816	$12,944	$2,799

Cash payments for federal and state income taxes were $36.5 million during the year ended December 31, 2004.

Income tax expense in 2004, 2003 and 2002 differs from the “expected” tax expense (benefit) for that year computed by applying the respective year’s U.S. federal corporate income tax rate to income (loss) before income taxes as follows:

	2004	2003	2002
Computed “expected” tax benefit	$(20,518)	$(12,799)	$(19,417)
State income taxes, net of federal income tax	(2,931)	(1,828)	(2,883)
Change in deferred tax valuation allowance	35,117	26,101	28,071
Non-deductible reorganization costs	4,324	—	—
Other	824	1,470	(2,972)
	$16,816	$12,944	$2,799

The tax effects of temporary differences that give rise to significant portions of Hawaiian’s deferred tax assets and deferred tax liabilities at December 31, 2004 and 2003 are presented below:

	2004	2003
Deferred tax assets:
Reorganization items	$82,661	$39,923
Accumulated pension and other postretirement benefits	54,367	47,768
Accrued liabilities	23,857	26,085
Net operating loss carryforwards	2,942	3,531
Advance on sale of frequent flyer miles	—	7,720
Other	9,847	8,950
Total gross deferred tax assets	173,674	133,977
Less valuation allowance on deferred tax assets	(167,246)	(127,995)
Net deferred tax assets	6,428	5,982

Deferred tax liabilities:
Plant and equipment, principally due to difference in depreciation	(6,428)	(5,982)
Total deferred tax liabilities	(6,428)	(5,982)
Net deferred taxes	$—	$—

Utilization of Hawaiian’s deferred tax assets is predicated on Hawaiian being profitable in future years. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible, or the future utilization of the resulting net operating loss carryforwards prior to expiration. During the year ended December 31, 2002, Hawaiian determined that it was no longer more likely than not that any portion of its net deferred tax assets would be realized and recognized a full valuation allowance on its net deferred tax assets as of the beginning of the year, all 2002 net operating losses, and all items directly impacting other comprehensive loss (primarily the minimum pension liability). Hawaiian also recognized a full valuation allowance on all net deferred tax assets recorded during 2004 and 2003. As a result, the valuation allowance for deferred tax assets increased by $39.3 million, $34.3 million, and $39.6 million during the years ended December 31, 2004, 2003 and 2002, respectively. These increases include amounts in all periods presented that both impact the provision (benefit) for income taxes and directly impact other comprehensive loss.

Hawaiian underwent an ownership change in January 1996, as defined under Section 382 of the Internal Revenue Code (“IRC Section 382”). IRC Section 382 places an annual limitation on the amount of income that can be offset by net operating loss carryforwards generated in pre-ownership change years. The ownership change resulted in an annual IRC Section 382 limitation of approximately $1.7 million plus certain “built-in” income items. This new limitation applies to all net operating losses incurred prior to the ownership change. As of December 31, 2004, Hawaiian has total net operating loss carryforwards of approximately $8.4 million to offset future taxable income, all of which were generated prior to Hawaiian’s previous bankruptcy. If not utilized to offset future taxable income, the net operating loss carryforwards will expire between the years 2005 and 2009. During the year ended December 31, 2004, Hawaiian utilized $1.7 million of the net operating loss carryforwards and Excess Reorganization Value was reduced by the resulting $0.6 million benefit. Future utilization of the net operating loss carryforwards may also result in a reduction in Excess Reorganization Value.

During 2003, the Internal Revenue Service (IRS) commenced an audit of Hawaiian, covering taxes for income, fuel excise, and other matters. On June 30, 2004, the IRS filed a proof of claim in the amount of $128.9 million. Of that amount, approximately $88.0 million was asserted by the IRS to constitute a priority tax claim under section 507(a)(8) of the Bankruptcy Code. The priority claim consisted of two components: (1) excise taxes on aviation fuel consumed on flights over international waters, which Hawaiian claimed were not subject to the U.S. fuel excise tax; and (2) income adjustments for the years 2001 and 2002 related primarily to the deductibility of payments for power-by-the-hour maintenance agreements, tax revenue recognition relative to certain components of the air traffic liability, deductions taken by Hawaiian in 2001 for certain DC-9 aircraft, and tax change in ownership limitations under IRC Section 382 on certain net operating loss carryforwards utilized in 2001. The balance of the claim represented penalties proposed by the IRS arising from the fuel excise tax matter referred to above. The IRS subsequently amended its claim on several occasions.

Hawaiian and the IRS settled the disputes regarding the deductibility of payments for power-by-the-hour maintenance agreements, tax revenue recognition relative to certain components of the air traffic liability, and the deductions taken by Hawaiian in 2001 for the DC-9 aircraft. On February 1, 2005, the Bankruptcy Court ruled that the IRS’s claim for unpaid fuel excise tax and interest of $21.8 million was a valid claim, but that the IRS’s penalty claim for nonpayment of the fuel excise tax was not a valid claim. Additionally, on February 24, 2005, the Bankruptcy Court ruled in favor of Hawaiian with respect to the net operating loss issue.

Hawaiian had fully reserved for the unpaid fuel excise tax and interest during each period the related tax position had been taken. Additionally, under the applicable provisions of the Bankruptcy Code, amounts due to the IRS by a debtor in a bankruptcy proceeding are generally payable in up to twenty-four equal quarterly installments. As a result, after considering the additional deductions available to Hawaiian in its 2003 and 2004 tax returns arising from the income adjustments agreed to with the IRS for the two years under audit, the results of the IRS audit of Hawaiian’s 2001 and 2002 tax returns did not have a material impact on Hawaiian’s financial position, results of operations and liquidity.

The IRS is currently also in the process of examining Hawaiian’s income tax returns for 2003. Hawaiian cannot currently determine the impact of any potential assessments by the IRS on Hawaiian’s financial position, results of operations and liquidity. Hawaiian believes that the IRS will assert similar claims with regard to deductibility of payments for power-by-the-hour maintenance agreements and tax revenue recognition relative to certain components of the air traffic liability as were asserted during the audits of Hawaiian’s 2001 and 2002 tax returns. No amounts have been accrued for these items, as management believes the ultimate liability, if any, is neither probable nor estimable.

The consummation of the Joint Plan will trigger significant tax deductions related to the payment of the lease deficiency claims described in Note 6. Assuming the Company has consummated the Joint Plan and fully resolved the open matters pending with the IRS, the Company expects tax deductions and resulting net operating loss carrybacks in its 2005 federal income tax return that will result in no taxes payable for 2005 and a refund for a significant portion of the income taxes paid by the Company in 2003 and 2004.

12.                               Benefit Plans

Hawaiian sponsors three defined benefit pension plans covering ALPA, the International Association of Machinists and Aerospace Workers (IAM) and other employees (salaried, Transport Workers Union, Employees of the Communications Section). The plans for the IAM and other employees were frozen effective October 1, 1993. As a result of the freeze, there will be no further benefit accruals. The pilot’s plan is funded based on minimum requirements under the Employee Retirement Income Security Act of 1974 (ERISA), but not less than the normal cost plus the 20-year funding of the past service liability. Funding for the ground personnel plans is based on minimum ERISA requirements. Plan assets consist primarily of common stocks, government and convertible securities, insurance contract deposits, and cash management and mutual funds.

In addition to providing pension benefits, Hawaiian sponsors two unfunded defined benefit postretirement medical and life insurance plans. Employees in Hawaiian’s pilot group are eligible for certain medical, dental and life insurance benefits under one plan if they become disabled or reach normal retirement age while working for Hawaiian. Employees in Hawaiian’s non-pilot group are eligible for certain medical benefits under another plan if they meet specified age and service requirements at the time of retirement.

On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Medicare Act”) was enacted to provide a prescription drug benefit as well as a federal subsidy to sponsors of certain retiree health care benefit plans. FASB Staff Position No. 106-2, which was issued in May 2004 in response to the Medicare Act, requires that the effects of the federal subsidy be considered an actuarial gain and recognized in the same manner as other actuarial gains and losses. Hawaiian’s net periodic postretirement benefit cost for 2004 does not reflect the effects of the Medicare Act. The accumulated postretirement benefit obligation (APBO) for the postretirement benefit plan was remeasured at December 31, 2004, to reflect the effects of the Medicare Act, which resulted in a reduction in the APBO of $2.6 million. The effects of the reduction in APBO will begin to be reflected in 2005 expense; however, the impact on expense in any given year is not expected to be material.

The following tables summarize changes to projected benefit obligations, plan assets, funded status and applicable amounts included in the accompanying balance sheets as of December 31, 2004 and 2003:

	Pension Benefits		Other Benefits
	2004	2003	2004	2003
Change in projected benefit obligations
Projected benefit obligation at beginning of year	$304,495	$258,698	$34,683	$26,343
Service cost	8,753	8,181	1,610	1,576
Interest cost	18,235	17,105	2,060	1,776
Assumption changes	(679)	35,034	12,656	5,960
Curtailment	—	(2,081)	—	(1,367)
Actuarial (gain) loss	6,277	(676)	(2,237)	1,442
Benefits paid	(13,420)	(11,766)	(1,314)	(1,047)
Projected benefit obligation at end of year	323,661	304,495	47,458	34,683

Change in plan assets
Fair value of assets at beginning of year	162,452	142,869	—	—
Actual gain on plan assets	15,747	28,070	—	—
Employer contribution	29,412	3,279	1,314	1,047
Benefits paid	(13,420)	(11,766)	(1,314)	(1,047)
Fair value of assets at end of year	194,191	162,452	—	—

Funded status
Funded status – underfunded	(129,470)	(142,043)	(47,458)	(34,683)
Unrecognized actuarial net loss	139,466	140,193	12,841	2,510
Unrecognized prior service cost	—	—	1,139	1,360
Net amount recognized	$9,996	$(1,850)	$(33,478)	$(30,813)

	Pension Benefits		Other Benefits
	2004	2003	2004	2003
Amounts recognized in the accompanying balance sheets
Accrued benefit liability	$(110,720)	$(114,105)	$(33,478)	$(30,813)
Accumulated other comprehensive loss	120,716	112,255	—	—
Net amount recognized	$9,996	$(1,850)	$(33,478)	$(30,813)
Weighted average assumptions at end of year:
Discount rate	5.75%	6.00%	5.75%	6.00%
Expected return on plan assets	8.00%	9.00%	Not applicable	Not applicable
Rate of compensation increase	Various *	Various *	Not applicable	Not applicable

*                                         Differs for each pilot. Amount needed to bring pilot’s final pay to $168,000 in 2004 dollars, indexed

1.0% per year after 2004. Compensation for pilots was assumed to increase 4.5% in 2004 and 3.5% in 2003. The rate of compensation increase is not applicable to the frozen plans.

At December 31, 2004, the health care cost trend rate was assumed to increase by 9.5% for 2005 and decrease gradually to 4.75% over 9 years and remain level thereafter. At December 31, 2003, the health care cost trend rate was assumed to increase by 9.50% for 2004 and decrease gradually to 4.75% over 7 years and remain level thereafter.

Assumption changes, for both pension and other benefits, relate primarily to reductions in the discount rate used to value the pension obligations as of December 31, 2004 and 2003, which resulted in a significant increase in the projected benefit obligation in both years. The curtailment recognized in the year ended December 31, 2003, resulted from pilot furloughs that occurred during 2003.

The accumulated benefit obligation for Hawaiian’s defined benefit pension plans was $304.9 million and $276.4 million as of December 31, 2004 and 2003, respectively. To the extent that the accumulated benefit obligation exceeds the fair value of plan assets, a minimum pension liability must be recognized on the balance sheet. Accordingly, Hawaiian recognized an additional amount (the minimum pension liability adjustment) necessary to record the full amount of the minimum pension liability. Pursuant to SFAS No. 87, “Employers’ Accounting for Pensions”, minimum pension liability adjustments are recognized through accumulated other comprehensive income (loss), rather than through the statement of operations. The minimum pension liability increased shareholders’ deficiency by $120.7 million and $112.3 million as of December 31, 2004 and 2003, respectively.

The following table sets forth the net periodic benefit cost for the years ended December 31, 2004, 2003, and 2002:

	Pension Benefits			Other Benefits
	2004	2003	2002	2004	2003	2002
Components of Net Periodic Benefit Cost
Service cost	$8,753	$8,181	$7,466	$1,610	$1,576	$1,324
Interest costs	18,235	17,105	16,342	2,060	1,776	1,525
Expected return on plan assets	(17,267)	(16,790)	(17,271)	—	—	—
Amortization of prior service cost	—	—	—	221	227	239
Recognized net actuarial loss (gain)	7,848	4,763	1,865	88	(50)	(490)
Curtailment and termination benefits	—	—	881	—	(1,232)	—

Net periodic benefit cost	$17,569	$13,259	$9,283	$3,979	$2,297	$2,598

Assumed health care cost trend rates have a significant impact on the amounts reported for other benefits. A one-percentage point change in the assumed health care cost trend rates would have the following effects:

	One-Percentage Point Increase	One-Percentage Point Decrease
Effect on total of service and interest cost components	$606	$(492)
Effect on postretirement benefit obligation	$7,336	$(6,014)

Plan assets consist primarily of equity and fixed income securities. As of December 31, the asset allocation percentages by category were as follows (in thousands):

	2004	2003
U.S. equities	44%	46%
Fixed income	33%	21%
International equities	10%	11%
Other	13%	22%
	100%	100%

Hawaiian develops the expected long-term rate of return assumption based on historical experience and by evaluating input from the trustee managing the plan’s assets, including the trustee’s review of asset class return expectations by several consultants and economists as well as long-term inflation assumptions. Hawaiian’s expected long-term rate of return on plan assets is based on a target allocation of assets, which is based on the goal of earning the highest rate of return while maintaining risk at acceptable levels. The plan strives to have assets sufficiently diversified so that adverse or unexpected results from security class will not have an unduly detrimental impact on the entire portfolio. The target allocation of assets are as follows:

	Percent of Total	Expected Long-Term Rate of Return
U.S. equities	50%	10%
Fixed income	30%	4%
International equities	10%	10%
Other	10%	8%
	100%

Hawaiian also sponsors separate deferred compensation plans (401(k)) for its pilots, flight attendants, ground and salaried personnel. Participating employer cash contributions are not required under the terms of the pilots’ plan. Hawaiian is required to contribute up to 7.0% of defined compensation pursuant to the terms of the flight attendants’ plan. Contributions to the flight attendants’ plan are funded currently and totaled approximately $2.3 million in 2004 and $2.2 million in both 2003 and 2002. Hawaiian is also required to contribute a minimum of 4.04%, up to a maximum of 8%, of eligible earnings to the ground and salaried plan for eligible employees as defined by the plan. Contributions to the ground and salaried 401(k) plan totaled $3.5 million, $3.3 million, and $3.5 million in 2004, 2003, and 2002, respectively.

13.                               Capital Stock and Options

Authorized Capital Stock

As of December 31, 2004 and 2003, the authorized capital stock of Hawaiian consists of 60,000,000 shares of common stock, par value $0.01 per share, and 2,000,000 shares of preferred stock, par value $0.01 per share.

No dividends were paid by Hawaiian for any of the years ended December 31, 2004, 2003 or 2002.

Stock Compensation

As part of the collective bargaining agreement negotiated with ALPA in December 2000, Hawaiian agreed to distribute 1,685,380 shares of Hawaiian’s common stock on a quarterly basis to the individual 401(k) accounts of ALPA pilots in Hawaiian’s employment during 2001 and 2002. Subsequent to the Corporate Restructuring, each pilot participant eligible to receive a share of Hawaiian common stock became eligible to receive, on the same terms and conditions as were in effect immediately prior to the Corporate Restructuring, one share of Holdings common stock instead. In 2001, 518,910 shares, representing the number of shares required to be distributed in respect of the first, second and third quarters of 2001, were distributed to Vanguard Group, Inc. as  trustee for the Hawaiian Airlines, Inc. Pilots’ 401(k) Plan. In 2002, 1,051,214 shares, required for the fourth quarter of 2001 and the first, second and third quarters of 2002, were distributed to Vanguard Group, Inc. as trustee. The distribution for the quarter ended December 31, 2002, consisting of 105,776 shares, was made on March 14, 2003. Hawaiian recognized compensation expense related to the stock distribution of $2.2 million for the year ended December 31, 2002.

Holdings has agreed to set aside 1,500,000 shares of its common stock in a pool for allocation to employees of Hawaiian. Under the agreement, shares in the pool will be allocated between the time of Hawaiian’s emergence from bankruptcy and May 2007 among employees of Hawaiian (other than officers) or to their accounts in Hawaiian’s 401(k) or similar plan. The shares will be allocated pursuant to formulas set forth in the agreement.

Stock Option Plans

Under the 1994 Stock Option Plan, 600,000 shares of common stock were reserved for grants of options to officers and key employees of Hawaiian. Under the 1996 Stock Incentive Plan, as amended, 4,500,000 shares of common stock were reserved for issuance of discretionary grants of options to Hawaiian’s employees. Hawaiian also had a 1996 Nonemployee Director Stock Option Plan under which 500,000 shares of common stock were reserved for issuance and grants of options to nonemployee members of the Board of Directors. Following the Corporate Restructuring, Holdings assumed sponsorship of the then-existing Hawaiian stock option plans. As a result, the outstanding options became exercisable or issuable upon the same terms and conditions as were in effect immediately prior to the completion of the Corporate Restructuring, except that shares of Holdings common stock would be issued upon the exercise or issuance of these options instead of Hawaiian common stock. As a result of the Corporate Restructuring, Hawaiian currently has no stock options outstanding.

Stock options were granted with an exercise price equal to the common stock’s fair market value at the date of grant, generally vested over a period of four years and expired, if not previously exercised, ten years from the date of grant. Stock option activity for Hawaiian during the periods indicated is as follows:

	Shares of Common Stock		Weighted Average of Exercise Price
	Available for Options	Under Plan	of Shares Under Plan
Balance at December 31, 2001	1,439,500	3,018,000	$2.97
Granted
1996 Stock Incentive Plan	(150,000)	150,000	2.95
1996 Nonemployee Director Stock Option Plan	(164,000)	164,000	3.26
Exercised
1996 Stock Incentive Plan	—	(20,000)	2.06
Forfeited
1996 Stock Incentive Plan	50,000	(50,000)	3.25
Balance at August 29, 2002	1,175,500	3,262,000	$2.96
Corporate Restructuring, options assumed by Holdings	(1,175,500)	(3,262,000)
Balance at December 31, 2002	—	—

The per share weighted-average fair value of stock options granted during 2002 was $1.62 on the date of grant using a Black-Scholes option-pricing model with the following weighted-average assumptions:

Expected dividend yield	0.00%
Expected volatility	55.00%
Risk-free interest rate	3.54% to 5.29%
Expected life	Up to 6 years

14.                               Commitments and Contingent Liabilities

Litigation and Contingencies

Hawaiian is subject to legal proceedings arising in the normal course of its operations. Management does not anticipate that the disposition of such proceedings will have a material effect upon Hawaiian’s financial statements. Furthermore, Hawaiian’s Chapter 11 filing automatically enjoined, or stayed, the continuation of any judicial or administrative proceedings or other actions against Hawaiian or its property to recover on, collect or secure a claim arising prior to the Petition Date.

Los Angeles Airport Operating Terminal

On December 1, 1985, Hawaiian entered into an interline agreement with other airlines, which was amended and restated as of September 1, 1989 for, among other things, the sharing of costs, expenses and certain liabilities related to the acquisition, construction and renovation of certain passenger terminal facilities at the Los Angeles International Airport (“Facilities”). Current tenants and participating members of LAX Two Corporation (the “Corporation”), a mutual benefit corporation, are jointly and severally obligated to pay their share of debt service payments related to Facilities Sublease Revenue Bonds issued to finance the acquisition, construction and renovation of the Facilities which totaled $111.9 million at completion. The Corporation leases the Facilities from the Regional Airports Improvement Corporation under an agreement accounted for as an operating lease. In addition, the Corporation is also obligated to make annual payments to the city of Los Angeles for charges related to its terminal ground rental.

General Guarantees and Indemnifications

Hawaiian is the lessee under certain real estate leases. It is common in such commercial lease transactions for Hawaiian as the lessee to agree to indemnify the lessor and other related third parties for tort liabilities that arise out of or relate to Hawaiian’s use or occupancy of the leased premises. In some cases, this indemnity extends to related liabilities arising from the negligence of the indemnified parties, but usually excludes any liabilities caused by their gross negligence or willful misconduct. Additionally, Hawaiian typically indemnifies such parties for any environmental liability that arises out of or relates to its use of the leased premises. Hawaiian expects that it is covered by insurance (subject to deductibles) for most tort liabilities and related indemnities described above with respect to real estate that it leases. Hawaiian cannot estimate the potential amount of future payments, if any, under the foregoing indemnities and agreements.

15.                               Stock Repurchases, Related Party Transactions and Related Litigation

In March 2000, Hawaiian’s Board of Directors approved a stock repurchase program authorizing the repurchase of up to five million shares of its common stock from time to time in the open market or privately negotiated transactions. In August 2000, the Board of Directors increased the authorization to ten million shares, including the effect of the repurchase of certain warrants and common stock repurchased in 2000. The total number of shares of common stock repurchased under the stock repurchase program amounted to 9,333,508 as of December 31, 2001. In March 2002, Hawaiian’s Board of Directors approved another stock repurchase program authorizing the repurchase of up to an additional five million shares of its common stock from time to time in the open market or privately negotiated transactions. Hawaiian purchased 990,700 shares of common stock for $3.1 million at an average cost of $3.17 per share in open market transactions under this program through May 7, 2002, when the repurchase program was halted.

On May 31, 2002, Hawaiian commenced a tender offer to purchase for cash up to 5,880,000 shares of its common stock at a price of $4.25 per share, representing a potential purchase of approximately 17.5% of Hawaiian’s outstanding common stock as of that date (the “Self-Tender”). The Self-Tender was substantially oversubscribed and terminated without extension on June 27, 2002. Hawaiian accepted 5,880,000 properly tendered shares on a pro rata basis with a proration factor of approximately 22.12%. Payment for accepted shares of $25.0 million was made on July 8, 2002.

Included in other operating expenses for the years ended December 31, 2003 and 2002 is $0.2 million and $2.6 million, respectively, related to a services agreement with Smith Management LLC, whereby Hawaiian paid $2.0 million to Smith Management LLC for specified corporate, financial and tax services provided to Hawaiian through March 31, 2002, and $75,000 per month for such services thereafter. Mr. John W. Adams, Hawaiian’s Chairman and Chief Executive Officer at that time, is also the president of Smith Management LLC.

Subsequent to the Corporate Restructuring, but prior to the Trustee’s appointment, Hawaiian paid certain expenses on behalf of Holdings, generally relating to Holdings’ obligations as a public company. In addition, Hawaiian transferred $500,000 to Holdings immediately prior to Hawaiian’s bankruptcy filing. These transactions resulted in an aggregate receivable from Holdings of $1.4 million as of December 31, 2004 and 2003, which has been fully reserved by Hawaiian.

On November 28, 2003, the Trustee filed a complaint (the “Complaint”) with the Bankruptcy Court, naming Mr. Adams, AIP, Airline Investors Partnership, L.P. and Smith Management LLC (collectively, the “Adams Defendants”) and Holdings, as defendants. The Complaint asserted various counts based on corporate actions including claims alleging, inter alia, fraudulent transfer claims under the Bankruptcy Code and Hawaii law; avoidance and recovery of preference under the Bankruptcy Code; unlawful distribution under Hawaii law; violations of the duties of care and loyalty under Hawaii law; and unjust enrichment under Hawaii law. The factual allegations relate to the Self-Tender; payments made by Hawaiian to Smith Management LLC; $200,000 in compensation paid by Hawaiian to Mr. Adams; and $500,000 transferred from Hawaiian to Holdings immediately prior to Hawaiian’s bankruptcy filing. Based on all of the claims in the Complaint, the Trustee sought in excess of $28 million, as well as punitive damages, prejudgment interest and the costs of the lawsuit. The Adams Defendants and Holdings served answers denying all material allegations of the Complaint on January 5, 2004 and on February 18, 2004, respectively. On December 17, 2004, Hawaiian and the Adams Defendants entered into a settlement agreement under which the Adams Defendants agreed to pay $3.6 million to Hawaiian in exchange for a release of Hawaiian’s claims. At a hearing held on February 24, 2005, the Bankruptcy Court approved the settlement agreement. The $3.6 million is payable to Hawaiian no later than ten days after Effective Date of the Joint Plan.

With respect to the $500,000 transferred from Hawaiian to Holdings, Holdings has filed a response in which it acknowledges that it received $500,000 from Hawaiian shortly before the commencement of Hawaiian’s bankruptcy case and that it is prepared to return that cash to Hawaiian. Holdings has not, however, returned the funds because the Pension Benefit Guarantee Corporation (PBGC) has asserted a contingent claim against Holdings, which claim it has alleged is secured by the $500,000 that Holdings would otherwise return to Hawaiian. The PBGC claim arises from the pension plan for the pilots employed by Hawaiian. That pension plan has not been terminated and, therefore, the contingency to the PBGC having a claim against Holdings has not occurred. The PBGC has, however, asserted a claim, pending confirmation of the Joint Plan that definitively provides for the preservation of the pension plan.

During 2003, the Securities and Exchange Commission (SEC) opened a formal, nonpublic investigation of Hawaiian and several of its then officers, including Mr. Adams, related to the Self-Tender. On March 13, 2004, Hawaiian announced that the staff of the San Francisco District Office of the SEC was considering recommending that the SEC authorize a civil action against Mr. Adams and AIP for possible violations of securities laws related to the Self-Tender. On September 23, 2004, Hawaiian announced a settlement agreement with the SEC that resolves the SEC’s investigation of the Self-Tender, pursuant to which investigation of the SEC concluded that the Self-Tender violated SEC rules relating to tender offers. Under the terms of the settlement, the SEC will not file any claim or seek any monetary penalties against Hawaiian, and Hawaiian pledges to comply with tender offer disclosure rules if it should ever again make a public tender offer.

Included in other operating expenses for the year ended December 31, 2002 is $300,000 related to a consulting agreement with Todd G. Cole, a director of Hawaiian through May 15, 2003, pursuant to which Mr. Cole provided executive consulting services regarding fleet utilization, scheduling and other operational matters for a fee of $20,833 per month from May 1, 2002 through October 31, 2002 and a single payment of $125,800 due January 6, 2003. The consulting agreement was extended through December 31, 2002, during which Mr. Cole received a fee of $41,666 per month and accrued payments during the initial term totaling $125,000 on October 31, 2002. The consulting agreement was terminated on December 31, 2002.

From May 19, 2000 through April 25, 2003, Hawaiian invested $3.0 million in certificates of deposit with Liberty Bank, SSB, of Austin, Texas. Liberty Bank is indirectly majority owned by Mr. Adams and another individual. Edward Z. Safady and Thomas J. Trzanowski, both former members of Hawaiian’s Board of Directors, are employees and/or directors of Liberty Bank, SSB.

16.                               Concentration of Business Risk

Hawaiian’s scheduled service operations are primarily focused on providing air transportation service to, from, and throughout the Hawaiian Islands. Therefore, Hawaiian’s operations, including its ability to collect its outstanding receivables, are significantly affected by economic conditions in the State of Hawaii and by other factors affecting the level of tourism in Hawaii. In 2004 and 2003, one particular Hawaii-based wholesaler constituted approximately 6% of Hawaiian’s total operating revenue.

17.                               Segment Information

Principally all operations of Hawaiian either originate or end in the State of Hawaii. The management of such operations is based on a system-wide approach due to the interdependence of Hawaiian’s route structure in its various markets. Hawaiian operates as a matrix form of organization as it has overlapping sets of components for which managers are held responsible. Managers report to Hawaiian’s chief operating decision-maker on both Hawaiian’s geographic components and Hawaiian’s product and service components, resulting in the components based on products and services constituting one operating segment. As Hawaiian offers only one service (i.e., air transportation), management has concluded that it has only one segment. Hawaiian’s principal line of business, the scheduled and chartered transportation of passengers, constitutes more than 90% of its operating revenue. The following table delineates scheduled and chartered passenger revenue of Hawaiian:

	2004	2003	2002
Transpacific	$448,934	$408,349	$341,661
Interisland	214,468	197,629	180,391
South Pacific	36,095	20,829	19,940
Charter	7,280	23,070	46,480
	$706,777	$649,877	$588,472

18.                               Supplemental Financial Information (unaudited)

Unaudited Quarterly Financial Information

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2004:
Operating revenue	$177,831	$191,178	$210,819	$184,137
Operating income	15,741	18,220	32,142	4,980
Nonoperating expense	(3,757)	(3,478)	(117,106)	(5,366)
Net income (loss)	7,233	9,181	(95,059)	3,205

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2003:
Operating revenue	$157,064	$167,667	$196,000	$185,414
Operating income (loss)	(13,559)	27,315	43,737	19,984
Nonoperating expense	(1,905)	(5,648)	(100,991)	(5,502)
Net income (loss)	(15,464)	20,148	(65,311)	11,046

19.                               Subsequent Events

Subsequent to the original issuance of these financial statements in March 2005, Hawaiian reached a revised final proposed agreement with the negotiating committee of ALPA, which was ratified by the members of the ALPA, and the Joint Plan was consummated on June 2, 2005. In addition to providing for payment in full of all allowed claims, the Joint Plan also provided for the merger of Hawaiian with and into HHIC, with HHIC as the surviving entity immediately changing its name to Hawaiian Airlines, Inc., a Delaware corporation.  The Joint Plan was consummated with the financing transactions set forth below.  As a result, the conditions that previously raised substantial doubt about whether Hawaiian would continue as a going concern no longer exist.

Common Stock

On June 2, 2005, Holdings issued approximately 14.1 million shares of its common stock to holders of lease-related claims in Hawaiian’s bankruptcy case pursuant to the Joint Plan.

Senior Credit Facility

On June 2, 2005, Hawaiian, as borrower, entered into a credit agreement with Holdings, as guarantor, the lenders named therein and Wells Fargo Foothill, Inc. (“Wells Fargo”), as agent for the senior lenders (the “Senior Credit Facility”). Indebtedness under the Senior Credit Facility is secured by substantially all of the assets of Hawaiian.  The Senior Credit Facility provides Hawaiian with a $50.0 million senior secured credit facility comprised of (i) a revolving line of credit in the maximum amount of $25.0 million, subject to availability under a borrowing base formula based on Hawaiian’s eligible accounts receivable, eligible spare parts, eligible ground equipment and collections, with a $15.0 million sublimit for letters of credit and up to $5.0 million in swing loans and (ii) a $25.0 million term loan. Indebtedness under the Senior Credit Facility bears interest, in the case of base rate loans, at a per annum rate equal to the base rate (Wells Fargo’s published “prime rate”) plus the base rate margin (1.50 percentage points), and, in the case of LIBOR rate loans, at a per annum rate equal to the LIBOR rate plus the LIBOR rate margin, as defined in the Senior Credit Facility.  The interest rate shall at no time be less than 5% per annum and is subject to adjustment from time to time.  The Senior Credit Facility includes customary covenants for lending transactions of this type, including minimum EBITDA, excess availability and leverage ratio financial covenants. Hawaiian’s obligations under the Senior Credit Facility are guaranteed by Holdings.  The Senior Credit Facility matures in three years.

Term B Credit Facility

On June 2, 2005, Hawaiian, as borrower, entered into a credit agreement with Holdings, as guarantor, the lenders named therein and Canyon Capital Advisors, LLC (“Canyon”), as agent for the junior lenders (the “Term B Credit Facility”). The Term B Credit Facility provided Hawaiian with an additional $25 million term loan at an interest rate of 10% per annum, with interest payable quarterly. The entire principal amount of the loan may be prepaid, subject to certain prepayment penalties as set forth in the Term B Credit Facility.  The Term B Credit Facility includes customary covenants for lending transactions of this type, including minimum EBITDA, excess availability and leverage ratio financial covenants. The Term B Credit Facility is secured by a lien on substantially all of the assets of Hawaiian, subject to the prior liens granted to the senior lenders under the Senior Credit Facility. The obligations of Hawaiian under the Term B Credit Facility are guaranteed by Holdings.  The Term B Facility matures in three years.

Note Purchase Agreement

On June 1, 2005, Holdings and RC Aviation entered into a Note Purchase Agreement (the “Note Purchase Agreement”), pursuant to which RC Aviation and its members purchased from Holdings Series A Subordinated Convertible Notes due June 1, 2010 (the “Series A Notes”) and Series B Subordinated Convertible Notes due June 1, 2010 (the “Series B Notes” and, together with the Series A Notes, the “Notes”), in the aggregate principal amount of $60 million.  The Notes provide for interest at a rate of 5% per annum, payable in cash or additional Notes at the option of Holdings. The Notes will be convertible into Holdings common stock at an initial conversion price of $4.35 per share, subject to adjustment upon the occurrence of certain dilutive events. The Series A Notes are convertible into 8,933,000 shares of Holdings common stock at any time after the first anniversary of the issuance thereof, and the Series B Notes are convertible into 4,860,103 shares of Holdings common stock at any time after the latest to occur of (i) the effectiveness of an amendment to Holdings’ Amended and Restated Certificate of Incorporation increasing the aggregate number of authorized shares of Holdings common stock to an amount that would allow for the full conversion of the Series B Notes and the full exercise of the common stock warrant issued to RC Aviation on June 2, 2005, (ii) the receipt of Holdings stockholder approval authorizing the issuance of the Holdings common stock upon conversion of the Series B Notes, and (iii) the first anniversary of the issuance of the Notes. The Notes become due in five years from the issue date, if not prepaid or converted prior to such date. Holdings has the right, and has covenanted to use its best efforts, to redeem the Notes at 105% of the aggregate principal amount, plus all accrued and unpaid interest due and payable thereunder, at any time prior to the first anniversary of issuance. On June 2, 2005, RC Aviation also received a warrant to purchase shares of newly designated Series E Preferred Stock of Holdings, such warrant to be automatically exchanged, upon the occurrence of certain events, for warrants to purchase up to ten percent (10%) of the fully-diluted shares of common stock of Holdings (6,855,685 shares) at an exercise price of $7.20 per share, of which warrants half had been previously earned by RC Aviation for its funding commitment with respect to the Joint Plan and the other half of which was earned by RC Aviation in connection with its purchase of the Notes.

Hawaiian Airlines, Inc. (Debtor)

Schedule II — Valuation and Qualifying Accounts (in thousands)

For the Years Ended December 31, 2004, 2003 and 2002

COLUMN A	COLUMN B	COLUMN C ADDITIONS			COLUMN D		COLUMN E
		(1)		(2)
		Charged		Charged
	Balance at	to		to			Balance
	Beginning	Costs and		Other			at End
Description	of Year	Expenses		Accounts	Deductions		of Year
Allowance for Doubtful Accounts

2004	$—	$—		$—	$—		$—
2003	1,305	—		—	1,305	(b)	—
2002	1,305	401		—	401	(a)	1,305

Allowance for Obsolescence of Flight Equipment Expendable Parts and Supplies

2004	$—	$—		$—	$—		$—
2003	1,037	—		—	1,037	(e)	—
2002	7,501	692	(c)	—	7,156	(d)	1,037

(a)          Doubtful accounts written off, net of recoveries

(b)         Reinstated DC-9 fully reserved parts, previously written off in 2002

(c)          Restructuring charge related to the write-down of DC-10 expendable parts

(d)         Includes write-off of DC-9 expendable parts sold

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

The following table sets forth all expenses (subject to future contingencies) payable by us in connection with the issuance and distribution of our securities being registered hereby. All amounts are estimated except the SEC registration fee:

Expenses	Amount
SEC registration fee	$6,156
Printing and engraving expenses	20,000
Legal fees and expenses	250,000
Accounting fees and expenses	100,000
Miscellaneous expenses	10,000
Total	$386,156

Item 14.     Indemnification of Directors and Officers.

Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides in relevant part that a corporation may indemnify any officer or director who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

Section 145(b) of the DGCL provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our Certificate of Incorporation limits the liability of directors, for monetary damages for breaches of fiduciary duties as a director, to the fullest extent permitted by Delaware law.  Our By-laws provide for the indemnification of our directors and officers and state that the Company shall pay the expenses (including attorneys’ fees) incurred by a director or officer defending any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under our By-laws or otherwise.

Pursuant to Item 510 of Regulation S-K, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors or officers pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Section 145(g) of the DGCL provides that a corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

Holdings maintains a global directors’ and officers’ liability insurance policy that provides coverage to its directors and officers.

Item 15.    Recent Sales of Unregistered Securities.

As described in greater detail above under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources,” on June 1, 2005, we and RC Aviation entered into the Note Purchase Agreement, pursuant to which RC Aviation and its members (the “Purchasers”) purchased, on June 2, 2005, Notes of the Company in the aggregate principal amount of $60 million. The Notes are convertible into shares of common stock (such shares, the “Conversion Shares”) on the terms and subject to the conditions set forth in the Note Purchase Agreement and described above under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”  The aggregate placement fees in connection with such sales were $1.5 million. The issuance of the Notes was deemed exempt from the registration provisions of the Securities Act, by reason of the provision of Section 4(2) of the Securities Act in reliance upon, among other things, the representations made by RC Aviation on behalf of the Purchasers, including representations regarding their status as accredited investors (as such term is defined under Rule 501 promulgated under the Securities Act), and their acquisition of the Notes (and the Conversion Shares issuable upon exercise thereof) for investment and not with a current view to distribution thereof, except as such distribution may be permissible under applicable law. The Notes contain, and the certificates representing the Conversion Shares shall contain, a legend to the effect that such shares are not registered under the Securities Act and may not be transferred except pursuant to a registration which has become effective under the Securities Act or pursuant to an exemption from such registration. The issuance of such securities was not underwritten. The Conversion Shares are subject to registration rights pursuant to the terms and conditions contained in the Registration Rights Agreement.

On June 2, 2005, we issued 14,123,873 shares of common stock to various claimants of Hawaiian pursuant to the Joint Plan. The issuance of shares of common stock was deemed exempt from the registration provisions of the Securities Act in reliance on Section 1145 of the U.S. Bankruptcy Code and subject in the case of affiliates to compliance with Section 1145(b)(1) with respect to ordinary trading transactions.

As described in greater detail above under “Description of Capital Stock,” on June 2, 2005, we issued to RC Aviation the Series E Warrant, such Series E Warrant to be automatically exchanged, upon the effectiveness of an amendment to our Certificate of Incorporation increasing the number of authorized shares of Common Stock, for the Common Stock Warrant. The Series E Warrant was exercisable, prior to such automatic exchange, for 200 shares of Series E Preferred Stock at an exercise price of $246,816 per share of Series E Preferred Stock, beginning on the earlier of (a) December 1, 2005 and (b) the record date for a Distribution Event (as defined in the Series E Warrant). The issuance of the Series E Warrant was deemed exempt from the registration provisions of the Securities Act pursuant to Section 4(2) of the Securities Act.  On July 8, 2005, such amendment to our certificate of incorporation became effective, and the Series E Warrant was automatically exchanged for the Common Stock Warrant.

On July 26, 2004, we issued 351,062 shares of Common Stock to Donald J. Carty, one of our directors, for an aggregate consideration of $2,000,000. The issuance of such shares to Mr. Carty was deemed exempt from the registration provisions of the Securities Act, by reason of the provision of Section 4(2) of the Securities Act in reliance upon, among other things, representations by Mr. Carty, including representations regarding his status as an accredited investor (as such term is defined under Rule 501 promulgated under the Securities Act), and his acquisition of such shares for investment and not with a view to distribution thereof. The certificates representing the shares issued to Mr. Carty contain a legend to the effect that such shares are not registered under the Securities Act and may not be transferred except pursuant to a registration which has become effective under the Securities Act or pursuant to an exemption from such registration. The issuance of such shares was not underwritten.

On December 8, 2004, we issued 650,000 shares of Common Stock to three institutional investors for an aggregate consideration of $3,770,000 to help fund the ongoing expenses of developing the Joint Plan. The aggregate commissions in connection with such sale were $188,500. The issuance of such shares was deemed exempt from the registration provisions of the Securities Act, by reason of the provision of Section 4(2) of the Securities Act in reliance upon, among other things, the representations by such investors, including representations regarding their status as accredited investors (as such term is defined under Rule 501 promulgated under the Securities Act), and their acquisition of such shares for investment and not with a view to distribution thereof. The certificates representing the shares issued to the investors contain a legend to the effect that such shares are not registered under the Securities Act and may not be transferred except pursuant to a registration which has become effective under the Securities Act or pursuant to an exemption from such registration. The issuance of such shares was not underwritten. The shares are subject to registration rights.

Item 16.    Exhibits and Financial Statement Schedules.

Item 16(a) — Exhibits

2.1

Third Amended Joint Plan of Reorganization of Joshua Gotbaum, as Chapter 11 Trustee for Hawaiian Airlines, Inc., the Official Committee of Unsecured Creditors, HHIC, Inc., Hawaiian Holdings, Inc., and RC Aviation, LLC, dated as of March 11, 2005 (filed as Exhibit 2.01 to the Form 8-K filed by Hawaiian Holdings, Inc. on June 7, 2005). *

2.2

Order Confirming Third Amended Joint Plan of Joshua Gotbaum, as Chapter Trustee for Hawaiian Airlines, The Official Committee of Unsecured Creditors, HHIC, Inc., the Company and RC Aviation, dated as of March 11, 2005, as amended (filed as Exhibit 2.02 to the Form 8-K filed by Hawaiian Holdings, Inc. on June 7, 2005).*

3.1	Amended and Restated Certificate of Incorporation of Hawaiian Holdings, Inc.

3.2	Amended Bylaws of Hawaiian Holdings, Inc. (filed as Exhibit 3.2 to the Form 10-K filed by Hawaiian Holdings, Inc. on March 31, 2005).*

5.1	Opinion of Dechert LLP

10.1

Lease Agreement N475HA, dated February 28, 2001, between Wells Fargo Bank Northwest, N.A. (successor to First Security Bank, N.A.) and Hawaiian Airlines, Inc., for one Boeing 717-200 aircraft (filed as Exhibit 1.2 to the Form 10-Q filed by Hawaiian Airlines, Inc. on May 15, 2001, in redacted form since confidential treatment has been requested pursuant to Rule 24b-2 for certain portions thereof).  Hawaiian Airlines, Inc. also entered into a Lease Agreement N476HA, dated March 14, 2001 between Wells Fargo Bank, Northwest, N.A. (successor to First Security Bank, N.A.) and Hawaiian Airlines, Inc., and a Lease Agreement N477HA, dated April 20, 2001, a Lease Agreement N478HA, dated May 24, 2001, a Lease Agreement N479HA, dated June 21, 2001, a Lease Agreement N480HA, a Lease Agreement N481HA, dated July 26, 2001, a Lease Agreement N482HA, dated August 13, 2001, a Lease Agreement N483HA, dated August 27, 2001, a Lease Agreement N484HA, dated September 12, 2001, a Lease Agreement N485HA, dated October 29, 2001, a Lease Agreement N486HA, dated November 20, 2001, and a Lease Agreement N487HA, dated December 20, 2001, each between Wells Fargo Bank, Northwest, N.A. (successor to First Security Bank, N.A.) and Hawaiian Airlines, Inc., each for one Boeing 717-200 aircraft, which leases are substantially identical to Lease Agreement N475HA, except with respect to the aircraft information, delivery date and certain other information as to which Hawaiian Airlines, Inc. requested confidential treatment, and pursuant to Regulation S-K Item 601,

Instruction 2, these lease agreements were not filed.*

10.2

Amendment No. 1 to Lease Agreement N475HA, dated September 30, 2004, between Wells Fargo Bank Northwest, National Association and Hawaiian Airlines, Inc. (filed as Exhibit 10.1 to the Form 10-Q/A filed by the Company on October 14, 2005 in redacted form since confidential treatment was requested pursuant to Rule 24b-2 for certain provisions thereof ). Hawaiian Airlines, Inc. also entered into Amendment No. 1 to Lease Agreement N476HA, dated September 30, 2004, Amendment No. 1 to Lease Agreement N477HA, dated September 30, 2004, Amendment No. 1 to Lease Agreement N478HA, dated September 30, 2004, Amendment No. 1 to Lease Agreement N479HA, dated September 30, 2004, Amendment No. 1 to Lease Agreement N480HA, dated September 30, 2004, Amendment No. 1 to Lease Agreement N481HA, dated September 30, 2004, Amendment No. 1 to Lease Agreement N484HA, dated September 30, 2004, Amendment No. 1 to Lease Agreement N485HA, dated September 30, 2004, Amendment No. 1 to Lease Agreement N486HA, dated September 30, 2004, and Amendment No. 1 to Lease Agreement N487HA, dated September 30, 2004, between Wells Fargo Bank Northwest, National Association and Hawaiian Airlines, Inc.  The amended leases are substantially identical to Amendment No. 1  to Lease Agreement N475HA, except with respect to the aircraft information, delivery dates and certain other information as to which the Company has requested confidential treatment pursuant to Rule 24b-2.  Pursuant to Regulation S-K Item 601, Instruction 2, these amendments are not being filed herewith. *

10.3

Amendment No. 2 to Lease Agreement N475HA, dated September 30, 2004, between Wells Fargo Bank Northwest, National Association and Hawaiian Airlines, Inc. (filed as Exhibit 10.2 to the Form 10-Q/A filed by the Company on October 14, 2005). Hawaiian Airlines, Inc. also entered into Amendment No. 2 to Lease Agreement N476HA, dated September 30, 2004, Amendment No. 2 to Lease Agreement N477HA, dated September 30, 2004, Amendment No. 2 to Lease Agreement N478HA, dated September 30, 2004, Amendment No. 2 to Lease Agreement N479HA, dated September 30, 2004, Amendment No. 2 to Lease Agreement N480HA, dated September 30, 2004, Amendment No. 2 to Lease Agreement N481HA, dated September 30, 2004, Amendment No. 2 to Lease Agreement N484HA, dated September 30, 2004, Amendment No. 2 to Lease Agreement N485HA, dated September 30, 2004, Amendment No. 2 to Lease Agreement N486HA, dated September 30, 2004, and Amendment No. 2 to Lease Agreement N487HA, dated September 30, 2004, between Wells Fargo Bank, Northwest, National Association and Hawaiian Airlines, Inc.  The amended leases are substantially identical to Amendment No. 2 to Lease Agreement N475HA, except with respect to the aircraft information and delivery dates. Pursuant to Regulation S-K Item 601, Instruction 2, these amendments are not being filed herewith. *

10.4

Lease Agreement, dated as of June 8, 2001, between AWMS I and Hawaiian Airlines, Inc., for one Boeing Model 767-33AER aircraft, Manufacturer’s Serial Number 28140 (filed as Exhibit 1.3 to the Form 10-Q filed by Hawaiian Airlines, Inc. on August 14, 2001 in redacted form since confidential treatment was requested pursuant to Rule 24b-2 for certain portions thereof).  Hawaiian Airlines, Inc. has also entered into a Lease Agreement, dated as of June 8, 2001, between AWMS I and Hawaiian Airlines,  Inc. for one Boeing Model 767-33AER aircraft, Manufacturer’s Serial Number 28141, and a Lease Agreement, dated as of June 8, 2001, between AWMS I and Hawaiian Airlines, Inc. for one Boeing Model 767-33AER aircraft, Manufacturer’s Serial Number 28139, which lease agreements are substantially identical to Lease Agreement 28140, except with respect to aircraft information, delivery date and certain other information as to which Hawaiian Airlines, Inc. requested confidential treatment, and pursuant to Regulation S-K Item 601, Instruction 2, these lease agreements were not filed.*

10.5

Amendment to Lease Agreement, dated as of May 7, 2003, by and between AWMS I and Hawaiian Airlines, Inc., amending that certain Lease Agreement, dated June 8, 2001, by and between AWMS I and Hawaiian Airlines, Inc., Manufacturer’s Serial Number 28140 (filed as

Exhibit 10.3 to the Form 10-Q/A filed by the Company on October 14, 2005 in redacted form since confidential treatment was requested pursuant to Rule 24b-2 for certain provisions thereof ).  Hawaiian Airlines, Inc. has also entered into Amended Lease Agreement, dated as of May 7, 2003, by and between AWMS I and Hawaiian Airlines, Inc., Manufacturer’s Serial Number 28139, and Amended Lease Agreement, dated as of May, 2003, by and between AWMS I and Hawaiian Airlines, Inc., Manufacturer’s Serial Number 28141, which amended lease agreements are substantially identical to Amended Lease Agreement 28140, except with respect to aircraft information, delivery date and certain other information as to which the Company has requested confidential treatment, and pursuant to Regulation S-K Item 601, Instruction 2, these amended lease agreements are not being filed herewith. *

10.6

Lease Agreement, dated as of September 20, 2001, between AWMS I and Hawaiian Airlines, Inc. for one Boeing Model 767-33AER aircraft, Manufacturer’s Serial Number 33421 (filed as Exhibit 1.5 to the Form 10-Q filed by Hawaiian Airlines, Inc. on November 14, 2001, in redacted form since confidential treatment has been requested pursuant to Rule 24b-2 for certain portions thereof) (Hawaiian Airlines, Inc. has also entered into a Lease Agreement, dated as of September 20, 2001, between AWMS I and Hawaiian Airlines, Inc. for one Boeing Model 767-33AER aircraft, Manufacturer’s Serial Number 33422, a Lease Agreement, dated as of September 20, 2001, between AWMS I and Hawaiian Airlines, Inc. for one Boeing Model 767-33AER aircraft, Manufacturer’s Serial Number 33423, and a Lease Agreement, dated as of September 20, 2001, between AWMS I and Hawaiian Airlines, Inc. for one Boeing Model 767-33AER aircraft, Manufacturer’s Serial Number 33424, which lease agreements are substantially identical to Lease Agreement 33421, except with respect to aircraft information, delivery date and certain other information as to which Hawaiian Airlines, Inc. requested confidential treatment, and pursuant to Regulation S-K Item 601, Instruction 2, these lease agreements were not filed).*

10.7

Amendment No. 1 to Lease Agreement, dated November 6, 2002, by and between AWMS I and Hawaiian Airlines, Inc., Manufacturer’s Serial Number 33421 (filed as Exhibit 10.4 to the Form 10-Q/A filed by the Company on  October 14, 2005).  Hawaiian Airlines, Inc. has also entered into Amendment No. 1 to Lease Agreement, dated as of November 6, 2002, Manufacturer’s Serial Number 33422, Amendment No. 1 to Lease Agreement, dated as of November 6, 2002, Manufacturer’s Serial Number 33423, and Amendment No. 1 to Lease Agreement, dated as of November 6, 2002, Manufacturer’s Serial Number 33424, which amended lease agreements are substantially identical to Amendment No. 1 to Lease Agreement 33421, except with respect to aircraft information and delivery date, and pursuant to Regulation S-K Item 601, Instruction 2, these amended lease agreements are not being filed herewith. *

10.8

Amendment No. 2 to Lease Agreement, dated as of May 7, 2003, by and between AWMS I and Hawaiian Airlines, Inc., Manufacturer’s Serial Number 33421 (filed as Exhibit 10.5 to the Form 10-Q/A filed by the Company on  October 14, 2005 in redacted form since confidential treatment was requested pursuant to Rule 24b-2 for certain provisions thereof ). Hawaiian Airlines, Inc. has also entered into Amendment No. 2 to Lease Agreement, dated as of May 7, 2003, Manufacturer’s Serial Number 33422, Amendment No. 2 to Lease Agreement, dated as of May 7, 2003, Manufacturer’s Serial Number 33423, and Amendment No. 2 to Lease Agreement, dated as of May 7, 2003, Manufacturer’s Serial Number 33424, which amended lease agreements are substantially identical to Amendment No. 2 to Lease Agreement 33421, except with respect to aircraft information, delivery date and certain other information as to which the Company has requested confidential treatment, and pursuant to Regulation S-K Item 601, Instruction 2, these amended lease agreements are not being filed herewith. *

10.9

Lease Agreement, dated as of July 16, 2001, between International Lease Finance Corporation and Hawaiian Airlines, Inc. for one Boeing Model 767-33AER aircraft, Manufacturer’s Serial Number 24257 (filed as Exhibit 1.4 to the Form 10-Q filed by Hawaiian Airlines, Inc. on November 14, 2001, in redacted form since confidential treatment has been requested pursuant to Rule 24b-2 for certain portions thereof).  (Hawaiian Airlines, Inc. has also entered into a Lease Agreement, dated as of July 16, 2001, between International Lease Finance Corporation and Hawaiian Airlines, Inc. for one Boeing Model 767-33AER aircraft, Manufacturer’s Serial Number 24258, a Lease Agreement, dated as of July 16, 2001, between International Lease Finance Corporation and Hawaiian Airlines, Inc. for one Boeing Model 767-33AER aircraft, Manufacturer’s Serial Number 25531, and a Lease Agreement, dated as of July 16, 2001, between International Lease Finance Corporation and Hawaiian Airlines, Inc. for one Boeing Model 767-33AER aircraft, Manufacturer’s Serial Number 24259, which lease agreements are substantially identical to Lease Agreement 24257, except with respect to aircraft information, delivery date and certain other information as to which Hawaiian Airlines, Inc. requested confidential treatment, and pursuant to Regulation S-K Item 601, Instruction 2, these lease agreements were not filed).*

10.10

Amendment No. 1 to Lease Agreement, dated as of August 2003, between International Lease Finance Corporation and Hawaiian Airlines, Inc., Manufacturer’s Serial Number 24257 (filed as Exhibit 10.6 to the Form 10-Q/A filed by the Company on October 14, 2005 in redacted form since confidential treatment was requested pursuant to Rule 24b-2 for certain provisions thereof ). Hawaiian Airlines, Inc. has also entered into Amendment No. 1 to Lease Agreement, dated as of August 2003, Manufacturer’s Serial Number 24258, Amendment No. 1 to Lease Agreement, dated as of August 2003, Manufacturer’s Serial Number 25531, and Amendment No. 1 to Lease Agreement, dated as of August 2003, Manufacturer’s Serial Number 24259, which amended lease agreements are substantially identical to Amendment No. 1 to Lease Agreement 24257, except with respect to aircraft information, delivery date and certain other information as to which the Company has requested confidential treatment, and pursuant to Regulation S-K Item 601, Instruction 2, these amended lease agreements are not being filed herewith. *

10.11

Lease Agreement, dated as of September 20, 2001, between BCC Equipment Leasing Corporation and Hawaiian Airlines, Inc. for one Boeing Model 767-33AER aircraft, Manufacturer’s Serial Number 33426 (filed as Exhibit 1.6 to the Form 10-Q filed by Hawaiian Airlines, Inc. on November 14, 2001, in redacted form since confidential treatment has been requested pursuant to Rule 24b-2 for certain portions thereof). Hawaiian Airlines, Inc. has also entered into a Lease Agreement, dated as of September 20, 2001, between BCC Equipment Leasing Corporation and Hawaiian Airlines, Inc. for one Boeing Model 767-33AER aircraft, Manufacturer’s Serial Number 33427, a Lease Agreement, dated as of September 20, 2001, between BCC Equipment Leasing Corporation and Hawaiian Airlines, Inc. for one Boeing Model 767-33AER aircraft, Manufacturer’s Serial Number 33428, and a Lease Agreement, dated as of September 20, 2001, between BCC Equipment Leasing Corporation and Hawaiian Airlines,  Inc. for one Boeing Model 767-33AER aircraft, Manufacturer’s Serial Number 33429, which lease agreements are substantially identical to Lease Agreement 33426, except with respect to aircraft information, delivery date and certain other information as to which Hawaiian Airlines, Inc. requested confidential treatment, and pursuant to Regulation S-K Item 601, Instruction 2, these lease agreements were not filed.*

10.12

Amendment No. 1 to Lease Agreement, dated as of October 24, 2002, by and between BCC Equipment Leasing Corporation and Hawaiian Airlines, Inc., Manufacturer’s Serial Number 33466 (originally 33426) (filed as Exhibit 10.7 to the Form 10-Q/A filed by the Company on  October 14, 2005). Hawaiian Airlines, Inc. has also entered into Amendment No. 1 to Lease Agreement, dated as of October 24, 2002, Manufacturer’s Serial Number 33427 (originally 33467) and Amendment No. 1 to Lease Agreement, dated as of October 24, 2002, Manufacturer’s Serial Number 33428 (originally 33468), which amended lease agreements are substantially identical to Amendment No. 1 to Lease Agreement 33466 (originally 33426), except with respect to aircraft information and delivery dates, and pursuant to Regulation S-K Item 601, Instruction 2, these amended lease agreements are not being filed herewith. *

10.13	Amendment No. 2 to Lease Agreement, dated as of September 30, 2004, by and between BCC

Equipment Leasing Corporation and Hawaiian Airlines, Inc., Manufacturer’s Serial Number 33466 (originally 33426) (filed as Exhibit 10.8 to the Form 10-Q/A filed by the Company on  October 14, 2005 in redacted form since confidential treatment was requested pursuant to Rule 24b-2 for certain provisions thereof). Hawaiian Airlines, Inc. has also entered into Amendment No. 2 to Lease Agreement, dated as of September 30, 2004, Manufacturer’s Serial Number 33427 (originally 33467) and Amendment No. 2 to Lease Agreement, dated as of September 30, 2004, Manufacturer’s Serial Number 33428 (originally 33468), which amended lease agreements are substantially identical to Amendment No. 2 to Lease Agreement 33466, except with respect to aircraft information, delivery dates and certain other information as to which the Company has requested confidential treatment, and pursuant to Regulation S-K Item 601, Instruction 2, these amended lease agreements are not being filed herewith. *

10.14

Amendment No. 3 to Lease Agreement, dated as of September 30, 2004, by and between BCC Equipment Leasing Corporation and Hawaiian Airlines, Inc., Manufacturer’s Serial Number 33466 (originally 33426) (filed as Exhibit 10.9 to the Form 10-Q/A filed by the Company on October 14, 2005).  Hawaiian Airlines, Inc. has also entered into Amendment No. 3 to Lease Agreement, dated as of September 30, 2004, Manufacturer’s Serial Number 33427 (originally 33467) and Amendment No. 3 to Lease Agreement, dated as of September 30, 2004, Manufacturer’s Serial Number 33428 (originally 33468), which amended lease agreements are substantially identical to Amendment No. 3 to Lease Agreement 33466 (originally 33426), except with respect to aircraft information and delivery date, and pursuant to Regulation S-K Item 601, Instruction 2, these amended lease agreements are not being filed herewith.*

10.15

PW4060 Engine Fleet Management Program Agreement, dated as of October 5, 2001, by and between United Technologies Corporation Pratt & Whitney Division and Hawaiian Airlines, Inc. (filed as Exhibit 10.1 to the Form 10-K filed by Hawaiian Airlines, Inc. on April 1, 2002, in redacted form since confidential treatment has been requested pursuant to Rule 24b-2 for certain portions thereof).*

10.16

Amended and Restated Stockholders Agreement, dated as of August 29, 2002, by and among Hawaiian Holdings, Inc., AIP, LLC, Air Line Pilots Association, Hawaiian Master Executive Council, Association of Flight Attendants and the International Association of Machinists and Aerospace Workers  (filed as Exhibit 10.3 to the Form 10-Q filed by Hawaiian Holdings, Inc. on November 15, 2002).*

10.17	Registration Rights Agreement, dated as of August 29, 2002, between Hawaiian Holdings, Inc. and AIP, LLC (filed as Exhibit 10.1 to the Form 8-K filed by Hawaiian Holdings, Inc. on August 30, 2002).*

10.18	Hawaiian Holdings, Inc. 1994 Stock Option Plan, as amended (filed as Exhibit 4.1 to the Registration Statement on Form S-8 filed by Hawaiian Airlines, Inc. on November 15, 1995).*+

10.19	Hawaiian Holdings, Inc. 1996 Stock Incentive Plan, as amended (filed as Exhibit 4.12 to Amendment No. 1 to the Registration Statement on Form S-2 filed by Hawaiian Airlines, Inc. on July 12, 1996).* +

10.20	Hawaiian Holdings, Inc. 1996 Non-employee Director Stock Option Plan, as amended (filed as Exhibit 10-N to the Form 10-K filed by Hawaiian Airlines, Inc. on March 31, 1997).* +

10.21	Hawaiian Holdings, Inc. 2005 Stock Incentive Plan (filed as Exhibit 10.1 to the Form 8-K filed by Hawaiian Holdings, Inc. on July 14, 2005). *+

10.22	Hawaiian Airlines, Inc. Stock Bonus Plan (filed as Exhibit 4.1 to the Form S-8 filed by Hawaiian Holdings, Inc. on August 19, 2005). *+

10.23	Employment Agreement, dated as of August 18, 2005, between the Company and Mark B. Dunkerley (filed as Exhibit 10.1 to the Form 8-K filed by Hawaiian Holdings, Inc. on August 19, 2005). *+

10.24	Employment Agreement, dated as of March 29, 2005, between Hawaiian Airlines, Inc. and David Z. Arakawa.+

10.25

Stock Purchase Agreement, dated as of June 11, 2004, by and between AIP, LLC and RC Aviation, LLC (filed as Exhibit 2 to the Schedule 13D filed by RC Aviation, LLC, RC Aviation Management, LLC, and Lawrence S. Hershfield on June 21, 2004).*

10.26

Stockholders Agreement, dated as of June 11, 2004, by and between AIP, LLC and RC Aviation, LLC (filed as Exhibit 3 to the Schedule 13D filed by RC Aviation, LLC, RC Aviation Management, LLC, and Lawrence S. Hershfield on June 21, 2004).*

10.27

Stock Purchase Agreement, dated July 26, 2004, by and between Hawaiian Holdings, Inc. and Donald J. Carty (filed as Exhibit 10.1 to the Form 10-Q for the quarter ended September 30, 2004 filed by Hawaiian Holdings, Inc. on March 31, 2005)*

10.28

Restructuring Support Agreement, dated as of August 26, 2004, by and among Joshua Gotbaum as Trustee, Hawaiian Holdings, Inc. and RC Aviation, LLC (filed as Exhibit 10.2 to the Form 10-Q for the quarter ended September 30, 2004 filed by Hawaiian Holdings, Inc. on March 31, 2005).*

10.29

Stock Purchase Agreement, dated December 8, 2004, by and between Hawaiian Holdings, Inc. and the Investors Signatory thereto (filed as Exhibit 10.1 to the Form 8-K/A by Hawaiian Holdings, Inc. on December 10, 2004.)*

10.30

Mutual Release, dated as of December 30, 2004, by and among Hawaiian Holdings, Inc., RC Aviation, LLC, RC Aviation Management, LLC, John Adams, Smith Management LLC, AIP, LLC, and AIP, LLC’s functional predecessor, Airline Investors Partnership, L.P. (filed as Exhibit 10.46 to the Form 10-K for the year ended December 31, 2004 filed by Hawaiian Holdings, Inc. on March 31, 2005).*

10.31

Amended and Restated Stockholders Agreement, dated as of December 30, 2004, by and between AIP, LLC and RC Aviation, LLC (filed as Exhibit 10.1 to the Amendment No. 11 to Schedule 13D filed by AIP, LLC and Jeffrey A. Smith on January 12, 2005).*

10.32

Credit Agreement, dated June 2, 2005, by and among Hawaiian Holdings, Inc., Hawaiian Airlines, Inc., the lenders from time to time party thereto, and Wells Fargo Foothill, Inc. (filed as Exhibit 10.08 to the Form 10-Q filed by Hawaiian Holdings, Inc. on August 15, 2005). *

10.33	Amendment No. 1 to Credit Agreement, dated August 19, 2005, by and among Hawaiian Holdings, Inc., Hawaiian Airlines, Inc., the lenders from time to time party thereto, and Wells Fargo Foothill, Inc.

10.34	Amendment No. 2 to Credit Agreement, dated September 8, 2005, by and among Hawaiian Holdings, Inc., Hawaiian Airlines, Inc., the lenders from time to time party thereto, and Wells Fargo Foothill, Inc.

10.35

Security Agreement, dated June 2, 2005, by and among Hawaiian Holdings, Inc., Hawaiian Airlines, Inc. and Wells Fargo Foothill, Inc. (filed as Exhibit 10.2 to the Form 8-K filed by Hawaiian Holdings, Inc. on June 7, 2005). *

10.36	Engine and Spare Parts Security Agreement, dated June 2, 2005, by and between Hawaiian

Airlines, Inc. and Wells Fargo Foothill, Inc. (filed as Exhibit 10.3 to the Form 8-K filed by Hawaiian Holdings, Inc. on June 7, 2005). *

10.37

General Continuing Guaranty, dated June 2, 2005, by Hawaiian Holdings, Inc. in favor of Wells Fargo Foothill, Inc. (filed as Exhibit 10.4 to the Form 8-K filed by Hawaiian Holdings, Inc. on June 7, 2005). *

10.38

Credit Agreement, dated June 2, 2005, by and among Hawaiian Holdings, Inc., Hawaiian Airlines, Inc., the lenders from time to time party thereto, and Canyon Capital Advisors LLC (filed as Exhibit 10.12 to the Form 10-Q filed by Hawaiian Holdings, Inc. on August 15, 2005). *

10.39

General Continuing Guaranty, dated June 2, 2005, executed and delivered by Hawaiian Holdings, Inc. in favor of Canyon Capital Advisors LLC (filed as Exhibit 10.8 to the Form 8-K filed by Hawaiian Holdings, Inc. on June 7, 2005). *

10.40	Note Purchase Agreement, dated June 1, 2005, by and between Hawaiian Holdings, Inc. and RC Aviation, LLC (filed as Exhibit 10.9 to the Form 8-K filed by Hawaiian Holdings, Inc. on June 7, 2005). *

10.41	Form of Series A Subordinated Convertible Note (filed as Exhibit 10.10 to the Form 8-K filed by Hawaiian Holdings, Inc. on June 7, 2005).*

10.42	Form of Series B Subordinated Convertible Note (filed as Exhibit 10.11 to the Form 8-K filed by Hawaiian Holdings, Inc. on June 7, 2005). *

10.43

Registration Rights Agreement, dated as of June 1, 2005, by and between Hawaiian Holdings, Inc. and RC Aviation, LLC (filed as Exhibit 10.12 to the Form 8-K filed by Hawaiian Holdings, Inc. on June 7, 2005). *

10.44	Warrant, dated October 21, 2005, granted to RC Aviation, LLC to purchase the Common Stock of Hawaiian Holdings, Inc.

21.1	List of Subsidiaries of Hawaiian Holdings, Inc.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Dechert LLP (included in Exhibit 5).

24.1	Power of Attorney (included in signature page).

+                                         These exhibits relate to management contracts or compensatory plans or arrangements.

*                                         Previously filed; incorporated herein by reference.

Item 16(b) —                         Financial Statement Schedules

Page	Financial Statement Schedule
F-51	Hawaiian Holdings, Inc. Schedule II — Valuation and Qualifying Accounts for the Years Ended December 31, 2004, 2003 and 2002
F-92	Hawaiian Airlines, Inc. Schedule II — Valuation and Qualifying Accounts for the Years Ended December 31, 2004, 2003 and 2002

Item 17.    Undertakings

The undersigned registrant hereby undertakes:

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on November 7, 2005.

HAWAIIAN HOLDINGS, INC.

By:	/s/ RANDALL L. JENSON
Name: Randall L. Jenson
Title: Chief Financial Officer and Treasurer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Randall L. Jenson his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and additions to this Registration Statement on Form S-1, and any subsequent registration statements pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

	President,	November 7, 2005
/s/ MARK B. DUNKERLEY	Chief Executive Officer and Director
Mark B. Dunkerley

	Chief Financial Officer, Treasurer	November 7, 2005
/s/ RANDALL L. JENSON	and Director
Randall L. Jenson

	Director	November 7, 2005
/s/ LAWRENCE S. HERSHFIELD	(Chairman of the Board)
Lawrence S. Hershfield

	Director	November 7, 2005
/s/ GREGORY S. ANDERSON
Gregory S. Anderson

	Director	November 7, 2005
/s/ BERT T. KOBAYASHI, JR.
Bert T. Kobayashi, Jr.

Signature	Title	Date

	Director	November 7, 2005
/s/ DONALD J. CARTY
Donald J. Carty

	Director	November 7, 2005
/s/ THOMAS B. FARGO
Thomas B. Fargo

	Director	November 7, 2005
/s/ ERIC C.W. NICOLAI
Eric C.W. Nicolai